As filed with the Securities and Exchange Commission on February 14, 2006
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Sprint Nextel Corporation
(Exact name of registrant as specified in its charter)

Kansas	48-0457967
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
2001 Edmund Halley Drive
Reston, Virginia 20191
(703) 433-4000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Leonard J. Kennedy, Esq.
General Counsel
Sprint Nextel Corporation
2001 Edmund Halley Drive
Reston, Virginia 20191
(703) 433-4000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Lisa A. Stater, Esq.
Jones Day
1420 Peachtree Street, N.E.
Suite 800
Atlanta, Georgia 30309-3053
(404) 521-3939
     Approximate date of commencement of proposed sale to the public: As soon as practicable following the effective date of this Registration Statement.
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☑
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
     If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.    ☐
     If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.    ☐
CALCULATION OF REGISTRATION FEE

		Proposed	Proposed	Amount of
Title of Each Class of	Amount to be	Maximum Offering	Maximum Aggregate	Registration
Securities to be Registered	Registered	Price per Unit(2)	Offering Price(2)	Fee(2)

Guarantees of debt securities issued by IWO Holdings, Inc.(1)	$290,000,000(2)	100%(2)	$290,000,000(2)	$31,030(2)

(1)	This registration statement relates to the offer by Sprint Nextel Corporation to fully and unconditionally guarantee certain outstanding debt securities of IWO Holdings, Inc. in return for the consent of the holders of the debt securities to amendments to the indentures under which the debt securities were issued.

(2)	The registration fee has been calculated in accordance with Rule 457 of the Securities Act of 1933, as amended. For purposes of this calculation, the maximum aggregate offering price, which is estimated solely for the purpose of calculating the registration fee, is the aggregate book value of the IWO Holdings, Inc. debt securities that would be amended and receive the guarantees registered hereby.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell or offer these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Dated February 14, 2006
Prospectus
SPRINT NEXTEL CORPORATION
Consent Solicitation and Offer to Guarantee
Senior Secured Floating Rate Notes due 2012
($150,000,000 principal amount outstanding)
(CUSIP No. 45071T AF 2)
and
10.75% Senior Discount Notes due 2015
($140,000,000 principal amount at maturity outstanding)
(CUSIP No. 45071T AE 5)
of
IWO HOLDINGS, INC.
The consent solicitation will expire at 5:00 p.m.,
New York City time, on                     , 2006, unless extended.

      We are offering to fully and unconditionally guarantee the above notes of our subsidiary, IWO Holdings, Inc., in return for your consent to proposed amendments to the indentures under which the notes were issued. The guarantees will be issued if the holders of a majority in aggregate principal amount of each of the classes of the above notes consent to the proposed amendments. These proposed amendments would amend certain covenants contained in the indentures governing the above notes to provide us with the operational flexibility to integrate more effectively IWO Holdings’ business with ours and substitute certain reports we file with the Securities and Exchange Commission, or SEC, for those of IWO Holdings. If we receive the required consents, and the guarantees are issued, our guarantees of your notes will rank equal to all of our other existing and future senior unsecured indebtedness.
      For a discussion of factors you should consider before you decide whether to consent, see “Risk Factors” beginning on page 12.
       The expiration date for the consent solicitation is 5:00 p.m., New York City time, on                     , 2006 unless extended.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, nor have any of these organizations determined that this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.
      The solicitation agent for the consent solicitation is:
Bear, Stearns & Co. Inc.

The date of this prospectus is                     , 2006

REFERENCES TO ADDITIONAL INFORMATION
      As used in this prospectus, “we,” “us” or “our” refers to Sprint Nextel Corporation (formerly known as Sprint Corporation), “IWO Holdings” refers to IWO Holdings, Inc., our wholly owned subsidiary, and “Nextel Communications” or “Nextel” refers to Nextel Communications, Inc. prior to its merger with and into one of our wholly owned subsidiaries and, thereafter, to that subsidiary as the surviving corporation in that merger (which was renamed Nextel Communications, Inc.), in each case, together with such corporation’s subsidiaries. This prospectus incorporates important business and financial information about us that is not included in or delivered with this prospectus. You may obtain documents that we filed with the SEC and incorporated by reference into this prospectus by requesting the documents, in writing or by telephone, from the SEC or from:

Sprint Nextel Corporation
2001 Edmund Halley Drive
Reston, Virginia 20191
Attention: Investor Relations
Telephone: (703) 433-4300

i

PROSPECTUS SUMMARY
      This summary highlights basic information about us, IWO Holdings, the consent solicitation and the guarantees, but does not contain all information important to you. You should read the more detailed information and consolidated financial statements and the related notes included in and incorporated by reference into this prospectus.
Overview
Sprint Nextel

2001 Edmund Halley Drive Reston, Virginia 20191 (703) 433-4000
      On August 12, 2005, Nextel Communications merged with one of our wholly owned subsidiaries. In connection with the merger, we changed our name from Sprint Corporation to Sprint Nextel Corporation. We offer a comprehensive range of wireless and wireline communications services to consumer, business and government customers. We are widely recognized for developing, engineering and deploying innovative technologies, including wireless networks offering mobile data services, instant national and international push-to-talk capabilities, and a global Tier 1 Internet backbone. In connection with the merger, we announced our intention to spin-off our local telecommunications business. We expect the spin-off to be completed in the first half of 2006.
IWO Holdings

52 Corporate Circle Albany, New York 12203 (518) 862-6000
      IWO Holdings is principally engaged in the ownership and operation of wireless communications. IWO Holdings is a personal communications services, or PCS, provider and has the exclusive right to provide wireless services under the Sprint® brand name within its service area. On October 20, 2005, we completed the acquisition of IWO Holdings by merging one of our wholly owned subsidiaries with IWO Holdings.
      Although the indentures governing the Senior Secured Floating Rate Notes due 2012 and 10.75% Senior Discount Notes due 2015 contain provisions that generally require IWO Holdings to make an offer to repurchase these notes upon a change in control, our acquisition of IWO Holdings did not trigger these provisions. Because we are a “permitted holder” of IWO Holdings’ stock under both indentures, the merger of our wholly owned subsidiary with IWO Holdings was not a “change of control” under the indentures. See “Description of the Amended Floating Rate Notes — Repurchase at the Option of Holders — Change of Control” and “Description of the Amended Discount Notes — Repurchase at the Option of Holders — Change of Control.” In addition, because IWO Holdings was the surviving entity in the merger with our wholly owned subsidiary, the merger was permitted under the merger covenants of both indentures and did not require IWO Holdings to offer to repurchase the notes. See “Description of the Amended Floating Rate Notes — Repurchase at the Option of Holders — Merger, Consolidation or Sale of Assets” and “Description of the Amended Discount Notes — Repurchase at the Option of Holders — Merger, Consolidation or Sale of Assets.”

Use of Proceeds
      We will not receive any cash proceeds from the issuance of our guarantees.
The Consent Solicitation

The Notes	Senior Secured Floating Rate Notes due 2012, or floating rate notes. 10.75% Senior Discount Notes due 2015, or discount notes.

The Consent Solicitation	We are soliciting consents from the holders of the floating rate notes and discount notes to the proposed amendments described below. See “The Consent Solicitation.” We will provide our guarantees if consents to the proposed amendments have been validly submitted and not withdrawn by holders of record of a majority in aggregate principal amount of each of the floating rate notes and discount notes, which together are referred to in this prospectus as the notes.

Record Date	, 2006

Proposed Amendments	We are making the consent solicitation to amend certain covenants contained in the indentures governing the notes to provide us with the operational flexibility to integrate more effectively our and IWO Holdings’ businesses and substitute our financial reports that we file with the SEC for those of IWO Holdings. The proposed amendments would, among other things:

• modify the definition of “Asset Sale” to exclude specifically any transfer or sale of assets from IWO Holdings to us or any of our other direct or indirect subsidiaries;

• modify the affiliate transactions covenant to permit IWO Holdings and its restricted subsidiaries to engage in transactions with us and any of our other subsidiaries, so long as such transactions are on terms that are no less favorable to IWO Holdings and its restricted subsidiaries than those that would have been obtained in comparable transactions by IWO Holdings and its restricted subsidiaries with an unrelated person, without having to obtain:

• an independent fairness opinion; or

• except in transactions above a certain dollar threshold, the approval of IWO Holdings’ board of directors; and

• permit IWO Holdings to provide our periodic reports and other information filed with the SEC to the holders of the notes, in lieu of separate reports and information relating only to IWO Holdings.

The Second Supplemental Indentures	The proposed amendments to the indentures would be set forth in second supplemental indentures to be executed by IWO Holdings, its subsidiary guarantors and the trustee immediately following the expiration date, if the required consents have been obtained. If the proposed amendments become effective, each indenture, as amended, will apply to each holder of the corresponding notes, regardless of whether that holder delivered a consent to the proposed amendments.

Expiration Date; Waiver; Amendment; Termination	The consent solicitation will expire at 5:00 p.m., New York City time, on , , 2006, unless extended. We expressly reserve the right to waive or modify any term of, or terminate, the consent solicitation.

Required Consents	The proposed amendments to the indentures require the consent of the holders of a majority in aggregate principal amount of each of the floating rate notes and discount notes for the proposed amendments to either indenture to become operative. We may waive this requirement, however, for either the floating rate notes or discount notes, if we receive the required consents from the holders of only the floating rate notes or discount notes.

Revocation of Consents	A holder of notes may revoke a previously submitted consent at any time prior to the expiration date by following the procedures set forth herein.

Guarantees	We are offering to fully and unconditionally guarantee IWO Holdings’ payment obligations under both the floating rate notes and the indenture governing the floating rate notes, or the floating rate notes indenture, and the discount notes and the indenture governing the discount notes, or the discount notes indenture, on a senior, unsecured basis, if the proposed amendments to the indentures become effective. If the guarantees are issued and IWO Holdings cannot make any payment on either the floating rate notes or discount notes, we would be required to make the payment instead.

United States Federal Income Tax Considerations	Although the issue is not free from doubt, we believe that a holder of notes should not recognize any income, gain or loss as a result of the implementation of the proposed amendments to the indentures governing the notes and the provision of our guarantees. See “United States Federal Income Tax Considerations.”

Solicitation Agent	The solicitation agent for the consent solicitation is Bear, Stearns & Co. Inc.

Consent Agent	The consent agent for the consent solicitation is U.S. Bank National Association.

Information Agent	The information agent for the consent solicitation is Georgeson Shareholder Communications, Inc. Additional copies of this prospectus, the letter of consent and other related materials may be obtained from the information agent.

Risk Factors	You should read the “Risk Factors” section beginning on page 12 of this prospectus, as well as other cautionary statements included or incorporated by reference into this prospectus, to ensure that you understand the risks associated with the consent solicitation and the guarantees.

Selected Historical Financial Data of Sprint Nextel (formerly Sprint Corporation)
      The following table sets forth our selected historical financial data. The following data as of and for each of the five years ended December 31, 2004 have been derived from our audited consolidated financial statements. The consolidated financial statements for the year ended December 31, 2004 were audited by KPMG LLP and the consolidated financial statements for each of the four years ended December 31, 2003 were audited by Ernst & Young LLP. The statement of operations data for the nine months ended September 30, 2005 and 2004, and the balance sheet data as of September 30, 2005, have been derived from our unaudited consolidated financial statements. In the opinion of management, all adjustments (consisting only of normal recurring accruals) considered necessary for a fair presentation have been included. The following information should be read together with our consolidated financial statements and the notes related to those financial statements, which are incorporated by reference into this prospectus. The information set forth below is not necessarily indicative of the results of future operations.

	As of or for the
	Nine Months Ended
	September 30,		As of or for the Years Ended December 31,

	2005	2004	2004	2003	2002	2001	2000

	(In millions, except per share amounts and ratios)
Statement of Operations Data:
Net operating revenues	$23,384	$20,498	$27,428	$26,197	$26,679	$25,562	$23,166
Operating income (loss)(1)(2)	3,155	(1,273)	(303)	1,007	2,096	(910)	280
Income (loss) from continuing operations(1)(2)(3)	1,588	(1,449)	(1,012)	(292)	451	(1,599)	(788)
Net income (loss)(1)(2)(3)(4)(5)	1,588	(1,449)	(1,012)	1,290	610	(1,447)	41
Diluted earnings (loss) per common share from continuing operations(6)(7)	$0.91	$(1.02)	$(0.71)	$(0.21)	$0.32	$(1.16)	$(0.58)
Basic earnings (loss) per common share from continuing operations(6)(7)	$0.92	$(1.02)	$(0.71)	$(0.21)	$0.32	$(1.16)	$(0.58)
Diluted earnings (loss) per common share(6)(7)	$0.91	$(1.02)	$(0.71)	$0.91	$0.43	$(1.05)	$0.02
Basic earnings (loss) per common share(6)(7)	$0.92	$(1.02)	$(0.71)	$0.91	$0.43	$(1.05)	$0.02
Diluted weighted average common shares outstanding(6)(7)	1,745.0	1,433.8	1,433.4	1,415.3	1,403.8	1,381.7	1,364.1
Basic weighted average common shares outstanding(6)(7)	1,725.1	1,433.8	1,433.4	1,415.3	1,400.0	1,381.7	1,364.1
Dividends per common share	0.025	Note(8)	Note(8)	Note(8)	Note(8)	Note(8)	Note(8)
Balance Sheet Data:
Total assets	$101,315		$41,321	$42,675	$45,113	$45,619	$42,943
Property, plant and equipment, net(1)	30,591		22,628	27,101	28,565	28,786	25,166
Total debt (including short-term and long-term borrowings, equity unit notes and redeemable preferred stock)	25,545		17,451	19,407	22,273	22,883	18,975
Stockholders’ equity	51,532		13,521	13,113	12,108	12,450	13,596

(1)	During the nine months ended September 30, 2005, we recorded net charges reducing operating income by $421 million and income from continuing operations by $266 million. These charges related to merger integration costs, the impairment of various software applications, our organizational realignment initiatives and the termination of our web hosting service, as well as hurricane-related costs.

During the nine months ended September 30, 2004, we recorded net charges reducing operating income by $3.7 billion and income from continuing operations by $2.3 billion. These charges related primarily to the long distance network impairment and restructurings, as well as hurricane-related charges. These were partially offset by recoveries of fully reserved MCI Communications Corporation (formerly WorldCom, Inc., or WorldCom) receivables.

In 2004, we recorded net charges reducing operating income by $3.7 billion to an operating loss and reducing income from continuing operations by $2.3 billion to an overall loss from continuing operations. The charges related primarily to the long distance network impairment and restructurings partially offset by recoveries of fully reserved MCI receivables. The impairment of our long distance network assets, which was determined in accordance with Statement of Financial Accounting Standards, or SFAS, No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, resulted in a pre-tax, non-cash charge of $3.5 billion. This charge was the result of the analysis of long distance business trends and projections that considered current industry and competitive conditions, recent regulatory rulings, evolving technologies and our strategy to expand our position as a leader in the development and delivery of subscriber solutions requiring transparent wireless and wireline connectivity. This charge reduced the net book value of our long distance property, plant and equipment by about 60%, to $2.3 billion.

In 2003, we recorded net charges reducing operating income by $1.9 billion and reducing income from continuing operations by $1.2 billion resulting in an overall loss from continuing operations. The charges related primarily to restructurings, asset impairments, and executive separation agreements, offset by recoveries of fully reserved MCI receivables.

In 2002, we recorded charges reducing operating income by $402 million and reducing income from continuing operations by $253 million. The charges related primarily to restructurings, asset impairments and expected loss on MCI receivables.

In 2001, we recorded charges reducing operating income by $1.8 billion to an operating loss and increasing the loss from continuing operations by $1.2 billion. The charges related primarily to restructurings and asset impairments.

In 2000, we recorded charges reducing operating income by $425 million and increasing the loss from continuing operations by $273 million. The charges related to the terminated WorldCom merger and asset impairments.

(2)	We adopted SFAS No. 142, Goodwill and Other Intangibles, on January 1, 2002. Accordingly, amortization of goodwill, spectrum licenses and trademarks ceased as of that date, because they are indefinite life intangibles.

(3)	During the nine months ended September 30, 2004, we recorded charges of $70 million, net, for premiums paid on the early retirement of debt and the recognition of deferred debt costs. These charges increased loss from continuing operations by $43 million.

In 2004, we recorded charges of $72 million, net, for premiums paid on the early retirement of debt and the recognition of deferred debt costs. These charges increased loss from continuing operations by $44 million.

In 2003, we recorded charges of $36 million, net, for premiums paid on the early retirement of debt and for the settlement of a securities class action lawsuit relating to the failed merger with WorldCom. Additionally, we recorded a $49 million tax benefit for the recognition of certain income tax credits and adjustments for state tax apportionments. In total, these items reduced loss from continuing operations by $27 million.

In 2002, we recorded charges of $134 million related to a write-down of an investment due to declining market value offset by gains on the sales of subscriber contracts and our investment in Pegaso Telecomunicaciones, S.A. de C.V. Additionally, we recognized a tax benefit related to capital losses not previously recognizable of $292 million. In total, these items reduced loss from continuing operations by $143 million.

In 2001, we recorded charges of $48 million, which increased the loss from continuing operations by $81 million. These amounts primarily included a write-down of an equity investment offset by a curtailment gain on the modification of certain retirement plan benefits and a gain on investment activities.

In 2000, we recorded charges of $68 million, which increased the loss from continuing operations by $74 million. The charges related primarily to write-downs of certain equity investments, offset by a gain from the sale of subscribers and network infrastructure to a PCS third party affiliate.

(4)	In 2003, we recorded an after-tax gain of $1.3 billion associated with the sale of our directory publishing business. In 2000, we sold our interest in a joint venture, which provided international long distance telecommunications services.

(5)	We adopted SFAS No. 143, Accounting for Asset Retirement Obligations, on January 1, 2003. The local telecommunications division historically accrued costs of removal in its depreciation reserves consistent with industry practice. These costs of removal do not meet the SFAS No. 143 definition of an asset retirement obligation. Accordingly, we recorded a credit of $420 million to remove the accumulated excess cost of removal resulting in a cumulative effect of change in accounting principle credit of $258 million, net of tax.

(6)	All per share amounts have been restated, for all periods before 2004, to reflect the recombination of the FON common stock and PCS common stock as of the earliest period presented at an identical conversion ratio (0.50). The conversion ratio was also applied to dilutive PCS securities (mainly stock options, employees stock purchase plan shares, convertible preferred stock and restricted stock units) to determine diluted weighted average shares on a consolidated basis.

(7)	As the effects of including the incremental shares associated with options, restricted stock units and employees stock purchase plan shares are antidilutive, both basic loss per share and diluted loss per share reflect the same calculation for the years ended December 31, 2004, 2003, 2001 and 2000.

(8)	Before the recombination of the two tracking stocks, shares of PCS common stock did not receive dividends. For each of the five years ended December 31, 2004, shares of FON common stock (before the conversion of shares of PCS common stock) received dividends of $0.50 per share. In the 2004 first quarter, shares of FON common stock (before the conversion of shares of PCS common stock) received a dividend of $0.125 per share. In the second, third and fourth quarters of 2004, shares of FON common stock, which included shares resulting from the conversion of shares of PCS common stock, received quarterly dividends of $0.125 per share.

Selected Historical Financial Data of Nextel Communications
      The following table sets forth selected historical financial data for Nextel Communications. The following data at and for each of the five years ended December 31, 2004 have been derived from Nextel Communications’ audited consolidated financial statements. The statement of operations data for the six months ended June 30, 2005 and 2004, and the balance sheet data as of June 30, 2005, have been derived from Nextel Communications’ unaudited consolidated financial statements. In the opinion of management, Nextel Communications’ unaudited condensed consolidated financial statements reflect all adjustments that are necessary for a fair presentation of the results for interim periods. All adjustments made were of a normal recurring nature, except as described in the notes included in Nextel Communications’ financial statements for the six months ended June 30, 2005. The following information should be read together with Nextel Communications’ consolidated financial statements and the notes related to those financial statements, which are included in this prospectus. See “Index to Financial Statements.” The information set forth below is not necessarily indicative of the results of future operations.

	For the Six
	Months Ended
	June 30,		For the Years Ended December 31,

	2005	2004	2004	2003	2002	2001	2000

	(In millions, except per share amounts)
Statement of Operations Data:
Operating revenues	$7,427	$6,392	$13,368	$10,820	$8,721	$7,689	$5,714
Cost of revenues (exclusive of depreciation and amortization included below)	2,243	1,876	4,003	3,169	2,535	2,888	2,188
Selling, general and administrative	2,451	2,049	4,241	3,453	3,039	3,020	2,278
Restructuring and impairment charges	—	—	—	—	35	1,769	—
Depreciation and amortization	1,026	896	1,841	1,694	1,595	1,746	1,265

Operating income (loss)	1,707	1,571	3,283	2,504	1,517	(1,734)	(17)
Interest expense, net	(225)	(294)	(565)	(802)	(990)	(1,196)	(849)
(Loss) gain on retirement of debt, net of debt conversion costs	(37)	(51)	(117)	(245)	354	469	(127)
Gain on deconsolidation of NII Holdings, Inc.	—	—	—	—	1,218	—	—
Equity in earnings (losses) of unconsolidated affiliates, net	39	(2)	15	(58)	(309)	(95)	(152)
Other (expense) income, net	6	29	29	225	(39)	(223)	281
Income tax benefit (provision)	(361)	684	355	(113)	(391)	135	33

Net (loss) income	1,129	1,937	3,000	1,511	1,360	(2,644)	(831)
Gain (loss) on retirement of mandatorily redeemable preferred stock	—	—	—	(7)	485	—	—
Mandatorily redeemable preferred stock dividends and accretion	(16)	(4)	(9)	(58)	(211)	(233)	(209)

Income (loss) available to common stockholders	$1,113	$1,933	$2,991	$1,446	$1,634	$(2,877)	$(1,040)

Earnings (loss) per common share
Basic	$0.99	$1.74	$2.69	$1.38	$1.85	$(3.70)	$(1.38)

Diluted	$0.97	$1.67	$2.62	$1.34	$1.75	$(3.70)	$(1.38)

Weighted average number of common shares outstanding
Basic	1,125	1,108	1,111	1,047	884	778	756

Diluted	1,143	1,168	1,152	1,089	966	778	756

		As of December 31,
	As of June 30,
	2005	2004	2003	2002	2001	2000

	(Unaudited)
	(In millions)
Balance Sheet Data:
Total assets	$25,426	$22,744	$20,510	$21,477	$22,064	$22,686
Domestic long-term debt, capital lease and finance obligations, including current portion	$8,576	$8,549	$10,212	$12,550	$14,865	$12,212
Mandatorily redeemable preferred stock	$7	$108	$99	$1,015	$2,114	$1,881
      Highlighted below are certain transactions and factors that may be significant to an understanding of Nextel Communications’ financial condition and comparability of results of operations.
      NII Holdings. The information presented above that is derived from Nextel Communications’ consolidated financial statements includes the consolidated results of NII Holdings, Inc., or NII Holdings, through December 31, 2001. During 2001, NII Holdings recorded a non-cash pre-tax restructuring and impairment charge of $1,747 million in connection with its decision to discontinue funding one of its operating companies and the implementation of its revised business plan.
      In November 2002, NII Holdings, which before that time had been Nextel Communications’ substantially wholly owned subsidiary, completed its reorganization under Chapter 11 of the U.S. Bankruptcy Code, having filed a voluntary petition for reorganization in May 2002 in the U.S. Bankruptcy Court for the District of Delaware after it and one of its subsidiaries defaulted on credit and vendor finance facilities. Before its bankruptcy filing, NII Holdings was accounted for as one of Nextel Communications’ consolidated subsidiaries. As a result of NII Holdings’ bankruptcy filing in May 2002, Nextel Communications began accounting for its investment in NII Holdings using the equity method. In accordance with the equity method of accounting, Nextel Communications did not recognize equity losses of NII Holdings after May 2002, as it had already recognized $1,408 million of losses in excess of its investment in NII Holdings through that date. NII Holdings’ net operating results through May 2002 have been presented as equity in losses of unconsolidated affiliates, as permitted under the accounting rules governing a mid-year change from consolidating a subsidiary to accounting for the investment using the equity method. However, the presentation of NII Holdings in the financial statements as a consolidated subsidiary in 2001 has not changed from prior presentation. The following table provides the operating revenues and net loss of NII Holdings included in Nextel Communications’ consolidated results for 2001 and prior periods, excluding the impact of intercompany eliminations:

	2001	2000

Operating revenues	$680	$330
Net loss	2,497	417
      Upon NII Holdings’ emergence from bankruptcy in November 2002, Nextel Communications recognized a non-cash pre-tax gain on deconsolidation of NII Holdings in the amount of $1,218 million consisting primarily of the reversal of equity losses it had recorded in excess of its investment in NII Holdings, partially offset by charges recorded when it consolidated NII Holdings, including, among other items, $185 million of cumulative foreign currency translation losses. At the same time, Nextel Communications began accounting for its new ownership interest in NII Holdings using the equity method, under which Nextel Communications recorded its proportionate share of NII Holdings’ results of operations. In November 2003, Nextel Communications sold 3.0 million shares of NII Holdings common stock, which generated $209 million in net proceeds and a gain of $184 million.
      Operating Revenues and Cost of Revenues. Effective July 1, 2003, Nextel Communications adopted the provisions of Emerging Issues Task Force, or EITF, Issue No. 00-21, Accounting for Revenue Arrangements with Multiple Deliverables. EITF Issue No. 00-21 provides guidance on when and how an arrangement involving multiple deliverables should be divided into separate units of accounting. Accordingly, for all handset sale arrangements entered into beginning in the third quarter 2003, Nextel Communications recognizes revenue and the related cost of revenue when title to the handset passes to the subscriber. Before July 1, 2003, in accordance with Staff Accounting Bulletin, or SAB, No. 101, Revenue Recognition in Financial Statements, Nextel Communications recognized revenue from handset sales and an equal amount of the related cost of revenue on a straight-line basis over the expected subscriber relationship period of 3.5 years, beginning when title to the handset passed to the subscriber. Therefore, the adoption of EITF Issue No. 00-21 resulted in increased handset revenues and cost of handset revenues in 2003 as compared to 2002.
      Nextel Communications elected to apply the provisions of EITF Issue No. 00-21 to its existing subscriber arrangements. Accordingly, on July 1, 2003, Nextel Communications reduced its current assets and liabilities by about $563 million and its noncurrent assets and liabilities by about $783 million, representing substantially all of the revenues and costs associated with the original sale of handsets that were deferred under SAB No. 101. Additional information regarding Nextel Communications’ adoption of EITF Issue No. 00-21 can be found in note 1 to the consolidated financial statements included in this prospectus. See “Index to Financial Statements.”
      Adoption of SFAS No. 142. Effective January 1, 2002, Nextel Communications adopted the provisions of SFAS No. 142, Goodwill and Other Intangible Assets. Under SFAS No. 142, Nextel Communications is no longer required to amortize goodwill and intangible assets with indefinite useful lives, which consist of Federal Communications Commission, or FCC, licenses. In the first quarter 2002, Nextel Communications incurred a one-time cumulative non-cash charge to the income tax provision of $335 million to increase the valuation allowance related to its net operating losses. This cumulative charge was required since Nextel Communications has significant deferred tax liabilities related to its FCC licenses that have a significantly lower tax basis than book basis. Additional information regarding the adoption of SFAS No. 142 can be found in note 5 to the consolidated financial statements included in this prospectus. See “Index to Financial Statements.”
      Long-Term Debt, Preferred Stock and Finance Obligation. During the second quarter 2002 and continuing throughout 2003, 2004 and into 2005, Nextel Communications reduced its outstanding debt obligations through the redemption, purchase and retirement of some of its long-term debt and preferred stock. Nextel Communications used some of the proceeds from newly issued senior notes and a new term loan under the bank credit facility, together with its existing cash resources, to redeem and retire certain senior notes, then-existing term loans under the facility and preferred stock. These newly issued senior notes and the new term loan have lower interest rates and longer maturity periods than the notes and loans that were retired. Nextel Communications also issued shares of its class A common stock in exchange for some of its outstanding debt securities. Additional information can be found in note 6 to Nextel Communications’ consolidated financial statements included in this prospectus and note 3 to Nextel Communications’ condensed consolidated financial statements included in this prospectus. See “Index to Financial Statements.”
      Income Tax Benefit (Provision). Nextel Communications maintains a valuation allowance that includes reserves against certain of its deferred tax asset amounts in instances where it determines that it is more likely than not that a tax benefit will not be realized. Nextel Communications’ valuation allowance has historically included reserves primarily for the tax benefit of net operating loss carryforwards, as well as for capital loss carryforwards, separate return net operating loss carryforwards and the tax benefit of stock option deductions relating to employee compensation. Before June 30, 2004, Nextel Communications had recorded a full reserve against the tax benefits relating to its net operating loss carryforwards because, at that time, Nextel Communications did not have a sufficient history of taxable income to conclude that it was more likely than not that it would be able to realize the tax benefits of the net operating loss carryforwards. Accordingly, Nextel Communications recorded in its income statement only a small provision for income taxes, as its net operating loss carryforwards resulting from losses generated in prior years offset virtually all of the taxes that Nextel Communications would have otherwise incurred.
      During 2004, based on Nextel Communications’ cumulative operating results and an assessment of its expected future operations, Nextel Communications concluded that it was more likely than not that it would be able to realize the tax benefits of its net operating loss carryforwards. Therefore, Nextel

Communications decreased the valuation allowance attributable to its net operating loss carryforwards by $901 million as a credit to tax expense. Additionally, Nextel Communications decreased the valuation allowance attributable to the tax benefit of stock option deductions related to employee compensation and credited paid-in capital by $389 million. Also during 2004, Nextel Communications determined that it was more likely than not that it would utilize a portion of its capital loss carryforwards before their expiration. Accordingly, Nextel Communications decreased the valuation allowance primarily attributable to capital loss carryforwards by $212 million as a credit to tax expense. Additional information can be found in note 9 to Nextel Communications’ consolidated financial statements included in this prospectus. See “Index to Financial Statements.”
      For the six months ended June 30, 2005, Nextel Communications determined that it was more likely than not that it would utilize a portion of its capital loss carryforwards before their expiration. Accordingly, Nextel Communications decreased the valuation allowance attributable to capital loss carryforwards by $203 million. Additional information can be found in note 4 to Nextel Communications’ condensed consolidated financial statements included in this prospectus. See “Index to Financial Statements.”
      Other Income (Expense), Net. As discussed in note 3 to Nextel Communications’ consolidated financial statements, other income (expense), net in 2003 includes a $184 million gain on Nextel Communications’ sale of common stock of NII Holdings and a $39 million gain related to the redemption of the redeemable preferred stock that Nextel Communications held in Nextel Partners, Inc., or Nextel Partners, which provides services under the Nextel brand name in certain areas of the U.S. Other income (expense), net in 2001 includes a $188 million other-than-temporary reduction in the fair value of NII Holdings’ investment in TELUS Mobility, Inc., or TELUS Mobility. Other income (expense), net in 2000 includes a $275 million gain realized when NII Holdings exchanged its stock in Clearnet Communications, Inc., or Clearnet, for stock in TELUS Mobility as a result of the acquisition of Clearnet by TELUS Mobility. See “Index to Financial Statements.”

Summary Unaudited Pro Forma Condensed Combined Financial Information
      The following summary unaudited pro forma condensed combined financial information is designed to show how the merger of Sprint and Nextel might have affected historical financial statements if the merger had been completed at an earlier time. The following summary unaudited pro forma condensed combined financial information was prepared based on the historical financial results reported by Sprint and Nextel in their filings with the SEC. The following should be read in connection with the information under the caption “Unaudited Pro Forma Condensed Combined Statements of Operations” and the Sprint and Nextel financial statements, which are incorporated by reference into or included in this prospectus.
      The unaudited pro forma statements of operations for the nine months ended September 30, 2005 and for the year ended December 31, 2004 give effect to the merger as if it occurred on January 1, 2004.
      The summary unaudited pro forma condensed combined financial information is presented for illustrative purposes only and is not necessarily indicative of the financial condition or results of operations of future periods or the financial condition or results of operations that actually would have been realized had the entities been a single entity during these periods.

	Sprint Nextel Pro Forma

	As of or for the
	Nine Months	For the Year
	Ended	Ended
	September 30, 2005	December 31, 2004

	(In millions, except
	per share amounts)
Statement of Operations Data:
Net revenue	$32,773	$40,902
Income (loss) from continuing operations	1,707	(1,404)
Diluted average number of shares of common stock outstanding(1)	2,957.0	2,857.4
Basic average number of shares of common stock outstanding(1)	2,935.1	2,857.4
Diluted income (loss) per share from continuing operations(1)	$0.58	$(0.50)
Basic income (loss) per share from continuing operations(1)	$0.58	$(0.50)

(1)	As the effects of including the incremental shares associated with options, restricted stock units and employees stock purchase plan shares are anti-dilutive for the year ended December 31, 2004, they are not included in the weighted average shares outstanding, and both diluted and basic earnings per share reflect the same calculation.

RISK FACTORS
      You should carefully consider the risk factors discussed below, as well as the other information included and incorporated by reference into this prospectus, in connection with participation in the consent solicitation.
Risk Factors Relating to the Proposed Amendments to the Indentures

The proposed amendments to the indentures would result in fewer restrictions on IWO Holdings’ conduct than currently exist.
      If the proposed amendments to the indentures become effective, the covenants in the amended indentures would generally impose fewer restrictions on IWO Holdings’ conduct than the covenants currently in the indentures governing the notes. The proposed amendments would allow IWO Holdings to take actions that would otherwise have been restricted or conditioned, including certain transactions with affiliates, and with which you may not agree. For example, if permitted by the collateral documents related to the indentures, the proposed amendments would allow IWO Holdings to sell assets to any of our subsidiaries without using the proceeds to repay indebtedness or to acquire other assets used or useful in IWO Holdings’ business. This could result in a decrease in revenues of IWO Holdings that would be available to repay its indebtedness, including the notes. Similarly, the proposed amendments would permit IWO Holdings to engage in transactions with affiliates, which might, in certain circumstances, otherwise require IWO Holdings to seek a waiver from noteholders. See “The Consent Solicitation — Description of the Proposed Amendments” and Annex A to this prospectus for more information about the differences between what actions are currently restricted by the covenants currently applicable to the notes and what actions would be restricted by the covenants following the effectiveness of the proposed amendments.

Holders of the notes may be adversely affected if we do not issue our guarantees because, in that case, holders will have a claim only against IWO Holdings or its subsidiary guarantors and not us.
      IWO Holdings has a substantial amount of debt, including its obligations under the floating rate notes and discount notes, $239 million of which was outstanding as of September 30, 2005. The indentures governing the notes limit IWO Holdings’ ability to, among other things, borrow more money, which limits IWO Holdings’ ability to raise additional capital that may be necessary to pay its debts, including the notes. If we do not receive the required consents, in which case we would not issue the guarantees, and IWO Holdings is unable to satisfy its payment obligations on the notes, holders of the notes would have no direct claim against us for these payment obligations.

There can be no assurance that the implementation of the proposed amendments to the indentures and the provision of our guarantees of the notes will not constitute a taxable event for the holders of the notes.
      We believe that the adoption of the proposed amendments and the provision of our guarantees of the notes should not constitute a taxable event for the holders of the notes. However, these actions could be treated as significant modifications of the notes resulting in a “deemed” exchange not treated as a recapitalization for tax purposes. If, contrary to our belief, the implementation of the proposed amendments and the provision of our guarantees were treated in this manner, a holder of the notes would recognize gain or loss in an amount equal to the difference, if any, between the amount realized by the holder in the “deemed” exchange and the holder’s adjusted tax basis in the notes deemed to be exchanged.
Risk Factors Relating to Sprint Nextel

We may not be able to successfully integrate the businesses of Nextel with ours and realize the anticipated benefits of the merger.
      Significant management attention and resources are being devoted to integrating the Nextel® wireless network and other wireless technologies with ours, as well as the business practices, operations and support functions of the two companies. The challenges we are facing and/or may face in the future include the following:

•	integrating our and Nextel’s wireless networks, which operate on different technology platforms and use different spectrum bands, and developing wireless devices and other products and services that operate seamlessly on both technology platforms;

•	developing and deploying next generation wireless technologies;

•	combining diverse product and service offerings, subscriber plans and sales and marketing approaches;

•	preserving subscriber, supplier and other important relationships and resolving conflicts arising as a result of the merger;

•	consolidating and integrating duplicative facilities and operations, including back-office systems;

•	addressing differences in business cultures, preserving employee morale and retaining key employees, while maintaining focus on providing consistent, high quality customer service and meeting our operational and financial goals; and

•	adequately addressing business integration issues while also addressing the contemplated spin-off of our local telecommunications business.
The process of integrating Nextel’s operations with ours could cause an interruption of, or loss of momentum in, our business and financial performance. The diversion of management’s attention and any delays or difficulties encountered in connection with the integration of the two companies’ operations could have an adverse effect on our business, financial results, financial condition and/or stock price. We may also incur additional and unforeseen expenses. There can be no assurance that the expense savings and synergies that we anticipate from the merger will be realized fully or within our expected timeframe.
      We also have acquired five Sprint PCS Affiliates (US Unwired, IWO Holdings, Gulf Coast Wireless, Alamosa Holdings and Enterprise Communications), and will acquire Nextel Partners pursuant to the right of its stockholders to require us to purchase outstanding Nextel Partners common stock. The process of integrating the business practices, operations and support functions of these companies could involve challenges similar to those identified above or add to those challenges.

The completion of the contemplated spin-off of our local telecommunications business cannot be assured, and all of the specific assets and liabilities of the spun-off company have not yet been determined.
      We intend to spin off the local telecommunications business as a separate entity to our stockholders since we believe that the contemplated spin-off will provide us with greater growth opportunities than other major U.S. telecommunications companies whose businesses include a substantial portion of wireline-based services. If the contemplated spin-off is not completed, we may have slower rates of growth than currently expected because the number of local access lines served and switched access minutes used have been declining and are projected to continue to decline in the future. These declines can be attributed in part to industry-wide trends, such as increased competition and product substitution, that are affecting the local telephone business. Moreover, our strategy of developing our higher growth wireless business may increasingly conflict with the strategy and interests of our local telecommunications business, particularly as customers are increasingly choosing between wireline and wireless services. Net operating revenues from the local telecommunications business fell from $6,130 million in 2003 to $6,021 million in 2004 and operating income from the local telecommunications business fell from $1,862 million to $1,766 million over the same period.
      There are significant operational and technical challenges that need to be addressed in order to successfully separate the assets and operations of the local telecommunications business from the rest of our business. The spin-off will also require the creation of a new publicly traded company with a capital structure appropriate for that company, the creation and staffing of operational and corporate functional groups and the creation of transition services arrangements between us and the spun-off company. The spin-off may result in additional and unforeseen expenses, and completion of the spin-off cannot be assured. Completion of the spin-off will be conditioned upon, among other things, receipt of required consents and approvals from various federal and state regulatory agencies, including state public utility or service commissions. These consents and approvals, if received, may impose conditions and limitations on the business and operations of the company resulting from the spin-off. These conditions and limitations could jeopardize or delay completion of the spin-off and could reduce the anticipated benefits of the merger and the spin-off.
      The U.S. Treasury and the staff of the Joint Committee on Taxation have suggested certain changes to Section 355 of the Internal Revenue Code of 1986, as amended. It is unclear whether any legislation will be enacted to implement these proposals. After consultation with our tax advisors, we believe that even if legislation is enacted, it is unlikely that it would apply to the contemplated spin-off of the local telecommunications business. However, it is possible that any such legislation could prevent us from completing the contemplated spin-off on a tax-free basis, in which case the contemplated spin-off would not occur. We will not complete the spin-off unless we obtain satisfactory opinions from counsel regarding the tax-free qualification of the spin-off.
      In addition, the company to be spun-off is expected to have total indebtedness of about $7.25 billion when the spin-off is completed. A portion of this debt is currently outstanding. The remainder will be issued to us and to one or more third parties. We will receive the new debt securities and the cash proceeds from the new third party borrowings in partial exchange for the assets contributed to the company to be spun-off. We will sell or exchange the debt securities issued to us and intend to use the proceeds from any such sale and the proceeds paid to us by the spun-off company to repay various obligations. There can be no assurance of the final amount of indebtedness to be incurred by the spun-off company or the proceeds to be received by us.

We will be subject to restrictions on acquisitions involving our stock and other stock issuances and possibly other corporate opportunities in order to enable the contemplated spin-off of the local telecommunications business to qualify for tax-free treatment.
      The contemplated spin-off of the local telecommunications business cannot qualify for tax-free treatment if 50% or more (by vote or value) of our stock or the stock of the spun-off entity is acquired or issued as part of a plan or series of related transactions that includes the contemplated spin-off. Because the Nextel merger generally is treated as involving the acquisition of 49.9% of our stock (and the spun-off entity) for purposes of this analysis, until the completion of the spin-off (and for some period thereafter), we will be subject to restrictions on certain acquisitions involving stock, stock issuances and possibly other corporate opportunities in order to enable the spin-off to qualify for tax-free treatment. At this time, it is not possible to determine how long these restrictions will apply. In addition, it is not possible to determine whether these limitations will have a material impact on us.

We are subject to exclusivity provisions and other restrictions under our arrangements with the Sprint PCS Affiliates. Continued compliance with those restrictions may limit our ability to achieve synergies and fully integrate the operations of Nextel, and we could incur significant costs to resolve issues related to the merger under these arrangements. The manner in which these restrictions will be addressed is not currently known.
      We historically supplemented our PCS wireless network through arrangements with third party network operators, which are referred to in this prospectus as Sprint PCS Affiliates. Their subscribers purchase services under the Sprint brand name that are provided on code division multiple access, or CDMA, networks built and operated at the Sprint PCS Affiliates’ own expense.
      All of these arrangements restrict our and our affiliates’ ability to own, operate, build or manage wireless communication networks or to sell certain wireless services within specified geographic areas.

Continued compliance with those restrictions may limit our ability to achieve synergies and fully integrate the operations of Nextel, which could have a negative impact on our results of operations.
      In case of a material breach of any of these arrangements that is not cured within a specified cure period, the affected Sprint PCS Affiliate can pursue the following mutually exclusive remedies: (1) the sale to us of the Sprint PCS Affiliate’s operating assets at 80% or 88% (depending on the Sprint PCS Affiliate) of the appraised fair market value of the Sprint PCS Affiliate’s wireless business in the affected territory, (2) for certain Sprint PCS Affiliates, the purchase from us of certain spectrum rights in its territory at a price equal to the greater of (a) our original spectrum costs plus microwave relocation costs and (b) 9% of the appraised fair market value of the Sprint PCS Affiliate’s wireless business in the affected territory, or (3) the pursuit against us of a claim for damages or other appropriate relief. If it is determined that a material breach has occurred, and the affected Sprint PCS Affiliate elects to pursue either of the remedies described in (1) or (2) above, the Sprint PCS Affiliate’s wireless business in the affected territory will be appraised at the fair market value using the appraisal process prescribed in the arrangement between us and the affected Sprint PCS Affiliate. The prescribed appraisal process is complex and will involve numerous judgments by the appraisers. Although we may from time to time engage in discussions with Sprint PCS Affiliates regarding these matters, there is no assurance that these arrangements can be renegotiated with them on favorable terms or that waivers of the restrictions under those arrangements can be obtained. The outcome of any possible claims, and the associated costs that could be incurred by us, cannot currently be determined but could represent a significant cost.

Failure to satisfy our capital requirements could cause us to delay or abandon our business growth plans. If we incur significant additional indebtedness, it could cause a decline in our credit rating and could limit our ability to raise additional capital.
      We continue to have substantial indebtedness and we will continue to require additional capital to grow our businesses and satisfy other obligations, such as the obligation to purchase shares of Nextel Partners common stock. To the extent we do not generate sufficient cash flow from operations to fund these requirements, we may need to rely on additional financing to expand our businesses and meet our other obligations. In connection with the execution of our business strategies, we are continually evaluating acquisition opportunities, and we may elect to finance acquisitions by incurring additional indebtedness. Certain of our indentures and credit facilities contain covenants that restrict our ability to incur, assume or pre-pay indebtedness, sell assets or make investments. We may not be able to arrange additional financing to fund our requirements on terms acceptable to us. Our ability to arrange additional financing will depend on, among other factors, our financial performance, general economic conditions and prevailing market conditions. Many of these factors are beyond our control. Failure to obtain suitable financing could, among other things, result in the inability to continue to expand our businesses and meet competitive challenges. If we incur significant additional indebtedness, our credit rating could be adversely affected. As a result, our future borrowing costs would likely increase and our access to capital could be adversely affected.

Any failure to improve wireless subscriber service and continue to enhance the quality of our wireless networks and meet capacity requirements of our subscriber growth will likely impair our financial performance and adversely affect our results of operations.
      We must continually improve our wireless subscriber service, even though our costs increase, or our subscribers may switch to other wireless providers.
      In connection with our continuing enhancement of the quality of our wireless networks, we must:

•	maintain and expand the capacity and coverage of our network;

•	obtain additional spectrum in some or all of our markets, if and when necessary;

•	secure sufficient transmitter and receiver sites and obtain zoning and construction approvals or permits at appropriate locations; and

•	obtain adequate quantities of system infrastructure equipment and handsets and related accessories to meet subscriber demand.
Network enhancements may not occur as scheduled or at the cost that we have estimated. Delays or failure to add network capacity, or increased costs of adding capacity, could limit our ability to satisfy our wireless subscribers while maintaining or increasing our revenues.

If our wireless operations do not continue to grow and improve profitability or if our long distance and local operations do not achieve expected revenues, we may not be able to make capital expenditures necessary to implement our plans for these businesses and our credit rating will likely be adversely affected.
      If our wireless operations do not continue to grow and improve profitability, we may be unable to make the capital expenditures necessary to implement our business plan, meet our debt service requirements, or otherwise conduct our business in an effective manner. This would require us to divert cash from other uses, which may not be possible or may detract from operations in our other businesses. These events could limit our ability to increase revenues and net income or cause these amounts to decline.
      Our long distance and local operations have experienced declining operating revenues. If these operations cannot achieve expected revenues, we may be unable to make the capital expenditures necessary to implement our business plans for these operations or otherwise conduct these businesses in an effective manner. This could inhibit our ability to maintain or increase our revenues.
      If our wireless operations do not continue to grow and improve profitability, or if our long distance and local operations cannot achieve expected revenues, our credit rating will likely be adversely affected. If our credit rating is adversely affected, our future borrowing costs would likely increase and our access to capital could be adversely affected.

We face intense competition that may reduce our market share and harm our financial performance.
      There is intense competition in the telecommunications industry. Regulatory initiatives allowing subscribers to switch service providers while retaining their telephone numbers have further fueled competition. At the same time, the traditional dividing lines between long distance, local, wireless, cable and Internet services are increasingly becoming blurred. We expect competition to intensify across all of our business segments as a result of the entrance of new competitors and the rapid development of new technologies, products, and services. We cannot predict which of many possible future technologies, products, or services will be important to maintain our competitive position or what expenditures will be required to develop and provide these technologies, products or services. Our ability to compete successfully will depend on marketing and sales and service delivery, and on our ability to anticipate and respond to various competitive factors affecting the industry, including new services that may be introduced, changes in consumer preferences, demographic trends, economic conditions, and discount pricing and other strategies by competitors. To the extent we do not keep pace with technological advances or fail to timely respond to changes in competitive factors in our industry, we could lose market share or experience a decline in revenue and net income. As a result of the financial strength and benefits of scale of some of our competitors, they may be able to offer services at lower prices than we can, thereby adversely affecting our revenues and growth.
      Wireless Operations. Each of our markets, including each of the top 50 metropolitan markets, have several other wireless service providers. Competition may continue to increase to the extent that there are mergers or other combinations involving our competitors or licenses are transferred from smaller stand-alone operators to larger, more experienced and more financially stable wireless operators. These wireless operators may be able to offer subscribers network features or products not offered by us. Certain competitors may be able to offer coverage in areas not served by either of our wireless networks or may be able to offer roaming rates that are lower than those offered by us. The actions of our competitors could negatively affect our subscriber churn, ability to attract new subscribers, average revenue per user and operating costs.
      As the intensity of competition among wireless communications providers has increased, we and our competitors have decreased prices and increased service and product offerings, resulting in both declining average monthly revenue per subscriber in the wireless industry overall and in declining average revenue per minute of use, and we expect these trends will continue. Competition in pricing and service and product offerings may also adversely impact customer retention, which would adversely affect our results of operations. All of these developments may lead to greater choices for subscribers, possible consumer confusion, and increased customer churn.
      One of the primary differentiating features of our Nextel service is the two-way walkie-talkie feature. A number of wireless equipment vendors, including Motorola Inc., or Motorola, which supplies equipment for our Nextel service, have begun to offer, or announced plans to offer, wireless equipment that is capable of providing walkie-talkie features that are designed to compete with our walkie-talkie feature. Several of our competitors have introduced, or have announced plans to introduce, these walkie-talkie features. If these competitors’ features are perceived to be or become, or if any such services introduced in the future are, comparable to our walkie-talkie feature, our competitive advantage in our Nextel service would be reduced, which in turn could adversely affect our business.
      Wireline Operations. Our long distance operations compete with AT&T (formerly known as SBC Communications, which recently acquired AT&T), Verizon Communications (which recently acquired MCI), BellSouth, Qwest, Level 3, and cable operators, as well as a host of smaller competitors, in the provision of these services. Some of these companies have built high-capacity, IP-based fiber-optic networks capable of supporting large amounts of voice and data traffic. These companies claim certain cost structure advantages which, among other factors, may position them well for the future. Increased competition and the significant increase in capacity resulting from new networks may drive already low prices down further. Both AT&T and Verizon continue to be the two largest competitors in the domestic long distance communications market. We and other long distance carriers depend heavily on local access facilities obtained from incumbent local carriers to serve our long distance customers, and the acquisition of AT&T and MCI could give those carriers’ long distance operations cost and operational advantages with respect to these access facilities.
      Our local telecommunications business operates principally in suburban and rural markets. As a result, competition in these markets is occurring more gradually than for the major incumbent local carriers. In urban areas where our local telecommunications business operates, there is substantial competition by competitive local exchange carriers, or CLECs, and there is increasing competition in less urban areas. Cable companies selling cable modems continue to provide competition for high-speed data services for residential customers and are beginning to offer voice telephone service using their cable facilities. E-mail and wireless services will continue to grow as an alternative to wireline services.

A high rate of subscriber churn would likely impair our financial performance.
      A key element in the economic success of telecommunications carriers is the rate of subscriber churn. Our efforts to reduce churn may not be successful. A high rate of churn could impair our ability to increase the revenues of, or cause a deterioration in the operating margin of, our wireless operations or our operations as a whole.

Failure to complete development, testing and deployment of new technology could affect our ability to compete in the industry and the technology we use could place us at a competitive disadvantage.
      On an ongoing basis, we develop, test and deploy various new technologies and support systems intended to help us compete in the industry by increasing revenues and/or reducing costs. Successful implementation of technology upgrades depends, in part, on the willingness of third parties to develop new applications in a timely manner. We may not successfully complete the development and rollout of new technology in a timely manner, and any new technology and related services may not be widely accepted by our customers or may not be profitable, which would make it difficult or impossible to recover the investment in the development of the technology. New service offerings may also adversely affect the performance or reliability of our networks. Any resulting customer dissatisfaction could have an adverse effect on our results of operations and growth prospects.
      We use CDMA 2000 technology as our wireless air interface standard for our PCS wireless network operations because we believe the technology is superior to the global system for mobile communications, or GSM, family of air interface technologies. CDMA 2000 PCS wireless network operations has a smaller market share of global wireless subscribers compared to GSM. As a result, we have a risk of higher costs for handsets and network infrastructure than competitors who use GSM. Similarly, because we are one of a limited number of wireless carriers that have deployed Motorola’s integrated Digital Enhanced Network, or iDEN®, technology, we bear a substantially greater portion of the costs associated with the development of new equipment and features than would be the case if our Nextel network utilized a more widely adopted technology platform.

We have entered into outsourcing agreements related to certain business operations. Any difficulties experienced in these arrangements could result in additional expense, loss of customers and revenue, interruption of our services or a delay in the roll-out of new technology.
      We have entered into outsourcing agreements for the development and maintenance of certain software systems necessary for the operation of our business. We have also entered into agreements with third parties to provide service support to direct wireless subscribers and outsourced many aspects of our customer care and billing functions to third parties. Finally, we have entered into an agreement whereby a third party will lease or operate a significant number of our communications towers, and we will sublease space on these towers. As a result, we must rely on third parties to execute our operational priorities and interface with our customers. In some cases, the policies of the United States, individual states and foreign countries could affect the provision of these services. If these third parties are unable to perform to our requirements, we would have to pursue alternative strategies to provide these services and that could result in delays, interruptions, additional expenses and loss of customers.

The reconfiguration process contemplated by the Report and Order of the FCC may adversely affect our business and operations, which could adversely affect our future growth and operating results.
      As part of an ongoing FCC proceeding to eliminate interference with public safety operations in the 800 megahertz, or MHz, band, in August 2004 the FCC released a Report and Order, as supplemented, which provides for the exchange of a portion of our FCC licenses for other licenses, including 10 MHz of spectrum in the 1.9 gigahertz, or GHz, band. In order to accomplish the reconfiguration of the 800 MHz spectrum band of the Nextel network that is contemplated by the Report and Order, in most cases we will need to cease our use of a portion of the 800 MHz spectrum in a particular market before we are able to commence use of replacement 800 MHz spectrum in that market. To mitigate the temporary loss of the use of this spectrum, in many markets we will need to construct additional transmitter and receiver sites or acquire additional spectrum in the 800 MHz or 900 MHz bands. This spectrum may not be available to us on acceptable terms. In markets where we are unable to construct additional sites or acquire additional spectrum as needed, the decrease in capacity may adversely affect the performance of our Nextel network, require us to curtail subscriber additions in those markets until the capacity limitation can be corrected, or a combination of the two. Degradation in network performance in any market could result in subscriber churn in that market, the effect of which could be exacerbated if we are forced to curtail subscriber additions in that market. A resulting loss of a significant number of subscribers could adversely affect our results of operations. Because we are just beginning the reconfiguration process, we currently are not able to assess the potential impact that this process will have on our Nextel network capacity. In addition, the Report and Order gives the FCC the authority to suspend our use of the 1.9 GHz spectrum that we received under the Report and Order if we do not comply with our obligations under the Report and Order.

If any of our Sprint PCS Affiliates or Nextel Partners or our iDEN roaming affiliates experience financial or operational difficulties, we could be forced to incur additional expenses and/or lose customers, which could adversely affect our financial performance.
      If any of the Sprint PCS Affiliates cease operations in all or part of their service area, we may incur roaming charges in areas where service was previously provided by the Sprint PCS Affiliates. We may also incur costs to meet FCC renewal requirements, as well as experience lower revenues. Failure to meet FCC renewal requirements could result in the loss of a PCS license or licenses, depending on the service area.
      Nextel Partners operates a network compatible with our iDEN network in numerous mid-sized and tertiary markets in the United States. We offer cellular and walkie-talkie services on our iDEN network internationally in Canada, Latin America and Mexico through agreements with TELUS Mobility and NII Holdings. If Nextel Partners, NII Holdings or TELUS Mobility experiences financial or operational difficulties, the ability of our iDEN customers to roam on their respective networks may be impaired. In that event, our ability to attract and retain customers who want to access those networks may be adversely affected.

Significant changes in the industry could cause a decline in demand for our services.
      The wireless telecommunications industry is experiencing significant technological change, including improvements in the capacity and quality of digital technology such as the move to third generation, or 3G, wireless technology and the deployment of unlicensed spectrum devices. This causes uncertainty about future subscriber demand for our wireless services and the prices that we will be able to charge for these services. The rapid change in technology may lead to the development of wireless telecommunications technologies or alternative services that exceed our levels of service or that consumers prefer over our services. If we are unable to meet future advances in competing technologies on a timely basis, or at an acceptable cost, we may not be able to compete effectively and could lose customers to our competitors.
      The wireline industry is also experiencing significant technological change. Cable companies are providing telecommunications services to the home. Some carriers are providing local and long distance voice services over Internet Protocol, or VoIP, in the process avoiding access charges on long distance calls.
      As a result of these changes, the future prospects of the wireless and wireline industry and the success of our services remain uncertain.

Government regulation could adversely affect our prospects and results of operations; the FCC and state regulatory commissions may adopt new regulations or take other actions that could adversely affect our business prospects or results of operations.
      Wireless Operations. The licensing, construction, operation, sale and interconnection arrangements of wireless telecommunications systems are regulated by the FCC and, depending on the jurisdiction, state and local regulatory agencies. The Communications Act of 1934 preempts state and local regulation of market entry by, and the rates charged by, commercial mobile radio service, or CMRS, providers, except in limited circumstances. States may regulate such things as billing practices and consumer-related issues. California imposed, then suspended, rules designed to impose consumer protections. Several other states are considering similar initiatives. If imposed, these regulations could increase the costs of our wireless operations. The Federal Trade Commission also regulates how wireless services are marketed.
      The FCC, together with the Federal Aviation Administration, or FAA, also regulates tower marking and lighting. In addition, tower construction is affected by federal, state and local statutes addressing zoning, environmental protection and historic preservation. The FCC recently adopted significant changes to its rules governing historic preservation review of projects, which make it more difficult to deploy antenna facilities. The FCC is also considering changes to its rules regarding environmental protection as related to tower construction, which, if adopted, could make it more difficult to deploy facilities. The FCC, the FAA, or other governmental authorities having jurisdiction over our business could adopt regulations or take other actions that would adversely affect our business prospects or results of operations.
      The FCC grants wireless licenses for terms of generally ten years that are subject to renewal and revocation. FCC rules require all wireless licensees to meet certain buildout requirements and substantially comply with applicable FCC rules and policies and the Communications Act of 1934 in order to retain their licenses. Failure to comply with FCC requirements in a given license area could result in revocation of the PCS license for that license area. There is no guarantee that our licenses will be renewed.
      The FCC has initiated a number of proceedings to evaluate its rules and policies regarding spectrum licensing and usage. It is considering new “harmful interference” concepts that might permit unlicensed users to “share” licensed spectrum. These new uses could impact our utilization of our licensed spectrum.
      CMRS providers must implement enhanced 911 capabilities in accordance with FCC rules. Failure to deploy 911 service consistent with FCC requirements could subject us to significant fines. We were unable to satisfy the requirement that 95% of our subscriber base have assisted global positioning system, or A-GPS, capable handsets by December 31, 2005. We filed a request for a waiver with the FCC seeking an extension of the December 31, 2005 handset penetration deadline to December 31, 2007.
      Failure by various regulatory bodies to make telephone numbers available in a timely fashion could result in our wireless operations not having enough local numbers to assign to new subscribers in certain markets. The FCC has adopted rules to promote the efficient use of numbering resources, including restrictions on the assignment of telephone numbers to carriers, including wireless carriers. The FCC has delegated to states the authority to assign, administer, and conserve telephone numbers. The FCC lifted its prohibition on area codes designated only for customers using a specific technology, such as an area code for only those using wireless technology, and now considers proposals submitted by state commissions seeking to implement this change on a case-by-case basis. Depending on the rules adopted by the states, the supply of available numbers could be adversely restricted. As a result, we may:

•	be required to assign subscribers non-local telephone numbers, which may be a disincentive for potential subscribers to use our wireless service;

•	incur significant costs to either acquire new numbers or reassign subscribers to new numbers; and

•	be unable to enroll new subscribers at projected rates.
      Wireline Operations. The FCC order adopted in December 2004 on unbundled network elements, or UNEs, will virtually eliminate the ability of our wireline operations to use the unbundled element platform to offer competing local services to small business and residential customers in areas outside the local telecommunications business franchise territories, and the FCC’s pending reexamination of pricing guidelines for UNEs could limit our future ability to use high-capacity loop and transport UNEs to offer competing local services to medium and large business customers.
      The regulatory uncertainty surrounding VoIP and the apparent use of VoIP by some long distance carriers as a strategy to minimize access charges may adversely affect both our local telecommunications business access revenues and the competitive position of our long distance business to the extent it makes less use of VoIP than competitors. Adoption by the FCC of intercarrier compensation reform could reduce or eliminate other opportunities for access charge arbitrage, but could also reduce our local telecommunications business’ revenues unless the plan provides a mechanism to replace those revenues with revenues from other sources.
      Depending upon its outcome, the FCC’s recently instituted proceedings regarding regulation of special access rates could affect our local telecommunications business’ charges for that service in the future.

If Motorola is unable or unwilling to provide us with equipment and handsets, as well as anticipated handset and infrastructure improvements, our iDEN operations will be adversely affected.
      Motorola is currently our sole source for most of the network equipment and all of the handsets we offer under the Nextel brand except BlackBerry® devices. Accordingly, we must rely on Motorola to develop handsets and equipment capable of supporting the features and services we plan to offer to our Nextel customers. Although our handset supply agreement with Motorola is structured to provide competitively priced handsets, the cost of our Nextel handsets may nonetheless be higher than analog handsets and digital handsets that do not incorporate a similar multi-function capability, which may make it more difficult or less profitable for us to attract customers. In addition, the higher cost of our Nextel handsets requires us to absorb part of the cost of offering handsets to new and existing customers. These increased costs and handset subsidy expenses may reduce our growth and profitability. In addition, our arrangements with Motorola, together with the fact that our existing Nextel customer base is utilizing iDEN technology, may delay or prevent us from employing new or different technologies that perform better or are available at a lower cost because of the additional economic costs and other impediments to change generally as well as those that arise under the Motorola agreements. A decision by Motorola to discontinue manufacturing, supporting or enhancing our iDEN-based infrastructure and handsets would have a material adverse effect on us. Further, because iDEN technology is not as widely adopted and currently has fewer subscribers on a worldwide basis than other wireless technologies, it is less likely that manufacturers other than Motorola will be willing to make the significant financial commitment required to license, develop and manufacture iDEN infrastructure equipment and handsets.

Concerns about health risks associated with wireless equipment may reduce the demand for our services.
      Portable communications devices have been alleged to pose health risks, including cancer, due to radio frequency emissions from these devices. Purported class actions and other lawsuits have been filed against numerous wireless carriers, including us, seeking not only damages but also remedies that could increase our cost of doing business. We cannot be sure of the outcome of those cases or that our business and financial condition will not be adversely affected by litigation of this nature or public perception about health risks. The actual or perceived risk of mobile communications devices could adversely affect us through a reduction in subscribers, reduced network usage per subscriber or reduced financing available to the mobile communications industry. Further research and studies are ongoing, and we cannot be sure that additional studies will not demonstrate a link between radio frequency emissions and health concerns.

Our forward-looking statements are subject to a variety of factors that could cause actual results to differ materially from current beliefs.
      “Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: A number of the statements made in this prospectus are not historical or current facts, but deal with potential future circumstances and developments. They can be identified by the use of forward-looking words such as “believes,” “expects,” “plans,” “intends,” “targets,” “may,” “will,” “would,” “could,” “should” or “anticipates” or other comparable words, or by discussions of strategy that may involve risks and uncertainties. We caution you that these forward-looking statements are only predictions, which are subject to risks and uncertainties in addition to those outlined in the above “Risk Factors” section and elsewhere in this prospectus including, but not limited to:

•	the uncertainties related to the benefits of the Nextel merger, including anticipated synergies and cost savings and the timing thereof;

•	the uncertainties related to the contemplated spin-off of our local telecommunications business;

•	the effects of vigorous competition and the overall demand for our service offerings in the markets in which we operate;

•	the costs and business risks associated with providing new services;

•	adverse changes in the ratings afforded our debt securities by ratings agencies;

•	the uncertainties related to our investments in networks, systems and other businesses;

•	the impact of new, emerging and competing technologies on our business;

•	the effects of mergers and consolidations in the telecommunications industry and unexpected announcements or developments from others in the telecommunications industry;

•	no significant adverse change in Motorola’s ability or willingness to provide handsets and related equipment and software applications or to develop new technologies or features for our Nextel network;

•	our network performance, including any performance issues resulting from the reconfiguration of the 800 MHz band that is contemplated by the FCC’s Report and Order;

•	future legislation or regulatory actions relating to our services, other wireless communications services or telecommunications generally;

•	the costs of compliance with regulatory mandates, particularly requirements related to the FCC’s Report and Order and deployment of A-GPS capable handsets;

•	the risk of equipment failure, natural disasters, terrorist acts, or other breaches of network or information technology security;

•	the risk that third parties are unable to perform to our requirements under agreements related to our business operations; and

•	other risks referenced from time to time in our filings with the SEC.
RATIOS OF EARNINGS TO COMBINED FIXED CHARGES
AND PREFERRED STOCK DIVIDENDS

	For the Nine
	Months
	Ended			For the
	September 30,			Years Ended December 31,

	2005	2004		2004		2003		2002	2001		2000

Sprint Nextel(1)	2.85	—(a	)	—	(b)	—	(c)	1.21	—	(d)	—	(e)

(1)	For purposes of calculating the ratio,

(i)	earnings include:

•	income (loss) from continuing operations before taxes, plus

•	equity in the net losses of less-than-50% owned entities, less

•	capitalized interest; and

(ii)	fixed charges include:

•	interest on all debt of continuing operations;

•	amortization of debt issuance costs; and

•	the interest component of operating rents.

For purposes of calculating the ratio of earnings to combined fixed charges and preferred stock dividends, preferred stock dividends include the amount of pre-tax earnings required to pay the dividends on outstanding preferred stock.

The ratio of earnings to combined fixed charges and preferred stock dividends is calculated as follows:
(earnings + fixed charges)

(fixed charges) + (pretax earnings required to cover preferred stock dividends)
      Pretax earnings required to cover preferred stock dividends are calculated as follows:
preferred stock dividends, as adjusted for the tax benefits related to unallocated shares

1 - (Sprint’s effective income tax rate)

(a)	Earnings, as adjusted, were inadequate to cover fixed charges and preferred stock dividends by $2.3 billion during the nine months ended September 30, 2004.

(b)	Earnings, as adjusted, were inadequate to cover fixed charges and preferred stock dividends by $1.6 billion in 2004.

(c)	Earnings, as adjusted, were inadequate to cover fixed charges and preferred stock dividends by $491 million in 2003.

(d)	Earnings, as adjusted, were inadequate to cover fixed charges and preferred stock dividends by $2.3 billion in 2001.

(e)	Earnings, as adjusted, were inadequate to cover fixed charges and preferred stock dividends by $910 million in 2000.
USE OF PROCEEDS
      We will not receive any cash proceeds from the issuance of our guarantees.
THE CONSENT SOLICITATION
Introduction
      We are seeking valid and unrevoked consents of registered holders of a majority in aggregate principal amount of each of the floating rate notes and discount notes outstanding at the close of business on                     , 2006, the record date for determining the holders of the notes entitled to deliver consents in connection with this consent solicitation. As of the record date, the principal amount of the floating rate notes outstanding was $150,000,000 and the principal amount at maturity of the discount notes outstanding was $140,000,000.
      If holders of a majority in aggregate principal amount of each of the floating rate notes and discount notes consent to the proposed amendments, we will become a guarantor of the notes and will fully and unconditionally guarantee the due and punctual payment of the principal of, and any accrued but unpaid interest in respect of, the notes when and as the same shall become due and payable. Obligations under our guarantees with respect to the floating rate notes and discount notes will be senior and unsecured, and will rank equal in right of payment with all of our existing and future senior, unsecured debt. On September 30, 2005, we had approximately $20.9 billion of senior, unsecured debt (excluding the guarantees relating to the floating rate notes and discount notes) outstanding.
Description of the Proposed Amendments
      We are soliciting the consents of the holders of the notes to the proposed amendments with respect to the floating rate notes indenture and discount notes indenture. The proposed amendments would be set forth in a second supplemental indenture to each indenture. If the proposed amendments become operative, each indenture, as amended by the second supplemental indenture, would apply to holders of the corresponding notes.

      The proposed amendments are being presented as one proposal for the floating rate notes and discount notes and each related indenture. Consequently, the delivery of a consent by a holder is the delivery of a consent to all of the proposed amendments to the applicable indenture, and a consent purporting to consent to only some of the proposed amendments will not be valid. Furthermore, we are requiring the consent of the holders of a majority in aggregate principal amount of each of the floating rate notes and discount notes for the proposed amendments to either indenture to become operative. We may waive this requirement, however, for either the floating rate notes or discount notes, if we receive the required consents from the holders of only the floating rate notes or discount notes. For example, if we receive consent to the proposed amendments from a majority in aggregate principal amount of the holders of the floating rate notes, but not the discount notes, we may choose to waive approval from holders of the discount notes and implement the proposed amendments in the floating rate notes indenture and issue our guarantee only with respect to the floating rate notes indenture and floating rate notes. Alternatively, if we receive consent to the proposed amendments from a majority in aggregate principal amount of the holders of the discount notes, but not the floating rate notes, we may choose to waive approval from holders of the floating rate notes and implement the proposed amendments in the discount notes indenture and issue our guarantee only with respect to the discount notes indenture and discount notes. In no event, however, will the proposed amendments become operative in the floating rate notes indenture without approval from a majority in aggregate principal amount of the holders of the floating rate notes, nor will the proposed amendments become operative in the discount notes indenture without approval from a majority in aggregate principal amount of the holders of the discount notes.
      The second supplemental indentures will become effective upon execution by IWO Holdings, its subsidiary guarantors and the trustee. If the second supplemental indentures are executed and the proposed amendments become operative, holders of notes will be bound by the applicable second supplemental indentures, even if they have not consented to the proposed amendments. Until the proposed amendments become operative, however, each indenture, without giving effect to the proposed amendments, will remain in effect.
      The following is a summary of the key provisions of the proposed amendments to the indentures. Please see Annex A to this prospectus for a complete description of the text of the proposed amendments to the indentures. The following summary is qualified by reference to the description of the terms of the notes, as amended by the proposed amendments to the indentures, in “Description of the Amended Floating Rate Notes” and “Description of the Amended Discount Notes,” and the full provisions of the indentures and the forms of second supplemental indentures to the indentures, which have been filed as exhibits to the registration statement of which this prospectus forms a part. The following summary of the proposed amendments is presented in the order the relevant provisions appear in the indentures and not necessarily in the order of importance.

Amendment to Asset Sale Definition to Permit Certain Transfers of Assets to Us or Our Other Subsidiaries
      Subject to certain exceptions, the indentures prohibit IWO Holdings and its restricted subsidiaries from selling or transferring assets unless they receive at least fair market value in return for such assets and at least 75% of the consideration received is in the form of cash or cash equivalents. In addition, the cash proceeds from each such asset sale are required, among other things, to be applied to repay certain indebtedness of IWO Holdings or to acquire assets that are used or useful in IWO Holdings’ business. We would benefit from the flexibility to use IWO Holdings’ assets in combination with our other assets where they can be most beneficial to our business as a whole. In order to create that flexibility, we are proposing amendments to each of the indentures that would revise the definition of “Asset Sale” to exclude specifically any transaction or series of related transactions involving the sale or other transfer of assets by IWO Holdings or its restricted subsidiaries to us or any of our other direct or indirect subsidiaries. Such sales or transfers would be subject to the proposed amended affiliate transactions covenant described below under “— Amendment to Affiliate Transactions Covenant to Permit Certain Transactions with Us and Our Other Subsidiaries.” The proposed amendment to the definition of “Asset Sale” would not amend any of the security documents related to the floating rate notes indenture, and, therefore, your rights, if any, under those documents would not be affected.

Amendment to Reporting Covenant
      The indentures require IWO Holdings to provide to the holders of the notes and to file with the SEC:

•	all quarterly and annual reports that would be required to be filed with the SEC on Forms 10-Q and 10-K if IWO Holdings were required to file such reports; and

•	all current reports that would be required to be filed with the SEC on Form 8-K if IWO Holdings were required to file such reports.
      In an effort to eliminate the expense associated with continuing to produce and provide to holders of the notes separate financial reports for IWO Holdings and file such reports with the SEC, we are seeking consents to amend each of the indentures to permit IWO Holdings to provide the financial reports of a parent guarantor of the notes (without including any condensed consolidated financial information related to IWO Holdings), in lieu of separate reports relating only to IWO Holdings. As a result, if the proposed amendments become effective, following the issuance of our guarantees of the notes, we, as a parent guarantor of the notes, would be permitted to provide to the holders of the notes our financial reports filed with the SEC (without including the condensed consolidating footnote contemplated by Rule 3-10 of Regulation S-X) instead of the reports of IWO Holdings.

Amendment to Affiliate Transactions Covenant to Permit Certain Transactions with Us and Our Other Subsidiaries
      The “Transactions with Affiliates” covenant in each of the indentures prohibits IWO Holdings and its restricted subsidiaries from engaging in any transaction with, or for the benefit of, any affiliate of IWO Holdings unless:

•	the transaction is on terms that are no less favorable to IWO Holdings or the relevant restricted subsidiary than those that would have been obtained in a comparable transaction with an unrelated person;

•	if the transaction exceeds $1,000,000, IWO Holdings delivers to the trustee a resolution of its board of directors set forth in an officers’ certificate certifying that the transaction complies with this covenant and has been approved by a majority of the disinterested members of the board of directors of IWO Holdings; and

•	if the transaction exceeds $10,000,000, IWO Holdings delivers to the trustee an opinion as to the fairness to IWO Holdings or its restricted subsidiary of the financial terms of the transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.
In addition, certain specifically enumerated transactions are not subject to the requirements of the “Transactions with Affiliates” covenant, such as transactions between or among IWO Holdings and/or its restricted subsidiaries.
      We want to integrate IWO Holdings’ business with ours and have IWO Holdings and its restricted subsidiaries engage freely in transactions with us or any of our other subsidiaries, so long as such transactions are on terms that are no less favorable to IWO Holdings and its restricted subsidiaries than those that would have been obtained in comparable transactions by IWO Holdings and its restricted subsidiaries with an unrelated person, without the necessity of having IWO Holdings’ board of directors or a majority of the board’s disinterested directors approve such transactions and/or obtaining an independent fairness opinion if such transactions exceed the applicable dollar thresholds. In an effort to create that flexibility, we are proposing amendments to each of the indentures that would (i) remove the third bullet point above (the requirement of obtaining an independent fairness opinion if such transaction exceeds $10,000,000) and (ii) with respect to the second bullet point above, increase the dollar threshold from

$1,000,000 to $10,000,000 and modify the requirement of obtaining approval by a majority of the disinterested members of the board of directors of IWO Holdings to instead require approval by the board of directors of IWO Holdings.
      As a result, IWO Holdings would be permitted to engage in transactions with affiliates if such transactions are on terms not less favorable to IWO Holdings or its restricted subsidiaries than those that would have been obtained in a comparable transaction with an unrelated person, and, to the extent they involve aggregate consideration in excess of $10,000,000, such transactions have been approved by the board of directors of IWO Holdings, which need not include disinterested directors.

Revision of Certain Definitions and Other Text
      In connection with the proposed amendments described above, certain defined terms contained in the indentures would be amended or deleted, and new defined terms would be added to the indentures. Please see Annex A to this prospectus and the forms of second supplemental indentures for a more complete description of such amendments. In addition, we reserve the right to make certain technical changes to the indentures pursuant to the provisions thereof and to include such changes in the applicable second supplemental indenture. Any such technical changes will not affect the substantive rights of the holders of the notes, other than as described above.
      The proposed amendments would also delete or amend or be deemed to have deleted or amended any provisions in the notes corresponding to the provisions in each of the indentures that are deleted or amended by virtue of the proposed amendments.
Expiration Date; Extension; Waiver; Amendment; Termination
      The consent solicitation will expire at 5:00 p.m., New York City time, on                     ,                     , 2006, unless we extend the consent solicitation. If we extend the consent solicitation, the expiration date will be the latest time and date to which the consent solicitation is extended. We expressly reserve the right to extend the consent solicitation from time to time or for such period or periods as we may determine in our discretion by giving oral (to be confirmed in writing) or written notice of such extension to the consent agent and by making a public announcement by press release to the Dow Jones News Service at or prior to 9:00 a.m., New York City time, on the next business day following the previously scheduled expiration date. During any extension of the consent solicitation, all consents validly executed and delivered to the consent agent will remain effective unless validly revoked prior to such extended expiration date.
      We expressly reserve the right, in our discretion, at any time to amend any of the terms of the consent solicitation. If the terms of the consent solicitation are amended prior to the expiration date in a manner that constitutes a material change, we will promptly give oral (to be confirmed in writing) or written notice of such amendment to the consent agent and disseminate a prospectus supplement in a manner reasonably designed to give holders of the notes notice of the change on a timely basis. We expressly reserve the right, in our discretion, to waive any condition of the consent solicitation.
      We expressly reserve the right, in our discretion, to terminate the consent solicitation for any reason. Any such termination will be followed promptly by public announcement thereof. In the event we terminate the consent solicitation, we will give prompt notice thereof to the consent agent and the consents previously executed and delivered pursuant to the consent solicitation will be of no further force and effect. See “— Revocation of Consents.”
Procedures for Delivering Consents
      In order to consent to the proposed amendments, a holder of notes must execute and deliver to the consent agent a copy of the accompanying letter of consent, or cause a letter of consent to be delivered to the consent agent on the holder’s behalf, before the expiration date in accordance with the procedures described below.
      In accordance with the indentures governing the notes, only registered holders of the notes as of 5:00 p.m., New York City time, on the record date may execute and deliver to the consent agent a letter of consent. We expect that The Depository Trust Company, or DTC, will authorize its participants, which include banks, brokers and other financial institutions, to execute letters of consent with respect to the notes they hold through DTC as if the participants were the registered holders of those notes. Accordingly, for purposes of the consent solicitation, when we use the term “registered holders,” we include banks, brokers and other financial institutions that are participants of DTC.
      If you are a beneficial owner of notes held through a bank, broker or other financial institution, in order to consent to the proposed amendments, you must arrange for the bank, broker or other financial institution that is the registered holder to either (1) execute a letter of consent and deliver it either to the consent agent on your behalf or to you for forwarding to the consent agent before the expiration date or (2) forward a duly executed proxy from the registered holder authorizing you to execute and deliver a letter of consent with respect to the notes on behalf of the registered holder. In the case of clause (2) of the preceding sentence, you must deliver an executed letter of consent, together with the proxy, to the consent agent before the expiration date. Beneficial owners of notes are urged to contact the bank, broker or other financial institution through which they hold their notes to obtain a valid proxy or to direct that a letter of consent be executed and delivered in respect of their notes.
      Giving a consent by submitting a letter of consent will not affect a holder’s right to sell or transfer the notes. All consents received from the holder of record on the record date and not revoked by that holder before the expiration date will be effective notwithstanding any transfer of those notes after the record date.
      Registered holders of notes as of the record date who wish to consent should mail, hand deliver or send by overnight courier or facsimile a properly completed and executed letter of consent to the consent agent at the address or facsimile number set forth under “— Solicitation, Consent and Information Agents,” in accordance with the instructions set forth in this prospectus and the letter of consent. Letters of consent should be delivered to the consent agent, not to us or IWO Holdings. However, we reserve the right to accept any letter of consent received by us or IWO Holdings.
      All letters of consent that are properly completed, executed and delivered to the consent agent, and not revoked before the expiration date, will be given effect in accordance with the terms of those letters of consent. Registered holders who desire to consent to the proposed amendments should complete, sign and date the letter of consent and mail, deliver or send by overnight courier or facsimile (confirmed by the expiration date by physical delivery) the signed letter of consent to the consent agent at the address or facsimile number set forth under “— Solicitation, Consent and Information Agents,” all in accordance with the instructions contained in this prospectus and the letter of consent.
      Letters of consent delivered by the registered holders of notes as of the record date must be executed in exactly the same manner as those registered holders’ names appear on the certificates representing the notes or on the position listings of DTC, as applicable. If notes to which a letter of consent relate are registered in the names of two or more holders, all of those holders must sign the letter of consent. If a letter of consent is signed by a trustee, partner, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, that person must so indicate when signing, and proper evidence of that person’s authority to so act must be submitted with the letter of consent. In addition, if a letter of consent relates to less than the total principal amount of notes registered in the name of a holder or relates to only the floating rate notes or discount notes, the registered holder must list the series of notes and the certificate numbers and principal amount of notes registered in the name of that holder to which the letter of consent relates. If no series or aggregate principal amount of notes as to which a consent is delivered is specified, the holder will be deemed to have consented with respect to all notes of such holder. If notes are registered in different names, separate letters of consent must be signed and delivered with respect to each registered note. If a letter of consent is executed by a person other than the registered holder, it must be accompanied by a proxy executed by the registered holder.
      In connection with the consent solicitation, we will pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of the prospectus, the letter of consent and related documents to the beneficial owners of the notes and in handling or forwarding deliveries of consents by their customers.
      All questions as to the form of all documents and the validity (including time of receipt) regarding the consent procedures will be determined by us, in our discretion, which determination will be final and binding. We also reserve the right to waive any defects or irregularities as to deliveries of consents.
Revocation of Consents
      A consent may be revoked at any time prior to the expiration date. Any holder who has delivered a consent, or who succeeds to ownership of notes in respect of which a consent has previously been delivered, may validly revoke such consent prior to the expiration date by delivering a written notice of revocation in accordance with the following procedures. All properly completed and executed letters of consent that are received by the consent agent will be counted as consents with respect to the proposed amendments, unless the consent agent receives a written notice of revocation prior to the expiration date.
      In order to be valid, a notice of revocation of consent must contain the name of the person who delivered the consent and the description of the notes to which it relates, the certificate numbers of such notes and the aggregate principal amount represented by such notes. The revocation of consent must be signed by the holder thereof in the same manner as the original signature on the letter of consent (including any required signature guarantees) or be accompanied by evidence satisfactory to us and the consent agent that the person revoking the consent has the legal authority to revoke such consent on behalf of the holder. If the letter of consent was executed by a person other than the registered holder of the notes, the notice of revocation of consent must be accompanied by a valid proxy signed by such registered holder and authorizing the revocation of the registered holder’s consent. To be effective, a revocation of consent must be received prior to the expiration date by the consent agent, at the address set forth below. A purported notice of revocation that lacks any of the required information or is sent to an improper address will not validly revoke a consent previously given.
Solicitation, Consent and Information Agents
      We have retained Bear, Stearns & Co. Inc. to act as the solicitation agent for the consent solicitation. We have agreed to pay the solicitation agent customary fees and reimburse it for its reasonable out-of-pocket expenses. Questions may be directed to the solicitation agent at the following address and telephone numbers:

Global Liability Management Group
383 Madison Avenue, 8th Floor
New York, New York 10179
(877) 696-BEAR (toll-free)
(877) 696-2327
      We have retained U.S. Bank National Association to act as the consent agent for the consent solicitation. We have agreed to pay the consent agent customary fees and reimburse it for its reasonable out-of-pocket expenses. All executed letters of consent and notices of revocation should, and questions relating to the procedures for consenting to the proposed amendments and requests for assistance may, be directed to the consent agent at the following address and telephone and facsimile numbers:

60 Livingston Avenue
St. Paul, Minnesota 55107
Attn: Specialized Finance
(800) 934-6802
By Facsimile: (651) 495-8158, Attn: Specialized Finance

      We have appointed Georgeson Shareholder Communications, Inc. to act as the information agent with respect to the consent solicitation. We will pay the information agent customary fees for its services and reimburse it for its reasonable out-of-pocket expenses. We have also agreed to indemnify the information agent for certain liabilities. Requests for additional copies of this prospectus or the letter of consent may be directed to the information agent at the following address and telephone numbers:

17 State Street
New York, New York 10004
(877) 507-1756
Banks/ Brokers (212) 440-9800
Fees and Expenses
      The total amount of funds required to pay all fees and expenses in connection with the consent solicitation is expected to be approximately $475,000. We expect to obtain these funds from available cash.
DESCRIPTION OF OUR GUARANTEES
      The following is a summary of our proposed guarantees of the notes. The following summary is qualified by reference to the full provisions of the forms of the guarantees, which have been filed as exhibits to the registration statement of which this prospectus forms a part.
      If the proposed amendments to the indentures are approved, contemporaneously with the execution of the second supplemental indentures, we will issue guarantees of the full and punctual payment when due, whether at maturity, by acceleration, redemption or otherwise, of the principal of and interest on the notes, and all other monetary obligations of IWO Holdings under the indentures, insofar as such monetary obligations relate to the notes. We will execute a guarantee in favor of the holders of the floating rate notes, and we will also execute a guarantee in favor of the holders of the discount notes. It will not be necessary for new certificates to be issued evidencing the notes to reflect the benefit of the guarantees, and no separate certificates will be issued to evidence the guarantees. Regardless of the outcome of the consent solicitation, the notes will continue to be guaranteed by substantially the same subsidiaries of IWO Holdings that currently guarantee the notes under the terms of the indentures.
      Our guarantees with respect to the floating rate notes and discount notes will be:

•	senior, unsecured obligations, equal in right of payment with all of our existing and future senior, unsecured debt;

•	effectively junior to our obligations secured by liens, to the extent of the value of the assets securing those obligations; and

•	senior in right of payment to our subordinated debt, if any.
      Our guarantees will not make us or any of our subsidiaries subject to the covenants contained in the indentures and will not otherwise contain any restrictions on our operations.
UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
      The following is a general discussion of the material U.S. federal income tax consequences of the consent solicitation to holders of the notes who are U.S. Holders (as defined below) and, subject to the limitations described below, constitutes the opinion of Jones Day. It is not a complete analysis of all the potential tax considerations relating to the consent solicitation. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended, or the Code, U.S. Department of the Treasury, or Treasury, regulations promulgated under the Code, and currently effective administrative rulings and judicial decisions, all relating to the U.S. federal income tax treatment. These authorities may be changed, perhaps with retroactive effect, so as to result in U.S. federal income tax consequences different from those described below. No ruling from the Internal Revenue Service, or IRS, has been sought with respect to the statements made herein, and there can be no assurance that the IRS will not take a position contrary to such statements or that such contrary position taken by the IRS would not be sustained by a reviewing court.
      This summary is applicable only to initial purchasers of the notes who purchased the notes on original issuance at their initial offering price. It assumes that the notes are held as capital assets. This summary does not address the tax considerations arising under the laws of any foreign, state or local jurisdiction. In addition, this discussion does not address all tax considerations that may be applicable to the holders’ particular circumstances or to holders that may be subject to special tax rules, such as, for example:

•	holders subject to the alternative minimum tax;

•	banks, insurance companies, or other financial institutions;

•	tax-exempt organizations;

•	dealers in securities or commodities;

•	expatriates;

•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•	holders whose functional currency is not the U.S. dollar;

•	holders who are not U.S. Holders;

•	persons that hold notes as part of a hedge, straddle, or conversion transaction;

•	persons deemed to sell notes under the constructive sale provisions of the Code; or

•	partnerships or other pass-through entities.
      If a partnership holds notes, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. A partner of a partnership holding notes is urged to consult his or her tax advisor regarding the tax consequences of the consent solicitation.
      For purposes of this discussion, a holder is a “U.S. Holder” if such holder is the beneficial owner of a note and is:

•	a citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation) created or organized under the laws of the United States or of any state thereof (including the District of Columbia);

•	an estate, the income of which is subject to U.S. federal income tax, regardless of its source; or

•	a trust, if a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust (and certain other trusts that have elected to continue to be treated as U.S. trusts).

General
      Although the issue is not free from doubt, a holder of notes should not recognize any income, gain or loss as a result of the implementation of the proposed amendments to the indentures governing the notes and the provision of our guarantees, and such holder should continue to have the same tax basis and holding period with respect to the notes as it had before the consent solicitation.

Tax Consequences of the Proposed Amendments and Our Guarantees of the Notes
      Generally. The modification of the terms of a debt instrument is treated, for U.S. federal income tax purposes, as a “deemed” exchange of an old debt instrument for a new debt instrument if such modification is “significant” as specially determined for U.S. federal income tax purposes. For these purposes, a modification of the terms of a debt instrument is significant if, based on all the facts and circumstances, the legal rights or obligations that are altered and the degree to which they are altered are economically significant. Although the matter is not free from doubt, the adoption of the proposed amendments, in and of itself, should not constitute a significant modification of the terms of the notes for U.S. federal income tax purposes. Upon adoption of the proposed amendments, Sprint Nextel will also guarantee IWO Holdings’ payment obligations with respect to the notes. The Treasury regulations provide that the addition of a co-obligor on a debt instrument is a significant modification if the addition of the co-obligor results in a change in payment expectations. The Treasury regulations further provide that a change in payment expectations occurs if, as a result of a transaction, there is substantial enhancement of the obligor’s capacity to meet the payment obligations under a debt instrument and that capacity was primarily speculative prior to the modification and is adequate after the modification. If Sprint Nextel’s guarantees of IWO Holdings’ payment obligations with respect to the notes do not result in a significant modification, there would be no deemed exchange of the notes for U.S. federal income tax purposes and holders would not recognize any gain or loss. In addition, holders would continue to have the same tax basis and holding period with respect to the notes as they had before the consent solicitation. To the extent the notes were issued with original issue discount, or OID, holders would continue to be required to include OID in gross income under a constant yield method in advance of the receipt of cash attributable to that income, regardless of the holder’s method of tax accounting.
      Recapitalization Treatment. If the proposed amendments or Sprint Nextel’s guarantees are treated as a significant modification of the notes for U.S. federal income tax purposes, a holder will be treated as having exchanged its “old” notes for “new” notes for U.S. federal income tax purposes. Even so, the holder will not be taxable if the notes, as originally issued and as amended, constitute “securities” for U.S. federal income tax purposes. In such event, the “deemed” exchange would be treated as a tax-free recapitalization for U.S. federal income tax purposes. There is no precise definition of what constitutes a “security” under U.S. federal income tax law. The determination of whether a debt instrument is a security for U.S. federal income tax purposes requires an overall evaluation of the nature of the debt instrument, with the term of the debt instrument regarded as one of the more important factors. A debt instrument with a term of five years or less generally does not qualify as a security, and a debt instrument with a term of ten years or more generally does qualify as a security. Whether a debt instrument with a term between five and ten years qualifies as a security is unclear. The floating rate notes and discount notes have original maturities of seven and ten years, respectively. Although the matter is not free from doubt, given the maturities and the other terms of the notes, the notes should constitute securities for U.S. federal income tax purposes. In such event, a holder would not recognize any income, gain or loss as a result of the proposed amendments or our guarantees, the holder would take a tax basis in the “new” notes equal to its tax basis in the “old” notes immediately prior to the “deemed” exchange and the holder’s holding period for the “new” notes would include the period during which the “old” notes were held.
      Treatment if Recapitalization Does Not Apply. If, on the other hand, the proposed amendments or Sprint Nextel’s guarantees were treated as constituting a significant modification of the notes resulting in a “deemed” exchange, but the “deemed” exchange was not treated as a recapitalization for U.S. federal income tax purposes (e.g., because the notes were not deemed “securities” for U.S. federal income tax purposes), a holder would recognize gain or loss at the time of such “deemed” exchange. The amount of such gain or loss would be equal to the difference, if any, between the amount realized by the holder in the “deemed” exchange and the holder’s adjusted tax basis in the notes deemed to be exchanged. In addition, the holder’s holding period in the “new” notes that are deemed to be received would begin on the day after the “deemed exchange and the holder’s tax basis in the “new” notes would be equal to the amount realized by such holder in the “deemed” exchange.
      Original Issue Discount. If there is a deemed exchange of the notes for “new” notes, regardless of whether or not the exchange qualifies as a recapitalization, the “new” notes will be treated as issued with OID in an amount equal to the excess, if any (to the extent that it exceeds a statutorily defined de minimis amount), of the stated redemption price at maturity of the “new” notes over their issue price. The stated redemption price at maturity of the “new” notes generally will equal their stated principal amount. The issue price of the “new” notes will depend on whether the “old” notes or “new” notes are considered to be publicly traded for purposes of the applicable provisions of the Code. Although the matter is not free from doubt, due to the availability of information about trading activity involving the notes (including prices at which the notes have traded) on various listing services, the notes may be considered to be publicly traded for these purposes. In such event, the “new” notes would have an issue price equal to their fair market value. A holder that is deemed to hold “new” notes with OID generally would be required to include OID in gross income under a constant yield method in advance of the receipt of cash attributable to that income regardless of the holder’s method of tax accounting. The amount of OID required to be included in gross income with respect to the “new” notes may differ from the amount of OID (if any) required to be included in income with respect to the “old” notes.
      ALL HOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE SPECIFIC FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES OF THE CONSENT SOLICITATION TO THEIR PARTICULAR CIRCUMSTANCES.

DESCRIPTION OF THE AMENDED FLOATING RATE NOTES
      The following description is of the floating rate notes and the floating rate notes indenture, as amended by the February 10, 2005 supplemental floating rate notes indenture and the proposed amendments pursuant to the second supplemental floating rate notes indenture. In this description, we refer to the floating rate notes as the “senior secured floating rate notes” and the floating rate notes indenture as the “indenture,” in each case, as so amended. The following description is qualified by reference to the full provisions of the indenture, the February 10, 2005 supplemental floating rate notes indenture and the form of second supplemental floating rate notes indenture, which are exhibits to the registration statement of which this prospectus forms a part.
      The following description is also a summary of the material provisions of certain of the Security Documents, but the description does not restate those documents in their entirety. We urge you to read the indenture, the February 10, 2005 supplemental floating rate notes indenture, the second supplemental floating rate notes indenture and the Security Documents because those documents, and not this description, define your rights as a holder of the senior secured floating rate notes. Copies of certain of the Security Documents may be obtained from the information agent. See “The Consent Solicitation — Solicitation, Consent and Information Agents.”
      You can find the definitions of certain terms used in this description under the subheading “— Certain Definitions.” Certain defined terms used in this description but not defined below under “— Certain Definitions” have the meanings assigned to them in the indenture. The registered holder of a senior secured floating rate note will be treated as the owner of it for all purposes. Only registered holders have rights under the indenture. In this description, the term “Note Guarantee” excludes our proposed guarantee of the senior secured floating rate notes, “IWO Escrow” refers to IWO Escrow Company, and, unless the context requires otherwise, “IWO Holdings” refers to IWO Holdings, Inc. (but not to its subsidiaries).
      On January 6, 2005, IWO Escrow issued the senior secured floating rate notes under an indenture between itself and U.S. Bank National Association, as trustee, in a private transaction that was not subject to the registration requirements of the Securities Act. Upon the completion of the Merger on February 10, 2005, by the February 10, 2005 supplemental floating rate notes indenture, IWO Holdings assumed all obligations of IWO Escrow under the senior secured floating rate notes, the indenture and the Security Documents. Thereafter, IWO consummated an exchange offer whereby all of the unregistered senior secured floating rate notes were exchanged for registered versions thereof.
Brief Description of the Senior Secured Floating Rate Notes and the Note Guarantees

The Senior Secured Floating Rate Notes
      Following completion of the Merger on February 10, 2005, the senior secured floating rate notes became, and following the effectiveness of the proposed amendments to the indenture the senior secured floating rate notes will continue to be:

•	senior obligations of IWO Holdings, ranking pari passu in right of payment with all existing and future senior indebtedness of IWO Holdings;

•	secured by a first priority security interest, subject to certain exceptions and Permitted Liens, in IWO Holdings’ rights in the Collateral;

•	senior in right of payment to any future subordinated indebtedness of IWO Holdings; and

•	unconditionally guaranteed by the Guarantors.
      However, under the Security Documents and the collateral trust agreement, the liens granted in favor of the holders of the senior secured floating rate notes in the Collateral will be shared on a pro rata basis with holders of any future Parity Secured Obligations.

The Note Guarantees
      Following the completion of the Merger on February 10, 2005 the senior secured floating rate notes became, and following the effectiveness of the proposed amendments to the indenture the senior secured floating rate notes will continue to be, guaranteed by all of IWO Holdings’ Restricted Subsidiaries. Upon execution of the second supplemental floating rate notes indenture, we will also guarantee the senior secured floating rate notes. See the section entitled “Description of Our Guarantees” in this prospectus for more information regarding our guarantee of the senior secured floating rate notes.
      Each Note Guarantee of the senior secured floating rate notes is and will continue to be:

•	a general obligation of the Guarantor, pari passu in right of payment with all existing and future senior indebtedness of the Guarantor;

•	senior in right of payment to any future subordinated indebtedness of the Guarantor; and

•	secured on a first priority basis, subject to certain exceptions and Permitted Liens, by the Collateral of the Guarantor.
      As of the date of this prospectus, all of IWO Holdings’ Subsidiaries were “Restricted Subsidiaries.” However, under the circumstances described below under “— Certain Covenants — Designation of Restricted and Unrestricted Subsidiaries,” IWO Holdings is permitted to designate certain of its Subsidiaries as “Unrestricted Subsidiaries.” Unrestricted Subsidiaries are not subject to many of the restrictive covenants in the indenture. Unrestricted Subsidiaries do not, and will not, guarantee the senior secured floating rate notes.
Principal, Maturity and Interest
      IWO Escrow issued $150.0 million in aggregate principal amount at maturity of senior secured floating rate notes in a private offering on January 6, 2005. IWO Holdings may issue additional senior secured floating rate notes under the indenture from time to time. Any issuance of additional senior secured floating rate notes will be subject to all of the covenants in the indenture, including the covenant described below under “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock.” The senior secured floating rate notes and any additional senior secured floating rate notes subsequently issued under the indenture will be treated as a single class for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. The senior secured floating rate notes were issued in denominations of $1,000 and integral multiples of $1,000. The senior secured floating rate notes will mature on January 15, 2012.
      Interest on the senior secured floating rate notes accrues at the Applicable Eurodollar Rate. The Applicable Eurodollar Rate will be reset quarterly. IWO Holdings pays interest on the senior secured floating rate notes quarterly, in arrears, on every January 15, April 15, July 15 and October 15. Interest on overdue principal and interest will accrue at a rate that is 1% higher than the then-applicable interest rate on the senior secured floating rate notes. IWO Holdings will make each interest payment to the holders of record from time to time on demand.
      Interest on the senior secured floating rate notes accrues from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest is computed on the basis of a 360-day year comprised of twelve 30-day months.
Methods of Receiving Payments on the Senior Secured Floating Rate Notes
      If a holder of senior secured floating rate notes has given wire transfer instructions to IWO Holdings, IWO Holdings will pay all principal, interest and premium, if any, on that holder’s senior secured floating rate notes in accordance with those instructions. All other payments on the senior secured floating rate notes will be made at the office or agency of the paying agent and registrar unless IWO Holdings elects to make interest payments by check mailed to the noteholders at their address set forth in the register of holders.

Paying Agent and Registrar for the Senior Secured Floating Rate Notes
      The trustee acts as paying agent and registrar. IWO Holdings may change the paying agent or registrar without prior notice to the holders of the senior secured floating rate notes, and IWO Holdings or any of its Subsidiaries may act as paying agent or registrar.
Transfer and Exchange
      A holder may transfer or exchange senior secured floating rate notes in accordance with the provisions of the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents in connection with a transfer of senior secured floating rate notes. Holders will be required to pay all taxes due on transfer. IWO Holdings will not be required to transfer or exchange any senior secured floating rate note selected for redemption. Also, IWO Holdings will not be required to transfer or exchange any senior secured floating rate note for a period of 15 days before a selection of senior secured floating rate notes to be redeemed or during the period between a record date and the corresponding interest payment date.
Note Guarantees
      The senior secured floating rate notes are, and will continue to be, guaranteed by each of IWO Holdings’ current and future Restricted Subsidiaries. The Note Guarantees are and will continue to be joint and several obligations of the Guarantors. The obligations of each Guarantor under its Note Guarantee are limited as necessary to prevent that Note Guarantee from constituting a fraudulent conveyance under applicable law.
      A Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person), another Person, other than IWO Holdings or another Guarantor, unless:

(1) immediately after giving effect to that transaction, no Default or Event of Default exists; and

(2) either:

(a) the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger assumes all the obligations of that Guarantor under the indenture and its Note Guarantee pursuant to a supplemental indenture satisfactory to the trustee; or

(b) the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of the indenture.
      The Note Guarantee of a Guarantor will be released:

(1) in connection with any sale or other disposition of all or substantially all of the assets of that Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) IWO Holdings or a Restricted Subsidiary of IWO Holdings, if the sale or other disposition does not violate the “Asset Sale” provisions of the indenture;

(2) in connection with any sale or other disposition of all of the Capital Stock of that Guarantor to a Person that is not (either before or after giving effect to such transaction) IWO Holdings or a Restricted Subsidiary of IWO Holdings, if the sale or other disposition does not violate the “Asset Sale” provisions of the indenture;

(3) if IWO Holdings designates any Restricted Subsidiary that is a Guarantor to be an Unrestricted Subsidiary in accordance with the applicable provisions of the indenture; or

(4) upon legal defeasance or satisfaction and discharge of the indenture as provided below under “— Legal Defeasance and Covenant Defeasance” and “— Satisfaction and Discharge.”

Security
      The senior secured floating rate notes and the Note Guarantees are secured by a first priority security interest, on a pari passu basis with any future Parity Secured Obligations and subject to Permitted Liens, in substantially all of the assets (other than Excluded Assets) of IWO Holdings and the Guarantors (collectively, the “Collateral”), including the following assets to the extent they do not constitute Excluded Assets:

•	intellectual property license agreements;

•	equipment, inventory and other personal property;

•	any material real property fee interests; and

•	accounts and general intangibles, including contract rights.
      “Excluded Assets” include, among other things:

•	assets securing purchase money obligations or Capital Lease Obligations permitted to be incurred under the indenture;

•	any lease, license, permit, franchise, power, authority or right if, to the extent that and for as long as (a) the grant of a security interest therein constitutes or would result in the abandonment, invalidation or unenforceability of such lease, license, permit, franchise, power, authority or right or the termination of or a default under the instrument or agreement by which such lease, license, permit, franchise, power, authority or right is governed and (b) such abandonment, invalidation, unenforceability, breach, termination or default is not rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the Uniform Commercial Code (or any successor provision) of any relevant jurisdiction or any other applicable law (including the United States Bankruptcy Code) or principles of equity; provided, however, that (i) such lease, license, permit, franchise, power, authority or right will be an Excluded Asset only to the extent and for as long as the conditions set forth in clauses (a) and (b) of this paragraph are and remain satisfied, and to the extent such assets otherwise constitute Collateral, such assets will cease to be Excluded Assets and will become subject to the first priority security interest of the Collateral Trustee for the benefit of the holders of senior secured floating rate notes and holders of other Parity Secured Obligations, immediately and automatically at such time as such conditions cease to exist, including by reason of any waiver or consent under the applicable instrument or agreement, and (ii) the proceeds of any sale, lease or other disposition of any such lease, license, permit, franchise, power, authority or right that is or becomes an Excluded Asset shall not be an Excluded Asset and shall at all times be and remain subject to the first priority security interest of the Collateral Trustee for the benefit of the holders of senior secured floating rate notes and holders of other Parity Secured Obligations;

•	Capital Stock of any Subsidiary of IWO Holdings; and

•	all non-material real property fee interests and all real property leasehold interests.
      In connection with the completion of the initial offering of the senior secured floating rate notes, IWO Escrow and the Collateral Trustee entered into the Security Agreement, which provided for a grant of a security interest in IWO Escrow’s rights in substantially all of its assets in favor of the Collateral Trustee for the benefit of the holders of the senior secured floating rate notes and holders of Sharing Eligible Debt Obligations to secure on a first priority basis, subject to certain exceptions and Permitted Liens, the payment and performance when due of the senior secured floating rate notes, the indenture, the Security Documents and other Secured Debt Documents. The security interest of the trustee in the escrow account under the escrow and security agreement secured only the notes and not any Sharing Eligible Debt Obligations. Upon completion of the Merger on February 10, 2005, (i) by operation of law, IWO Holdings assumed all obligations of IWO Escrow under the Security Agreement and all other Security Documents and became bound as a grantor thereunder and (ii) each Guarantor became party to the

Security Agreement and granted a security interest in the rights of such Guarantor in the Collateral in favor of the Collateral Trustee for the benefit of the holders of the senior secured floating rate notes and holders of Sharing Eligible Debt Obligations to secure on a first priority basis, subject to certain exceptions and Permitted Liens, the payment and performance when due of the Note Guarantees, the Security Agreement and other Secured Debt Documents.

Perfection and Non-Perfection of Security Interests in Collateral
      The security interests created by the Security Agreement have not been and will not be perfected with respect to certain items of Collateral. Specifically, IWO Holdings will not be required under the Security Agreement to take actions to perfect the security interests in the Collateral other than by filing financing statements under the Uniform Commercial Code in the applicable jurisdictions of organization of IWO Holdings and its Restricted Subsidiaries. To the extent that such actions are not sufficient to perfect a security interest in certain items of Collateral (as will be the case, for example, for Collateral consisting of deposit accounts and securities accounts, and may also be the case for certain investment property and equipment, including equipment affixed to real property so as to constitute fixtures), the Collateral Trustee’s rights will be equal to the rights of the general unsecured creditors of IWO Holdings and its Restricted Subsidiaries in the event of a bankruptcy. Outside of bankruptcy, the security interests of certain other lienholders, such as judgment creditors and any creditors who obtain a perfected security interest in any items of Collateral in which the Collateral Trustee’s security interest is unperfected, would take priority over the Collateral Trustee’s security interest in such items of Collateral.

Additional Parity Lien Debt
      The indenture and the Security Documents provide that IWO Holdings may incur additional Parity Lien Debt in an amount not to exceed $30.0 million outstanding at any time. The Parity Lien Debt will rank pari passu in right of payment with the senior secured floating rate notes, will be guaranteed on a pari passu basis by each Guarantor, and will be secured by the Collateral equally and ratably with the senior secured floating rate notes.

Collateral Trust Agreement
      The Guarantors entered into a collateral trust agreement with the trustee and the Collateral Trustee, which sets forth the terms on which the Collateral Trustee will receive, hold, administer, maintain, enforce and distribute the proceeds of all liens upon any property of IWO Escrow, IWO Holdings or any Guarantor at any time held by it, in trust for the benefit of the present and future holders of the Parity Secured Obligations. Any Sharing Eligible Debt Agent will become a party to the collateral trust agreement prior to the issuance of the applicable Sharing Eligible Debt.

Collateral Trustee
      IWO Holdings appointed The Bank of New York under the collateral trust agreement to serve as the Collateral Trustee for the benefit of the holders of the senior secured floating rate notes and all Sharing Eligible Debt Obligations outstanding from time to time.
      The Collateral Trustee holds (directly or through co-trustees, agents or sub-agents), and is entitled to enforce, all Liens on the Collateral created by the Security Documents.
      Except as provided in the collateral trust agreement or as directed by an Act of Required Debtholders, in accordance with the collateral trust agreement, the Collateral Trustee is not obligated:

(1) to act upon directions purported to be delivered to it by any Person;

(2) to foreclose upon or otherwise enforce any Lien; or

(3) to take any other action whatsoever with regard to any or all of the Security Documents, the Liens created thereby or the Collateral.

      IWO Holdings delivered to each Secured Debt Representative copies of all Security Documents delivered to the Collateral Trustee.

Enforcement of Security Interests
      If the Collateral Trustee at any time receives written notice that any event has occurred that constitutes a default under any Secured Debt Document entitling the Collateral Trustee to foreclose upon, collect or otherwise enforce its security interests thereunder, it will promptly deliver written notice thereof to each Secured Debt Representative. Thereafter, the Collateral Trustee may await direction by an Act of Required Debtholders and will act, or decline to act, as directed by an Act of Required Debtholders, in the exercise and enforcement of the Collateral Trustee’s interests, rights, powers and remedies in respect of the Collateral or under the Security Documents or applicable law and, following the initiation of such exercise of remedies, the Collateral Trustee will act, or decline to act, with respect to the manner of such exercise of remedies as directed by an Act of Required Debtholders. Unless it has been directed to the contrary by an Act of Required Debtholders, the Collateral Trustee in any event may (but will not be obligated to) take or refrain from taking such action with respect to any default under any Secured Debt Document as it may deem advisable and in the best interest of the holders of Parity Secured Obligations.

Order of Application
      The collateral trust agreement provides that if any Collateral is sold or otherwise realized upon by the Collateral Trustee in connection with any foreclosure, collection or other enforcement of security interests granted to the Collateral Trustee in the Security Documents, the proceeds received by the Collateral Trustee from such foreclosure, collection or other enforcement will be distributed by the Collateral Trustee in the following order of application:
      first, to the payment of all amounts payable under the collateral trust agreement on account of the Collateral Trustee’s fees and any reasonable legal fees, costs and expenses or other liabilities of any kind incurred by the Collateral Trustee, the trustee or any co-trustee or agent in connection with any Security Document;
      second, to the respective Secured Debt Representatives for application to the Parity Secured Obligations equally and ratably until all Parity Secured Obligations have been paid in full in cash for distribution, to (1) in the case of senior secured floating rate notes, to the trustee for application pursuant to the indenture, and (2) in the case of Sharing Eligible Debt Obligations, to the Sharing Eligible Debt Agent for application pursuant to the terms of the credit agreement; and
      third, any surplus remaining after the payment in full in cash of all of the Parity Secured Obligations will be paid to IWO Escrow, IWO Holdings or the applicable Guarantor, as the case may be, its successors or assigns, or as a court of competent jurisdiction may direct.
      If the trustee, any holder of senior secured floating rate notes, any Sharing Eligible Debt Agent or any holder of Sharing Eligible Debt Obligations collects or receives any proceeds of such foreclosure, collection or other enforcement, whether after the commencement of an insolvency or liquidation proceeding or otherwise, the trustee, such holder of senior secured floating rate notes, the Sharing Eligible Debt Agent or such holder of Sharing Eligible Debt Obligations, as the case may be, will promptly deliver the same to the Collateral Trustee, for the account of the holders of the Parity Secured Obligations, to be applied in accordance with the provisions set forth above. Until so delivered, such proceeds will be held by the trustee, the holder of senior secured floating rate notes, the Sharing Eligible Debt Agent or the holder of Sharing Eligible Debt Obligations, as the case may be, for the benefit of the holders of the other Parity Secured Obligations.

Release of Liens on Collateral
      The Security Agreement provides that the Collateral Trustee’s Liens upon the Collateral will be released:

(1) in whole, upon (a) payment in full and discharge of all outstanding Parity Lien Debt and Parity Secured Obligations that are outstanding, due and payable at the time all of the Parity Lien Debt is paid in full and discharged and (b) termination or expiration of all commitments to extend credit under the Secured Debt Documents;

(2) following the delivery of notice thereof and a certificate of an officer of IWO Holdings certifying that such sale, transfer or disposition complies with the terms and conditions of the indenture and the Security Agreement and the release of the Collateral will not result in a Default or Event of Default under the indenture, in connection with asset sales, transfers or dispositions that are permitted under the covenant described under “— Repurchase at the Option of Holders — Asset Sales;”

(3) if any Guarantor is released from its Guarantee in accordance with the terms of the indenture, that Guarantor’s assets will also be released;

(4) if any asset that is an Excluded Asset becomes subject to a Lien in favor of the Collateral Trustee, that Collateral will be released; and

(5) as to any Collateral, if (a) consent to the release of that Collateral has been given by an Act of Required Debtholders, and (b) IWO Holdings has delivered an officers’ certificate to the Collateral Trustee certifying that all such necessary consents have been obtained.

Release of Security Interests in Respect of Senior Secured Floating Rate Notes
      The indenture and the collateral trust agreement provide that the Collateral Trustee’s Liens upon the Collateral will no longer secure the senior secured floating rate notes outstanding under the indenture or any other obligations with respect to the senior secured floating rate notes, and the right of the holders of the senior secured floating rate notes to the benefits and proceeds of the Collateral Trustee’s Liens on Collateral will terminate and be discharged:

(1) upon payment in full of the principal of, and accrued and unpaid interest and premium, if any, on the senior secured floating rate notes and the payment in full of all other obligations with respect to the senior secured floating rate notes that are due and payable at or prior to the time such principal, accrued and unpaid interest and premium are paid;

(2) upon satisfaction and discharge of the indenture as set forth under “— Satisfaction and Discharge”; or

(3) upon defeasance of the senior secured floating rate notes in accordance with the provisions described below under “— Legal Defeasance and Covenant Defeasance.”

Permitted Ordinary Course Activities with Respect to the Collateral
      Notwithstanding the foregoing, so long as such transaction would not violate the Trust Indenture Act, IWO Holdings and the Guarantors may, among other things, without any release or consent by the Collateral Trustee, conduct ordinary course activities with respect to Collateral, including (i) selling or otherwise disposing of, in any transaction or series of related transactions, any property subject to the Lien of the Security Documents which has become worn out, defective or obsolete or not used or useful in the business; (ii) abandoning, terminating, canceling, releasing or making alterations in or substitutions of any leases or contracts subject to the Lien of the Security Documents; (iii) surrendering or modifying any franchise, license or permit subject to the Lien of the Security Documents which it may own or under which it may be operating; (iv) altering, repairing, replacing, changing the location or position of and adding to its structures, machinery, systems, equipment, fixtures and appurtenances; (v) granting a nonexclusive license of any intellectual property; (vi) selling, transferring or otherwise disposing of inventory in the ordinary course of business; (vii) selling, collecting, liquidating, factoring or otherwise disposing of accounts receivable in the ordinary course of business; (viii) making cash payments (including for the scheduled repayment of Indebtedness) from cash that is at any time part of the Collateral in the ordinary course of business that are not otherwise prohibited by the indenture and the Security Documents; and (ix) abandoning any intellectual property which is no longer used or useful in the IWO Holdings’ business. IWO Holdings must deliver to the Collateral Trustee, within 30 calendar days following the end of each six-month period ending on June 30 and December 31 of any year, an officers’ certificate to the effect that all releases and withdrawals during the preceding six-month period in which no release or consent of the Collateral Trustee was obtained in the ordinary course of IWO Holdings’ and the Guarantors’ business were not prohibited by the indenture.
      Notwithstanding anything to the contrary herein, IWO Holdings will not be required to comply with all or any portion of Section 314(d) of the Trust Indenture Act if it determines, in good faith based on advice of counsel, that under the terms of that section or any interpretation or guidance as to the meaning thereof of the SEC and its staff including “no action” letters or exemptive orders, that all or any portion of Section 314(d) of the Trust Indenture Act is inapplicable to the released Collateral.

Amendment of Security Documents
      The collateral trust agreement provides that no amendment or supplement to the provisions of any Security Document will be effective without the approval of the Collateral Trustee acting as directed by an Act of Required Debtholders; provided that:

(1) any amendment or supplement that has the effect solely of adding or maintaining Collateral, or preserving, perfecting or establishing the priority of the Liens thereon or the rights of the Collateral Trustee therein, or adding or maintaining any guarantee, will become effective when executed and delivered by the applicable obligor party thereto and the Collateral Trustee;

(2) no amendment or supplement that reduces, impairs or adversely affects the right of any holder of Parity Lien Debt:

(a) to vote its outstanding Parity Lien Debt as to any matter described as subject to an Act of Required Debtholders or direction by the Required Noteholders (or amends the provisions of this clause (2) or the definition of “Act of Required Debtholders” or “Required Noteholders”),

(b) to share in the order of application described above under “— Order of Application” in the proceeds of enforcement of or realization on any Collateral, or

(c) to require that Liens securing Parity Secured Obligations be released only as set forth in the provisions described above under “— Release of Liens on Collateral,”

will become effective without the additional consent of such holder; and

(3) no amendment or supplement that imposes any obligation upon the Collateral Trustee or any Secured Debt Representative or adversely affects the rights of the Collateral Trustee or any Secured Debt Representative, respectively, in its individual capacity as such will become effective without the consent of the Collateral Trustee or such Secured Debt Representative, respectively.
      Any amendment or supplement to the provisions of the Security Documents that releases Collateral will be effective only in accordance with the requirements set forth in the applicable Secured Debt Document referenced above under “— Release of Liens on Collateral.”

Certain Limitations on the Collateral
      With respect to some of the Collateral, the Collateral Trustee’s security interest and ability to foreclose also will be limited by the need to meet certain requirements, such as obtaining third party consents and making additional filings. If IWO Holdings or the applicable Guarantor is unable to obtain these consents or make these filings, the security interests may be invalid and the holders will not be entitled to the Collateral or any recovery with respect thereto. These requirements may limit the number of potential bidders for certain Collateral in any foreclosure and may delay any sale, either of which events may have an adverse effect on the sale price of the Collateral. Therefore, the practical value of realizing on the Collateral may, without the appropriate consents and filings, be limited.
      The value of the Collateral in the event of a liquidation will depend upon market and economic conditions, the availability of buyers and similar factors. By its nature, some or all of the Collateral will be illiquid and may have no readily ascertainable market value.
      The Collateral does not include any interests in any assets that constitute Excluded Assets. In addition, to the extent that Liens, rights and easements granted to third parties encumber real property owned or leased by IWO Holdings or any Guarantor on which Collateral is located, such third parties have or may exercise rights and remedies with respect to such real property that could adversely affect the value of the Collateral located at such site and the ability of the Collateral Trustee to realize or foreclose on Collateral at such site.

Certain Bankruptcy Limitations
      The right of the trustee to take possession and dispose of the Collateral upon the occurrence of an Event of Default is likely to be significantly impaired by applicable bankruptcy law if a bankruptcy proceeding were to be commenced by or against IWO Holdings or any Guarantor prior to the trustee having taken possession and disposed of the Collateral. Under the U.S. Bankruptcy Code, a secured creditor is prohibited from taking its security from a debtor in a bankruptcy case, or from disposing of security taken from such debtor, without bankruptcy court approval. Moreover, the Bankruptcy Code permits the debtor in certain circumstances to continue to retain and to use collateral owned as of the date of the bankruptcy filing (and the proceeds, products, offspring, rents or profits of such Collateral) even though the debtor is in default under the applicable debt instruments; provided, that the secured creditor is given “adequate protection.” The meaning of the term “adequate protection” may vary according to circumstances. In view of the lack of a precise definition of the term “adequate protection” and the broad discretionary powers of a bankruptcy court, it is impossible to predict how long payments under the senior secured floating rate notes could be delayed following commencement of a bankruptcy case, whether or when the Collateral Trustee could repossess or dispose of the Collateral or whether or to what extent holders would be compensated for any delay in payment or loss of value of the Collateral through the requirement of “adequate protection.”
      Furthermore, in the event a bankruptcy court determines the value of the Collateral is not sufficient to repay all amounts due on the senior secured floating rate notes and any other indebtedness secured by such Collateral, the holders of the senior secured floating rate notes and such other indebtedness would hold secured claims to the extent of the value of the Collateral, and would hold unsecured claims with respect to any shortfall. Applicable U.S. bankruptcy laws do not permit the payment or accrual of post-petition interest, costs and attorneys’ fees during a debtor’s bankruptcy case unless the claims are over-secured or the debtor is solvent at the time of reorganization. In addition, if IWO Holdings or any Guarantor were to become the subject of a bankruptcy case, the bankruptcy court, among other things, may avoid certain pre-petition transfers made by the entity that is the subject of the bankruptcy filing, including, without limitation, transfers held to be preferences or fraudulent conveyances.
Optional Redemption
      At any time prior to January 15, 2007, IWO Holdings may on any one or more occasions redeem up to 35% of the aggregate principal amount of senior secured floating rate notes issued under the indenture at a redemption price equal to 100% of the aggregate principal amount thereof plus a premium equal to the Applicable Eurodollar Rate in effect on the date on which notice of redemption is given, plus accrued and unpaid interest to the redemption date, with the net cash proceeds of a sale of Equity Interests (other than Disqualified Stock) or a contribution to the common equity of IWO Holdings; provided that:

(1) at least 65% of the aggregate principal amount of senior secured floating rate notes originally issued under the indenture (excluding notes held by IWO Holdings and its Subsidiaries) remains outstanding immediately after the occurrence of such redemption; and

(2) the redemption occurs within 45 days of the date of the closing of such sale of Equity Interests or contribution to the common equity of IWO Holdings.
Except pursuant to the preceding paragraphs, the senior secured floating rate notes will not be redeemable at IWO Holdings’ option prior to January 15, 2007.
      On or after January 15, 2007, IWO Holdings may redeem all or a part of the senior secured floating rate notes upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest on the senior secured floating rate notes redeemed, to the applicable redemption date, if redeemed during the twelve-month period beginning on January 15 of the years indicated below, subject to the rights of holders of senior secured floating rate notes on the relevant record date to receive interest on the relevant interest payment date:

Year	Percentage

2007	102.000%
2008	101.000%
2009 and thereafter	100.000%
      Unless IWO Holdings defaults in the payment of the redemption price, interest will cease to accrue on the senior secured floating rate notes or portions thereof called for redemption on the applicable redemption date.
Mandatory Redemption
      IWO Holdings is not required to make mandatory redemption or sinking fund payments with respect to the senior secured floating rate notes.
Repurchase at the Option of Holders

Change of Control
      If a Change of Control occurs, each holder of senior secured floating rate notes will have the right to require IWO Holdings to repurchase all or any part (equal to $1,000 or an integral multiple of $1,000) of that holder’s senior secured floating rate notes pursuant to a Change of Control Offer on the terms set forth in the indenture. In the Change of Control Offer, IWO Holdings will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of senior secured floating rate notes repurchased plus accrued and unpaid interest to the repurchase date subject to the rights of holders of senior secured floating rate notes on the relevant record date to receive interest due on the relevant interest payment date. Within ten days following any Change of Control, IWO Holdings will mail a notice to each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes on the Change of Control Payment Date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the indenture and described in such notice. IWO Holdings will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the senior secured floating rate notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the indenture, IWO Holdings will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the indenture by virtue of such compliance.
      On the Change of Control Payment Date, IWO Holdings will, to the extent lawful:

(1) accept for payment all senior secured floating rate notes or portions of senior secured floating rate notes properly tendered pursuant to the Change of Control Offer;

(2) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all senior secured floating rate notes or portions of senior secured floating rate notes properly tendered; and

(3) deliver or cause to be delivered to the trustee the senior secured floating rate notes properly accepted together with an officers’ certificate stating the aggregate principal amount of senior secured floating rate notes or portions of senior secured floating rate notes being purchased by IWO Holdings.
      The paying agent will promptly mail to each holder of senior secured floating rate notes properly tendered the Change of Control Payment for such notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new note equal in principal amount to any unpurchased portion of the senior secured floating rate notes surrendered, if any. IWO Holdings will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.
      The provisions described above that require IWO Holdings to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the indenture are applicable.
      IWO Holdings will not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by IWO Holdings and purchases all notes properly tendered and not withdrawn under the Change of Control Offer, or (2) notice of redemption has been given under the indenture as described above under “— Optional Redemption,” unless and until there is a default in payment of the applicable redemption price.
      The definition of Change of Control includes a phrase relating to the direct or indirect sale, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of IWO Holdings and its Restricted Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of senior secured floating rate notes to require IWO Holdings to repurchase its notes as a result of a sale, transfer, conveyance or other disposition of less than all of the assets of IWO Holdings and its Restricted Subsidiaries taken as a whole to another Person or group may be uncertain.

Asset Sales
      IWO Holdings will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1) IWO Holdings or the Restricted Subsidiary, as the case may be, receives consideration at the time of the Asset Sale at least equal to the Fair Market Value of the assets or Equity Interests issued or sold or otherwise disposed of; and

(2) at least 75% of the consideration received in the Asset Sale by IWO Holdings or such Restricted Subsidiary is in the form of cash. For purposes of this provision, each of the following will be deemed to be cash:

(a) any liabilities, as shown on IWO Holdings’ most recent consolidated balance sheet, of IWO Holdings or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the senior secured floating rate notes or any Note Guarantee) that are assumed by the transferee of any such assets pursuant to a customary agreement that releases IWO Holdings or such Restricted Subsidiary from further liability;

(b) any securities, notes or other obligations received by IWO Holdings or any such Restricted Subsidiary from such transferee that are contemporaneously, subject to ordinary settlement periods, converted by IWO Holdings or such Restricted Subsidiary into cash, to the extent of the cash received in that conversion; and

(c) any stock or assets of the kind referred to in clause (2) or clause (4) of the next paragraph of this covenant.

      Within 360 days after the receipt of any Net Proceeds from an Asset Sale, IWO Holdings (or the applicable Restricted Subsidiary, as the case may be) may apply such Net Proceeds:

(1) to repay the senior secured floating rate notes, or to repay the senior secured floating rate notes and any other secured Indebtedness of IWO Holdings on a pro rata basis;

(2) to acquire all or substantially all of the assets of, or any Capital Stock of, another Permitted Business; provided that, in the case of an acquisition of Capital Stock, the Permitted Business is or, after giving effect to such acquisition of such Capital Stock, becomes a Restricted Subsidiary of IWO Holdings;

(3) to make a capital expenditure; or

(4) to acquire other assets that are not classified as current assets under GAAP and that are used or useful in a Permitted Business.
      Pending the final application of any Net Proceeds, IWO Holdings may temporarily reduce revolving credit borrowings, if any, or otherwise invest the Net Proceeds in any manner that is not prohibited by the indenture.
      Any Net Proceeds from Asset Sales that are not applied or invested as provided in the second paragraph of this covenant will constitute “Excess Proceeds.” Within 30 days of the date on which the aggregate amount of Excess Proceeds exceeds $10.0 million, IWO Holdings will make an Asset Sale Offer to all holders of senior secured floating rate notes and all holders of other Indebtedness (including any discount notes then outstanding) that is pari passu with the senior secured floating rate notes containing provisions similar to those set forth in the indenture with respect to offers to purchase or redeem with the proceeds of sales of assets to purchase the maximum principal amount of senior secured floating rate notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of the aggregate principal amount of senior secured floating rate notes repurchased plus accrued and unpaid interest to the repurchase date and will be payable in cash. If any Excess Proceeds remain after completion of an Asset Sale Offer, IWO Holdings may use those Excess Proceeds for any purpose not otherwise prohibited by the indenture. If the aggregate purchase price of senior secured floating rate notes and other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the trustee will select the senior secured floating rate notes and such other pari passu Indebtedness to be purchased on a pro rata basis (on the basis of purchase price). Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.
      IWO Holdings will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of senior secured floating rate notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the indenture, IWO Holdings will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the indenture by virtue of such compliance.

Selection and Notice
      If less than all of the senior secured floating rate notes are to be redeemed at any time, the trustee will select senior secured floating rate notes for redemption on a pro rata basis unless otherwise required by law or applicable securities exchange requirements.
      No senior secured floating rate notes of $1,000 or less can be redeemed in part, except that if all of the senior secured floating rate notes of a Holder are to be redeemed, then the entire outstanding amount of senior secured floating rate notes held by such Holder shall be redeemed, even if not a multiple of $1,000. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of senior secured floating rate notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the senior secured floating rate notes or a satisfaction and discharge of the indenture. Notices of redemption may not be conditional.
      If any senior secured floating rate note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount of that note that is to be redeemed. A new senior secured floating rate note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the holder of senior secured floating rate notes upon cancellation of the original note. Senior secured floating rate notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on senior secured floating rate notes or portions of senior secured floating rate notes called for redemption.
Certain Covenants

Restricted Payments
      IWO Holdings will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1) declare or pay any dividend or make any other payment or distribution on account of IWO Holdings’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving IWO Holdings) or to the direct or indirect holders of IWO Holdings’ Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of IWO Holdings);

(2) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving IWO Holdings) any Equity Interests of IWO Holdings or any direct or indirect parent of IWO Holdings;

(3) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness of IWO Holdings that is contractually subordinated to the senior secured floating rate notes or to any Note Guarantee (excluding any intercompany Indebtedness between or among IWO Holdings and any of its Restricted Subsidiaries), except a payment of interest or principal at the Stated Maturity thereof; or

(4) make any Restricted Investment
(all such payments and other actions set forth in these clauses (1) through (4) above being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment:

(1) no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

(2) IWO Holdings would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable two-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Debt to Cash Flow Ratio test set forth in the first paragraph of the covenant described below under “— Incurrence of Indebtedness and Issuance of Preferred Stock;” and

(3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by IWO Holdings and its Restricted Subsidiaries since the day following the Merger (excluding Restricted Payments permitted by clauses (2), (3), (5) and (6) of the next succeeding paragraph), is less than the sum, without duplication, of:

(a) 100% of IWO Holdings’ Consolidated Cash Flow for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the date of the Merger to the end of IWO Holdings’ most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment less the product of 1.5 times IWO Holdings’ Consolidated Interest Expense for the same period; plus

(b) 100% of the aggregate net cash proceeds received by IWO Holdings since the date of the Merger as a contribution to its common equity capital or from the issue or sale of Equity Interests of IWO Holdings (other than Disqualified Stock) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of IWO Holdings that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of IWO Holdings); plus

(c) to the extent that any Restricted Investment that was made after the date of the Merger is sold for cash or otherwise liquidated or repaid for cash, the lesser of (i) the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any) and (ii) the initial amount of such Restricted Investment; plus

(d) to the extent that any Unrestricted Subsidiary of IWO Holdings designated as such after the date of the Merger is redesignated as a Restricted Subsidiary after the date of the indenture, the lesser of (i) the Fair Market Value of IWO Holdings’ Investment in such Subsidiary as of the date of such redesignation or (ii) such Fair Market Value as of the date on which such Subsidiary was originally designated as an Unrestricted Subsidiary after the date of the indenture; plus

(e) 100% of any dividends received by IWO Holdings or a Restricted Subsidiary of IWO Holdings after the date of the Merger from an Unrestricted Subsidiary of IWO Holdings.
      So long as no Default has occurred and is continuing or would be caused thereby, the preceding provisions will not prohibit:

(1) the payment of any dividend or the consummation of any irrevocable redemption within 60 days after the date of declaration of the dividend or giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend or redemption payment would have complied with the provisions of the indenture;

(2) the making of any Restricted Payment in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of IWO Holdings) of, Equity Interests of IWO Holdings (other than Disqualified Stock) or from the substantially concurrent contribution of common equity capital to IWO Holdings; provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment will be excluded from clause (3)(b) of the preceding paragraph;

(3) the repurchase, redemption, defeasance or other acquisition or retirement for value of Indebtedness of IWO Holdings or any Guarantor that is contractually subordinated to the senior secured floating rate notes or to any Note Guarantee with the net cash proceeds from a substantially concurrent incurrence of Permitted Refinancing Indebtedness;

(4) the repurchase, redemption, defeasance or other acquisition or retirement for value of any Equity Interests of IWO Holdings or any Restricted Subsidiary of IWO Holdings held by any current or former officer, director or employee of IWO Holdings or any of its Restricted Subsidiaries pursuant to any equity subscription agreement, employment agreement, stock option agreement, shareholders’

agreement or similar agreement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed $500,000 in any twelve-month period;

(5) the repurchase of Equity Interests deemed to occur upon the exercise of stock options to the extent such Equity Interests represent a portion of the exercise price of those stock options or the payment of income taxes due in connection with such exercise;

(6) the declaration and payment of regularly scheduled or accrued dividends to holders of any class or series of Disqualified Stock of IWO Holdings or any Restricted Subsidiary of IWO Holdings issued on or after the date of the Merger in accordance with the Debt to Cash Flow Ratio test described below under “— Incurrence of Indebtedness and Issuance of Preferred Stock;” and

(7) additional Restricted Payments in an amount not to exceed $5.0 million.

      The amount of all Restricted Payments other than cash will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by IWO Holdings or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The Fair Market Value of any assets or securities that are required to be valued by this covenant will be determined by the Board of Directors of IWO Holdings whose resolution with respect thereto will be delivered to the trustee. The Board of Directors’ determination must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if the Fair Market Value exceeds $5.0 million.

Incurrence of Indebtedness and Issuance of Preferred Stock
      IWO Holdings will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and IWO Holdings will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that IWO Holdings may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock, and IWO Holdings’ Restricted Subsidiaries may incur Indebtedness (including Acquired Debt) or issue preferred stock, if IWO Holdings’ Debt to Cash Flow Ratio immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or such preferred stock is issued, as the case may be, would have been no greater than 7.0 to 1.
      The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(1) the incurrence by IWO Holdings and its Restricted Subsidiaries of indebtedness represented by the discount notes and the related guarantees in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (1), not to exceed $140.0 million;

(2) the incurrence by IWO Holdings and its Restricted Subsidiaries of Existing Indebtedness;

(3) the incurrence by IWO Holdings and the Guarantors of Indebtedness represented by the senior secured floating rate notes and the related Note Guarantees issued under the indenture;

(4) the incurrence by IWO Holdings and its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings, vendor financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of design, construction, installation or improvement of property, plant or equipment used in the business of IWO Holdings or any of its Restricted Subsidiaries, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (4), not to exceed $25.0 million at any time outstanding;

(5) the incurrence by IWO Holdings or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge any Indebtedness (other than intercompany Indebtedness) that was permitted by the indenture to be incurred under the first paragraph of this covenant or clauses (1), (2), (3), (4), (5), (12) or (13) of this paragraph;

(6) the incurrence by IWO Holdings or any of its Restricted Subsidiaries of intercompany Indebtedness between or among IWO Holdings and any of its Restricted Subsidiaries; provided, however, that:

(a) if IWO Holdings or any Guarantor is the obligor on such Indebtedness and the payee is not IWO Holdings or a Guarantor, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations then due with respect to the senior secured floating rate notes, in the case of IWO Holdings, or the Note Guarantee, in the case of a Guarantor; and

(b) (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than IWO Holdings or a Restricted Subsidiary of IWO Holdings and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either IWO Holdings or a Restricted Subsidiary of IWO Holdings, will be deemed, in each case, to constitute an incurrence of such Indebtedness by IWO Holdings or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

(7) the issuance by any of IWO Holdings’ Restricted Subsidiaries to IWO Holdings or to any of its Restricted Subsidiaries of shares of preferred stock; provided, however, that:

(a) any subsequent issuance or transfer of Equity Interests that results in any such preferred stock being held by a Person other than IWO Holdings or a Restricted Subsidiary of IWO Holdings; and

(b) any sale or other transfer of any such preferred stock to a Person that is not either IWO Holdings or a Restricted Subsidiary of IWO Holdings,

will be deemed, in each case, to constitute an issuance of such preferred stock by such Restricted Subsidiary that was not permitted by this clause (7);

(8) the incurrence by IWO Holdings or any of its Restricted Subsidiaries of Hedging Obligations in the ordinary course of business;

(9) the guarantee by IWO Holdings or any of the Guarantors of Indebtedness of IWO Holdings or any of its Restricted Subsidiaries that was permitted to be incurred by another provision of this covenant; provided that if the Indebtedness being guaranteed is subordinated to the senior secured floating rate notes, then the Guarantee shall be subordinated to the same extent as the Indebtedness guaranteed;

(10) the incurrence by IWO Holdings or any of its Restricted Subsidiaries of Indebtedness in respect of workers’ compensation claims, self-insurance obligations, bankers’ acceptances, and performance and surety bonds in the ordinary course of business;

(11) the incurrence by IWO Holdings or any of its Restricted Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds, so long as such Indebtedness is covered within five business days;

(12) Acquired Debt incurred at the time a Sprint PCS Affiliate is merged with or into, becomes a Restricted Subsidiary of, or transfers all or substantially all of its assets to, IWO Holdings or any of its Restricted Subsidiaries, but only to the extent that IWO Holdings’ Debt to Cash Flow Ratio immediately following such incurrence would decrease as compared to IWO Holdings’ Debt to Cash Flow Ratio immediately prior to such incurrence; and

(13) the incurrence by IWO Holdings or any of its Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (13), not to exceed $30.0 million.
      IWO Holdings will not incur, and will not permit any Guarantor to incur, any Indebtedness (including Permitted Debt) that is contractually subordinated in right of payment to any other Indebtedness of IWO Holdings or such Guarantor unless such Indebtedness is also contractually subordinated in right of payment to the senior secured floating rate notes and the applicable Note Guarantee on substantially identical terms; provided, however, that no Indebtedness will be deemed to be contractually subordinated in right of payment to any other Indebtedness of IWO Holdings solely by virtue of being unsecured or by virtue of being secured on a first or junior Lien basis.
      For purposes of determining compliance with this “Incurrence of Indebtedness and Issuance of Preferred Stock” covenant, in the event that an item of proposed Indebtedness (or any portion thereof) meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (13) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, IWO Holdings, in its sole discretion, shall classify such item of Indebtedness (or any such portion) on the date of its incurrence, and (except in the case of discount notes incurred in reliance on the exception provided by clause (1) of the definition of Permitted Debt) may later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this covenant. Indebtedness under the discount notes issued on the date on which the senior secured floating rate notes are first issued and authenticated under the indenture will be deemed to have been incurred in reliance on the exception provided by clause (1) of the definition of Permitted Debt. The accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the reclassification of preferred stock as Indebtedness due to a change in accounting principles, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this covenant; provided, in each such case, that the amount of any such accrual, accretion or payment is included in IWO Holdings’ Consolidated Interest Expense as accrued. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that IWO Holdings or any Restricted Subsidiary may incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values.
      The amount of any Indebtedness outstanding as of any date will be:

(1) the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

(2) the principal amount of the Indebtedness, in the case of any other Indebtedness; and

(3) in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:

(a) the Fair Market Value of such assets at the date of determination; and

(b) the amount of the Indebtedness of the other Person secured by such Lien.

Liens
      IWO Holdings will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind on any asset now owned or hereafter acquired, except Permitted Liens.

Dividend and Other Payment Restrictions Affecting Subsidiaries
      IWO Holdings will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1) pay dividends or make any other distributions on its Capital Stock to IWO Holdings or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to IWO Holdings or any of its Restricted Subsidiaries;

(2) make loans or advances to IWO Holdings or any of its Restricted Subsidiaries; or

(3) sell, lease or transfer any of its properties or assets to IWO Holdings or any of its Restricted Subsidiaries.
      However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1) agreements governing Existing Indebtedness and the discount notes as in effect on the date of the indenture, and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings thereof; provided that the amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the date of the indenture;

(2) the indenture, the senior secured floating rate notes and the Note Guarantees, and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings thereof; provided that the amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in the indenture, the senior secured floating rate notes and the Note Guarantees on the date of such amendment, restatement, modification, renewal, supplement, refunding, replacement or refinancing;

(3) agreements and instruments governing Indebtedness issued pursuant to clause (13) of the “Incurrence of Indebtedness and Issuance of Preferred Stock” covenant; provided that such encumbrances and restrictions are not materially more restrictive, taken as a whole, than those contained in the indenture, the senior secured floating rate notes and the Note Guarantees;

(4) applicable law, rule, regulation or order;

(5) any instrument governing Indebtedness or Capital Stock of a Person acquired by IWO Holdings or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the indenture to be incurred;

(6) customary non-assignment provisions in contracts and licenses entered into in the ordinary course of business;

(7) purchase money obligations for property acquired in the ordinary course of business and Capital Lease Obligations that impose restrictions on the property purchased or leased of the nature described in clause (3) of the preceding paragraph;

(8) any agreement for the sale or other disposition of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending the sale or other disposition;

(9) Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive,

taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(10) Liens permitted to be incurred under the provisions of the covenant described above under “— Liens” that limit the right of the debtor to dispose of the assets subject to such Liens;

(11) provisions limiting the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements entered into with the approval of IWO Holdings’ Board of Directors, which limitation is applicable only to the assets that are the subject of such agreements; and

(12) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business.

Merger, Consolidation or Sale of Assets
      IWO Holdings will not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not IWO Holdings is the surviving corporation); or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of IWO Holdings and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person, unless:

(1) either: (a) IWO Holdings is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than IWO Holdings) or to which such sale, assignment, transfer, conveyance or other disposition has been made is a corporation organized or existing under the laws of the United States, any state of the United States or the District of Columbia;

(2) the Person formed by or surviving any such consolidation or merger (if other than IWO Holdings) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all the obligations of IWO Holdings under the senior secured floating rate notes and the indenture pursuant to agreements reasonably satisfactory to the trustee;

(3) immediately after such transaction, no Default or Event of Default exists; and

(4) IWO Holdings or the Person formed by or surviving any such consolidation or merger (if other than IWO Holdings), or to which such sale, assignment, transfer, conveyance or other disposition has been made, would, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable two-quarter period, either (a) have a Debt to Cash Flow Ratio no higher than IWO Holdings’ Debt to Cash Flow Ratio immediately prior to such transaction, or (b) be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Debt to Cash Flow Ratio test set forth in the first paragraph of the covenant described above under “— Incurrence of Indebtedness and Issuance of Preferred Stock.”
      In addition, IWO Holdings will not, directly or indirectly, lease all or substantially all of the properties and assets of it and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to any other Person.
      This “Merger, Consolidation or Sale of Assets” covenant will not apply to:

(1) a merger of IWO Holdings with an Affiliate solely for the purpose of reincorporating IWO Holdings in another jurisdiction;

(2) any consolidation or merger, or any sale, assignment, transfer, conveyance, lease or other disposition of assets between or among IWO Holdings and its Restricted Subsidiaries; or

(3) any merger or consolidation of IWO Holdings with a corporation that, prior to such merger, (a) does not have any liabilities or significant assets other than cash and (b) was formed solely for the purpose of facilitating the formation of a holding company whose principal asset is the common stock of IWO Holdings.

Transactions with Affiliates
      IWO Holdings will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of IWO Holdings (each, an “Affiliate Transaction”), unless:

(1) the Affiliate Transaction is on terms that are no less favorable to IWO Holdings or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by IWO Holdings or such Restricted Subsidiary with an unrelated Person; and

(2) IWO Holdings delivers to the trustee with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million, a determination by the Board of Directors of IWO Holdings set forth in an officers’ certificate certifying that such Affiliate Transaction complies with this covenant.
      The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1) any employment agreement, employee benefit plan, officer or director indemnification agreement or any similar arrangement entered into by IWO Holdings or any of its Restricted Subsidiaries in the ordinary course of business and payments pursuant thereto;

(2) transactions between or among IWO Holdings and/or its Restricted Subsidiaries;

(3) transactions with a Person (other than an Unrestricted Subsidiary of IWO Holdings) that is an Affiliate of IWO Holdings solely because IWO Holdings owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person;

(4) payment of reasonable directors’ fees;

(5) any issuance of Equity Interests (other than Disqualified Stock) of IWO Holdings to Affiliates of IWO Holdings;

(6) Restricted Payments and Permitted Investments that do not violate the provisions of the indenture described above under “— Restricted Payments”; and

(7) loans or advances to employees in the ordinary course of business not to exceed $1.0 million in the aggregate at any one time outstanding.

Business Activities
      IWO Holdings will not, and will not permit any of its Restricted Subsidiaries to, engage in any business other than Permitted Businesses, except to such extent as would not be material to IWO Holdings and its Restricted Subsidiaries taken as a whole.

Additional Note Guarantees
      If IWO Holdings or any of its Restricted Subsidiaries acquires or creates another Domestic Restricted Subsidiary after the date of the indenture, then that newly acquired or created Domestic Restricted Subsidiary will become a Guarantor and execute a supplemental indenture and deliver an opinion of counsel satisfactory to the trustee within 10 business days of the date on which it was acquired or created; provided that any Domestic Restricted Subsidiary that constitutes an Immaterial Subsidiary need not become a Guarantor until such time as it ceases to be an Immaterial Subsidiary.

Designation of Restricted and Unrestricted Subsidiaries
      The Board of Directors of IWO Holdings may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by IWO Holdings and its Restricted Subsidiaries in the Subsidiary designated as Unrestricted will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under the covenant described above under “— Restricted Payments” or under one or more clauses of the definition of Permitted Investments, as determined by IWO Holdings. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors of IWO Holdings may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if that redesignation would not cause a Default.
      Any designation of a Subsidiary of IWO Holdings as an Unrestricted Subsidiary will be evidenced to the trustee by filing with the trustee a certified copy of a resolution of the Board of Directors giving effect to such designation and an officers’ certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under “— Restricted Payments.” If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of IWO Holdings as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under “— Incurrence of Indebtedness and Issuance of Preferred Stock,” IWO Holdings will be in default of such covenant.
      The Board of Directors of IWO Holdings may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary of IWO Holdings; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of IWO Holdings of any outstanding Indebtedness of such Unrestricted Subsidiary, and such designation will only be permitted if (1) such Indebtedness is permitted under the covenant described under “— Incurrence of Indebtedness and Issuance of Preferred Stock,” calculated on a pro forma basis as if such designation had occurred at the beginning of the two-quarter reference period; and (2) no Default or Event of Default would be in existence following such designation.

Payments for Consent
      IWO Holdings will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any holder of senior secured floating rate notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the indenture or the senior secured floating rate notes unless such consideration is offered to be paid and is paid to all holders of the senior secured floating rate notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.
Reports
      Whether or not required by the rules and regulations of the SEC, so long as any senior secured floating rate notes are outstanding, IWO Holdings will furnish to the holders of senior secured floating rate notes or cause the trustee to furnish to the holders of senior secured floating rate notes, within the time periods specified in the SEC’s rules and regulations:

(1) all quarterly and annual reports that would be required to be filed with the SEC on Forms 10-Q and 10-K if IWO Holdings were required to file such reports; and

(2) all current reports that would be required to be filed with the SEC on Form 8-K if IWO Holdings were required to file such reports.

      All such reports will be prepared in all material respects in accordance with all of the rules and regulations applicable to such reports. Each annual report on Form 10-K will include a report on IWO Holdings’ consolidated financial statements by IWO Holdings’ certified independent accountants. In addition, IWO Holdings will file a copy of each of the reports referred to in clauses (1) and (2) above with the SEC for public availability within the time periods specified in the rules and regulations applicable to such reports (unless the SEC will not accept such a filing) and will post the reports on its website within those time periods.
      If at any time IWO Holdings is no longer subject to the periodic reporting requirements of the Exchange Act for any reason, IWO Holdings will nevertheless continue filing the reports specified in the preceding paragraphs with the SEC within the time periods specified above unless the SEC will not accept such a filing. IWO Holdings will not take any action for the purpose of causing the SEC not to accept any such filings. If, notwithstanding the foregoing, the SEC will not accept IWO Holdings’ filings for any reason, IWO Holdings will post the reports referred to in the preceding paragraphs on its website within the time periods that would apply if IWO Holdings were required to file those reports with the SEC.
      If IWO Holdings has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraphs will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in Management’s Discussion and Analysis of Financial Condition and Results of Operations, of the financial condition and results of operations of IWO Holdings and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of IWO Holdings.
      In addition, for so long as any senior secured floating rate notes remain outstanding, IWO Holdings and the Guarantors will furnish to the holders of senior secured floating rate notes and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.
      Notwithstanding anything to the contrary, however, once the Parent has provided a Parent Guarantee of the senior secured floating rate notes, the reports and other information required to be filed with the SEC and provided by IWO Holdings as described above may instead be those filed with the SEC by the Parent and furnished with respect to the Parent only, without including the condensed consolidating footnote contemplated by Rule 3-10 of Regulation S-X promulgated under the Securities Act.
Events of Default and Remedies
      Each of the following is an “Event of Default”:

(1) default for 30 days in the payment when due of interest on the senior secured floating rate notes;

(2) default in the payment when due (at maturity, upon redemption or otherwise) of the principal of, or premium, if any, on, the senior secured floating rate notes;

(3) failure by IWO Holdings or any of its Restricted Subsidiaries for 30 days to comply with the provisions described under “— Repurchase at the Option of Holders — Change of Control,” “— Repurchase at the Option of Holders — Asset Sales,” “— Certain Covenants — Restricted Payments,” “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock” or “— Certain Covenants — Merger, Consolidation or Sale of Assets;”

(4) failure by IWO Holdings or any of its Restricted Subsidiaries for 60 days after notice to IWO Holdings by the trustee or the holders of at least 25% in aggregate principal amount of the senior secured floating rate notes then outstanding voting as a single class to comply with any of the other agreements in the indenture;

(5) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by IWO Holdings or any of its Restricted Subsidiaries (or the payment of which is guaranteed by IWO Holdings or any of its Restricted Subsidiaries), whether such Indebtedness or Guarantee existed on or was or is created after the date of the indenture, if that default:

(a) is caused by a failure to pay principal of, or interest or premium, if any, on, such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default “); or

(b) results in the acceleration of such Indebtedness prior to its express maturity,

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $5.0 million or more;

(6) failure by IWO Holdings or any of its Restricted Subsidiaries to pay final judgments entered by a court or courts of competent jurisdiction aggregating in excess of $5.0 million, which judgments are not paid, discharged or stayed for a period of 60 days;

(7) default under any Indebtedness (other than the discount notes) that is secured by the Collateral, whether such Indebtedness now exists or is created after the date of the indenture, if that default:

(a) is caused by a failure to pay principal of, or interest or premium, if any, on, such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default;

(b) results in the acceleration of such Indebtedness prior to its express maturity; or

(c) otherwise entitles the Collateral Trustee, without the consent of the holders of the senior secured floating rate notes, to foreclose upon, collect or otherwise enforce its security interests thereunder;

(8) the Security Agreement, or any other Security Document, or any Lien purported to be granted thereby, or the Collateral is held in any judicial proceeding to be unenforceable or invalid, in whole or in part, or ceases for any reason (other than pursuant to a release that is delivered or becomes effective as set forth in the indenture) to be fully enforceable and perfected;

(9) except as permitted by the indenture, any Note Guarantee is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect, or any Guarantor, or any Person acting on behalf of any Guarantor, denies or disaffirms its obligations under its Note Guarantee;

(10) certain events of bankruptcy or insolvency described in the indenture with respect to IWO Holdings or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary; and

(11) (a) except as set forth in clause (b) of this sentence, breach by IWO Holdings or any of its Restricted Subsidiaries of any representation or warranty or agreement in the Security Agreement, which breach remains uncured for five business days after notice to IWO Holdings by the Trustee or the Holders of at least 25% in aggregate principal amount of the senior secured floating rate notes then outstanding voting as a single class, (b) breach by IWO Holdings or any of its Restricted Subsidiaries of any representation or warranty or agreement in the Security Agreement relating to the validity, perfection or priority of the security interest granted in the Collateral, which breach remains uncured for five business days after any officer has knowledge thereof, (c) the repudiation by IWO Holdings or any of its Restricted Subsidiaries of any of its obligations under the Security Agreement, or (d) the unenforceability of the Security Agreement against IWO Holdings or any of its Restricted Subsidiaries for any reason.

      In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to IWO Holdings, any Restricted Subsidiary of IWO Holdings that is a Significant Subsidiary or any group of Restricted Subsidiaries of IWO Holdings that, taken together, would constitute a Significant Subsidiary, all outstanding senior secured floating rate notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the trustee or the holders of at least 25% in aggregate principal amount of the then outstanding senior secured floating rate notes may declare all the senior secured floating rate notes to be due and payable immediately.
      Subject to certain limitations, holders of a majority in aggregate principal amount of the then outstanding senior secured floating rate notes may direct the trustee in its exercise of any trust or power. The trustee may withhold from holders of the senior secured floating rate notes notice of any continuing Default or Event of Default if it determines that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal, interest or premium. Subject to the provisions of the indenture relating to the duties of the trustee, in case an Event of Default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any holders of senior secured floating rate notes unless such holders have offered to the trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal and premium, if any, or interest when due, no holder of a senior secured floating rate note may pursue any remedy with respect to the indenture or the senior secured floating rate notes unless:

(1) such holder has previously given the trustee notice that an Event of Default is continuing;

(2) holders of at least 25% in aggregate principal amount of the then outstanding senior secured floating rate notes have requested the trustee to pursue the remedy;

(3) such holders have offered the trustee reasonable security or indemnity against any loss, liability or expense;

(4) the trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

(5) holders of a majority in aggregate principal amount of the then outstanding senior secured floating rate notes have not given the trustee a direction inconsistent with such request within such 60-day period.
      The holders of a majority in aggregate principal amount of the then outstanding senior secured floating rate notes by notice to the trustee may, on behalf of the holders of all of the senior secured floating rate notes, rescind an acceleration or waive any existing Default or Event of Default and its consequences under the indenture except a continuing Default or Event of Default in the payment of interest or premium on, or the principal of, the senior secured floating rate notes.
      In the case of any Event of Default occurring by reason of any willful action (or inaction) taken (or not taken) by or on behalf of IWO Holdings with the intention of avoiding payment of the premium that IWO Holdings would have had to pay if IWO Holdings then had elected to redeem the senior secured floating rate notes pursuant to the optional redemption provisions of the indenture, an equivalent premium will also become and be immediately due and payable to the extent permitted by law upon the acceleration of the senior secured floating rate notes. If an Event of Default occurs prior to January 15, 2007, by reason of any willful action (or inaction) taken (or not taken) by or on behalf of IWO Holdings with the intention of avoiding the prohibition on redemption of the senior secured floating rate notes prior to January 15, 2007, then an additional premium specified in the indenture will also become and be immediately due and payable to the extent permitted by law upon the acceleration of the senior secured floating rate notes.
      IWO Holdings is required to deliver to the trustee annually a statement regarding compliance with the indenture. Upon becoming aware of any Default or Event of Default, IWO Holdings is required to deliver to the trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Stockholders
      No director, officer, employee, incorporator or stockholder of us, IWO Holdings or any Guarantor, as such, will have any liability for any obligations of us, IWO Holdings or the Guarantors under the senior secured floating rate notes, the indenture, the Note Guarantees, or the Parent Guarantee, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of senior secured floating rate notes by accepting a senior secured floating rate note waives and releases all such liability. The waiver and release were part of the consideration for issuance of the senior secured floating rate notes. The waiver may not be effective to waive liabilities under the federal securities laws.
Legal Defeasance and Covenant Defeasance
      IWO Holdings may at any time, at the option of its Board of Directors evidenced by a resolution set forth in an officers’ certificate, elect to have all of its obligations discharged with respect to the outstanding senior secured floating rate notes and all obligations of the Guarantors discharged with respect to their Note Guarantees (“Legal Defeasance”) except for:

(1) the rights of holders of outstanding senior secured floating rate notes to receive payments in respect of the principal of, or interest or premium on, such senior secured floating rate notes when such payments are due from the trust referred to below;

(2) IWO Holdings’ obligations with respect to the senior secured floating rate notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the trustee, and IWO Holdings’ and the Guarantors’ obligations in connection therewith; and

(4) the Legal Defeasance and Covenant Defeasance provisions of the indenture.
      In addition, IWO Holdings may, at its option and at any time, elect to have the obligations of IWO Holdings and the Guarantors released with respect to certain covenants (including its obligation to make Change of Control Offers and Asset Sale Offers) that are described in the indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the senior secured floating rate notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under “Events of Default and Remedies” will no longer constitute an Event of Default with respect to the senior secured floating rate notes.
      In order to exercise either Legal Defeasance or Covenant Defeasance:

(1) IWO Holdings must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the senior secured floating rate notes, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants, to pay the principal of, and interest and premium, if any, on, the outstanding senior secured floating rate notes on the stated dates for payment thereof or on the applicable redemption date, as the case may be, and IWO Holdings must specify whether the senior secured floating rate notes are being defeased to such stated date for payment or to a particular redemption date;

(2) in the case of Legal Defeasance, IWO Holdings must deliver to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that (a) IWO Holdings has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the holders of the outstanding senior secured floating rate notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, IWO Holdings must deliver to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that the holders of the outstanding senior secured floating rate notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which IWO Holdings or any Guarantor is a party or by which IWO Holdings or any Guarantor is bound;

(5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the indenture) to which IWO Holdings or any of its Subsidiaries is a party or by which IWO Holdings or any of its Subsidiaries is bound;

(6) IWO Holdings must deliver to the trustee an officers’ certificate stating that the deposit was not made by IWO Holdings with the intent of preferring the holders of senior secured floating rate notes over the other creditors of IWO Holdings with the intent of defeating, hindering, delaying or defrauding any creditors of IWO Holdings or others; and

(7) IWO Holdings must deliver to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Amendment, Supplement and Waiver
      Except as provided in the next two succeeding paragraphs, the indenture, the senior secured floating rate notes and the Note Guarantees may be amended or supplemented with the consent of the holders of a majority in aggregate principal amount of the senior secured floating rate notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, senior secured floating rate notes), and any existing Default or Event of Default or compliance with any provision of the indenture or the senior secured floating rate notes or the Note Guarantees may be waived with the consent of the holders of a majority in aggregate principal amount of the then outstanding senior secured floating rate notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, senior secured floating rate notes). Without the consent of each holder of senior secured floating rate notes affected, an amendment, supplement or waiver may not (with respect to any senior secured floating rate notes held by a non-consenting holder):

(1) reduce the principal amount of senior secured floating rate notes whose holders must consent to an amendment, supplement or waiver;

(2) reduce the principal of or change the fixed maturity of any senior secured floating rate note or alter the provisions with respect to the redemption of the senior secured floating rate notes (other than provisions relating to the covenants described above under “— Repurchase at the Option of Holders”);

(3) reduce the rate of or change the time for payment of interest, including default interest, on any senior secured floating rate note;

(4) waive a Default or Event of Default in the payment of principal of, or interest or premium, if any, on, the senior secured floating rate notes (except a rescission of acceleration of the senior secured floating rate notes by the holders of at least a majority in aggregate principal amount of the then outstanding senior secured floating rate notes and a waiver of the payment default that resulted from such acceleration);

(5) make any senior secured floating rate note payable in money other than that stated in the senior secured floating rate notes;

(6) make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of holders of senior secured floating rate notes to receive payments of principal of, or interest or premium, if any, on, the senior secured floating rate notes;

(7) waive a redemption payment with respect to any senior secured floating rate note (other than a payment required by one of the covenants described above under “— Repurchase at the Option of Holders”);

(8) release any Guarantor from any of its obligations under its Note Guarantee or the indenture, except in accordance with the terms of the indenture;

(9) except as otherwise provided by the indenture and the Security Documents, release any Collateral from the Lien of the indenture and the Security Documents; or

(10) make any change in the preceding amendment and waiver provisions.

      Notwithstanding the preceding, without the consent of any holder of senior secured floating rate notes, IWO Holdings, the Guarantors and the trustee may amend or supplement the indenture, the senior secured floating rate notes and the Note Guarantees:

(1) to cure any ambiguity, defect or inconsistency;

(2) to provide for uncertificated notes in addition to or in place of certificated notes;

(3) to provide for the assumption of IWO Holdings’ or a Guarantor’s obligations to holders of senior secured floating rate notes and Note Guarantees in the case of a merger or consolidation or sale of all or substantially all of IWO Holdings’ or such Guarantor’s assets;

(4) to make any change that would provide any additional rights or benefits to the holders of senior secured floating rate notes or that does not adversely affect the legal rights under the indenture of any such holder;

(5) to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act;

(6) to conform the text of the indenture, the Security Agreement, the senior secured floating rate notes or the Note Guarantees to any provision of the “Description of Senior Secured Floating Rate Notes” section of IWO Holdings’ offering memorandum, dated December 14, 2004, relating to the initial offering of the senior secured floating rate notes, to the extent that such provision in that “Description of Senior Secured Floating Rate Notes” was intended to be a verbatim recitation of a provision of the indenture, the senior secured floating rate notes or the Note Guarantees;

(7) to provide for the issuance of additional senior secured floating rate notes in accordance with the limitations set forth in the indenture;

(8) to allow any Guarantor to execute a supplemental indenture and/or a Note Guarantee with respect to the senior secured floating rate notes; or

(9) to add additional assets as Collateral or to release Collateral from the Liens securing Obligations as permitted or required by the Security Agreement or the indenture.

Satisfaction and Discharge
      The indenture will be discharged and will cease to be of further effect as to all senior secured floating rate notes issued thereunder, when:

(1) either:

(a) all senior secured floating rate notes that have been authenticated, except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has been deposited in trust and thereafter repaid to IWO Holdings, have been delivered to the trustee for cancellation; or

(b) all senior secured floating rate notes that have not been delivered to the trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and IWO Holdings or any Guarantor has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the senior secured floating rate notes not delivered to the trustee for cancellation of principal or premium, if any, and accrued interest to the date of maturity or redemption;

(2) no Default or Event of Default has occurred and is continuing on the date of the deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which IWO Holdings or any Guarantor is a party or by which IWO Holdings or any Guarantor is bound;

(3) IWO Holdings and the Guarantors have paid or caused to be paid all sums payable under the indenture; and

(4) IWO Holdings has delivered irrevocable instructions to the trustee under the indenture to apply the deposited money toward the payment of the senior secured floating rate notes at maturity or on the redemption date, as the case may be.
      In addition, IWO Holdings must deliver an officers’ certificate and an opinion of counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.
Concerning the Trustee
      If the trustee becomes a creditor of IWO Holdings or any Guarantor, the indenture limits the right of the trustee to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as trustee (if the indenture has been qualified under the Trust Indenture Act) or resign.
      The holders of a majority in aggregate principal amount of the then outstanding senior secured floating rate notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture provides that in case an Event of Default occurs and is continuing, the trustee will be required, in the exercise of its power, to use the degree of care and skill as a prudent person in the conduct of such person’s own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of senior secured floating rate notes, unless such holder has offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

Depository Procedures
      The senior secured floating rate notes were issued in global form, called global notes, without interest coupons.
      The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them.
      DTC has advised us and IWO Holdings that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between the Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.
      Investors in the global notes who are Participants may hold their interests therein directly through DTC. Investors in the global notes who are not Participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) which are Participants. Euroclear and Clearstream will hold interests in the global notes on behalf of their participants through customers’ securities accounts in their respective names on the books of their respective depositories, which are Euroclear Bank S.A./ N.V., as operator of Euroclear, and Citibank, N.A., as operator of Clearstream. All interests in a global note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems. The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a global note to such Persons will be limited to that extent. Because DTC can act only on behalf of the Participants, which in turn act on behalf of the Indirect Participants, the ability of a Person having beneficial interests in a global note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.
      Payments in respect of the principal of, and interest and premium, if any, on, a global note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the indenture. Under the terms of the indenture, IWO Holdings and the trustee will treat the Persons in whose names the senior secured floating rate notes, including the global notes, are registered as the owners of the senior secured floating rate notes for the purpose of receiving payments and for all other purposes.
      DTC has advised us and IWO Holdings that its current practice, upon receipt of any payment in respect of securities such as the senior secured floating rate notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe that it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of senior secured floating rate notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the trustee, us or IWO Holdings. None of us, IWO Holdings or the trustee will be liable for any delay by DTC or any of the Participants or the Indirect Participants in identifying the beneficial owners of the senior secured floating rate notes, and we, IWO Holdings and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

      Subject to transfer restrictions, transfers between the Participants will be effected in accordance with DTC’s procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures. Subject to compliance with the transfer restrictions applicable to the senior secured floating rate notes described herein, cross-market transfers between the Participants, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by their respective depositaries; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant global note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.
      DTC will take any action permitted to be taken by a holder of senior secured floating rate notes only at the direction of one or more Participants to whose account DTC has credited the interests in the global notes and only in respect of such portion of the aggregate principal amount of the senior secured floating rate notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the senior secured floating rate notes, DTC reserves the right to exchange the global notes for legended senior secured floating rate notes in certificated form, and to distribute such senior secured floating rate notes to its Participants.
      Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the global notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. None of us, IWO Holdings, the trustee or any of their respective agents or Affiliates will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.
Exchange of Global Notes for Certificated Notes
      A global note is exchangeable for certificated notes if:

(1) DTC (a) notifies IWO Holdings that it is unwilling or unable to continue as depositary for the global notes or (b) has ceased to be a clearing agency registered under the Exchange Act and, in either case, IWO Holdings fails to appoint a successor depositary;

(2) IWO Holdings, at its option, notifies the trustee in writing that it elects to cause the issuance of the certificated notes; or

(3) there has occurred and is continuing a Default or Event of Default with respect to the senior secured floating rate notes.
      In addition, beneficial interests in a global note may be exchanged for certificated notes upon prior written notice given to the trustee by or on behalf of DTC in accordance with the indenture. In all cases, certificated notes delivered in exchange for any global note or beneficial interests in global notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures) and will bear the applicable restrictive legend unless that legend is not required by applicable law.
Same Day Settlement and Payment
      IWO Holdings will make payments in respect of the senior secured floating rate notes represented by the global notes (including principal and premium and interest, if any) by wire transfer of immediately available funds to the accounts specified by DTC or its nominee. IWO Holdings will make all payments of principal and interest and premium, if any, with respect to certificated notes by wire transfer of immediately available funds to the accounts specified by the holders of the certificated notes or, if no such account is specified, by mailing a check to each such holder’s registered address.
Certain Definitions
      Set forth below are certain defined terms used in the indenture and the collateral trust agreement. Reference is made to the indenture and the collateral trust agreement for a full disclosure of all defined terms used therein, as well as any other capitalized terms used herein for which no definition is provided.
      “Act of Required Debtholders” means, as to any matter at any time, a direction in writing delivered to the Collateral Trustee by or with the written consent of the holders of more than 50% of the sum of (i) the aggregate principal amount of all Parity Lien Debt then outstanding (including outstanding letters of credit whether or not then drawn) and (ii) other than in connection with the exercise of remedies, the aggregate unfunded commitments to extend credit which, when funded, would constitute outstanding Parity Lien Debt, voting together as a single class. Notwithstanding anything to the contrary, a direction in writing delivered to the Collateral Trustee from a Secured Debt Representative, if made, shall constitute the applicable direction of the holders of all Parity Lien Debt represented by such Secured Debt Representative in accordance with the Parity Lien Documents. For purposes of this definition, Parity Lien Debt registered in the name of, or beneficially owned by, IWO Holdings, any Guarantor or any Affiliate of IWO Holdings or any Guarantor shall be deemed to be not outstanding.
      “Acquired Debt” means, with respect to any specified Person:

(1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person; and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.
      “Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person will be deemed to be control. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.
      “Annualized Consolidated Cash Flow” of any specified Person as of any date of determination means two times the Consolidated Cash Flow of such Person for the most recently ended two-quarter period for which internal financial statements are available.
      “Applicable Eurodollar Rate” means, for each quarterly period during which any senior secured floating rate note is outstanding subsequent to the initial quarterly period, 375 basis points over the rate determined by IWO Holdings (notice of such rate to be sent to the trustee on the date of determination thereof) equal to the applicable British Bankers’ Association LIBOR rate for deposits in U.S. dollars for a period of three months as reported by any generally recognized financial information service as of 11:00 a.m. (London time) two business days prior to the first day of such quarterly period; provided that, if no such British Bankers’ Association LIBOR rate is available at the time of such determination, the Applicable Eurodollar Rate for the relevant quarterly period shall instead be the rate at which Bear, Stearns & Co. Inc. or one of its affiliate banks offers to place deposits in U.S. dollars with first-class banks in the London interbank market for a period of three months at approximately 11:00 a.m. (London time) two business days prior to the first day of such quarterly period, in amounts equal to $1.0 million.

      “Asset Sale” means:

(1) the sale, lease, conveyance or other disposition of any assets or rights; provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of IWO Holdings and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the indenture described above under “— Repurchase at the Option of Holders — Change of Control” and/or the provisions described above under “— Certain Covenants — Merger, Consolidation or Sale of Assets” and not by the provisions of the Asset Sale covenant; and

(2) the issuance of Equity Interests in any of IWO Holdings’ Restricted Subsidiaries or the sale of Equity Interests in any of its Subsidiaries.
      Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:

(1) any single transaction or series of related transactions that involves assets having a Fair Market Value of less than $2.0 million;

(2) a transfer of assets between or among IWO Holdings and its Restricted Subsidiaries;

(3) an issuance of Equity Interests by a Restricted Subsidiary of IWO Holdings to IWO Holdings or to a Restricted Subsidiary of IWO Holdings;

(4) the sale or lease of products, services or accounts receivable in the ordinary course of business and any sale or other disposition of damaged, worn-out or obsolete assets in the ordinary course of business;

(5) the sale or other disposition of cash or Cash Equivalents;

(6) a Restricted Payment that does not violate the covenant described above under “— Certain Covenants — Restricted Payments” or a Permitted Investment; and

(7) any transfer or sale of assets to the Parent or any direct or indirect Subsidiary of the Parent.
      “Asset Sale Offer” means an offer to all holders of senior secured floating rate notes as described above under “Repurchase at the Option of Holders — Asset Sales.”
      “Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.
      “Board of Directors” means:

(1) with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(2) with respect to a partnership, the Board of Directors of the general partner of the partnership;

(3) with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and

(4) with respect to any other Person, the board or committee of such Person serving a similar function.
      “Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet prepared in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

      “Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.
      “Cash Equivalents” means:

(1) United States dollars;

(2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than six months from the date of acquisition;

(3) certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding six months and overnight bank deposits, in each case, with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thomson Bank Watch Rating of “B” or better;

(4) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5) commercial paper having one of the two highest ratings obtainable from Moody’s or S&P and, in each case, maturing within six months after the date of acquisition; and

(6) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition.
      “Change of Control” means the occurrence of any of the following:

(1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of IWO Holdings and its Restricted Subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d) of the Exchange Act) other than a Permitted Holder;

(2) the adoption of a plan relating to the liquidation or dissolution of IWO Holdings;

(3) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as defined above) other than a Permitted Holder becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of IWO Holdings, measured by voting power rather than number of shares (provided that for the purposes of making any such determination, any person 50% or more of whose Capital Stock is owned by any other person shall be disregarded); or

(4) after an initial public offering of IWO Holdings or any direct or indirect parent of IWO Holdings, the first day on which a majority of the members of the Board of Directors of IWO Holdings are not Continuing Directors.
      “Change of Control Offer” means an offer to all holders of senior secured floating rate notes as described above under “Repurchase at the Option of Holders — Change of Control.”

      “Collateral” has the meaning set forth under “— Security”
      “Collateral Trustee” means the Collateral Trustee for the benefit of the holders of the senior secured floating rate notes and the other Parity Secured Obligations under the Security Agreement and the Collateral Trust Agreement, which, as of the date of this prospectus, is The Bank of New York.
      “Consolidated Cash Flow” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication:

(1) an amount equal to any extraordinary loss plus any net loss realized by such Person or any of its Restricted Subsidiaries in connection with an Asset Sale, to the extent such losses were deducted in computing such Consolidated Net Income; plus

(2) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(3) the Consolidated Interest Expense of such Person and its Restricted Subsidiaries for such period, to the extent that such Consolidated Interest Expense was deducted in computing such Consolidated Net Income; plus

(4) depreciation, amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period), and non-recurring expenses incurred in connection with the Reorganization, of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and non-cash and non-recurring expenses were deducted in computing such Consolidated Net Income; minus

(5) non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business.
      Notwithstanding the preceding, the provision for taxes based on the income or profits of, and the depreciation and amortization and other non-cash expenses of, a Restricted Subsidiary of IWO Holdings will be added to Consolidated Net Income to compute Consolidated Cash Flow of IWO Holdings only to the extent that a corresponding amount would be permitted at the date of determination to be dividended to IWO Holdings by such Restricted Subsidiary without prior governmental approval (that has not been obtained), and without direct or indirect restriction pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Restricted Subsidiary or its stockholders.
      “Consolidated Indebtedness” means, with respect to any specified Person as of any date of determination, the sum, without duplication, of:

(1) the total amount of Indebtedness of such Person and its Restricted Subsidiaries: plus

(2) the total amount of Indebtedness of any other Person, to the extent that such Indebtedness has been Guaranteed by the referent Person or one or more of its Restricted Subsidiaries; plus

(3) the aggregate liquidation value of all Disqualified Stock of such Person and any of its Restricted Subsidiaries that have Guaranteed the Indebtedness of such Person and all preferred stock of the Restricted Subsidiaries of such Person, in each case, on a consolidated basis and determined in accordance with GAAP.
      “Consolidated Interest Expense” means, with respect to any specified Person for any period, the sum, without duplication, of:

(1) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations in respect of interest rates; plus

(2) the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(3) any interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon; plus

(4) the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of preferred stock of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of IWO Holdings (other than Disqualified Stock) or to IWO Holdings or a Restricted Subsidiary of IWO Holdings, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

      “Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

(1) the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or similar distributions paid in cash to the specified Person or a Restricted Subsidiary of the Person;

(2) the Net Income of any Restricted Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders;

(3) the cumulative effect of a change in accounting principles will be excluded; and

(4) notwithstanding clause (1) above, the Net Income of any Unrestricted Subsidiary will be excluded, whether or not distributed to the specified Person or one of its Subsidiaries.
      “Continuing Directors” means, as of any date of determination, any member of the Board of Directors of IWO Holdings who:

(1) was a member of such Board of Directors on the date of the Merger (after giving effect thereto); or

(2) was nominated for election or elected to such Board of Directors thereafter with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election.
      “Debt to Cash Flow Ratio” means, with respect to any specified Person as of any date of determination, the ratio of (a) the Consolidated Indebtedness of such Person as of such date to (b) the Annualized Consolidated Cash Flow of such Person determined on a pro forma basis after giving effect to all acquisitions or dispositions of assets made by such Person and its Restricted Subsidiaries from the beginning of such two-quarter period through and including such date of determination (including any related financing transactions) as if such acquisitions and dispositions (and related financing transactions) had occurred at the beginning of such two-quarter period.

      In addition, for purposes of calculating the Debt to Cash Flow Ratio:

(1) acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations, or any Person or any of its Restricted Subsidiaries acquired by the specified Person or any of its Restricted Subsidiaries, and including any related financing transactions and including increases in ownership of Restricted Subsidiaries, during the two-quarter reference period or subsequent to such reference period and on or prior to the date on which the event for which the calculation of the Debt to Cash Flow Ratio is made (the “Calculation Date”) will be given pro forma effect (in accordance with Regulation S-X under the Securities Act) as if they had occurred on the first day of the two-quarter reference period and Consolidated Cash Flow for such reference period shall be calculated without giving effect to clause (3) of the proviso set forth in the definition of Consolidated Net Income;

(2) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded;

(3) the Consolidated Interest Expense attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Consolidated Interest Expense will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date;

(4) any Person that is a Restricted Subsidiary on the Calculation Date will be deemed to have been a Restricted Subsidiary at all times during such two-quarter period;

(5) any Person that is not a Restricted Subsidiary on the Calculation Date will be deemed not to have been a Restricted Subsidiary at any time during such two-quarter period; and

(6) if any Indebtedness bears a floating rate of interest, the interest expense on such Indebtedness will be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligation applicable to such Indebtedness if such Hedging Obligation has a remaining term as at the Calculation Date in excess of 12 months).
      “Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.
      “Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the senior secured floating rate notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require IWO Holdings to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that IWO Holdings may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under “— Certain Covenants — Restricted Payments.” The amount of Disqualified Stock deemed to be outstanding at any time for purposes of the indenture will be the maximum amount that IWO Holdings and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.
      “Domestic Restricted Subsidiary” means any Restricted Subsidiary that was formed under the laws of the United States or any state of the United States or the District of Columbia or that guarantees or otherwise provides direct credit support for any Indebtedness of IWO Holdings.

      “Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).
      “Exchange Act” means the Securities Exchange Act of 1934, as amended.
      “Excluded Assets” has the meaning set forth under “— Security.”
      “Existing Indebtedness” means Indebtedness of IWO Holdings and its Subsidiaries in existence on the date of the indenture (after giving effect to the application of the net proceeds of the issuance of the senior secured floating rate notes and the discount notes originally issued on the date of the indenture), until such amounts are repaid.
      “Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by the Board of Directors of IWO Holdings (unless otherwise provided in the indenture).
      “GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the date of the indenture.
      “Government Securities” means direct obligations of, or obligations guaranteed by, the United States of America (including any agency or instrumentality thereof) for the payment of which obligations or guarantees the full faith and credit of the United States of America is pledged and which are not callable or redeemable at the issuer’s option.
      “Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise).
      “Guarantors” means each Subsidiary of IWO Holdings that executes a Note Guarantee in accordance with the provisions of the indenture, and their respective successors and assigns, in each case, until the Note Guarantee of such Person has been released in accordance with the provisions of the indenture.
      “Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(1) interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements;

(2) other agreements or arrangements designed to manage interest rates or interest rate risk; and

(3) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates or commodity prices.
      “Immaterial Subsidiary” means, as of any date, any Restricted Subsidiary whose total assets, as of that date, are less than $100,000 and whose total revenues for the most recent 12-month period do not exceed $100,000; provided that a Restricted Subsidiary will not be considered to be an Immaterial Subsidiary if it, directly or indirectly, guarantees or otherwise provides direct credit support for any Indebtedness of IWO Holdings.

      “Indebtedness” means, with respect to any specified Person, any indebtedness of such Person (excluding accrued expenses and trade payables), whether or not contingent:

(1) in respect of borrowed money;

(2) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3) in respect of banker’s acceptances;

(4) representing Capital Lease Obligations;

(5) representing the balance deferred and unpaid of the purchase price of any property or services due more than six months after such property is acquired or such services are completed; or

(6) representing any Hedging Obligations,
if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person.
      “Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If IWO Holdings or any Restricted Subsidiary of IWO Holdings sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of IWO Holdings such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of IWO Holdings, IWO Holdings will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of IWO Holdings’ Investments in such Restricted Subsidiary that were not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under “— Certain Covenants — Restricted Payments.” The acquisition by IWO Holdings or any Restricted Subsidiary of IWO Holdings of a Person that holds an Investment in a third Person will be deemed to be an Investment by IWO Holdings or such Restricted Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investments held by the acquired Person in such third Person in an amount determined as provided in the final paragraph of the covenant described above under “— Certain Covenants — Restricted Payments.” Except as otherwise provided in the indenture, the amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value.
      “Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.
      “Merger” means, the merger of IWO Escrow with and into IWO Holdings immediately upon the consummation of the Reorganization.

      “Net Income” means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

(1) any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with: (a) any Asset Sale; or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries; and

(2) any extraordinary gain (but not loss), together with any related provision for taxes on such extraordinary gain (but not loss).
      “Net Proceeds” means the aggregate cash proceeds received by IWO Holdings or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of the Asset Sale, taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, amounts required to be applied to the repayment of Indebtedness secured by a Lien on the asset or assets that were the subject of such Asset Sale, and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.
      “Non-Recourse Debt” means Indebtedness:

(1) as to which neither IWO Holdings nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender;

(2) no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness of IWO Holdings or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its Stated Maturity; and

(3) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of IWO Holdings or any of its Restricted Subsidiaries.
      “Note Documents” means the Guarantee by each Guarantor of IWO Holdings’ obligations under the indenture and the senior secured floating rate notes.
      “Note Guarantee” means the Guarantee by each Guarantor of IWO Holdings’ obligations under the indenture and the senior secured floating rate notes, executed pursuant to the provisions of the indenture.
      “Note Obligation” means (1) the senior secured floating rate notes and (2) all Note Guarantees and all other Obligations of any Pledgor under the Note Documents.
      “Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness (including, without limitation, interest accruing at the then applicable rate provided in such documentation after the maturity of such Indebtedness and interest accruing at the then applicable rate provided in such documentation after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization, or like proceeding, relating to IWO Holdings or any Restricted Subsidiary, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding).
      “Parent” means any person (as such term is used in Sections 13(d) and 14(d) of the Exchange Act and the regulations thereunder) who is or becomes the Beneficial Owner, directly or indirectly, of more than 50% of the total voting stock or total common equity of IWO Holdings.

      “Parent Guarantee” means an unconditional Guarantee by a Parent, on a senior unsecured basis, of all monetary obligations of IWO Holdings under the indenture and any senior secured floating rate notes.
      “Parity Lien Debt” means:

(1) the senior secured floating rate notes;

(2) Sharing Eligible Debt, up to a maximum principal amount of $30 million at any time outstanding, that (a) is designated by IWO Holdings, in an officers’ certificate delivered to the Collateral Trustee on or before the date of incurrence of such Indebtedness or a definitive binding commitment to lend or advance such Indebtedness, as entitled to share on a pro rata basis in the benefits and proceeds of all Liens held by the Collateral Trustee in the Collateral and (b) for which the Sharing Eligible Debt Agent has executed a joinder agreement to the Collateral Trust Agreement; and

(3) Hedging Obligations in respect of items in clauses (1) and (2) above; provided that for purposes of the definition of “Action of Required Noteholders” and “Secured Debt Default,” Hedging Obligations shall not be deemed to be part of “Parity Lien Debt.”
      “Parity Secured Obligations” means collectively, all Note Obligations and the Sharing Eligible Debt Obligations and any Hedging Obligations related thereto.
      “Permitted Business” means the lines of business conducted by IWO Holdings and its Restricted Subsidiaries on the date of the indenture and any businesses similar, related, incidental or ancillary thereto or that constitutes a reasonable extension or expansion thereof.
      “Permitted Holder” means:

(1) any Beneficial Owner of more than 5% of IWO Holdings’ Equity Interests immediately following the Reorganization;

(2) any Affiliate or immediate family member (in the case of an individual) of any Person referred to in clause (1);

(3) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons Beneficially Owning an 80% or more controlling interest of which consist of any one or more Persons referred to in clause (1) or (2); or

(4) Sprint Corporation, any Sprint PCS Affiliate, and any Affiliate of Sprint Corporation or any Sprint PCS Affiliate.
      “Permitted Investments” means:

(1) any Investment in IWO Holdings or in a Restricted Subsidiary of IWO Holdings;

(2) any Investment in Cash Equivalents;

(3) any Investment by IWO Holdings or any Restricted Subsidiary of IWO Holdings in a Person, if as a result of such Investment:

(a) such Person becomes a Restricted Subsidiary of IWO Holdings; or

(b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys all or substantially all of its assets to, or is liquidated into, IWO Holdings or a Restricted Subsidiary of IWO Holdings;

(4) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under “— Repurchase at the Option of Holders — Asset Sales;”

(5) any acquisition of assets or Capital Stock solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of IWO Holdings;

(6) any Investments received in compromise or resolution of (A) obligations of trade creditors or customers that were incurred in the ordinary course of business of IWO Holdings or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer; or (B) litigation, arbitration or other disputes;

(7) Investments represented by Hedging Obligations;

(8) loans or advances to employees made in the ordinary course of business of IWO Holdings or any Restricted Subsidiary of IWO Holdings in an aggregate principal amount not to exceed $2.0 million at any one time outstanding; and

(9) Investments in prepaid expenses, negotiable instruments held for collection, and lease, utility and workers compensation, performance and other similar deposits.
      “Permitted Liens” means:

(1) Liens securing Indebtedness and other Obligations that were incurred pursuant to clause (13) of the definition of Permitted Debt or securing Hedging Obligations related thereto; provided, however, that all payments due under the indenture and the senior secured floating rate notes are secured on an equal and ratable basis with the obligations so secured until such time as such obligations are no longer secured by a Lien;

(2) Liens in favor of IWO Holdings or the Guarantors;

(3) Liens on property of a Person existing at the time such Person is merged with or into or consolidated with IWO Holdings or any Subsidiary of IWO Holdings; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with IWO Holdings or the Subsidiary;

(4) Liens on property (including Capital Stock) existing at the time of acquisition of the property by IWO Holdings or any Subsidiary of IWO Holdings; provided that such Liens were in existence prior to such acquisition, and not incurred in contemplation of, such acquisition;

(5) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

(6) Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (4) of the second paragraph of the covenant entitled “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock” covering only the assets acquired with or financed by such Indebtedness;

(7) Liens existing on the date of the indenture;

(8) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(9) Liens imposed by law, such as carriers’, warehousemen’s, landlord’s and mechanics’ Liens, in each case, incurred in the ordinary course of business;

(10) survey exceptions, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property that were not incurred in connection with Indebtedness and that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(11) Liens created for the benefit of (or to secure) the senior secured floating rate notes or the Note Guarantees or securing Hedging Obligations related thereto;

(12) Liens to secure any Permitted Refinancing Indebtedness permitted to be incurred under the indenture; provided, however, that:

(a) the new Lien shall be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to such property or proceeds or distributions thereof); and

(b) the Indebtedness secured by the new Lien is not increased to any amount greater than the sum of (x) the outstanding principal amount, or, if greater, committed amount, of the Permitted Refinancing Indebtedness and (y) an amount necessary to pay any fees and expenses, including premiums, related to such renewal, refunding, refinancing, replacement, defeasance or discharge;

(13) Liens, other than Liens securing Indebtedness for money borrowed, that may arise under IWO Holdings’ management and services agreement with Sprint Spectrum L.P. and its Affiliates;

(14) Liens arising from leases, subleases, licenses or other similar rights that do not interfere with the ordinary course of the business of IWO Holdings and its Restricted Subsidiaries;

(15) Liens securing reimbursement obligations with respect to letters of credit that encumber documents and other property relating to such letters of credit; and

(16) Liens incurred in the ordinary course of business of IWO Holdings or any Subsidiary of IWO Holdings with respect to obligations that do not exceed $5.0 million at any one time outstanding.
      “Permitted Refinancing Indebtedness” means any Indebtedness of IWO Holdings or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge other Indebtedness of IWO Holdings or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

(1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness renewed, refunded, refinanced, replaced, defeased or discharged (plus all accrued interest on the Indebtedness and the amount of all fees and expenses, including premiums, incurred in connection therewith);

(2) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged;

(3) if the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged is subordinated in right of payment to the senior secured floating rate notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the senior secured floating rate notes on terms at least as favorable to the holders of senior secured floating rate notes as those contained in the documentation governing the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged; and

(4) such Indebtedness is incurred either by IWO Holdings or by the Restricted Subsidiary who is the obligor on the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged.
      “Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

      “Pledgors” means IWO Holdings, the Guarantors and any other Person that at any time provides collateral security for the Parity Secured Obligations.
      “Reorganization” means the consummation of the Chapter 11 bankruptcy proceeding commenced by IWO Holdings in the United States Bankruptcy Court for the District of Delaware for the purpose of effecting a court-administered reorganization of IWO Holdings.
      “Required Noteholders” means, at any time, the holders of a majority in aggregate principal amount of the senior secured floating rate notes then outstanding, voting together as a single class.
      “Restricted Investment” means an Investment other than a Permitted Investment.
      “Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.
      “Secured Debt Documents” means, collectively, the indenture, the Security Documents, and all other agreements in connection with the Sharing Eligible Debt.
      “Secured Debt Representative” means, in the case of the senior secured floating rate notes, the trustee, and in the case of any Sharing Eligible Debt, the applicable Sharing Eligible Debt Agent.
      “Security Agreement” means the Security Agreement, dated the date of the indenture, made by IWO Escrow and other grantors party thereto from time to time in favor of the Collateral Trustee, as amended or supplemented from time to time in accordance with its terms.
      “Security Documents” means the collateral trust agreement, all security agreements, pledge agreements, control agreements, collateral assignments, mortgages, deed of trust or other grants or transfers for security or agreements related thereto executed and delivered by IWO Escrow, IWO Holdings or any Guarantor creating (or purporting to create) or perfecting a Lien upon Collateral in favor of the collateral trustee to secure Parity Secured Obligations, in each case, as amended, modified, renewed, restated or replaced, in whole or in part, from time to time.
      “Sharing Eligible Debt” means any Indebtedness incurred pursuant to clause (13) of the definition of Permitted Debt and Hedging Obligations related thereto.
      “Sharing Eligible Debt Agent” means, at any time in respect of the Sharing Eligible Debt, the Person serving at such time as the “Agent,” “Administrative Agent,” “Collateral Agent,” “Collateral Trustee” or “Counterparty” under such Sharing Eligible Debt or any other representative then most recently designated in accordance with the applicable provisions of the Sharing Eligible Debt, together with its successors in such capacity.
      “Sharing Eligible Debt Obligations” means all Obligations under the Sharing Eligible Debt.
      “Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date of the indenture.
      “Sprint PCS Affiliate” means any Person whose sole or predominant business is operating a personal communications services business pursuant to arrangements with Sprint Spectrum L.P. or its Affiliates, or their successors, similar to IWO Holdings’ management and services agreements with Sprint Spectrum L.P. and its Affiliates.
      “Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness as of the date of the indenture, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

      “Subsidiary” means, with respect to any specified Person:

(1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).
      “Unrestricted Subsidiary” means any Subsidiary of IWO Holdings that is designated by the Board of Directors of IWO Holdings as an Unrestricted Subsidiary pursuant to a resolution of the Board of Directors, but only to the extent that such Subsidiary:

(1) has no Indebtedness other than Non-Recourse Debt;

(2) except as permitted by the covenant described above under “— Certain Covenants — Transactions with Affiliates,” is not party to any agreement, contract, arrangement or understanding with IWO Holdings or any Restricted Subsidiary of IWO Holdings unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to IWO Holdings or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of IWO Holdings;

(3) is a Person with respect to which neither IWO Holdings nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(4) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of IWO Holdings or any of its Restricted Subsidiaries.
      “Voting Stock” of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.
      “Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2) the then outstanding principal amount of such Indebtedness.

DESCRIPTION OF THE AMENDED DISCOUNT NOTES
      The following description is of the discount notes and the discount notes indenture, as amended by the February 10, 2005 supplemental discount notes indenture and the proposed amendments pursuant to the second supplemental discount notes indenture. In this description, we refer to the discount notes as the “senior discount notes” and the discount notes indenture as the “indenture,” in each case, as so amended. The following description is qualified by reference to the full provisions of the indenture, the February 10, 2005 supplemental discount notes indenture and the form of second supplemental discount notes indenture, which are exhibits to the registration statement of which this prospectus forms a part.
      We urge you to read the indenture and the February 10, 2005 supplemental indenture because those documents, and not this description, define your rights as a holder of the senior discount notes.
      You can find the definitions of certain terms used in this description under the subheading “— Certain Definitions.” Certain defined terms used in this description but not defined below under “— Certain Definitions” have the meanings assigned to them in the indenture. The registered holder of a senior discount note will be treated as the owner of it for all purposes. Only registered holders have rights under the indenture. In this description, the term “Note Guarantee” excludes our proposed guarantee of the senior discount notes, “IWO Escrow” refers to IWO Escrow Company, and, unless the context requires otherwise, “IWO Holdings” refers to IWO Holdings, Inc. (but not to its subsidiaries).
      On January 6, 2005, IWO Escrow issued the senior discount notes under an indenture between itself and U.S. Bank National Association, as trustee, in a private transaction that was not subject to the registration requirements of the Securities Act. Upon the completion of the Merger on February 10, 2005, by the February 10, 2005 supplemental senior discount notes indenture, IWO Holdings assumed all obligations of IWO Escrow under the senior discount notes and the indenture. Thereafter, IWO consummated an exchange offer whereby all of the unregistered senior discount notes were exchanged for registered versions thereof.
Brief Description of the Senior Discount Notes and the Note Guarantees

The Senior Discount Notes
      Following completion of the Merger on February 10, 2005, the senior discount notes became, and following the effectiveness of the proposed amendments to the indenture the senior discount notes will continue to be:

•	senior unsecured obligations of IWO Holdings;

•	pari passu in right of payment with all existing and future unsecured senior indebtedness of IWO Holdings;

•	senior in right of payment to any future subordinated indebtedness of IWO Holdings; and

•	unconditionally guaranteed by the Guarantors.
      However, the senior discount notes are effectively subordinated to all borrowings under the senior secured floating rate notes, which are secured by substantially all of the assets of IWO Holdings and the Guarantors, and to any future secured indebtedness of IWO Holdings.

The Note Guarantees
      Following the completion of the Merger on February 10, 2005, the senior discount notes became, and following the effectiveness of the proposed amendments to the indenture the senior discount notes will continue to be, guaranteed by all of IWO Holdings’ Restricted Subsidiaries. Upon execution of the second supplemental discount notes indenture, we will also guarantee the senior discount notes. See the section entitled “Description of Our Guarantees” in this prospectus for more information regarding our guarantee of the senior discount notes.

      Each Note Guarantee of the senior discount notes is and will continue to be:

•	a general unsecured obligation of the Guarantor;

•	pari passu in right of payment with all existing and future unsecured senior indebtedness of the Guarantor; and

•	senior in right of payment to any future subordinated indebtedness of the Guarantor.
      However, the Note Guarantees are effectively subordinated to the Note Guarantees of the senior secured floating rate notes, which are secured by substantially all of the assets of IWO Holdings and the Guarantors, and to any future secured indebtedness of the Guarantors.
      As of the date of this prospectus, all of IWO Holdings’ Subsidiaries were “Restricted Subsidiaries.” However, under the circumstances described below under “— Certain Covenants — Designation of Restricted and Unrestricted Subsidiaries,” IWO Holdings is permitted to designate certain of its Subsidiaries as “Unrestricted Subsidiaries.” Unrestricted Subsidiaries will not be subject to many of the restrictive covenants in the indenture. Unrestricted Subsidiaries do not, and will not, guarantee the senior discount notes.
Principal, Maturity and Interest
      IWO Escrow issued $140 million in aggregate principal amount at maturity of senior discount notes in a private offering on January 6, 2005. IWO Holdings may issue additional senior discount notes under the indenture from time to time. Any issuance of additional senior discount notes is subject to all of the covenants in the indenture, including the covenant described below under “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock.” The senior discount notes and any additional senior discount notes subsequently issued under the indenture will be treated as a single class for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. The senior discount notes were issued in denominations of $1,000 and integral multiples of $1,000. The senior discount notes will mature on January 15, 2015.
      No interest will accrue on the senior discount notes prior to January 15, 2010. Instead, the Accreted Value of each senior discount note will increase (representing amortization of original issue discount) from the date of original issuance to, but not including, January 15, 2010 at a rate of 10.75% per annum, calculated on a semi-annual basis using a 360-day year comprised of twelve 30-day months, such that the Accreted Value of the senior discount notes on January 15, 2010 will be equal to the principal amount at maturity of the senior discount notes. Beginning January 15, 2010, interest on the senior discount notes will accrue at the rate of 10.75% per annum and will be payable semi-annually in arrears on January 15 and July 15 of each year, commencing on July 15, 2010. Interest on overdue principal and interest will accrue at a rate that is 1% higher than the then applicable interest rate on the senior discount notes. IWO Holdings will make each interest payment to the holders of record on the January 1 and July 1 immediately preceding the applicable interest payment date.
      Interest on the senior discount notes will accrue from January 15, 2010 or, if interest has already been paid, from the date it was most recently paid. Interest is computed on the basis of a 360-day year comprised of twelve 30-day months.
Methods of Receiving Payments on the Senior Discount Notes
      If a holder of senior discount notes has given wire transfer instructions to IWO Holdings, IWO Holdings will pay all principal, interest and premium, if any, on that holder’s senior discount notes in accordance with those instructions. All other payments on the senior discount notes will be made at the office or agency of the paying agent and registrar unless IWO Holdings elects to make interest payments by check mailed to the noteholders at their address set forth in the register of holders.

Paying Agent and Registrar for the Senior Discount Notes
      The trustee acts as paying agent and registrar. IWO Holdings may change the paying agent or registrar without prior notice to the holders of the senior discount notes, and IWO Holdings or any of its Subsidiaries may act as paying agent or registrar.
Transfer and Exchange
      A holder may transfer or exchange senior discount notes in accordance with the provisions of the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents in connection with a transfer of senior discount notes. Holders will be required to pay all taxes due on transfer. IWO Holdings will not be required to transfer or exchange any senior discount note selected for redemption. Also, IWO Holdings will not be required to transfer or exchange any senior discount note for a period of 15 days before a selection of senior discount notes to be redeemed or during the period between a record date and the corresponding interest payment date.
Note Guarantees
      The senior discount notes are, and will continue to be, guaranteed by each of IWO Holdings’ current and future Restricted Subsidiaries. The Note Guarantees are and will continue to be joint and several obligations of the Guarantors. The obligations of each Guarantor under its Note Guarantee are limited as necessary to prevent that Note Guarantee from constituting a fraudulent conveyance under applicable law.
      A Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person), another Person, other than IWO Holdings or another Guarantor, unless:

(1) immediately after giving effect to that transaction, no Default or Event of Default exists; and

(2) either:

(a) the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger assumes all the obligations of that Guarantor under the indenture and its Note Guarantee pursuant to a supplemental indenture satisfactory to the trustee; or

(b) the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of the indenture.
      The Note Guarantee of a Guarantor will be released:

(1) in connection with any sale or other disposition of all or substantially all of the assets of that Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) IWO Holdings or a Restricted Subsidiary of IWO Holdings, if the sale or other disposition does not violate the “Asset Sale” provisions of the indenture;

(2) in connection with any sale or other disposition of all of the Capital Stock of that Guarantor to a Person that is not (either before or after giving effect to such transaction) IWO Holdings or a Restricted Subsidiary of IWO Holdings, if the sale or other disposition does not violate the “Asset Sale” provisions of the indenture;

(3) if IWO Holdings designates any Restricted Subsidiary that is a Guarantor to be an Unrestricted Subsidiary in accordance with the applicable provisions of the indenture; or

(4) upon legal defeasance or satisfaction and discharge of the indenture as provided below under “— Legal Defeasance and Covenant Defeasance” and “— Satisfaction and Discharge.”

Optional Redemption
      At any time prior to January 15, 2008, IWO Holdings may on any one or more occasions redeem up to 35%, or 100% but not less than 100%, of the aggregate principal amount at maturity of senior discount notes issued under the indenture at a redemption price equal to 110.75% of the Accreted Value thereof to the redemption date, with the net cash proceeds of a sale of Equity Interests (other than Disqualified Stock) or a contribution to the common equity of IWO Holdings; provided that:

(1) at least 65% of the aggregate principal amount at maturity of senior discount notes originally issued under the indenture (excluding senior discount notes held by IWO Holdings and its Subsidiaries) or none of the senior discount notes, as the case may be, remains outstanding immediately after the occurrence of such redemption; and

(2) the redemption occurs within 45 days of the date of the closing of such sale of Equity Interests or contribution to the common equity of IWO Holdings.
      Except pursuant to the preceding paragraphs, the senior discount notes will not be redeemable at IWO Holdings’ option prior to January 15, 2010.
      On or after January 15, 2010, IWO Holdings may redeem all or a part of the senior discount notes upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest on the senior discount notes redeemed, to the applicable redemption date, if redeemed during the twelve-month period beginning on January 15 of the years indicated below, subject to the rights of holders of senior discount notes on the relevant record date to receive interest on the relevant interest payment date:

Year	Percentage

2010	105.375%
2011	103.583%
2012	101.792%
2013 and thereafter	100.000%
      Unless IWO Holdings defaults in the payment of the redemption price, interest will cease to accrue on the senior discount notes or portions thereof called for redemption on the applicable redemption date.
Mandatory Redemption
      Except as set forth under “— Escrow of Proceeds; Special Mandatory Redemption,” IWO Holdings is not required to make mandatory redemption or sinking fund payments with respect to the senior discount notes.
Repurchase at the Option of Holders

Change of Control
      If a Change of Control occurs, each holder of senior discount notes will have the right to require IWO Holdings to repurchase all or any part (equal to $1,000 or an integral multiple of $1,000) of that holder’s senior discount notes pursuant to a Change of Control Offer on the terms set forth in the indenture. In the Change of Control Offer, IWO Holdings will offer a Change of Control Payment in cash equal to 101% of the Accreted Value of senior discount notes repurchased (if prior to January 15, 2010) or 101% of the aggregate principal amount of senior discount notes repurchased plus accrued and unpaid interest to the repurchase date (if on or after January 15, 2010), subject to the rights of holders of senior discount notes on the relevant record date to receive interest due on the relevant interest payment date. Within ten days following any Change of Control, IWO Holdings will mail a notice to each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes on the Change of Control Payment Date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the indenture and described in such notice. IWO Holdings will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the senior discount notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the indenture, IWO Holdings will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the indenture by virtue of such compliance.
      On the Change of Control Payment Date, IWO Holdings will, to the extent lawful:

(1) accept for payment all senior discount notes or portions of senior discount notes properly tendered pursuant to the Change of Control Offer;

(2) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all senior discount notes or portions of senior discount notes properly tendered; and

(3) deliver or cause to be delivered to the trustee the senior discount notes properly accepted together with an officers’ certificate stating the aggregate principal amount of senior discount notes or portions of senior discount notes being purchased by IWO Holdings.
      The paying agent will promptly mail to each holder of senior discount notes properly tendered the Change of Control Payment for such notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new note equal in principal amount to any unpurchased portion of the senior discount notes surrendered, if any. IWO Holdings will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.
      The provisions described above that require IWO Holdings to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the indenture are applicable.
      IWO Holdings will not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by IWO Holdings and purchases all notes properly tendered and not withdrawn under the Change of Control Offer, or (2) notice of redemption has been given pursuant to the indenture as described above under “— Optional Redemption,” unless and until there is a default in payment of the applicable redemption price.
      The definition of Change of Control includes a phrase relating to the direct or indirect sale, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of IWO Holdings and its Restricted Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of senior discount notes to require IWO Holdings to repurchase its notes as a result of a sale, transfer, conveyance or other disposition of less than all of the assets of IWO Holdings and its Restricted Subsidiaries taken as a whole to another Person or group may be uncertain.

Asset Sales
      IWO Holdings will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1) IWO Holdings or the Restricted Subsidiary, as the case may be, receives consideration at the time of the Asset Sale at least equal to the Fair Market Value of the assets or Equity Interests issued or sold or otherwise disposed of; and

(2) at least 75% of the consideration received in the Asset Sale by IWO Holdings or such Restricted Subsidiary is in the form of cash. For purposes of this provision, each of the following will be deemed to be cash:

(a) any liabilities, as shown on IWO Holdings’ most recent consolidated balance sheet, of IWO Holdings or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the senior discount notes or any Note Guarantee) that are assumed by the transferee of any such assets pursuant to a customary agreement that releases IWO Holdings or such Restricted Subsidiary from further liability;

(b) any securities, notes or other obligations received by IWO Holdings or any such Restricted Subsidiary from such transferee that are contemporaneously, subject to ordinary settlement periods, converted by IWO Holdings or such Restricted Subsidiary into cash, to the extent of the cash received in that conversion; and

(c) any stock or assets of the kind referred to in clause (2) or clause (4) of the next paragraph of this covenant.
      Within 360 days after the receipt of any Net Proceeds from an Asset Sale, IWO Holdings (or the applicable Restricted Subsidiary, as the case may be) may apply such Net Proceeds:

(1) to repay any senior secured indebtedness of IWO Holdings;

(2) to acquire all or substantially all of the assets of, or any Capital Stock of, another Permitted Business; provided that, in the case of an acquisition of Capital Stock, the Permitted Business is or, after giving effect to such acquisition of such Capital Stock, becomes a Restricted Subsidiary of IWO Holdings;

(3) to make a capital expenditure; or

(4) to acquire other assets that are not classified as current assets under GAAP and that are used or useful in a Permitted Business.
      Pending the final application of any Net Proceeds, IWO Holdings may temporarily reduce revolving credit borrowings, if any, or otherwise invest the Net Proceeds in any manner that is not prohibited by the indenture.
      Any Net Proceeds from Asset Sales that are not applied or invested as provided in the second paragraph of this covenant will constitute “Excess Proceeds.” Within 30 days of the date on which the aggregate amount of Excess Proceeds exceeds $10.0 million, IWO Holdings will make an Asset Sale Offer to all holders of senior discount notes and all holders of other Indebtedness (including any senior secured floating rate notes then outstanding) that is pari passu with the senior discount notes containing provisions similar to those set forth in the indenture with respect to offers to purchase or redeem with the proceeds of sales of assets to purchase the maximum principal amount of senior discount notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of the Accreted Value of senior discount notes repurchased (if prior to January 15, 2010) or 100% of the aggregate principal amount of senior discount notes repurchased plus accrued and unpaid interest to the repurchase date (if on or after January 15, 2010), and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, IWO Holdings may use those Excess Proceeds for any purpose not otherwise prohibited by the indenture. If the aggregate purchase price of senior discount notes and other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the trustee will select the senior discount notes and such other pari passu Indebtedness to be purchased on a pro rata basis (on the basis of purchase price). Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.
      IWO Holdings will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of senior discount notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the indenture, IWO Holdings will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the indenture by virtue of such compliance.
Selection and Notice
      If less than all of the senior discount notes are to be redeemed at any time, the trustee will select senior discount notes for redemption on a pro rata basis unless otherwise required by law or applicable securities exchange requirements.
      No senior discount notes of $1,000 or less can be redeemed in part, except that if all of the senior discount notes of a Holder are to be redeemed, then the entire outstanding amount of senior discount notes held by such Holder shall be redeemed, even if not a multiple of $1,000. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of senior discount notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the senior discount notes or a satisfaction and discharge of the indenture. Notices of redemption may not be conditional.
      If any senior discount note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount of that note that is to be redeemed. A new senior discount note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the holder of senior discount notes upon cancellation of the original note. Senior discount notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on senior discount notes or portions of senior discount notes called for redemption.
Certain Covenants

Restricted Payments
      IWO Holdings will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1) declare or pay any dividend or make any other payment or distribution on account of IWO Holdings’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving IWO Holdings) or to the direct or indirect holders of IWO Holdings’ Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of IWO Holdings);

(2) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving IWO Holdings) any Equity Interests of IWO Holdings or any direct or indirect parent of IWO Holdings;

(3) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness of IWO Holdings that is contractually subordinated to the senior discount notes or to any Note Guarantee (excluding any intercompany Indebtedness between or among IWO Holdings and any of its Restricted Subsidiaries), except a payment of interest or principal at the Stated Maturity thereof; or

(4) make any Restricted Investment
(all such payments and other actions set forth in these clauses (1) through (4) above being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment:

(1) no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

(2) IWO Holdings would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable two-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Debt to Cash Flow Ratio test set forth in the first paragraph of the covenant described below under “— Incurrence of Indebtedness and Issuance of Preferred Stock;” and

(3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by IWO Holdings and its Restricted Subsidiaries since the day following the Merger (excluding Restricted Payments permitted by clauses (2), (3), (5) and (6) of the next succeeding paragraph), is less than the sum, without duplication, of:

(a) 100% of IWO Holdings’ Consolidated Cash Flow for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the date of the Merger to the end of IWO Holdings’ most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment less the product of 1.5 times IWO Holdings’ Consolidated Interest Expense for the same period; plus

(b) 100% of the aggregate net cash proceeds received by IWO Holdings since the date of the Merger as a contribution to its common equity capital or from the issue or sale of Equity Interests of IWO Holdings (other than Disqualified Stock) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of IWO Holdings that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of IWO Holdings); plus

(c) to the extent that any Restricted Investment that was made after the date of the Merger is sold for cash or otherwise liquidated or repaid for cash, the lesser of (i) the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any) and (ii) the initial amount of such Restricted Investment; plus

(d) to the extent that any Unrestricted Subsidiary of IWO Holdings designated as such after the date of the Merger is redesignated as a Restricted Subsidiary after the date of the indenture, the lesser of (i) the Fair Market Value of IWO Holdings’ Investment in such Subsidiary as of the date of such redesignation or (ii) such Fair Market Value as of the date on which such Subsidiary was originally designated as an Unrestricted Subsidiary after the date of the indenture; plus

(e) 100% of any dividends received by IWO Holdings or a Restricted Subsidiary of IWO Holdings after the date of the Merger from an Unrestricted Subsidiary of IWO Holdings.
      So long as no Default has occurred and is continuing or would be caused thereby, the preceding provisions will not prohibit:

(1) the payment of any dividend or the consummation of any irrevocable redemption within 60 days after the date of declaration of the dividend or giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend or redemption payment would have complied with the provisions of the indenture;

(2) the making of any Restricted Payment in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of IWO Holdings) of, Equity Interests of IWO Holdings (other than Disqualified Stock) or from the substantially concurrent contribution of common equity capital to IWO Holdings; provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment will be excluded from clause (3)(b) of the preceding paragraph;

(3) the repurchase, redemption, defeasance or other acquisition or retirement for value of Indebtedness of IWO Holdings or any Guarantor that is contractually subordinated to the senior discount notes or to any Note Guarantee with the net cash proceeds from a substantially concurrent incurrence of Permitted Refinancing Indebtedness;

(4) the repurchase, redemption, defeasance or other acquisition or retirement for value of any Equity Interests of IWO Holdings or any Restricted Subsidiary of IWO Holdings held by any current or former officer, director or employee of IWO Holdings or any of its Restricted Subsidiaries pursuant to any equity subscription agreement, employment agreement, stock option agreement, shareholders’ agreement or similar agreement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed $500,000 in any twelve-month period;

(5) the repurchase of Equity Interests deemed to occur upon the exercise of stock options to the extent such Equity Interests represent a portion of the exercise price of those stock options or the payment of income taxes due in connection with such exercise;

(6) the declaration and payment of regularly scheduled or accrued dividends to holders of any class or series of Disqualified Stock of IWO Holdings or any Restricted Subsidiary of IWO Holdings issued on or after the date of the Merger in accordance with the Debt to Cash Flow Ratio test described below under “— Incurrence of Indebtedness and Issuance of Preferred Stock;” and

(7) additional Restricted Payments in an amount not to exceed $5.0 million.

      The amount of all Restricted Payments other than cash will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by IWO Holdings or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The Fair Market Value of any assets or securities that are required to be valued by this covenant will be determined by the Board of Directors of IWO Holdings whose resolution with respect thereto will be delivered to the trustee. The Board of Directors’ determination must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if the Fair Market Value exceeds $5.0 million.

Incurrence of Indebtedness and Issuance of Preferred Stock
      IWO Holdings will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and IWO Holdings will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that IWO Holdings may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock, and IWO Holdings’ Restricted Subsidiaries may incur Indebtedness (including Acquired Debt) or issue preferred stock, if IWO Holdings’ Debt to Cash Flow Ratio immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or such preferred stock is issued, as the case may be, would have been no greater than 7.0 to 1.
      The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(1) the incurrence by IWO Holdings and its Restricted Subsidiaries of indebtedness represented by the senior secured floating rate notes, and the related guarantees, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (1), not to exceed $150.0 million;

(2) the incurrence by IWO Holdings and its Restricted Subsidiaries of Existing Indebtedness;

(3) the incurrence by IWO Holdings and the Guarantors of Indebtedness represented by the senior discount notes and the related Note Guarantees issued under the indenture;

(4) the incurrence by IWO Holdings and its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings, vendor financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of design, construction, installation or improvement of property, plant or equipment used in the business of IWO Holdings or any of its Restricted Subsidiaries, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (4), not to exceed $25.0 million at any time outstanding;

(5) the incurrence by IWO Holdings or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge any Indebtedness (other than intercompany Indebtedness) that was permitted by the indenture to be incurred under the first paragraph of this covenant or clauses (1), (2), (3), (4), (5), (12) or (13) of this paragraph;

(6) the incurrence by IWO Holdings or any of its Restricted Subsidiaries of intercompany Indebtedness between or among IWO Holdings and any of its Restricted Subsidiaries; provided, however, that:

(a) if IWO Holdings or any Guarantor is the obligor on such Indebtedness and the payee is not IWO Holdings or a Guarantor, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations then due with respect to the senior discount notes, in the case of IWO Holdings, or the Note Guarantee, in the case of a Guarantor; and

(b) (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than IWO Holdings or a Restricted Subsidiary of IWO Holdings and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either IWO Holdings or a Restricted Subsidiary of IWO Holdings,

will be deemed, in each case, to constitute an incurrence of such Indebtedness by IWO Holdings or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

(7) the issuance by any of IWO Holdings’ Restricted Subsidiaries to IWO Holdings or to any of its Restricted Subsidiaries of shares of preferred stock; provided, however, that:

(a) any subsequent issuance or transfer of Equity Interests that results in any such preferred stock being held by a Person other than IWO Holdings or a Restricted Subsidiary of IWO Holdings; and

(b) any sale or other transfer of any such preferred stock to a Person that is not either IWO Holdings or a Restricted Subsidiary of IWO Holdings,

will be deemed, in each case, to constitute an issuance of such preferred stock by such Restricted Subsidiary that was not permitted by this clause (7);

(8) the incurrence by IWO Holdings or any of its Restricted Subsidiaries of Hedging Obligations in the ordinary course of business;

(9) the guarantee by IWO Holdings or any of the Guarantors of Indebtedness of IWO Holdings or any of its Restricted Subsidiaries that was permitted to be incurred by another provision of this covenant; provided that if the Indebtedness being guaranteed is subordinated to the senior discount notes, then the Guarantee shall be subordinated to the same extent as the Indebtedness guaranteed;

(10) the incurrence by IWO Holdings or any of its Restricted Subsidiaries of Indebtedness in respect of workers’ compensation claims, self-insurance obligations, bankers’ acceptances, and performance and surety bonds in the ordinary course of business;

(11) the incurrence by IWO Holdings or any of its Restricted Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds, so long as such Indebtedness is covered within five business days;

(12) Acquired Debt incurred at the time a Sprint PCS Affiliate is merged with or into, becomes a Restricted Subsidiary of, or transfers all or substantially all of its assets to, IWO Holdings or any of its Restricted Subsidiaries, but only to the extent that IWO Holdings’ Debt to Cash Flow Ratio immediately following such incurrence would decrease as compared to IWO Holdings’ Debt to Cash Flow Ratio immediately prior to such incurrence; and

(13) the incurrence by IWO Holdings or any of its Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (13), not to exceed $30.0 million.

      IWO Holdings will not incur, and will not permit any Guarantor to incur, any Indebtedness (including Permitted Debt) that is contractually subordinated in right of payment to any other Indebtedness of IWO Holdings or such Guarantor unless such Indebtedness is also contractually subordinated in right of payment to the senior discount notes and the applicable Note Guarantee on substantially identical terms; provided, however, that no Indebtedness will be deemed to be contractually subordinated in right of payment to any other Indebtedness of IWO Holdings solely by virtue of being unsecured or by virtue of being secured on a first or junior Lien basis.
      For purposes of determining compliance with this “Incurrence of Indebtedness and Issuance of Preferred Stock” covenant, in the event that an item of proposed Indebtedness (or any portion thereof) meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (13) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, IWO Holdings, in its sole discretion, shall classify such item of Indebtedness (or any such portion) on the date of its incurrence, and (except in the case of senior secured floating rate notes incurred in reliance on the exception provided by clause (1) of the definition of Permitted Debt) may later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this covenant. Indebtedness under the senior secured floating rate notes issued on the date on which the senior discount notes are first issued and authenticated under the indenture will be deemed to have been incurred in reliance on the exception provided by clause (1) of the definition of Permitted Debt. The accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the reclassification of preferred stock as Indebtedness due to a change in accounting principles, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this covenant; provided, in each such case, that the amount of any such accrual, accretion or payment is included in IWO Holdings’ Consolidated Interest Expense as accrued. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that IWO Holdings or any Restricted Subsidiary may incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values.
      The amount of any Indebtedness outstanding as of any date will be:

(1) the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

(2) the principal amount of the Indebtedness, in the case of any other Indebtedness; and

(3) in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:

(a) the Fair Market Value of such assets at the date of determination; and

(b) the amount of the Indebtedness of the other Person secured by such Lien.

Liens
      IWO Holdings will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind on any asset now owned or hereafter acquired, except Permitted Liens.

Dividend and Other Payment Restrictions Affecting Subsidiaries
      IWO Holdings will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1) pay dividends or make any other distributions on its Capital Stock to IWO Holdings or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to IWO Holdings or any of its Restricted Subsidiaries;

(2) make loans or advances to IWO Holdings or any of its Restricted Subsidiaries; or

(3) sell, lease or transfer any of its properties or assets to IWO Holdings or any of its Restricted Subsidiaries.
      However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1) agreements governing Existing Indebtedness and the senior secured floating rate notes as in effect on the date of the indenture, and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings thereof; provided that the amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the date of the indenture;

(2) the indenture, the senior discount notes and the Note Guarantees, and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings thereof; provided that the amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in the indenture, the senior discount notes and the Note Guarantees on the date of such amendment, restatement, modification, renewal, supplement, refunding, replacement or refinancing;

(3) agreements and instruments governing Indebtedness issued pursuant to clause (13) of the “Incurrence of Indebtedness and Issuance of Preferred Stock” covenant; provided that such encumbrances and restrictions are not materially more restrictive, taken as a whole, than those contained in the indenture, the senior discount notes and the Note Guarantees;

(4) applicable law, rule, regulation or order;

(5) any instrument governing Indebtedness or Capital Stock of a Person acquired by IWO Holdings or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the indenture to be incurred;

(6) customary non-assignment provisions in contracts and licenses entered into in the ordinary course of business;

(7) purchase money obligations for property acquired in the ordinary course of business and Capital Lease Obligations that impose restrictions on the property purchased or leased of the nature described in clause (3) of the preceding paragraph;

(8) any agreement for the sale or other disposition of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending the sale or other disposition;

(9) Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(10) Liens permitted to be incurred under the provisions of the covenant described above under “— Liens” that limit the right of the debtor to dispose of the assets subject to such Liens;

(11) provisions limiting the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements entered into with the approval of IWO Holdings’ Board of Directors, which limitation is applicable only to the assets that are the subject of such agreements; and

(12) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business.

Merger, Consolidation or Sale of Assets
      IWO Holdings will not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not IWO Holdings is the surviving corporation); or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of IWO Holdings and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person, unless:

(1) either: (a) IWO Holdings is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than IWO Holdings) or to which such sale, assignment, transfer, conveyance or other disposition has been made is a corporation organized or existing under the laws of the United States, any state of the United States or the District of Columbia;

(2) the Person formed by or surviving any such consolidation or merger (if other than IWO Holdings) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all the obligations of IWO Holdings under the senior discount notes and the indenture pursuant to agreements reasonably satisfactory to the trustee;

(3) immediately after such transaction, no Default or Event of Default exists; and

(4) IWO Holdings or the Person formed by or surviving any such consolidation or merger (if other than IWO Holdings), or to which such sale, assignment, transfer, conveyance or other disposition has been made, would, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable two-quarter period, either (a) have a Debt to Cash Flow Ratio no higher than IWO Holdings’ Debt to Cash Flow Ratio immediately prior to such transaction, or (b) be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Debt to Cash Flow Ratio test set forth in the first paragraph of the covenant described above under “— Incurrence of Indebtedness and Issuance of Preferred Stock.”
      In addition, IWO Holdings will not, directly or indirectly, lease all or substantially all of the properties and assets of it and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to any other Person.

      This “Merger, Consolidation or Sale of Assets” covenant will not apply to:

(1) a merger of IWO Holdings with an Affiliate solely for the purpose of reincorporating IWO Holdings in another jurisdiction;

(2) any consolidation or merger, or any sale, assignment, transfer, conveyance, lease or other disposition of assets between or among IWO Holdings and its Restricted Subsidiaries; or

(3) any merger or consolidation of IWO Holdings with a corporation that, prior to such merger, (a) does not have any liabilities or significant assets other than cash and (b) was formed solely for the purpose of facilitating the formation of a holding company whose principal asset is the common stock of IWO Holdings.

Transactions with Affiliates
      IWO Holdings will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of IWO Holdings (each, an “Affiliate Transaction”), unless:

(1) the Affiliate Transaction is on terms that are no less favorable to IWO Holdings or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by IWO Holdings or such Restricted Subsidiary with an unrelated Person; and

(2) IWO Holdings delivers to the trustee with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million, a determination by the Board of Directors of IWO Holdings set forth in an officers’ certificate certifying that such Affiliate Transaction complies with this covenant.
      The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1) any employment agreement, employee benefit plan, officer or director indemnification agreement or any similar arrangement entered into by IWO Holdings or any of its Restricted Subsidiaries in the ordinary course of business and payments pursuant thereto;

(2) transactions between or among IWO Holdings and/or its Restricted Subsidiaries;

(3) transactions with a Person (other than an Unrestricted Subsidiary of IWO Holdings) that is an Affiliate of IWO Holdings solely because IWO Holdings owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person;

(4) payment of reasonable directors’ fees;

(5) any issuance of Equity Interests (other than Disqualified Stock) of IWO Holdings to Affiliates of IWO Holdings;

(6) Restricted Payments and Permitted Investments that do not violate the provisions of the indenture described above under “— Restricted Payments”; and

(7) loans or advances to employees in the ordinary course of business not to exceed $1.0 million in the aggregate at any one time outstanding.

Business Activities
      IWO Holdings will not, and will not permit any of its Restricted Subsidiaries to, engage in any business other than Permitted Businesses, except to such extent as would not be material to IWO Holdings and its Restricted Subsidiaries taken as a whole.

Additional Note Guarantees
      If IWO Holdings or any of its Restricted Subsidiaries acquires or creates another Domestic Restricted Subsidiary after the date of the indenture, then that newly acquired or created Domestic Restricted Subsidiary will become a Guarantor and execute a supplemental indenture and deliver an opinion of counsel satisfactory to the trustee within 10 business days of the date on which it was acquired or created; provided that any Domestic Restricted Subsidiary that constitutes an Immaterial Subsidiary need not become a Guarantor until such time as it ceases to be an Immaterial Subsidiary.

Designation of Restricted and Unrestricted Subsidiaries
      The Board of Directors of IWO Holdings may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by IWO Holdings and its Restricted Subsidiaries in the Subsidiary designated as Unrestricted will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under the covenant described above under “— Restricted Payments” or under one or more clauses of the definition of Permitted Investments, as determined by IWO Holdings. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors of IWO Holdings may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if that redesignation would not cause a Default.
      Any designation of a Subsidiary of IWO Holdings as an Unrestricted Subsidiary will be evidenced to the trustee by filing with the trustee a certified copy of a resolution of the Board of Directors giving effect to such designation and an officers’ certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under “— Restricted Payments.” If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of IWO Holdings as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under “— Incurrence of Indebtedness and Issuance of Preferred Stock,” IWO Holdings will be in default of such covenant. The Board of Directors of IWO Holdings may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary of IWO Holdings; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of IWO Holdings of any outstanding Indebtedness of such Unrestricted Subsidiary, and such designation will only be permitted if (1) such Indebtedness is permitted under the covenant described under “— Incurrence of Indebtedness and Issuance of Preferred Stock,” calculated on a pro forma basis as if such designation had occurred at the beginning of the two-quarter reference period; and (2) no Default or Event of Default would be in existence following such designation.

Payments for Consent
      IWO Holdings will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any holder of senior discount notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the indenture or the senior discount notes unless such consideration is offered to be paid and is paid to all holders of the senior discount notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.
Reports
      Whether or not required by the rules and regulations of the SEC, so long as any senior discount notes are outstanding, IWO Holdings will furnish to the holders of senior discount notes or cause the trustee to furnish to the holders of senior discount notes, within the time periods specified in the SEC’s rules and regulations:

(1) all quarterly and annual reports that would be required to be filed with the SEC on Forms 10-Q and 10-K if IWO Holdings were required to file such reports; and

(2) all current reports that would be required to be filed with the SEC on Form 8-K if IWO Holdings were required to file such reports.
      All such reports will be prepared in all material respects in accordance with all of the rules and regulations applicable to such reports. Each annual report on Form 10-K will include a report on IWO Holdings’ consolidated financial statements by IWO Holdings’ certified independent accountants. In addition, IWO Holdings will file a copy of each of the reports referred to in clauses (1) and (2) above with the SEC for public availability within the time periods specified in the rules and regulations applicable to such reports (unless the SEC will not accept such a filing) and will post the reports on its website within those time periods.
      If at any time IWO Holdings is no longer subject to the periodic reporting requirements of the Exchange Act for any reason, IWO Holdings will nevertheless continue filing the reports specified in the preceding paragraphs with the SEC within the time periods specified above unless the SEC will not accept such a filing. IWO Holdings will not take any action for the purpose of causing the SEC not to accept any such filings. If, notwithstanding the foregoing, the SEC will not accept IWO Holdings’ filings for any reason, IWO Holdings will post the reports referred to in the preceding paragraphs on its website within the time periods that would apply if IWO Holdings were required to file those reports with the SEC.
      If IWO Holdings has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraphs will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in Management’s Discussion and Analysis of Financial Condition and Results of Operations, of the financial condition and results of operations of IWO Holdings and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of IWO Holdings.
      In addition, for so long as any senior discount notes remain outstanding, IWO Holdings and the Guarantors will furnish to the holders of senior discount notes and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.
      Notwithstanding anything to the contrary, however, once the Parent has provided a Parent Guarantee of the senior discount notes, the reports and other information required to be filed with the SEC and provided by IWO Holdings as described above may instead be those filed with the SEC by the Parent and furnished with respect to the Parent only, without including the condensed consolidating footnote contemplated by Rule 3-10 of Regulation S-X promulgated under the Securities Act.
Events of Default and Remedies
      Each of the following is an “Event of Default”:

(1) default for 30 days in the payment when due of interest on the senior discount notes;

(2) default in the payment when due (at maturity, upon redemption or otherwise) of the principal of, or premium, if any, on, the senior discount notes;

(3) failure by IWO Holdings or any of its Restricted Subsidiaries for 30 days to comply with the provisions described under “— Repurchase at the Option of Holders — Change of Control,” “— Repurchase at the Option of Holders — Asset Sales,” “— Certain Covenants — Restricted Payments,” “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock” or “— Certain Covenants — Merger, Consolidation or Sale of Assets”;

(4) failure by IWO Holdings or any of its Restricted Subsidiaries for 60 days after notice to IWO Holdings by the trustee or the holders of at least 25% in aggregate principal amount of the senior discount notes then outstanding voting as a single class to comply with any of the other agreements in the indenture;

(5) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by IWO Holdings or any of its Restricted Subsidiaries (or the payment of which is guaranteed by IWO Holdings or any of its Restricted Subsidiaries), whether such Indebtedness or Guarantee existed on, or was or is created after the date of the indenture, if that default:

(a) is caused by a failure to pay principal of, or interest or premium, if any, on, such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”); or

(b) results in the acceleration of such Indebtedness prior to its express maturity, and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $5.0 million or more;

(6) failure by IWO Holdings or any of its Restricted Subsidiaries to pay final judgments entered by a court or courts of competent jurisdiction aggregating in excess of $5.0 million, which judgments are not paid, discharged or stayed for a period of 60 days;

(7) the Security Agreement, or any other Security Document, or any Lien purported to be granted thereby, or the Collateral is held in any judicial proceeding to be unenforceable or invalid, in whole or in part, or ceases for any reason (other than pursuant to a release that is delivered or becomes effective as set forth in the indenture) to be fully enforceable and perfected;

(8) except as permitted by the indenture, any Note Guarantee is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect, or any Guarantor, or any Person acting on behalf of any Guarantor, denies or disaffirms its obligations under its Note Guarantee; and

(9) certain events of bankruptcy or insolvency described in the indenture with respect to IWO Holdings or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary.
      In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to IWO Holdings, any Restricted Subsidiary of IWO Holdings that is a Significant Subsidiary or any group of Restricted Subsidiaries of IWO Holdings that, taken together, would constitute a Significant Subsidiary, all outstanding senior discount notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the trustee or the holders of at least 25% in aggregate principal amount of the then outstanding senior discount notes may declare all the senior discount notes to be due and payable immediately. Following any acceleration of the senior discount notes, holders of the senior discount notes will be entitled to receive 100.0% of the Accreted Value of the senior discount notes to (but not including) the date of payment, if prior to January 15, 2010, and will be entitled to receive 100.0% of the principal amount of the senior discount notes, plus accrued and unpaid interest to (but not including) the date of payment, if on or after January 15, 2010. Subject to certain limitations, holders of a majority in aggregate principal amount of the then outstanding senior discount notes may direct the trustee in its exercise of any trust or power. The trustee may withhold from holders of the senior discount notes notice of any continuing Default or Event of Default if it determines that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal, interest or premium, if any.
      Subject to the provisions of the indenture relating to the duties of the trustee, in case an Event of Default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any holders of senior discount notes unless such holders have offered to the trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal and premium, if any, when due, no holder of a senior discount note may pursue any remedy with respect to the indenture or the senior discount notes unless:

(1) such holder has previously given the trustee notice that an Event of Default is continuing;

(2) holders of at least 25% in aggregate principal amount of the then outstanding senior discount notes have requested the trustee to pursue the remedy;

(3) such holders have offered the trustee reasonable security or indemnity against any loss, liability or expense;

(4) the trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

(5) holders of a majority in aggregate principal amount of the then outstanding senior discount notes have not given the trustee a direction inconsistent with such request within such 60-day period.
      The holders of a majority in aggregate principal amount of the then outstanding senior discount notes by notice to the trustee may, on behalf of the holders of all of the senior discount notes, rescind an acceleration or waive any existing Default or Event of Default and its consequences under the indenture except a continuing Default or Event of Default in the payment of interest or premium, if any, on, or the principal of, the senior discount notes.
      In the case of any Event of Default occurring by reason of any willful action (or inaction) taken (or not taken) by or on behalf of IWO Holdings with the intention of avoiding payment of the premium that IWO Holdings would have had to pay if IWO Holdings then had elected to redeem the senior discount notes pursuant to the optional redemption provisions of the indenture, an equivalent premium will also become and be immediately due and payable to the extent permitted by law upon the acceleration of the senior discount notes. If an Event of Default occurs prior to January 15, 2010, by reason of any willful action (or inaction) taken (or not taken) by or on behalf of IWO Holdings with the intention of avoiding the prohibition on redemption of the senior discount notes prior to January 15, 2010, then an additional premium specified in the indenture will also become and be immediately due and payable to the extent permitted by law upon the acceleration of the senior discount notes.
      IWO Holdings is required to deliver to the trustee annually a statement regarding compliance with the indenture. Upon becoming aware of any Default or Event of Default, IWO Holdings is required to deliver to the trustee a statement specifying such Default or Event of Default.
No Personal Liability of Directors, Officers, Employees and Stockholders
      No director, officer, employee, incorporator or stockholder of us, IWO Holdings or any Guarantor, as such, will have any liability for any obligations of us, IWO Holdings or the Guarantors under the senior discount notes, the indenture, the Note Guarantees, or the Parent Guarantee, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of senior discount notes by accepting a senior discount note waives and releases all such liability. The waiver and release were part of the consideration for issuance of the senior discount notes. The waiver may not be effective to waive liabilities under the federal securities laws.
Legal Defeasance and Covenant Defeasance
      IWO Holdings may at any time, at the option of its Board of Directors evidenced by a resolution set forth in an officers’ certificate, elect to have all of its obligations discharged with respect to the outstanding senior discount notes and all obligations of the Guarantors discharged with respect to their Note Guarantees (“Legal Defeasance”) except for:

(1) the rights of holders of outstanding senior discount notes to receive payments in respect of the principal of, or interest or premium, if any, on, such senior discount notes when such payments are due from the trust referred to below;

(2) IWO Holdings’ obligations with respect to the senior discount notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the trustee, and IWO Holdings’ and the Guarantors’ obligations in connection therewith; and

(4) the Legal Defeasance and Covenant Defeasance provisions of the indenture.
      In addition, IWO Holdings may, at its option and at any time, elect to have the obligations of IWO Holdings and the Guarantors released with respect to certain covenants (including its obligation to make Change of Control Offers and Asset Sale Offers) that are described in the indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the senior discount notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under “Events of Default and Remedies” will no longer constitute an Event of Default with respect to the senior discount notes.
      In order to exercise either Legal Defeasance or Covenant Defeasance:

(1) IWO Holdings must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the senior discount notes, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants, to pay the principal of, and interest and premium, if any, on, the outstanding senior discount notes on the stated dates for payment thereof or on the applicable redemption date, as the case may be, and IWO Holdings must specify whether the senior discount notes are being defeased to such stated date for payment or to a particular redemption date;

(2) in the case of Legal Defeasance, IWO Holdings must deliver to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that (a) IWO Holdings has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the holders of the outstanding senior discount notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, IWO Holdings must deliver to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that the holders of the outstanding senior discount notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which IWO Holdings or any Guarantor is a party or by which IWO Holdings or any Guarantor is bound;

(5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the indenture) to which IWO Holdings or any of its Subsidiaries is a party or by which IWO Holdings or any of its Subsidiaries is bound;

(6) IWO Holdings must deliver to the trustee an officers’ certificate stating that the deposit was not made by IWO Holdings with the intent of preferring the holders of senior discount notes over the other creditors of IWO Holdings with the intent of defeating, hindering, delaying or defrauding any creditors of IWO Holdings or others; and

(7) IWO Holdings must deliver to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.
Amendment, Supplement and Waiver
      Except as provided in the next two succeeding paragraphs, the indenture, the senior discount notes and the Note Guarantees may be amended or supplemented with the consent of the holders of a majority in aggregate principal amount of the senior discount notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, senior discount notes), and any existing Default or Event of Default or compliance with any provision of the indenture or the senior discount notes or the Note Guarantees may be waived with the consent of the holders of a majority in aggregate principal amount of the then outstanding senior discount notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, senior discount notes).
      Without the consent of each holder of senior discount notes affected, an amendment, supplement or waiver may not (with respect to any senior discount notes held by a non-consenting holder):

(1) reduce the principal amount of senior discount notes whose holders must consent to an amendment, supplement or waiver;

(2) reduce the principal of or change the fixed maturity of any senior discount note or alter the provisions with respect to the redemption of the senior discount notes (other than provisions relating to the covenants described above under “— Repurchase at the Option of Holders”);

(3) reduce the rate of or change the time for payment of interest, including default interest, on any senior discount note;

(4) waive a Default or Event of Default in the payment of principal of, or interest or premium, if any, on, the senior discount notes (except a rescission of acceleration of the senior discount notes by the holders of at least a majority in aggregate principal amount of the then outstanding senior discount notes and a waiver of the payment default that resulted from such acceleration);

(5) make any senior discount note payable in money other than that stated in the senior discount notes;

(6) make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of holders of senior discount notes to receive payments of principal of, or interest or premium, if any, on, the senior discount notes;

(7) waive a redemption payment with respect to any senior discount note (other than a payment required by one of the covenants described above under “— Repurchase at the Option of Holders”);

(8) release any Guarantor from any of its obligations under its Note Guarantee or the indenture, except in accordance with the terms of the indenture; or

(9) make any change in the preceding amendment and waiver provisions.

      Notwithstanding the preceding, without the consent of any holder of senior discount notes, IWO Holdings, the Guarantors and the trustee may amend or supplement the indenture, the senior discount notes and the Note Guarantees:

(1) to cure any ambiguity, defect or inconsistency;

(2) to provide for uncertificated notes in addition to or in place of certificated notes;

(3) to provide for the assumption of IWO Holdings’ or a Guarantor’s obligations to holders of senior discount notes and Note Guarantees in the case of a merger or consolidation or sale of all or substantially all of IWO Holdings’ or such Guarantor’s assets;

(4) to make any change that would provide any additional rights or benefits to the holders of senior discount notes or that does not adversely affect the legal rights under the indenture of any such holder;

(5) to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act;

(6) to conform the text of the indenture, the senior discount notes or the Note Guarantees to any provision of the “Description of Senior Discount Notes” section of IWO Holdings’ offering memorandum, dated December 14, 2004, relating to the initial offering of the senior discount notes, to the extent that such provision in that “Description of Senior Discount Notes” was intended to be a verbatim recitation of a provision of the indenture, the senior discount notes or the Note Guarantees;

(7) to provide for the issuance of additional senior discount notes in accordance with the limitations set forth in the indenture; or

(8) to allow any Guarantor to execute a supplemental indenture and/or a Note Guarantee with respect to the senior discount notes.
Satisfaction and Discharge
      The indenture will be discharged and will cease to be of further effect as to all senior discount notes issued thereunder, when:

(1) either:

(a) all senior discount notes that have been authenticated, except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has been deposited in trust and thereafter repaid to IWO Holdings, have been delivered to the trustee for cancellation; or

(b) all senior discount notes that have not been delivered to the trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and IWO Holdings or any Guarantor has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the senior discount notes not delivered to the trustee for cancellation for principal or premium, if any, and accrued interest to the date of maturity or redemption;

(2) no Default or Event of Default has occurred and is continuing on the date of the deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which IWO Holdings or any Guarantor is a party or by which IWO Holdings or any Guarantor is bound;

(3) IWO Holdings and the Guarantors have paid or caused to be paid all sums payable under the indenture; and

(4) IWO Holdings has delivered irrevocable instructions to the trustee under the indenture to apply the deposited money toward the payment of the senior discount notes at maturity or on the redemption date, as the case may be.
      In addition, IWO Holdings must deliver an officers’ certificate and an opinion of counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.
Concerning the Trustee
      If the trustee becomes a creditor of IWO Holdings or any Guarantor, the indenture limits the right of the trustee to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as trustee (if the indenture has been qualified under the Trust Indenture Act) or resign.
      The holders of a majority in aggregate principal amount of the then outstanding senior discount notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture provides that in case an Event of Default occurs and is continuing, the trustee will be required, in the exercise of its power, to use the degree of care and skill as a prudent person in the conduct of such person’s own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of senior discount notes, unless such holder has offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.
Depository Procedures
      The senior discount notes were issued in global form, called global notes, without interest coupons.
      The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them.
      DTC has advised us and IWO Holdings that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between the Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.
      Investors in the global notes who are Participants may hold their interests therein directly through DTC. Investors in the global notes who are not Participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) which are Participants. Euroclear and Clearstream will hold interests in the global notes on behalf of their participants through customers’ securities accounts in their respective names on the books of their respective depositories, which are Euroclear Bank S.A./N.V., as operator of Euroclear, and Citibank, N.A., as operator of Clearstream. All interests in a global note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems. The laws of some states require that certain

Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a global note to such Persons will be limited to that extent. Because DTC can act only on behalf of the Participants, which in turn act on behalf of the Indirect Participants, the ability of a Person having beneficial interests in a global note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.
      Payments in respect of the principal of, and interest and premium, if any, on, a global note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the indenture. Under the terms of the indenture, IWO Holdings and the trustee will treat the Persons in whose names the senior discount notes, including the global notes, are registered as the owners of the senior discount notes for the purpose of receiving payments and for all other purposes.
      DTC has advised us and IWO Holdings that its current practice, upon receipt of any payment in respect of securities such as the senior discount notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe that it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of senior discount notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the trustee, us or IWO Holdings. None of us, IWO Holdings or the trustee will be liable for any delay by DTC or any of the Participants or the Indirect Participants in identifying the beneficial owners of the senior discount notes, and we, IWO Holdings and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.
      Subject to transfer restrictions, transfers between the Participants will be effected in accordance with DTC’s procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures. Subject to compliance with the transfer restrictions applicable to the senior discount notes described herein, cross-market transfers between the Participants, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by their respective depositaries; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant global note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.
      DTC will take any action permitted to be taken by a holder of senior discount notes only at the direction of one or more Participants to whose account DTC has credited the interests in the global notes and only in respect of such portion of the aggregate principal amount of the senior discount notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the senior discount notes, DTC reserves the right to exchange the global notes for legended senior discount notes in certificated form, and to distribute such senior discount notes to its Participants.
      Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the global notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. None of us, IWO Holdings, the trustee or any of their respective agents or Affiliates will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.
Exchange of Global Notes for Certificated Notes
      A global note is exchangeable for certificated notes if:

(1) DTC (a) notifies IWO Holdings that it is unwilling or unable to continue as depositary for the global notes or (b) has ceased to be a clearing agency registered under the Exchange Act and, in either case, IWO Holdings fails to appoint a successor depositary;

(2) IWO Holdings, at its option, notifies the trustee in writing that it elects to cause the issuance of the certificated notes; or

(3) there has occurred and is continuing a Default or Event of Default with respect to the senior discount notes.
      In addition, beneficial interests in a global note may be exchanged for certificated notes upon prior written notice given to the trustee by or on behalf of DTC in accordance with the indenture. In all cases, certificated notes delivered in exchange for any global note or beneficial interests in global notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures) and will bear the applicable restrictive legend unless that legend is not required by applicable law.
Same Day Settlement and Payment
      IWO Holdings will make payments in respect of the senior discount notes represented by the global notes (including principal and premium and interest, if any) by wire transfer of immediately available funds to the accounts specified by DTC or its nominee. IWO Holdings will make all payments of principal, interest, premium, if any, with respect to certificated notes by wire transfer of immediately available funds to the accounts specified by the holders of the certificated notes or, if no such account is specified, by mailing a check to each such holder’s registered address.
Certain Definitions
      Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all defined terms used therein, as well as any other capitalized terms used herein for which no definition is provided.
      “Accreted Value” means, as of any date of determination, the sum of (a) the initial offering price of each senior discount note and (b) that portion of the excess of the principal amount at maturity of each senior discount note over such initial offering price as shall have been accreted thereon through such date of determination, such amount to be so accreted on a daily basis at the rate of 10.75% per annum of the initial offering price of the senior discount notes, compounded semi-annually on each January 15 and July 15 from the date of issuance of the notes through such date of determination.
      “Acquired Debt” means, with respect to any specified Person:

(1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person; and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.
      “Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person will be deemed to be control. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.
      “Annualized Consolidated Cash Flow” of any specified Person as of any date of determination means two times the Consolidated Cash Flow of such Person for the most recently ended two-quarter period for which internal financial statements are available.
      “Asset Sale” means:

(1) the sale, lease, conveyance or other disposition of any assets or rights; provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of IWO Holdings and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the indenture described above under “— Repurchase at the Option of Holders — Change of Control” and/or the provisions described above under “— Certain Covenants — Merger, Consolidation or Sale of Assets” and not by the provisions of the Asset Sale covenant; and

(2) the issuance of Equity Interests in any of IWO Holdings’ Restricted Subsidiaries or the sale of Equity Interests in any of its Subsidiaries.
      Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:

(1) any single transaction or series of related transactions that involves assets having a Fair Market Value of less than $2.0 million;

(2) a transfer of assets between or among IWO Holdings and its Restricted Subsidiaries;

(3) an issuance of Equity Interests by a Restricted Subsidiary of IWO Holdings to IWO Holdings or to a Restricted Subsidiary of IWO Holdings;

(4) the sale or lease of products, services or accounts receivable in the ordinary course of business and any sale or other disposition of damaged, worn-out or obsolete assets in the ordinary course of business;

(5) the sale or other disposition of cash or Cash Equivalents;

(6) a Restricted Payment that does not violate the covenant described above under “— Certain Covenants — Restricted Payments” or a Permitted Investment; and

(7) any transfer or sale of assets to the Parent or any direct or indirect Subsidiary of the Parent.
      “Asset Sale Offer” means an offer to all holders of senior discount notes as described above under “Repurchase at the Option of Holders — Asset Sale.”
      “Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.
      “Board of Directors” means:

(1) with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(2) with respect to a partnership, the Board of Directors of the general partner of the partnership;

(3) with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and

(4) with respect to any other Person, the board or committee of such Person serving a similar function.
      “Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet prepared in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.
      “Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.
      “Cash Equivalents” means:

(1) United States dollars;

(2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than six months from the date of acquisition;

(3) certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding six months and overnight bank deposits, in each case, with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thomson Bank Watch Rating of “B” or better;

(4) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5) commercial paper having one of the two highest ratings obtainable from Moody’s or S&P and, in each case, maturing within six months after the date of acquisition; and

(6) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition.
      “Change of Control” means the occurrence of any of the following:

(1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of IWO Holdings and its Restricted Subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d) of the Exchange Act) other than a Permitted Holder;

(2) the adoption of a plan relating to the liquidation or dissolution of IWO Holdings;

(3) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as defined above) other than a Permitted Holder becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of IWO Holdings, measured by voting power rather than number of shares (provided that for the purposes of making any such determination, any person 50% or more of whose Capital Stock is owned by any other person shall be disregarded); or

(4) after an initial public offering of IWO Holdings or any direct or indirect parent of IWO Holdings, the first day on which a majority of the members of the Board of Directors of IWO Holdings are not Continuing Directors.

      “Change of Control Offer” means an offer to all holders of senior discount notes as described above under “Repurchase at the Option of Holders — Change of Control.”
      “Consolidated Cash Flow” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication:

(1) an amount equal to any extraordinary loss plus any net loss realized by such Person or any of its Restricted Subsidiaries in connection with an Asset Sale, to the extent such losses were deducted in computing such Consolidated Net Income; plus

(2) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(3) the Consolidated Interest Expense of such Person and its Restricted Subsidiaries for such period, to the extent that such Consolidated Interest Expense was deducted in computing such Consolidated Net Income; plus

(4) depreciation, amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period), and non-recurring expenses incurred in connection with the Reorganization, of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and non-cash and non-recurring expenses were deducted in computing such Consolidated Net Income; minus

(5) non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business.
      Notwithstanding the preceding, the provision for taxes based on the income or profits of, and the depreciation and amortization and other non-cash expenses of, a Restricted Subsidiary of IWO Holdings will be added to Consolidated Net Income to compute Consolidated Cash Flow of IWO Holdings only to the extent that a corresponding amount would be permitted at the date of determination to be dividended to IWO Holdings by such Restricted Subsidiary without prior governmental approval (that has not been obtained), and without direct or indirect restriction pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Restricted Subsidiary or its stockholders.
      “Consolidated Indebtedness” means, with respect to any specified Person as of any date of determination, the sum, without duplication, of:

(1) the total amount of Indebtedness of such Person and its Restricted Subsidiaries: plus

(2) the total amount of Indebtedness of any other Person, to the extent that such Indebtedness has been Guaranteed by the referent Person or one or more of its Restricted Subsidiaries; plus

(3) the aggregate liquidation value of all Disqualified Stock of such Person and any of its Restricted Subsidiaries that have Guaranteed the Indebtedness of such Person and all preferred stock of the Restricted Subsidiaries of such Person, in each case, on a consolidated basis and determined in accordance with GAAP.

      “Consolidated Interest Expense” means, with respect to any specified Person for any period, the sum, without duplication, of:

(1) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations in respect of interest rates; plus

(2) the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(3) any interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon; plus

(4) the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of preferred stock of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of IWO Holdings (other than Disqualified Stock) or to IWO Holdings or a Restricted Subsidiary of IWO Holdings, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.
      “Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

(1) the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or similar distributions paid in cash to the specified Person or a Restricted Subsidiary of the Person;

(2) the Net Income of any Restricted Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders;

(3) the cumulative effect of a change in accounting principles will be excluded; and

(4) notwithstanding clause (1) above, the Net Income of any Unrestricted Subsidiary will be excluded, whether or not distributed to the specified Person or one of its Subsidiaries.
      “Continuing Directors” means, as of any date of determination, any member of the Board of Directors of IWO Holdings who:

(1) was a member of such Board of Directors on the date of the Merger (after giving effect thereto); or

(2) was nominated for election or elected to such Board of Directors thereafter with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election.
      “Debt to Cash Flow Ratio” means, with respect to any specified Person as of any date of determination, the ratio of (a) the Consolidated Indebtedness of such Person as of such date to (b) the

Annualized Consolidated Cash Flow of such Person determined on a pro forma basis after giving effect to all acquisitions or dispositions of assets made by such Person and its Restricted Subsidiaries from the beginning of such two-quarter period through and including such date of determination (including any related financing transactions) as if such acquisitions and dispositions (and related financing transactions) had occurred at the beginning of such two-quarter period.
      In addition, for purposes of calculating the Debt to Cash Flow Ratio:

(1) acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations, or any Person or any of its Restricted Subsidiaries acquired by the specified Person or any of its Restricted Subsidiaries, and including any related financing transactions and including increases in ownership of Restricted Subsidiaries, during the two-quarter reference period or subsequent to such reference period and on or prior to the date on which the event for which the calculation of the Debt to Cash Flow Ratio is made (the “Calculation Date”) will be given pro forma effect (in accordance with Regulation S-X under the Securities Act) as if they had occurred on the first day of the two-quarter reference period and Consolidated Cash Flow for such reference period shall be calculated without giving effect to clause (3) of the proviso set forth in the definition of Consolidated Net Income;

(2) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded;

(3) the Consolidated Interest Expense attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Consolidated Interest Expense will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date;

(4) any Person that is a Restricted Subsidiary on the Calculation Date will be deemed to have been a Restricted Subsidiary at all times during such two-quarter period;

(5) any Person that is not a Restricted Subsidiary on the Calculation Date will be deemed not to have been a Restricted Subsidiary at any time during such two-quarter period; and

(6) if any Indebtedness bears a floating rate of interest, the interest expense on such Indebtedness will be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligation applicable to such Indebtedness if such Hedging Obligation has a remaining term as at the Calculation Date in excess of 12 months).
      “Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.
      “Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the senior discount notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require IWO Holdings to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that IWO Holdings may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under “— Certain Covenants — Restricted Payments.” The amount of Disqualified Stock deemed to be outstanding at any time for purposes of the indenture will be the maximum amount that IWO Holdings and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.
      “Domestic Restricted Subsidiary” means any Restricted Subsidiary that was formed under the laws of the United States or any state of the United States or the District of Columbia or that guarantees or otherwise provides direct credit support for any Indebtedness of IWO Holdings.
      “Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).
      “Exchange Act” means the Securities Exchange Act of 1934, as amended.
      “Existing Indebtedness” means Indebtedness of IWO Holdings and its Subsidiaries in existence on the date of the indenture (after giving effect to the application of the net proceeds of the issuance of the senior discount notes and the senior secured floating rate notes originally issued on the date of the indenture), until such amounts are repaid.
      “Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by the Board of Directors of IWO Holdings (unless otherwise provided in the indenture).
      “GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the date of the indenture.
      “Government Securities” means direct obligations of, or obligations guaranteed by, the United States of America (including any agency or instrumentality thereof) for the payment of which obligations or guarantees the full faith and credit of the United States of America is pledged and which are not callable or redeemable at the issuer’s option.
      “Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise).
      “Guarantors” means each Subsidiary of IWO Holdings that executes a Note Guarantee in accordance with the provisions of the indenture, and their respective successors and assigns, in each case, until the Note Guarantee of such Person has been released in accordance with the provisions of the indenture.
      “Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(1) interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements;

(2) other agreements or arrangements designed to manage interest rates or interest rate risk; and

(3) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates or commodity prices.
      “Immaterial Subsidiary” means, as of any date, any Restricted Subsidiary whose total assets, as of that date, are less than $100,000 and whose total revenues for the most recent 12-month period do not exceed $100,000; provided that a Restricted Subsidiary will not be considered to be an Immaterial Subsidiary if it, directly or indirectly, guarantees or otherwise provides direct credit support for any Indebtedness of IWO Holdings.

      “Indebtedness” means, with respect to any specified Person, any indebtedness of such Person (excluding accrued expenses and trade payables), whether or not contingent:

(1) in respect of borrowed money;

(2) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3) in respect of banker’s acceptances;

(4) representing Capital Lease Obligations;

(5) representing the balance deferred and unpaid of the purchase price of any property or services due more than six months after such property is acquired or such services are completed; or

(6) representing any Hedging Obligations,
if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person.
      “Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If IWO Holdings or any Restricted Subsidiary of IWO Holdings sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of IWO Holdings such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of IWO Holdings, IWO Holdings will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of IWO Holdings’ Investments in such Restricted Subsidiary that were not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under “— Certain Covenants — Restricted Payments.” The acquisition by IWO Holdings or any Restricted Subsidiary of IWO Holdings of a Person that holds an Investment in a third Person will be deemed to be an Investment by IWO Holdings or such Restricted Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investments held by the acquired Person in such third Person in an amount determined as provided in the final paragraph of the covenant described above under “— Certain Covenants — Restricted Payments.” Except as otherwise provided in the indenture, the amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value.
      “Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.
      “Merger” means, the merger of IWO Escrow with and into IWO Holdings immediately upon the consummation of the Reorganization.

      “Net Income” means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

(1) any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with: (a) any Asset Sale; or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries; and

(2) any extraordinary gain (but not loss), together with any related provision for taxes on such extraordinary gain (but not loss).
      “Net Proceeds” means the aggregate cash proceeds received by IWO Holdings or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of the Asset Sale, taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, amounts required to be applied to the repayment of Indebtedness secured by a Lien on the asset or assets that were the subject of such Asset Sale, and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.
      “Non-Recourse Debt” means Indebtedness:

(1) as to which neither IWO Holdings nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender;

(2) no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness of IWO Holdings or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its Stated Maturity; and

(3) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of IWO Holdings or any of its Restricted Subsidiaries.
      “Note Guarantee” means the Guarantee by each Guarantor of IWO Holdings’ obligations under the indenture and the senior discount notes, executed pursuant to the provisions of the indenture.
      “Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness (including, without limitation, interest accruing at the then applicable rate provided in such documentation after the maturity of such Indebtedness and interest accruing at the then applicable rate provided in such documentation after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization, or like proceeding, relating to IWO Holdings or any Restricted Subsidiary, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding).
      “Parent” means any person (as such term is used in Sections 13(d) and 14(d) of the Exchange Act and the regulations thereunder) who is or becomes the Beneficial Owner, directly or indirectly, of more than 50% of the total voting stock or total common equity of IWO Holdings.
      “Parent Guarantee” means an unconditional Guarantee by a Parent, on a senior unsecured basis, of all monetary obligations of IWO Holdings under the indenture and any senior discount notes.
      “Permitted Business” means the lines of business conducted by IWO Holdings and its Restricted Subsidiaries on the date of the indenture and any businesses similar, related, incidental or ancillary thereto or that constitutes a reasonable extension or expansion thereof.

      “Permitted Holder” means:

(1) any Beneficial Owner of more than 5% of IWO Holdings’ Equity Interests immediately following the Reorganization;

(2) any Affiliate or immediate family member (in the case of an individual) of any Person referred to in clause (1);

(3) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons Beneficially Owning an 80% or more controlling interest of which consist of any one or more Persons referred to in clause (1) or (2); or

(4) Sprint Corporation, any Sprint PCS Affiliate, and any Affiliate of Sprint Corporation or any Sprint PCS Affiliate.
      “Permitted Investments” means:

(1) any Investment in IWO Holdings or in a Restricted Subsidiary of IWO Holdings;

(2) any Investment in Cash Equivalents;

(3) any Investment by IWO Holdings or any Restricted Subsidiary of IWO Holdings in a Person, if as a result of such Investment:

(a) such Person becomes a Restricted Subsidiary of IWO Holdings; or

(b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys all or substantially all of its assets to, or is liquidated into, IWO Holdings or a Restricted Subsidiary of IWO Holdings;

(4) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under “— Repurchase at the Option of Holders — Asset Sales;”

(5) any acquisition of assets or Capital Stock solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of IWO Holdings;

(6) any Investments received in compromise or resolution of (A) obligations of trade creditors or customers that were incurred in the ordinary course of business of IWO Holdings or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer; or (B) litigation, arbitration or other disputes;

(7) Investments represented by Hedging Obligations;

(8) loans or advances to employees made in the ordinary course of business of IWO Holdings or any Restricted Subsidiary of IWO Holdings in an aggregate principal amount not to exceed $2.0 million at any one time outstanding; and

(9) Investments in prepaid expenses, negotiable instruments held for collection, and lease, utility and workers compensation, performance and other similar deposits.
      “Permitted Liens” means:

(1) Liens securing Indebtedness and other Obligations that were incurred pursuant to either clause (1) or clause (13) of the definition of Permitted Debt or securing Hedging Obligations related thereto;

(2) Liens in favor of IWO Holdings or the Guarantors;

(3) Liens on property of a Person existing at the time such Person is merged with or into or consolidated with IWO Holdings or any Subsidiary of IWO Holdings; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with IWO Holdings or the Subsidiary;

(4) Liens on property (including Capital Stock) existing at the time of acquisition of the property by IWO Holdings or any Subsidiary of IWO Holdings; provided that such Liens were in existence prior to such acquisition, and not incurred in contemplation of, such acquisition;

(5) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

(6) Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (4) of the second paragraph of the covenant entitled “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock” covering only the assets acquired with or financed by such Indebtedness;

(7) Liens existing on the date of the indenture;

(8) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(9) Liens imposed by law, such as carriers’, warehousemen’s, landlord’s and mechanics’ Liens, in each case, incurred in the ordinary course of business;

(10) survey exceptions, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property that were not incurred in connection with Indebtedness and that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(11) Liens created for the benefit of (or to secure) the senior discount notes or the Note Guarantees;

(12) Liens to secure any Permitted Refinancing Indebtedness permitted to be incurred under the indenture; provided, however, that:

(a) the new Lien shall be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to such property or proceeds or distributions thereof); and

(b) the Indebtedness secured by the new Lien is not increased to any amount greater than the sum of (x) the outstanding principal amount, or, if greater, committed amount, of the Permitted Refinancing Indebtedness and (y) an amount necessary to pay any fees and expenses, including premiums, related to such renewal, refunding, refinancing, replacement, defeasance or discharge;

(13) Liens, other than Liens securing Indebtedness for money borrowed, that may arise under IWO Holdings’ management and services agreement with Sprint Spectrum L.P. and its Affiliates;

(14) Liens arising from leases, subleases, licenses or other similar rights that do not interfere with the ordinary course of the business of IWO Holdings and its Restricted Subsidiaries;

(15) Liens securing reimbursement obligations with respect to letters of credit that encumber documents and other property relating to such letters of credit; and

(16) Liens incurred in the ordinary course of business of IWO Holdings or any Subsidiary of IWO Holdings with respect to obligations that do not exceed $5.0 million at any one time outstanding.

      “Permitted Refinancing Indebtedness” means any Indebtedness of IWO Holdings or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge other Indebtedness of IWO Holdings or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

(1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness renewed, refunded, refinanced, replaced, defeased or discharged (plus all accrued interest on the Indebtedness and the amount of all fees and expenses, including premiums, incurred in connection therewith);

(2) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged;

(3) if the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged is subordinated in right of payment to the senior discount notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the senior discount notes on terms at least as favorable to the holders of senior discount notes as those contained in the documentation governing the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged; and

(4) such Indebtedness is incurred either by IWO Holdings or by the Restricted Subsidiary who is the obligor on the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged.
      “Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.
      “Reorganization” means the consummation of the Chapter 11 bankruptcy proceeding commenced by IWO Holdings in the United States Bankruptcy Court for the District of Delaware for the purpose of effecting a court-administered reorganization of IWO Holdings.
      “Restricted Investment” means an Investment other than a Permitted Investment.
      “Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.
      “Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date of the indenture.
      “Sprint PCS Affiliate” means any Person whose sole or predominant business is operating a personal communications services business pursuant to arrangements with Sprint Spectrum L.P. or its Affiliates, or their successors, similar to IWO Holdings’ management and services agreements with Sprint Spectrum L.P. and its Affiliates.
      “Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness as of the date of the indenture, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.
      “Subsidiary” means, with respect to any specified Person:

(1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

      “Unrestricted Subsidiary” means any Subsidiary of IWO Holdings that is designated by the Board of Directors of IWO Holdings as an Unrestricted Subsidiary pursuant to a resolution of the Board of Directors, but only to the extent that such Subsidiary:

(1) has no Indebtedness other than Non-Recourse Debt;

(2) except as permitted by the covenant described above under “— Certain Covenants — Transactions with Affiliates,” is not party to any agreement, contract, arrangement or understanding with IWO Holdings or any Restricted Subsidiary of IWO Holdings unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to IWO Holdings or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of IWO Holdings;

(3) is a Person with respect to which neither IWO Holdings nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(4) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of IWO Holdings or any of its Restricted Subsidiaries.
      “Voting Stock” of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.
      “Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (2) the then outstanding principal amount of such Indebtedness.

(2) the then outstanding principal amount of such Indebtedness.
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS
      The unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2005 and for the year ended December 31, 2004 combine the historical consolidated statements of operations of Sprint and Nextel Communications, giving effect to the merger as if it had occurred on January 1, 2004. The historical consolidated financial information has been adjusted to give effect to pro forma events that are (1) directly attributable to the merger, (2) factually supportable, and (3) with respect to the statements of operations, expected to have a continuing impact on the combined results. Intercompany transactions have not been eliminated as the preliminary estimates are not material to the pro forma condensed combined statements of operations. In connection with the merger, Sprint changed its name to Sprint Nextel Corporation.
      These unaudited pro forma condensed combined statements of operations should be read in conjunction with the historical consolidated financial information and accompanying notes of Sprint and Nextel Communications, which have been incorporated by reference into or included in this prospectus.

The unaudited pro forma condensed combined statements of operations are not necessarily indicative of the operating results that would have occurred if the merger had been completed at the dates indicated.
      The unaudited pro forma condensed combined statements of operations were prepared using the purchase method of accounting with Sprint treated as the acquiring entity. Accordingly, consideration paid by Sprint to complete the merger with Nextel Communications was allocated to Nextel Communications’ assets and liabilities based upon their estimated fair values as of the date of completion of the merger. The allocation is dependent upon certain valuations and other studies that are in the process of being finalized. Accordingly, the pro forma purchase price adjustments are preliminary, subject to future adjustments and have been made solely for the purpose of providing the unaudited pro forma condensed combined financial information presented below.
      We expect to incur significant costs over the next several years associated with integrating the Sprint and Nextel Communications businesses. Management’s development of these integration plans is underway. The impact of these plans, assuming they were in place at the date of completion of the merger, could increase or decrease the amount of goodwill and intangible assets recognized in accordance with EITF No. 95-3, Recognition of Liabilities in Connection with a Purchase Business Combination. The unaudited pro forma condensed combined statements of operations do not reflect the cost of any integration activities or benefits that may result from synergies that may be derived from any integration activities.
      Following the merger, we also expect to incur certain other costs that are attributable to the merger, such as retention payments payable to both Sprint and Nextel Communications employees. These costs are currently estimated to be approximately $200 million. Approximately 50% of the retention costs were paid upon completion of the merger and 50% are payable to employees if still employed at the end of the transition period, not to exceed one year. Additionally, prior to the merger, Nextel Communications incurred costs of $50 million related to consideration payable to Motorola in connection with the transaction contemplated by the merger agreement in exchange for Motorola’s agreement not to dispose of its Nextel Communications class B common stock (or the Sprint Nextel securities into which such shares were converted) for a period of time after completion of the merger and to agree to modifications of certain provisions of those securities. Since these costs are not expected to have a continuing impact on our operations, they have not been included in the unaudited pro forma condensed combined statements of operations presented below.
      We intend to spin off our local telecommunications business as a separate entity to our stockholders. There are significant operational and technical challenges that will need to be addressed in order to successfully separate the assets and operations of the local telecommunications business from the rest of our operations. The contemplated spin-off will also require the creation of a new publicly traded company with a capital structure appropriate for that company, the creation and staffing of operational and corporate functional groups and the creation of transition services arrangements between us and the spun-off company. The spin-off may result in additional and unforeseen expenses, and the completion of the spin-off cannot be assured. Completion of the spin-off will be conditioned, among other things, upon receipt of required consents and approvals from various federal and state regulatory agencies, including state public utility or service commissions. These consents and approvals, if received, may impose conditions and limitations on our business and operations. These conditions and limitations could jeopardize or delay completion of the spin-off and could reduce the anticipated benefits of the spin-off.
      In addition, the company to be spun off is expected to have total indebtedness of about $7.25 billion when the spin-off is completed. A portion of this debt is currently outstanding. The remainder will be issued to us and to one or more third parties. We will receive the new debt securities and the cash proceeds from the new third party borrowings in partial exchange for the assets contributed to the company to be spun-off. We will sell or exchange the debt securities issued to us and intend to use the proceeds from any such sale and the proceeds paid to us by the spun-off company to repay various obligations. Because the amount of indebtedness to be incurred by the subsidiary to be spun off has not yet been finally determined, the proceeds to be received by us in connection with the spin-off and available to repay our obligations cannot yet be determined.
      Additionally, if we are unable to complete the contemplated spin-off on a tax-free basis, the contemplated spin-off will not occur. As a result of these uncertainties, the contemplated spin-off has not been reflected in these unaudited pro forma condensed combined statements of operations.
      These unaudited pro forma condensed combined statements of operations reflect a preliminary allocation of the purchase price as if the merger had been completed on January 1, 2004. The preliminary allocations are subject to change based on finalization of the fair values of the tangible and intangible assets acquired and liabilities assumed as described above. The purchase price of $37,808 million has been calculated as follows (in millions except per share amounts and ratios):

Number of shares of Nextel class A and class B common stock outstanding at August 12, 2005	1,145.52
Stock exchange ratio	1.26750218
Multiplied by Sprint series 1 common stock average stock price for the period two business days before and through the two business days after the December 15, 2004 announcement of the merger	$24.55

Estimated value of shares issued		$35,645
Number of shares of Nextel class A and class B common stock outstanding at August 12, 2005	1,145.52
Cash exchange ratio	.03249782
Multiplied by Sprint series 1 common stock average stock price on the NYSE during the 20 trading day period ending on the date of completion of the merger	$26.0415

Estimated cash distribution to Nextel common stockholders		969
Estimated fair value of vested Nextel stock options, exchanged for Sprint Nextel stock options, which were outstanding as of August 12, 2005		606
Estimated fair value of unvested Nextel stock options, exchanged for Sprint Nextel stock options, which were outstanding as of August 12, 2005		518
Estimated transaction costs		70

Estimated purchase price		$37,808

      The purchase price has been assigned to the preliminary estimated fair values of the assets acquired and liabilities assumed as follows (in millions):

Preliminary
Fair Value

Current assets	$5,501
Property, plant and equipment	8,454
Goodwill	15,549
Spectrum licenses	14,240
Other indefinite life intangibles	400
Customer relationships and other definite life intangibles	10,448
Other assets	111
Investments	2,680
Current liabilities	(2,910)
Long-term debt	(8,984)
Deferred income taxes, net	(7,865)
Other long-term liabilities	(334)
Deferred compensation included in stockholders’ equity	518

Total	$37,808

SPRINT NEXTEL
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
(Millions, except per share data)

		Nextel			Pro Forma
	Sprint Nextel	Communications	Pro Forma		Sprint
Nine Months Ended September 30, 2005	Corporation	1/1/05-8/12/05	Adjustments		Nextel

Net Operating Revenues	$23,384	$9,260	$129	(a)(j)	$32,773

Operating Expenses
Costs of services and products	9,760	2,905	131	(a)(b)(j)	12,796
Selling, general and administrative	6,567	3,046	148	(c)(k)	9,761
Depreciation	3,364	1,253	(135	)(d)(j)	4,482
Amortization	467	7	1,532	(e)	2,006
Restructuring and asset impairments	71	—	—		71

Total operating expenses	20,229	7,211	1,676		29,116

Operating Income	3,155	2,049	(1,547)		3,657
Interest expense	(927)	(317)	11	(f)	(1,233)
Premium on early retirement of debt	—	(37)	—		(37)
Other income, net	314	49	(15	)(g)	348

Income from continuing operations before income taxes	2,542	1,744	(1,551)		2,735
Income tax expense	(954)	(378)	304	(h)(i)(l)	(1,028)

Income from Continuing Operations	$1,588	$1,366	$(1,247)		$1,707

Diluted Earnings per Common Share from Continuing Operations(m)	$0.91				$0.58

Basic Earnings per Common Share from Continuing Operations(m)	$0.92				$0.58

Sprint Nextel diluted weighted average common shares(n)	1,745.0				2,957.0

Sprint Nextel basic weighted average common shares	1,725.1				2,935.1

See accompanying Notes to Unaudited Pro Forma Condensed Combined Statements of Operations

SPRINT NEXTEL
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
(Millions, except per share data)

			Purchase				Accounting		Pro Forma
	Sprint	Nextel	Accounting		Income Tax		Conformity		Sprint
Year Ended December 31, 2004	Corporation	Communications	Adjustments		Adjustments		Adjustments		Nextel

Net Operating Revenues	$27,428	$13,368	$23	(a)	$—		$129	(j)	$40,902

Operating Expenses					—
Costs of services and products	11,576	4,003	(22	)(a)(b)	—		224	(j)	15,781
Selling, general and administrative	7,704	4,241	286	(c)	—		(60	)(j)(k)	12,171
Depreciation	4,713	1,807	(270	)(d)	—		—		6,250
Amortization	7	34	3,260	(e)	—		—		3,301
Restructuring and asset impairments	3,731	—	—		—		—		3,731

Total operating expenses	27,731	10,085	3,254		—		164		41,234

Operating Income (Loss)	(303)	3,283	(3,277)		—		(35)		(332)
Interest expense	(1,248)	(594)	20	(f)	—		—		(1,822)
Premium on early retirement of debt	(60)	(117)	—		—		—		(177)
Other income, net	8	73	(16	)(g)	—		—		65

Income (loss) from continuing operations before income taxes	(1,603)	2,645	(3,273)		—		(35)		(2,266)
Income tax (expense) benefit	591	355	(1,404	)(h)	1,305	(i)	15	(l)	862

Income (Loss) from Continuing Operations	$(1,012)	$3,000	$(4,677)		$1,305		$(20)		$(1,404)

Diluted and Basic Loss per Common Share from Continuing Operations(m)	$(0.71)								$(0.50)

Sprint Corporation diluted and basic weighted average common shares	1,443.4								1,443.4

Nextel Communications diluted and basic weighted average common shares									1,110.9
Nextel Communications zero coupon convertible preferred stock as if converted									4.7

Nextel Communications diluted and basic weighted average common shares after preferred stock conversion									1,115.6
Stock exchange ratio									1.26750218

Former Nextel Communications diluted and basic weighted average common shares converted to Sprint Nextel Corporation									1,414.0

Sprint Nextel diluted and basic weighted average common shares									2,857.4

See accompanying Notes to Unaudited Pro Forma Condensed Combined Statements of Operations

NOTES TO UNAUDITED PRO FORMA CONDENSED
COMBINED STATEMENTS OF OPERATIONS
      (a) Reflects the pro forma intercompany eliminations.
      (b) Reflects the adjustment to record estimated adjustment to lease expense related to the difference between book value, i.e., fair value, of Nextel Communications’ lease liabilities.
      (c) Reflects the adjustment to selling, general and administrative expense for estimated deferred compensation expense resulting from unvested options held by Nextel Communications employees at completion of the merger. The fair value of the unvested options has been allocated to deferred compensation based on the portion of the vesting period remaining as a percentage of the total vesting period. The fair value of the options was calculated using the Black-Scholes pricing model.
      (d) Reflects the estimated adjustment to depreciation expense for the preliminary purchase price adjustment made to Nextel Communications’ property, plant and equipment.
      (e) Reflects the estimated adjustment to amortization expense for the preliminary purchase price adjustment made to Nextel Communications intangible assets. The customer relationships are being amortized over 5 years using an accelerated method.
      (f) Reflects the estimated adjustment to interest expense for the preliminary purchase price adjustment made to Nextel Communications’ outstanding debt. For purposes of the unaudited pro forma condensed combined financial statements, the adjustment is being amortized over the average remaining life of the Nextel Communications’ debt outstanding at August 12, 2005.
      (g) Reflects the estimated adjustment to interest income earned that would have been foregone had the purchase occurred on January 1, 2004.
      (h) Reflects the estimated adjustment to tax expense to eliminate the benefits recognized by Nextel Communications in the first, second and third quarters of 2005 as well as in the second, third and fourth quarters of 2004 for the reversal of valuation allowances previously established for capital loss carryforwards and net operating loss carryforwards, net of amount recognized for tax uncertainties. Had the merger taken place on January 1, 2004, any adjustment to the previously established valuation allowance would have reduced goodwill in accordance with SFAS No. 109, Accounting for Income Taxes.
      (i) Reflects the adjustment of the estimated incremental income taxes that would have been recorded for pro forma results of operations related to the pro forma adjustments discussed in Notes (a), (b), (c), (d) (e), (f) and (g). A combined statutory federal and blended state income tax rate of 40% was used for these adjustments.
      (j) Reflects the estimated reclassification of certain items included in Nextel Communications’ net operating revenue, costs of services and products and selling, general and administrative to conform to Sprint’s reporting classification.
      (k) Reflects the estimated adjustment to selling, general and administrative expense, which would have been recognized had the options granted to Nextel Communications employees in 2003, 2004 and the first, second and third quarters of 2005 been accounted for in accordance with SFAS No. 123. Effective January 1, 2003, Sprint adopted SFAS No. 123, Accounting for Stock-Based Compensation, as amended by SFAS No. 148, Accounting for Stock-Based Compensation — Transition and Disclosure, an Amendment of FASB Statement 123, using the prospective method. Nextel has historically accounted for stock-based compensation in accordance with Accounting Principles Board , or APB, Opinion No. 25, Accounting for Stock Issued to Employees.
      (l) Reflects the adjustment of the estimated income taxes that would have been recorded for pro forma results of operations related to the pro forma adjustments discussed in Note (k).
      (m) As the effects of including the incremental shares associated with options, restricted stock units, and employees stock purchase plan shares are antidilutive for the year ended December 31, 2004, both diluted loss per common share and basic loss per common share reflect the same calculation in the 2004 unaudited pro forma condensed combined statement of operations. Pro forma diluted and basic loss per common share from continuing operations is calculated as follows (in millions, except per share amounts):

	Nine Months
	Ended
	September 30,	Year Ended
	2005	December 31, 2004

Pro forma income (loss) from continuing operations	$1,707	$(1,404)
Less:
Preferred stock dividends paid	(5)	(7)
Earnings allocated to participating securities	—	(9)

Pro forma income (loss) from continuing operations applicable to common stock	$1,702	$(1,420)

Pro forma Sprint Nextel diluted weighted average common shares (see Note (n))	2,957.0	2,857.4

Pro forma diluted earnings (loss) per share from continuing operations	$0.58	$(0.50)

Pro forma Sprint Nextel basic weighted average common shares	2,935.1	2,857.4

Pro forma basic earnings (loss) per share from continuing operations	$0.58	$(0.50)

      (n) Certain incremental shares associated with options, restricted stock units and employees stock purchase plan shares are excluded in the calculation of weighted average common shares for the nine months ended September 30, 2005 as they are antidilutive.
LEGAL MATTERS
      Jones Day will pass upon the validity of the guarantees. Jones Day will rely as to certain matters under Kansas law upon the opinion of Michael T. Hyde, Esq., our in-house counsel. As of February 9, 2006, Mr. Hyde beneficially owned approximately 28,850 shares of our series 1 common stock, had options to purchase 69,484 shares of our series 1 common stock and had restricted stock units representing 3,700 shares of our series 1 common stock.
EXPERTS
      The consolidated financial statements and financial statement schedule of Sprint Nextel Corporation (formerly Sprint Corporation) as of and for the year ended December 31, 2004, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, an independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.
      The consolidated financial statements and financial statement schedule of Sprint Nextel Corporation (formerly Sprint Corporation) as of December 31, 2003 and for the years ended December 31, 2003 and 2002 included in its annual report on Form 10-K/ A for the year ended December 31, 2004 have been audited by Ernst & Young LLP, an independent registered public accounting firm, as set forth in their report thereon included therein and incorporated by reference herein. The consolidated financial statements and financial statement schedule are incorporated herein by reference in reliance on Ernst & Young LLP’s report given on their authority as experts in accounting and auditing.

      The consolidated financial statements of Nextel Communications, Inc. and subsidiaries as of December 31, 2004 and 2003 and for each of the three years in the period ended December 31, 2004 included in this prospectus, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein (which report on the consolidated financial statements expresses an unqualified opinion and includes an explanatory paragraph referring to the adoption of the provisions of Emerging Issues Task Force Issue No. 00-21, Accounting for Revenue Arrangements with Multiple Deliverables, in 2003 and the adoption of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, in 2002), and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.
WHERE YOU CAN GET MORE INFORMATION
Available Information
      We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any of this information at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at (800) SEC-0330 or (202) 942-8090 for further information on the public reference room. The SEC also maintains an Internet website that contains reports, proxy statements and other information regarding issuers, including us, who file electronically with the SEC. The address of that site is www.sec.gov. The information contained on the SEC’s website is expressly not incorporated by reference into this prospectus.
      Our SEC filings are also available at the office of The New York Stock Exchange, or the NYSE. For further information on obtaining copies of our public filings at the NYSE, you should call (212) 656-5060.
      We have filed a registration statement with the SEC under the Securities Act, of which this prospectus forms a part, to register the guarantees to be issued in connection with the consent solicitation. As allowed by the SEC’s rules, this prospectus does not contain all of the information you can find in the registration statement and its exhibits. As a result, statements in this prospectus concerning the contents of any contract, agreement or other document are not necessarily complete. If any contract, agreement or other document is filed as an exhibit to the registration statement, you should read the exhibit for a more complete understanding of the document or matter involved.
Incorporation of Documents by Reference
      The SEC allows us to incorporate by reference information into this prospectus. This means we can disclose information to you by referring you to another document we filed with the SEC. We will make those documents available to you without charge upon your oral or written request. Requests for those documents should be directed to Sprint Nextel Corporation, 2001 Edmund Halley Drive, Reston, Virginia 20191, Attention: Investor Relations, telephone: (703) 433-4300. This prospectus incorporates by reference the following documents:

•	Annual report on Form 10-K/ A for the fiscal year ended December 31, 2004 filed on April 29, 2005;

•	Quarterly report on Form 10-Q for the quarter ended March 31, 2005 filed on May 9, 2005, for the quarter ended June 30, 2005 filed on August 8, 2005 and for the quarter ended September 30, 2005 filed on November 9, 2005; and

•	Current reports on Form 8-K filed on January 21, 2005, February 14, 2005, February 17, 2005, March 15, 2005, April 21, 2005 (of the two current reports on Form 8-K filed on April 21, 2005, only the filing made under Item 1.01 is incorporated herein by reference), May 20, 2005, June 10, 2005, June 14, 2005, June 22, 2005, June 23, 2005 (two reports), July 11, 2005, July 13, 2005 (two reports), July 18, 2005, July 19, 2005, July 29, 2005, August 4, 2005, August 9, 2005 (two reports), August 12, 2005, August 16, 2005, August 17, 2005, August 18, 2005, September 6, 2005, September 9, 2005, October 6, 2005, October 14, 2005, October 31, 2005, November 21, 2005,

December 16, 2005, December 21, 2005, February 1, 2006 and February 10, 2006 and current reports on Form 8-K/ A filed on April 19, 2005 (two reports), October 4, 2005, December 5, 2005 and December 15, 2005.

We are also incorporating by reference additional documents we may file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and before the expiration date.
      This additional information is a part of this prospectus from the date of filing of those documents.
      Any statements made in this prospectus or in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document which is also incorporated or deemed to be incorporated into this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.
      The information relating to us contained in this prospectus should be read together with the information in the documents incorporated by reference.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Stockholders of
Nextel Communications, Inc.
Reston, Virginia
      We have audited the accompanying consolidated balance sheets of Nextel Communications, Inc. and subsidiaries (the “Company”) as of December 31, 2004 and 2003, and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2004. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the financial statements based on our audits.
      We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
      In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Nextel Communications, Inc. and subsidiaries as of December 31, 2004 and 2003, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2004, in conformity with accounting principles generally accepted in the United States of America.
      As discussed in note 1 to the consolidated financial statements, the Company adopted the provisions of Emerging Issues Task Force Issue No. 00-21, “Accounting for Revenue Arrangements with Multiple Deliverables,” in 2003. As discussed in note 1 to the consolidated financial statements, the Company adopted the provisions of Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” in 2002.
      We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of the Company’s internal control over financial reporting as of December 31, 2004, based on the criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report (not presented herein) dated March 14, 2005 expressed an unqualified opinion on management’s assessment of the effectiveness of the Company’s internal control over financial reporting and an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting.
/s/ Deloitte & Touche LLP
McLean, Virginia
March 14, 2005

NEXTEL COMMUNICATIONS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
As of December 31, 2004 and 2003

	2004	2003

		(As restated)
		(See Note 1)
	(Dollars in millions)
ASSETS
Current assets
Cash and cash equivalents	$1,479	$806
Short-term investments	335	1,165
Accounts and notes receivable, net	1,452	1,276
Due from related parties	132	70
Handset and accessory inventory	322	223
Deferred tax assets (note 9)	882	—
Prepaid expenses and other current assets (note 2)	605	148

Total current assets	5,207	3,688
Investments	360	408
Property, plant and equipment, net	9,613	9,093
Intangible assets, net (note 5)	7,223	7,038
Other assets	341	283

	$22,744	$20,510

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$986	$663
Accrued expenses and other	1,304	1,382
Due to related parties	297	285
Current portion of long-term debt and capital lease obligation	22	487

Total current liabilities	2,609	2,817
Long-term debt	8,527	9,725
Deferred income taxes (note 9)	1,781	1,873
Other liabilities	311	258

Total liabilities	13,228	14,673

Commitments and contingencies (notes 6 and 10)
Zero coupon mandatorily redeemable preferred stock, convertible, 245,245 shares issued and outstanding	108	99
Stockholders’ equity
Common stock, class A, 1.088 billion and 1.068 billion shares issued and outstanding	1	1
Common stock, class B, nonvoting convertible, 36 million shares issued; 30 million and 36 million shares outstanding	—	—
Paid-in capital	12,610	11,942
Accumulated deficit	(3,363)	(6,363)
Treasury stock, at cost	(141)	—
Deferred compensation, net	(33)	(16)
Accumulated other comprehensive income	334	174

Total stockholders’ equity	9,408	5,738

	$22,744	$20,510

The accompanying notes including note 13 “— Related Party Transactions”
are an integral part of these consolidated financial statements.

NEXTEL COMMUNICATIONS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
For the Years Ended December 31, 2004, 2003 and 2002

	2004	2003	2002

		(As restated)	(As restated)
		(See Note 1)	(See Note 1)
	(In millions, except per share amounts)
Operating revenues
Service revenues	$11,925	$9,892	$8,186
Handset and accessory revenues	1,443	928	535

	13,368	10,820	8,721

Operating expenses
Cost of service (exclusive of depreciation included below)	1,926	1,674	1,488
Cost of handset and accessory revenues	2,077	1,495	1,047
Selling, general and administrative	4,241	3,453	3,039
Restructuring and impairment charges	—	—	35
Depreciation	1,807	1,643	1,541
Amortization	34	51	54

	10,085	8,316	7,204

Operating income	3,283	2,504	1,517

Other income (expense)
Interest expense	(594)	(844)	(1,048)
Interest income	29	42	58
(Loss) gain on retirement of debt, net of debt conversion costs of $0, $0 and $160	(117)	(245)	354
Gain on deconsolidation of NII Holdings	—	—	1,218
Equity in earnings (losses) of unconsolidated affiliates, net	15	(58)	(309)
Realized gain on sale of investments, net	26	223	—
Other, net	3	2	(39)

	(638)	(880)	234

Income before income tax benefit (provision)	2,645	1,624	1,751
Income tax benefit (provision)	355	(113)	(391)

Net income	3,000	1,511	1,360
(Loss) gain on retirement of mandatorily redeemable preferred stock	—	(7)	485
Mandatorily redeemable preferred stock dividends and accretion	(9)	(58)	(211)

Income available to common stockholders	$2,991	$1,446	$1,634

Earnings per common share
Basic	$2.69	$1.38	$1.85

Diluted	$2.62	$1.34	$1.75

Weighted average number of common shares outstanding
Basic	1,111	1,047	884

Diluted	1,152	1,089	966

The accompanying notes including note 13 “— Related Party Transactions”
are an integral part of these consolidated financial statements.

NEXTEL COMMUNICATIONS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
For the Years Ended December 31, 2004, 2003 and 2002

	Convertible		Class A		Class B
	Preferred Stock		Common Stock		Common Stock
							Paid-in	Accumulated
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit

	(In millions)
Balance, December 31, 2001 (as restated) (note 1)	8	$283	763	$1	36	$—	$8,581	$(9,234)
Net income (as restated)								1,360
Other comprehensive income, net of income tax:
Foreign currency translation adjustment
Net unrealized gains on available- for-sale securities:
Unrealized holding losses
Reclassification adjustment for losses included in net income
Cash flow hedge:
Reclassification of transition adjustment included in net income
Unrealized loss on cash flow hedge
Total comprehensive income
Common stock issued under equity plans			8	—			49
Conversion of preferred stock into common stock	(4)	(147)	24	—			147
Exchange of debt securities for common stock			98	—			867
Exchange of mandatorily redeemable preferred stock for common stock			75	—			601
Deferred compensation and other							11
Gain on retirement of mandatorily redeemable preferred stock							485
Dividends and accretion on mandatorily redeemable preferred stock							(211)

Balance, December 31, 2002 (as restated) (note 1)	4	136	968	1	36	—	10,530	(7,874)
Net income (as restated)								1,511
Other comprehensive income, net of income tax:
Foreign currency translation adjustment
Net unrealized gains on available- for-sale securities:
Unrealized holding gains, net of income tax of $102 (as restated)
Cash flow hedge:
Reclassification of transition adjustment included in net income
Unrealized gain on cash flow hedge
Total comprehensive income
Common stock issued under direct stock purchase plan and other equity plans			47	—			707
Conversion of preferred stock into common stock	(4)	(136)	22	—			136
Exchange of debt securities for common stock			31	—			588
Deferred compensation and other							24
Increase on issuance of equity by affiliates, net of deferred income tax							22
Loss on retirement of mandatorily redeemable preferred stock							(7)
Dividends and accretion on mandatorily redeemable preferred stock							(58)

Balance, December 31, 2003 (as restated) (note 1)	—	—	1,068	1	36	—	11,942	(6,363)
Net income								3,000
Other comprehensive income, net of income tax:
Foreign currency translation adjustment
Unrealized holding gains on available-for-sale securities, net of income tax of $109
Total comprehensive income
Common stock issued under equity plans and other			20	—			267
Deferred compensation							32
Purchase of treasury stock (note 1)				—	(6)
Release of valuation allowance attributable to stock options (note 9)							337
Stock option tax deduction benefit							82
Adjustment to equity method investment, net of deferred income tax							(41)
Accretion on zero coupon mandatorily redeemable preferred stock							(9)

Balance, December 31, 2004	—	$—	1,088	$1	30	$—	$12,610	$(3,363)

[Additional columns below]

[Continued from above table, first column(s) repeated]

				Accumulated Other
				Comprehensive Income

				Unrealized
	Treasury Stock			Gain	Cumulative	Cash
			Deferred	(Loss) on	Translation	Flow
	Shares	Amount	Compensation	Investments	Adjustments	Hedge	Total

	(In millions)
Balance, December 31, 2001 (as restated) (note 1)	—	$—	$(17)	$7	$(229)	$(29)	$(637)
Net income (as restated)							1,360
Other comprehensive income, net of income tax:
Foreign currency translation adjustment					228		228
Net unrealized gains on available- for-sale securities:
Unrealized holding losses				(37)			(37)
Reclassification adjustment for losses included in net income				37			37
Cash flow hedge:
Reclassification of transition adjustment included in net income						8	8
Unrealized loss on cash flow hedge						(6)	(6)

Total comprehensive income							1,590
Common stock issued under equity plans							49
Conversion of preferred stock into common stock							—
Exchange of debt securities for common stock							867
Exchange of mandatorily redeemable preferred stock for common stock							601
Deferred compensation and other			10				21
Gain on retirement of mandatorily redeemable preferred stock							485
Dividends and accretion on mandatorily redeemable preferred stock							(211)

Balance, December 31, 2002 (as restated) (note 1)	—	—	(7)	7	(1)	(27)	2,765
Net income (as restated)							1,511
Other comprehensive income, net of income tax:
Foreign currency translation adjustment					(4)		(4)
Net unrealized gains on available- for-sale securities:
Unrealized holding gains, net of income tax of $102 (as restated)				172			172
Cash flow hedge:
Reclassification of transition adjustment included in net income						4	4
Unrealized gain on cash flow hedge						23	23

Total comprehensive income							1,706
Common stock issued under direct stock purchase plan and other equity plans							707
Conversion of preferred stock into common stock							—
Exchange of debt securities for common stock							588
Deferred compensation and other			(9)				15
Increase on issuance of equity by affiliates, net of deferred income tax							22
Loss on retirement of mandatorily redeemable preferred stock							(7)
Dividends and accretion on mandatorily redeemable preferred stock							(58)

Balance, December 31, 2003 (as restated) (note 1)	—	$—	(16)	179	(5)	—	5,738
Net income							3,000
Other comprehensive income, net of income tax:
Foreign currency translation adjustment					2		2
Unrealized holding gains on available-for-sale securities, net of income tax of $109				158			158

Total comprehensive income							3,160
Common stock issued under equity plans and other							267
Deferred compensation			(17)				15
Purchase of treasury stock (note 1)	6	(141)					(141)
Release of valuation allowance attributable to stock options (note 9)							337
Stock option tax deduction benefit							82
Adjustment to equity method investment, net of deferred income tax							(41)
Accretion on zero coupon mandatorily redeemable preferred stock							(9)

Balance, December 31, 2004	6	$(141)	$(33)	$337	$(3)	$—	$9,408

The accompanying notes including note 13 “— Related Party Transactions” are an integral part of these consolidated financial statements.

NEXTEL COMMUNICATIONS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Years Ended December 31, 2004, 2003 and 2002

	2004	2003	2002

		(As restated)	(As restated)
		(See Note 1)	(See Note 1)
	(In millions)
Cash flows from operating activities
Net income	$3,000	$1,511	$1,360
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization of debt financing costs and accretion of senior notes	24	46	316
Provision for losses on accounts receivable	127	129	334
Amortization of deferred gain from sale of towers	(96)	(105)	—
Restructuring and impairment charges	—	—	24
Depreciation and amortization	1,841	1,694	1,595
Loss (gain) on retirement of debt	117	245	(514)
Debt conversion expense	—	—	160
Gain on deconsolidation of NII Holdings	—	—	(1,228)
Equity in (earnings) losses of unconsolidated affiliates, net	(15)	58	309
Realized gain on investments, net	(26)	(223)	—
Tax benefit from the release of valuation allowance, net	(1,113)	—	—
Income tax provision	651	62	391
Other, net	41	59	71
Change in assets and liabilities, net of effects from acquisitions
Accounts and notes receivable	(328)	(350)	(492)
Handset and accessory inventory	(110)	29	(21)
Prepaid expenses and other assets	(285)	(65)	(21)
Accounts payable, accrued expenses and other	460	222	239

Net cash provided by operating activities	4,288	3,312	2,523

Cash flows from investing activities
Capital expenditures	(2,513)	(1,716)	(1,863)
Proceeds from maturities and sales of short-term investments	2,761	2,511	3,486
Purchases of short-term investments	(1,933)	(2,825)	(3,068)
Payments for purchases of licenses, investments and other, net of cash acquired	(338)	(279)	(432)
Proceeds from sales of investments and other	77	248	2
Cash relinquished as a result of the deconsolidation of NII Holdings	—	—	(250)
Payments for acquisitions, net of cash acquired	—	—	(111)

Net cash used in investing activities	(1,946)	(2,061)	(2,236)

Cash flows from financing activities
Purchase and retirement of debt securities and mandatorily redeemable preferred stock	(1,421)	(4,598)	(843)
Proceeds from issuance of debt securities	494	2,483	—
Repayments under bank credit facility	(1,626)	(2,965)	(47)
Borrowings under bank credit facility	1,000	2,269	47
Proceeds from issuance of stock	236	689	35
Repayments under capital lease and finance obligations	(9)	(44)	(100)
Payment for capital lease buy-out	(156)	(54)	—
Mandatorily redeemable preferred stock dividends paid	—	(57)	(19)
Purchase of treasury stock	(141)	—	—
Debt financing costs and other	(46)	(14)	(1)
Proceeds from sale-leaseback transactions	—	—	6

Net cash used in financing activities	(1,669)	(2,291)	(922)

Net increase (decrease) in cash and cash equivalents	673	(1,040)	(635)
Cash and cash equivalents, beginning of period	806	1,846	2,481

Cash and cash equivalents, end of period	$1,479	$806	$1,846

The accompanying notes including note 13 “— Related Party Transactions”
are an integral part of these consolidated financial statements

NEXTEL COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	Summary of Operations and Significant Accounting Policies
      Operations. We are a leading provider of wireless communications services in the United States. We provide a comprehensive suite of advanced wireless services, that include: digital wireless mobile telephone service, walkie-talkie features including our Nextel Direct Connect®, and Nextel Nationwide Direct Connectsm, and Nextel International Direct Connectsm walkie-talkie features, and wireless data transmission services. As of December 31, 2004, we provided service to over 16.2 million subscribers, which consisted of 15.0 million subscribers of Nextel-branded service and 1.2 million subscribers of Boost Mobiletm — branded pre-paid service.
      Our all-digital packet data network is based on integrated Digital Enhanced Network, or iDEN®, wireless technology provided by Motorola, Inc. We, together with Nextel Partners, Inc., currently utilize the iDEN technology to serve 297 of the top 300 U.S. markets where about 260 million people live or work. Nextel Partners provides digital wireless communications services under the Nextel brand name in mid-sized and tertiary U.S. markets, and has the right to operate in 98 of the top 300 metropolitan statistical areas in the United States ranked by population. As of December 31, 2004, we owned about 32% of the outstanding common stock of Nextel Partners. In addition, as of December 31, 2004, we also owned about 18% of the outstanding common stock of NII Holdings, Inc, which provides wireless communications services primarily in selected Latin American markets. We have agreements with NII Holdings that enable our subscribers to use our Direct Connect walkie-talkie features in the Latin American markets that it serves as well as between the United States and those markets.
      On December 15, 2004, we entered into a definitive agreement for a merger of equals with Sprint Corporation pursuant to which we will merge into a wholly-owned subsidiary of Sprint. The new company will be called Sprint Nextel Corporation. The merger is expected to close in the second half of 2005 and is subject to shareholder and regulatory approvals, as well as other customary closing conditions. As a result, there can be no assurances that the merger will be completed or as to the timing thereof.
      Principles of Consolidation. The consolidated financial statements include the accounts of Nextel Communications, Inc. and its wholly owned and majority owned subsidiaries. All significant intercompany transactions and balances have been eliminated in consolidation. We use the equity method to account for equity investments in unconsolidated companies in which we exercise significant influence over operating and financial policies but do not have control. We recognize all changes in our proportionate share of the unconsolidated affiliate’s equity resulting from the affiliate’s equity transactions as adjustments to our investment and stockholders’ equity balances. We use the cost method to account for equity investments in unconsolidated companies in which we do not exercise significant influence over operating or financial policies and do not have a controlling interest. Additional information regarding our equity investments can be found in note 3.
      Use of Estimates. We prepare our financial statements in conformity with accounting principles generally accepted in the United States, which require management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Due to the inherent uncertainty involved in making those estimates, actual results could differ from those estimates.
      Cash and Cash Equivalents. Cash equivalents consist of time deposits and highly liquid short-term investments with maturities of 90 days or less at the time of purchase.

NEXTEL COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Supplemental cash flow information.

	Year Ended December 31,

	2004	2003	2002

	(In millions)
Capital expenditures, including capitalized interest
Cash paid for capital expenditures	$2,513	$1,716	$1,863
Change in capital expenditures accrued and unpaid or financed	(153)	140	41

	$2,360	$1,856	$1,904

Interest costs
Interest expense	$594	$844	$1,048
Interest capitalized	9	35	48

	$603	$879	$1,096

Cash paid for interest, net of amounts capitalized	$586	$794	$712

Cash received for interest	$27	$30	$54

Cash paid for income taxes	$85	$50	$7

      Investments. Marketable debt securities with maturities greater than 90 days and less than one year at the time of purchase are classified as short-term investments. Debt securities that we have the ability and intent to hold until maturity are accounted for as held-to-maturity securities and recorded at amortized cost. As of December 31, 2004 and 2003, our short-term investments consisted of commercial paper and corporate and government bonds.
      Marketable debt and equity securities intended to be held more than one year are classified within investments. All of our investments in marketable debt and equity securities are classified as available-for-sale as of the balance sheet date and are reported at fair value. Unrealized gains and losses, net of income tax, are recorded as other comprehensive income (loss). We report realized gains or losses, as determined on a specific identification basis, and other-than-temporary declines in value, if any, on available-for-sale securities in other income (expense). We record restricted investments in publicly traded companies intended to be held-to-maturity at amortized cost. We record equity investments in privately held companies at cost.
      We assess declines in the value of individual investments to determine whether the decline is other-than-temporary and thus the investment is impaired. We make this assessment by considering available evidence, including changes in general market conditions, specific industry and individual company data, the length of time and the extent to which the market value has been less than cost, the financial condition and near-term prospects of the individual company and our intent and ability to hold the investment.
      Allowance for Doubtful Accounts. We establish an allowance for doubtful accounts receivable sufficient to cover probable and reasonably estimable losses. Because we have well over seven million accounts, it is not practical to review the collectibility of each account individually when we determine the amount of our allowance for doubtful accounts receivable each period. Therefore, we consider a number of factors in establishing the allowance for our portfolio of customers, including historical collection experience, current economic trends, estimates of forecasted write-offs, agings of the accounts receivable portfolio and other factors. When collection efforts on individual accounts have been exhausted, the account is written off by reducing the allowance for doubtful accounts.

NEXTEL COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      Handset and Accessory Inventory. Handsets and accessories are valued at the lower of cost or market. We determine cost by the first-in, first-out, or FIFO, method. Handset costs in excess of the revenues generated from handset sales, or handset subsidies, are expensed at the time of sale. We do not recognize the expected handset subsidies prior to the time of sale because we expect to recover the handset subsidies through service revenues. We account for rebates received from vendors in accordance with Emerging Issues Task Force, or EITF, Issue No. 02-16, “Accounting by a Reseller for Cash Consideration Received by a Vendor.” Additional information can be found in “— Customer Related Direct Costs.” Each month, we estimate future handset purchases and related discounts. To the extent that such estimates change period to period, adjustments are made to our estimates of discounts earned, which could impact our cost of handset revenues. The amount of these discounts recorded for the year ended December 31, 2004 was less than 5% of our cost of handset and accessory revenues recorded for the year.
      Property, Plant and Equipment. We record property, plant and equipment, including improvements that extend useful lives, at cost. We capitalize costs for network and non-network software, which are included in property, plant and equipment, developed or obtained for internal use when incurred during the application development stage. For those software projects that are under development, we periodically assess the probability of deployment into the business to determine if an impairment charge is required. The gross amount of assets recorded under capital lease and finance obligations included in property, plant and equipment is $6 million as of December 31, 2004 and $276 million as of December 31, 2003. Amortization of assets recorded under capital leases is recorded in depreciation expense. Maintenance and repairs are charged to operations as incurred.
      Network asset inventory and construction in progress includes materials, transmission and related equipment, labor, engineering, site development, interest and other costs relating to the construction and development of our network. Assets under construction are not depreciated until placed into service.
      We calculate depreciation using the straight-line method based on estimated economic useful lives of up to 31 years for buildings, 3 to 20 years for network equipment and internal-use software and 3 to 12 years for non-network internal-use software, office equipment and other assets. We amortize leasehold improvements over the shorter of the lease terms or the estimated useful lives of the assets. We periodically review the estimated economic useful lives and salvage value of our property, plant and equipment and make adjustments to those estimates after considering historical experience, capacity requirements, consulting with the vendor and assessing new product and market demands, strategic decisions or technology matters and other factors. When these factors indicate property, plant and equipment assets may not be useful for as long as originally anticipated, we depreciate the remaining book values over the remaining estimated useful lives. In the first quarter 2003, we shortened the estimated useful lives of some of our network assets. As a result of these changes in estimates, we recorded $79 million or $0.08 per common share of additional depreciation expense for the year ended December 31, 2003.
      Asset Retirement Obligations. In accordance with Statement of Financial Accounting Standards, or SFAS, No. 143, “Accounting for Asset Retirement Obligations, we record an asset retirement obligation and an associated asset retirement cost when we have a legal obligation in connection with the retirement of tangible long-lived assets. Our obligations under SFAS No. 143 arise from certain of our leases and relate primarily to the cost of removing our equipment from such lease sites.
      Capitalized Software to be Sold, Leased or Otherwise Marketed. We capitalize costs for software products that will be sold, leased or otherwise marketed when technological feasibility has been established. At each balance sheet date, we evaluate the recoverability of the unamortized capitalized costs of these software products. We classify software products to be sold, leased or otherwise marketed as

NEXTEL COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
noncurrent other assets. As of December 31, 2004 and 2003, we had $93 million and $74 million in net unamortized software, respectively.
      Intangible Assets. Effective January 1, 2002, we adopted SFAS No. 142, “Goodwill and Other Intangible Assets.” Under SFAS No. 142, we are no longer required to amortize goodwill and intangible assets with indefinite useful lives, which consist of our Federal Communications Commission, or FCC, licenses. We are required to test these assets for impairment at least annually or whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. We perform our annual review for impairment on October 1 of each year using a residual value approach. We measure the fair value of our 800 and 900 megahertz, or MHz, licenses by deducting the fair values of our net assets as well as the fair values of certain unrecorded identified intangible assets, other than these FCC licenses, from our reporting unit’s fair value, which was determined using a discounted cash flow analysis. The analysis was based on our long-term cash flow projections, discounted at our corporate weighted average cost of capital. If the fair value of the goodwill or intangible asset is less than the carrying amount of the asset, a loss is recognized for the difference between the fair value and carrying value of the asset. Prior to 2002, we amortized our indefinite useful life assets and goodwill over their respective useful lives, which for our FCC licenses is 40 years and for the goodwill related to the acquisition of our Nextel stores is 10 years. For those intangible assets that have finite useful lives, we continue to amortize them over their estimated useful lives using the straight-line method. Additional information regarding our intangible assets and the adoption of SFAS No. 142 can be found in note 5.
      At the September 2004 meeting of the EITF, the Securities and Exchange Commission, or SEC, staff announced that companies must use the direct value method to determine the fair value of their intangible assets acquired in business combinations completed after September 29, 2004. The SEC staff also announced that companies that currently apply the residual value approach for valuing intangible assets with indefinite useful lives for purposes of impairment testing, must use the direct value method by no later than the beginning of their first fiscal year after December 15, 2004. Under this new accounting guidance, we must perform an impairment test to measure the fair value of our 800 and 900 MHz licenses in the first quarter 2005 using the direct value method. As we have not yet completed an impairment test using the direct value method, we are unable to assess the impact on our financial statements of adopting this requirement. We will reflect an impairment charge, if any, resulting from the change to a direct value method as a cumulative effect of a change in accounting principle in our first quarter 2005 results.
      Valuation of Long-Lived Assets. We review our long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. If the total of the expected undiscounted future cash flows is less than the carrying amount of these assets, a loss, if any, is recognized for the difference between the fair value and carrying value of the assets. Impairment analyses, when performed, are based on our current business and technology strategy, our views of growth rates for our business, anticipated future economic and regulatory conditions and expected technological availability. For purposes of recognition and measurement of impairment losses, we group our long-lived assets with other assets and liabilities at the enterprise level, which for us is the lowest level for which identifiable cash flows are largely independent of the cash flows of other assets and liabilities.
      Derivative Instruments and Hedging Activities. From time to time, we use derivative instruments, consisting primarily of interest rate swap agreements, to manage our exposure to changes in the fair values or future cash flows of some of our long-term debt, which is caused by interest rate fluctuations. We do not use derivative instruments for trading or other speculative purposes.
      Derivative instruments designated in hedging relationships that mitigate exposure to changes in the fair value of our debt are considered fair value hedges. Derivative instruments designated in hedging relationships that mitigate exposure to the variability in future cash flows of our debt are considered cash

NEXTEL COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
flow hedges. We formally document all relationships between hedging instruments and hedged items and the risk management objective and strategy for each hedge transaction.
      We record all derivatives in other assets or other liabilities on our balance sheet at their fair values. If the derivative is designated as a fair value hedge and the hedging relationship qualifies for hedge accounting, changes in the fair values of both the derivative and the hedged portion of our debt are recognized in interest expense in our statement of operations. If the derivative is designated as a cash flow hedge and the hedging relationship qualifies for hedge accounting, the effective portion of the change in fair value of the derivative is recorded in other comprehensive income (loss) and reclassified to interest expense when the hedged debt affects interest expense. The ineffective portion of the change in fair value of the derivative qualifying for hedge accounting and changes in the fair values of derivative instruments not qualifying for hedge accounting are recognized in interest expense in the period of the change. For hedge transactions that qualify for hedge accounting using the short-cut method, there is no net effect on our results of operations.
      At inception of the hedge and quarterly thereafter, we perform a correlation assessment to determine whether changes in the fair values or cash flows of the derivatives are deemed highly effective in offsetting changes in the fair values or cash flows of the hedged items. If at any time subsequent to the inception of the hedge, the correlation assessment indicates that the derivative is no longer highly effective as a hedge, we discontinue hedge accounting and recognize all subsequent derivative gains and losses in the results of operations.
      Debt Financing Costs. We amortize our debt financing costs as interest expense over the terms of the underlying obligations.
      Revenue Recognition. Operating revenues primarily consist of wireless service revenues and revenues generated from handset and accessory sales. Service revenues primarily include fixed monthly access charges for mobile telephone, Nextel Direct Connect and other wireless services, variable charges for mobile telephone and Nextel Direct Connect usage in excess of plan minutes, long-distance charges derived from calls placed by our customers and activation fees. We recognize revenue for access charges and other services charged at fixed amounts ratably over the service period, net of credits and adjustments for service discounts, billing disputes and fraud or unauthorized usage. We recognize excess usage and long distance revenue at contractual rates per minute as minutes are used. As a result of the cutoff times of our multiple billing cycles each month, we are required to estimate the amount of subscriber revenues earned but not billed from the end of each billing cycle to the end of each reporting period. These estimates are based primarily on rate plans in effect and historical minutes of use. We recognize revenue from handset sales when title to the handset passes to the customer. In addition, we recognize the portion of the activation fees allocated to the handset unit of accounting in the statement of operations when title to the handset passes to the customer. We defer the portion of the activation fees allocated to the service unit of accounting, together with an equal amount of costs, and recognize such deferred fees and costs on a straight-line basis over the contract life in the statement of operations.
      Effective July 1, 2003, we adopted EITF Issue No. 00-21, “Accounting for Revenue Arrangements with Multiple Deliverables.” Accordingly, for all handset sale arrangements entered into beginning in the third quarter 2003, we recognize revenue when title to the handset passes to the customer. Prior to July 1, 2003, in accordance with Staff Accounting Bulletin, or SAB, No. 101, “Revenue Recognition in Financial Statements,” we recognized revenue from handset sales on a straight-line basis over the then expected customer relationship period of 3.5 years, beginning when title to the handset passed to the customer. Accordingly, on July 1, 2003, we reduced our current assets and liabilities by about $563 million and our noncurrent assets and liabilities by about $783 million, representing substantially all of the revenues and costs associated with the original sale of the handsets that were deferred under SAB No. 101. The cumulative effect of adopting EITF Issue No. 00-21 did not materially impact our statements of

NEXTEL COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
operations. We have recognized revenue from accessory sales when title passes upon delivery of the accessory to the customer in all reporting periods included in the financial statements.
      Customer Related Direct Costs. Upon the adoption of EITF Issue No. 00-21 effective July 1, 2003, we recognize the cost of handset revenues when title to the handset passes to the customer. Other customer related direct costs, such as commissions are expensed as incurred. Prior to July 1, 2003, we recognized the costs of handset revenues over the then expected customer relationship period of 3.5 years in amounts equivalent to revenues recognized from handset sales and handset costs in excess of the revenues generated from handset sales, or subsidies, were expensed at the time of sale.
      Treasury Stock. In 2004, we purchased 6 million shares of our class B common stock from Motorola for $141 million in cash. We account for treasury stock under the cost method. In 2005, we converted these shares into shares of our class A common stock pursuant to the terms of our certificate of incorporation.
      Stock-Based Compensation. We account for stock-based compensation for employees and non-employee members of our board of directors in accordance with Accounting Principles Board, or APB, Opinion No. 25, “Accounting for Stock Issued to Employees.” Under APB Opinion No. 25, compensation expense is calculated on a straight-line basis over the vesting period and is based on the intrinsic value on the measurement date, calculated as the difference between the fair value of our class A common stock and the relevant exercise price. We account for stock-based compensation for non-employees, who are not members of our board of directors, at fair value using a Black-Scholes option-pricing model in accordance with the provisions of SFAS No. 123, “Accounting for Stock-Based Compensation” and other applicable accounting principles. We recorded stock-based compensation expense of $15 million during 2004, $15 million during 2003 and $13 million during 2002. In addition, in February 2004, we elected to settle $21 million of obligations under our long-term incentive plan with deferred shares as permitted by that plan. See note 12.

NEXTEL COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      We comply with the disclosure provisions of SFAS No. 123 and SFAS No. 148, “Accounting for Stock-Based Compensation — Transition and Disclosure.” Consistent with the provisions of SFAS No. 123 as amended, had compensation costs been determined based on the fair value of the awards granted since 1995, our income available to common stockholders and earnings per common share would have been as follows:

	Year Ended December 31,

	2004	2003	2002

	(In millions, except
	per share amounts)
Income available to common stockholders, as reported	$2,991	$1,446	$1,634
Stock-based compensation expense included in reported net income, net of income tax of $4, $0 and $0	11	35	8
Stock-based compensation expense determined under fair value based method, net of income tax of $55, $0 and $0	(205)	(360)	(350)

Income available to common stockholders, pro forma	$2,797	$1,121	$1,292

Earnings per common share
As reported
Basic	$2.69	$1.38	$1.85

Diluted	$2.62	$1.34	$1.75

Pro forma
Basic	$2.52	$1.07	$1.46

Diluted	$2.45	$1.04	$1.40

      Additional information regarding the assumptions used in our calculation of the fair value of the awards can be found in note 12.
      Advertising Costs. Costs related to advertising and other promotional expenditures are expensed as incurred. Advertising costs totaled $642 million during 2004, $462 million during 2003 and $345 million during 2002.
      Research and Development. Research and development costs are fully expensed as incurred.
      Foreign Currency. In May 2002, we began accounting for our investment in NII Holdings and its non-U.S. subsidiaries and affiliates under the equity method, and in November 2003, we began accounting for our investment in NII Holdings under the cost method. Prior to the change to the equity method, results of operations for our non-U.S. subsidiaries and affiliates were translated from the designated functional currency to the U.S. dollar using average exchange rates during the period, while assets and liabilities were translated at the exchange rate in effect at the reporting date. Resulting gains or losses from translating foreign currency financial statements were reported as other comprehensive income (loss). The effects of changes in exchange rates between the designated functional currency and the currency in which a transaction is denominated were recorded as foreign currency transaction gains (losses). We no longer have any significant non-U.S. subsidiaries and affiliates.
      Income Taxes. Deferred tax assets and liabilities are determined based on the temporary differences between the financial reporting and tax bases of assets and liabilities, applying enacted statutory tax rates in effect for the year in which the differences are expected to reverse. Future tax benefits, such as net operating loss carryforwards, are recognized to the extent that realization of these benefits is considered to be more likely than not. Additional information regarding income taxes can be found in note 9.

NEXTEL COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      Earnings Per Common Share. Basic earnings per common share is calculated by dividing income available to common stockholders by the weighted average number of common shares outstanding during the period. Diluted earnings per common share adjusts basic earnings per common share for the effects of potentially dilutive common shares. Potentially dilutive common shares primarily include the dilutive effects of shares issuable under our equity plans computed using the treasury stock method and the dilutive effects of shares issuable upon the conversion of our convertible senior notes and convertible preferred stock computed using the if-converted method.

	Year Ended December 31,

	2004	2003	2002

	(In millions, except
	per share amounts)
Income available to common stockholders — basic	$2,991	$1,446	$1,634
Interest expense and accretion eliminated upon the assumed conversion of:
4.75% convertible senior notes due 2007	—	13	15
6% convertible senior notes due 2011	16	—	37
Zero coupon convertible preferred stock mandatorily redeemable 2013	10	—	8

Income available to common stockholders — diluted	$3,017	$1,459	$1,694

Weighted average number of common shares outstanding — basic	1,111	1,047	884
Effect of dilutive securities:
Class A convertible preferred stock	—	4	33
Equity plans	25	27	6
4.75% convertible senior notes due 2007	—	11	12
6% convertible senior notes due 2011	11	—	26
Zero coupon convertible preferred stock mandatorily redeemable 2013	5	—	5

Weighted average number of common shares outstanding — diluted	1,152	1,089	966

Earnings per common share
Basic	$2.69	$1.38	$1.85

Diluted	$2.62	$1.34	$1.75

      About 8.2 million shares issuable upon the assumed conversion of our convertible senior notes could potentially dilute earnings per share in the future but were excluded from the calculation of diluted earnings per common share for the year ended December 31, 2004 due to their antidilutive effects. Additionally, about 65.8 million shares issuable under our incentive and other equity plans that could also potentially dilute earnings per share in the future were excluded from the calculation of diluted earnings per common share for the year ended December 31, 2004 as the exercise prices exceeded the average market price of our class A common stock.
      About 38.5 million shares issuable upon the assumed conversion of our convertible senior notes and zero coupon convertible preferred stock could potentially dilute earnings per share in the future but were excluded from the calculation of diluted earnings per common share for the year ended December 31, 2003 due to their antidilutive effects. Additionally, about 62.7 million shares issuable under our incentive and other equity plans that could also potentially dilute earnings per share in the future were excluded

NEXTEL COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
from the calculation of diluted earnings per common share for the year ended December 31, 2003 as the exercise prices exceeded the average market price of our class A common stock.
      About 8.4 million shares issuable upon the assumed conversion of our convertible senior notes could potentially dilute earnings per share in the future but were excluded from the calculation of diluted earnings per common share for the year ended December 31, 2002 due to their antidilutive effects. Additionally, about 84.3 million shares issuable under our incentive and other equity plans that could also potentially dilute earnings per share in the future were excluded from the calculation of diluted earnings per common share for the year ended December 31, 2002 as the exercise prices exceeded the average market price of our class A common stock.
      Reclassifications. We have reclassified some prior period amounts to conform to our current year presentation.
      Concentrations of Risk. We believe that the geographic and industry diversity of our customer base minimizes the risk of incurring material losses due to concentrations of credit risk.
      Motorola is our primary source of network equipment and manufactures all of the handsets we sell, other than the BlackBerry® devices, which are manufactured by Research in Motion, or RIM. We expect to continue to rely principally on Motorola or its licensees for the manufacture of handsets and a substantial portion of the equipment necessary to construct, enhance and maintain our iDEN network. Accordingly, we must rely on Motorola to develop handsets and equipment capable of supporting the features and services we plan to offer to our customers. In addition, because we are one of a limited number of wireless carriers that have deployed iDEN technology, we bear a substantially greater portion of the costs associated with the development of new equipment and features than would be the case if our network utilized a more widely adopted technology platform. If Motorola fails or refuses to develop and deliver system infrastructure and handsets or enhancements that we require on a timely, cost- effective basis, we may not be able to adequately service our existing subscribers or add new subscribers and may not be able to offer competitive services; thereby materially and adversely affecting our results. If Motorola is unable or unwilling to provide handsets and related equipment and software applications, or to develop new technologies or features for us due to changes in our relationship, or if Motorola fails or refuses to do so on a timely, cost-effective basis, we may not be able to adequately service our existing subscribers or add new subscribers and may not be able to offer competitive services. If Motorola fails or refuses to provide its cooperation and support in connection with the FCC’s reconfiguration process related to the 800 MHz spectrum band, then our ability to satisfy our obligations under the Report and Order described in note 15 would be adversely affected.
      We also have arrangements with several third party outsourcing vendors that provide services related to such activities as customer care, customer billing and network construction. An adverse change in the ability of any such vendor to provide services to us could adversely affect our operations.
      We operate in a highly regulated environment subject to rapid technological and competitive changes. To the extent that there are changes in economic conditions, technology or the regulatory environment, our business plans could change, which could affect the recoverability of certain assets.

Restatement of Consolidated Financial Statements.
      Like other companies, we have reviewed our accounting practices with respect to leasing transactions. We have concluded that there was an error in our practices related to the determination of the lease term under certain leases that relate primarily to our cell sites. We have historically used the initial non-cancelable portion of the lease as the lease term, excluding any renewal periods. We have determined that SFAS No. 13, “Accounting for Leases”, requires consideration of renewal periods when the existence of a “penalty”, as defined in SFAS No. 13, would require us to conclude at the inception of the lease that

NEXTEL COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
there was reasonable assurance that one or more of the renewal options would be exercised. We considered a number of factors in determining whether a penalty, as defined in SFAS No. 13, existed such that the exercise of one or more of the renewal options would be reasonably assured at the inception of the lease. The primary factor that we considered is that a significant dollar amount of leasehold improvements at a lease site would be impaired by non-renewal after the initial non-cancelable portion of the lease. The result of our assessment was to increase the lease term as defined in SFAS No. 13 for most of our operating leases. As we recognize rent expense on our operating leases on a straight-line basis and many of our leases contain escalating rent payments over the term of the lease, the impact of this change in lease term was to increase deferred rent liability at December 31, 2003 by approximately $92 million.
      NII Holdings has advised us that it will restate certain financial results for the year ended December 31, 2003 and for the two months ended December 31, 2002. During the period November 2002 through October 2003, we owned on average 33% of the common stock of NII Holdings and accounted for our investment under the equity method. Accordingly, we have restated our consolidated statements of operations for the years ended December 31, 2003 and December 31, 2002 to reflect our percentage share of these adjustments. Although these adjustments did not impact our operating income for 2003 or 2002, they increased our losses on the line item “Equity in losses of unconsolidated affiliates, net” by $18 million in 2003 and by $7 million in 2002 and decreased our “Income available to common stockholders” by $8 million in 2003 and by $7 million in 2002 in our consolidated statements of operations.
      The combined effect of these two changes were increases to accumulated deficit of $107 million and $81 million as of December 31, 2003 and 2002, respectively, and an increase to accumulated deficit of $55 million as of January 1, 2002.
      The following is a summary of the effects of the restatement on our (a) consolidated balance sheet as of December 31, 2003, (b) consolidated statements of operations and cash flows for the years ended December 31, 2003 and 2002 and (c) consolidated statements of changes in stockholders’ equity as of December 31, 2003, 2002 and 2001.
Consolidated Balance Sheet

	As Previously
	Reported	As Restated

	(In millions)
As of December 31, 2003
Deferred income taxes	$1,867	$1,873
Other liabilities	166	258
Total liabilities	14,575	14,673
Accumulated deficit	(6,256)	(6,363)
Accumulated other comprehensive income	165	174
Total stockholders’ equity	5,836	5,738

NEXTEL COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Consolidated Statements of Operations

	As Previously
	Reported	As Restated

	(In millions, except
	per share amounts)
Year ended December 31, 2003
Cost of service (exclusive of depreciation)	$1,656	$1,674
Operating income	2,522	2,504
Equity in losses of unconsolidated affiliates, net	(40)	(58)
Realized gain on sale of investments, net	213	223
Income before income tax provision	1,650	1,624
Net income	1,537	1,511
Income available to common stockholders	1,472	1,446
Earnings per common share
Basic	$1.41	$1.38

Diluted	$1.36	$1.34

Year ended December 31, 2002
Cost of service (exclusive of depreciation)	$1,469	$1,488
Operating income	1,536	1,517
Equity in losses of unconsolidated affiliates, net	(302)	(309)
Income before income tax provision	1,777	1,751
Net income	1,386	1,360
Income available to common stockholders	1,660	1,634
Earnings per common share
Basic	$1.88	$1.85

Diluted	$1.78	$1.75

NEXTEL COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Consolidated Statements of Changes in Stockholders’ Equity (Deficit)

	As Previously
	Reported	As Restated

	(In millions)
As of December 31, 2003
Net income	$1,537	$1,511
Unrealized holding gains	163	172
Total comprehensive income	1,723	1,706
Accumulated deficit	(6,256)	(6,363)
Total stockholders’ equity	5,836	5,738
As of December 31, 2002
Net income	$1,386	$1,360
Total comprehensive income	1,616	1,590
Accumulated deficit	(7,793)	(7,874)
Total stockholders’ equity	2,846	2,765
As of December 31, 2001
Accumulated deficit	$(9,179)	$(9,234)
Total stockholders’ deficit	(582)	(637)
Consolidated Statements of Cash Flows

	As Previously
	Reported	As Restated

	(In millions)
Year ended December 31, 2003
Net income	$1,537	$1,511
Equity in losses of unconsolidated affiliates, net	40	58
Realized gain on investments, net	(213)	(223)
Changes in assets and liabilities, net of effects from acquisitions Accounts payable, accrued expenses and other	204	222
Year ended December 31, 2002
Net income	$1,386	$1,360
Equity in losses of unconsolidated affiliates, net	302	309
Changes in assets and liabilities, net of effects from acquisitions Accounts payable, accrued expenses and other	220	239

New Accounting Pronouncements.
      FASB Interpretation No 46. In January 2003, the Financial Accounting Standards Board, or FASB, issued FASB Interpretation No. 46, “Consolidation of Variable Interest Entities — an interpretation of ARB No. 51,” to address perceived weaknesses in accounting for entities commonly known as special-purpose or off-balance-sheet. In addition to numerous FASB Staff Positions written to clarify and improve the application of Interpretation No. 46, the FASB announced a deferral for certain entities, and an amendment to Interpretation No. 46 entitled FASB Interpretation No. 46R, “Consolidation of Variable Interest Entities.” Interpretation No. 46 establishes consolidation criteria for entities for which “control” is not easily discernable under Accounting Research Bulletin No. 51, “Consolidated Financial Statements,” which is based on the premise that equity holders control the entity by virtue of voting rights.

NEXTEL COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Interpretation No. 46 provides guidance for identifying the party with a controlling financial interest resulting from arrangements or financial interests rather than from voting interests. Interpretation No. 46 defines the term variable interest entity, or VIE, and is based on the premise that if a business enterprise absorbs a majority of the VIE’s expected losses and/or receives a majority of its expected residual returns (measures of risk and reward), that enterprise (the primary beneficiary) has a controlling financial interest in the VIE. Under Interpretation No. 46, the assets, liabilities, and results of the activities of the VIE should be included in the consolidated financial statements of the primary beneficiary. We were required to apply the provisions of Interpretation No. 46R in the first quarter 2004. As we did not have any VIEs during 2004, the adoption of this new method of accounting for VIEs did not affect our financial condition or results of operations.
      EITF Topic D-108. In September 2004, the EITF issued Topic D-108, “Use of the Direct Method to Value Intangible Assets”. In EITF Topic D-108, the SEC staff announced that companies must use the direct value method to determine the fair value of their intangible assets acquired in business combinations completed after September 29, 2004. The SEC staff also announced that companies that currently apply the residual value approach for valuing intangible assets with indefinite useful lives for purposes of impairment testing must use the direct value method by no later than the beginning of their first fiscal year after December 15, 2004. As permitted we performed our annual impairment test as of October 1, 2004 to measure the fair value of our 800 and 900 MHz FCC licenses in our national footprint using the residual value approach. Under this new accounting guidance, we must perform an impairment test to measure the fair value of our 800 and 900 MHz licenses in the first quarter 2005 using the direct value method. As we have not yet completed an impairment test using the direct value method, we are unable to assess the impact on our financial statements of adopting this requirement. We will reflect an impairment charge, if any, resulting from the change to a direct value method as a cumulative effect of a change in accounting principle in our first quarter 2005 results.
      SFAS No. 123R. In December 2004, the FASB issued SFAS No. 123R (revised 2004), “Share-Based Payment.” The statement is a revision of FASB Statement No. 123, “Accounting for Stock Based Compensation” and supercedes APB Opinion No. 25, “Accounting for Stock Issued to Employees.” The statement focuses primarily on accounting for transactions in which we obtain employee services in share-based payment transactions. This statement requires a public company to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. This standard is scheduled to become effective in the first interim reporting period beginning after June 15, 2005. Assuming that the effective date is not delayed, we will apply this new standard to our interim reporting period beginning July 1, 2005. We have not yet determined the amount of impact on the consolidated statements of operations following adoption and subsequent to 2005 or the transition method we will use.

NEXTEL COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

2.	Supplemental Balance Sheet Information

	December 31,

	2004	2003

	(In millions)
Accounts and notes receivable
Trade	$1,482	$1,336
Other receivables	34	26
Less allowance for doubtful accounts	(64)	(86)

	$1,452	$1,276

Prepaid expenses and other current assets
Prepaid expenses	$262	$120
Investment in NII Holdings	293	—
Deferred costs of handset sales and activation (note 1)	50	28

	$605	$148

Property, plant and equipment
Buildings and improvements	$303	$221
Network equipment and software	14,343	12,541
Non-network internal use software, office equipment and other	1,351	1,095
Less accumulated depreciation and amortization	(7,340)	(5,562)

	8,657	8,295
Network asset inventory and construction in progress	956	798

	$9,613	$9,093

Accounts payable
Trade	$519	$343
Other payables	467	320

	$986	$663

Accrued expenses and other
Payroll related	$220	$288
Deferred access revenues	367	310
Accrued interest	129	148
Deferred gain from sale of towers	61	94
Deferred handset sales and activation fees (note 1)	42	28
Other	485	514

	$1,304	$1,382

Other liabilities
Deferred gain from sale of towers	$32	$92
Other	279	166

	$311	$258

NEXTEL COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

3.	Investments

	December 31,

	2004	2003

	(In millions)
Marketable equity securities, excluding current portion of NII Holdings investment of $293	$293	$307
Marketable debt securities, NII Holdings	—	67
Equity method investments, at cost net of equity in earnings (loss)
Nextel Partners, net of equity in net losses of $330 and $346	24	—
Other	3	4
Nonmarketable equity securities, at cost	40	30

	$360	$408

      NII Holdings. NII Holdings provides wireless communications services using iDEN technology primarily in selected Latin American markets. In November 2002, NII Holdings, which prior to that time had been our substantially wholly-owned subsidiary, completed its reorganization under Chapter 11 of the U.S. Bankruptcy Code, having filed a voluntary petition for reorganization in May 2002 in the United States Bankruptcy Court for the District of Delaware after it and one of its subsidiaries defaulted on credit and vendor finance facilities. Prior to its bankruptcy filing, NII Holdings was accounted for as one of our consolidated subsidiaries. As a result of NII Holdings’ bankruptcy filing in May 2002, we began accounting for our investment in NII Holdings using the equity method. In accordance with the equity method of accounting, we did not recognize equity losses of NII Holdings after May 2002 as we had already recognized $1,408 million of losses in excess of our investment in NII Holdings through that date. NII Holdings’ net operating results through May 2002 have been presented as equity in losses of unconsolidated affiliates, as permitted under the accounting rules governing a mid-year change from consolidating a subsidiary to accounting for the investment using the equity method.
      Upon NII Holdings’ emergence from bankruptcy in November 2002, we recognized a non-cash pre-tax gain on deconsolidation of NII Holdings in the amount of $1,218 million consisting primarily of the reversal of equity losses we had recorded in excess of our investment in NII Holdings, partially offset by charges recorded when we consolidated NII Holdings, including, among other items, $185 million of cumulative foreign currency translation losses. At the same time, we began accounting for our new ownership interest in NII Holdings using the equity method, under which we recorded our proportionate share of NII Holdings’ results of operations. In November 2003, we sold 3.0 million shares of NII Holdings common stock, which generated $209 million in net proceeds and a gain of $184 million, based on an average per share carrying amount.
      In 2004, we tendered NII Holdings’ 13% notes that we owned to NII Holdings, in exchange for $77 million in cash resulting in a $28 million realized gain in other (expense) income in the accompanying condensed consolidated statements of operations. As of December 31, 2004, we accounted for the shares of NII Holdings common stock as an available-for-sale investment. A portion of our investment in NII Holdings was reclassified to other current assets as of December 31, 2004. As of December 31, 2004, we owned about 18% of the outstanding common stock of NII Holdings.
      Under roaming agreements with NII Holdings, we expensed $21 million during 2004, $8 million during 2003 and $7 million during 2002 for our subscribers roaming on NII Holdings’ networks and earned roaming revenues of $6 million during 2004 and $1 million during 2003 and 2002 for NII Holdings’ subscribers roaming on our network. We recorded the roaming revenues we earned from NII Holdings as service revenues and we recorded the roaming expenses we were charged as cost of service. We had a net

NEXTEL COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
payable due to NII Holdings of $2 million as of December 31, 2004 and we had a net receivable due from NII Holdings of $1 million as of December 31, 2003. All payments due to and due from NII Holdings are settled in accordance with customary commercial terms for comparable transactions.
      Timothy M. Donahue, a member of our board of directors and our President and Chief Executive Officer, was a director of NII Holdings until March 2004.
      Nextel Partners. Nextel Partners provides digital wireless communications services under the Nextel brand name in mid-sized and tertiary U.S. markets having the right to operate in 98 of the top 300 metropolitan statistical areas in the United States ranked by population. In January 1999, we entered into agreements with Nextel Partners and other parties, including Motorola, relating to the formation, capitalization, governance, financing and operation of Nextel Partners. As part of those transactions in 1999, we sold assets and transferred specified FCC licenses to Nextel Partners in exchange for equity interests in Nextel Partners having a total agreed value of $140 million and cash of $142 million, which also included the reimbursement of costs and net operating expenses.
      As a result of Nextel Partners’ initial public offering in February 2000, our equity interest was converted into voting class B common stock and our total ownership interest was diluted. As a result of the initial public offering and subsequent transactions, including our purchase from Motorola in 2004 of about 5.6 million shares of Nextel Partners common stock, we owned about 32% of the outstanding common stock of Nextel Partners as of December 31, 2004. We account for our investment in Nextel Partners using the equity method. As of December 31, 2004, assuming conversion of our class B shares of Nextel Partners into class A shares of Nextel Partners, the market value of our investment is about $1,654 million.
      We entered into the relationships with Nextel Partners principally to accelerate the build-out of our network outside the largest metropolitan market areas that initially were the main focus of our network coverage. As an inducement to obtain Nextel Partners’ commitment to undertake and complete the anticipated network expansion, we agreed that we would not offer wireless communications services under the Nextel brand name, iDEN services on 800 MHz frequencies, or wireless communications services that allow interconnection with landline telecommunications in Nextel Partners’ territory. We also have roaming agreements with Nextel Partners covering all of the U.S. market areas in which Nextel Partners currently provides, or will in the future provide, iDEN-based services.
      The certificate of incorporation of Nextel Partners establishes circumstances in which we will have the right or obligation to purchase the outstanding shares of class A common stock of Nextel Partners at specified prices. We may pay the consideration of any such purchase in cash, shares of our class A common stock, or a combination of both.
      Specifically, under the terms of the certificate of incorporation of Nextel Partners, during the 18 month period following completion of the proposed merger with Sprint, the holders of a majority of the Nextel Partners class A common stock can vote to require us to purchase all of the outstanding shares of Nextel Partners that we do not already own for the appraised fair market value of those shares. The Nextel Partners stockholders will not be entitled to take that action if the proposed merger with Sprint is not completed. We do not know if the stockholders of Nextel Partners will elect to require us to purchase the Nextel Partners class A shares if the proposed merger with Sprint is completed.
      Subject to various limitations and conditions, we may be required to purchase the outstanding shares of Nextel Partners’ class A common stock in certain other circumstances if:

•	(i) we elect to cease using iDEN technology on a nationwide basis; (ii) this technology change means that Nextel Partners cannot offer nationwide roaming comparable to that available to its

NEXTEL COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

subscribers before our change; and (iii) we elect not to pay for the equipment necessary to permit Nextel Partners to make a technology change;

•	we elect to terminate the relationship with Nextel Partners because of its breach of the operating agreements;

•	we breach the operating agreements; or

•	Nextel Partners fails to implement changes required by us to match changes we have made in our business, operations or systems.
      If we purchase the outstanding shares of Nextel Partners’ class A common stock:

•	as a result of the termination of our operating agreements with Nextel Partners as a result of our breach, the purchase price could involve a premium based on a pricing formula.

•	as a result of the termination of our operating agreements as a result of a breach by Nextel Partners, the purchase price could involve a discount based on a pricing formula.

•	as a result of the election of a majority of the non-Nextel stockholders to require us to purchase, after Nextel Partners’ failure to implement changes in business, operations or systems required by us, the purchase price will be an amount equal to the higher of the fair market value as determined by the appraisal process and a 20% rate of return on each tranche of invested capital in Nextel Partners, whether contributed in cash or in kind, from the date of its contribution through the purchase date, which value will be divided over all of Nextel Partners’ capital stock.

•	for any other reason, the purchase price will be the fair market value of the class A common stock. Under the certificate of incorporation of Nextel Partners, fair market value is defined as the price that a buyer would be willing to pay for all of Nextel Partners’ outstanding capital stock in an arm’s-length transaction and includes a control premium, as determined by an appraisal process.
      Subject to various limitations and conditions, including possible deferrals by Nextel Partners, we will have the right to purchase the outstanding shares of Nextel Partners’ class A common stock on January 29, 2008. We may not transfer our interest in Nextel Partners to a third party before January 29, 2011, and Nextel Partners’ class A common stockholders have the right, and in specified instances the obligation, to participate in any sale of our interest.
      During 2003, we received $15 million for the sale of FCC licenses and network assets to Nextel Partners. Additionally, Nextel Partners completed an offering of its common stock in 2003 and as a result, we recorded an increase of $5 million in paid-in capital in our stockholders’ equity in accordance with SAB No. 51. Also in the second half of 2003, Nextel Partners redeemed its 12% nonvoting mandatorily redeemable preferred stock that we held for $39 million. As our investment in Nextel Partners had been written down to zero during the second quarter 2003 through the application of the equity method of accounting, we recorded a gain of $39 million.
      Under our roaming agreement with Nextel Partners, we expensed $155 million during 2004, $112 million during 2003 and $78 million during 2002 for our customers roaming on Nextel Partners’ network and earned roaming revenues of $87 million during 2004, $61 million during 2003 and $38 million during 2002 for Nextel Partners subscribers roaming on our network. We also provide telecommunications switching services to Nextel Partners under a switch sharing agreement. For these services, we earned $39 million in 2004, $44 million in 2003 and $52 million in 2002, which we recorded as a reduction to cost of service. We also charged Nextel Partners $20 million in 2004, $11 million in 2003 and $6 million in 2002 for administrative services provided under a services agreement. We recorded these amounts as a reduction to selling, general and administrative expenses. We earned $5 million in 2004 and $4 million in 2003 in royalty fees, which we recorded as other income (expense). We have a net receivable due from Nextel Partners of $10 million as of December 31, 2004 and $16 million as of December 31, 2003. All

NEXTEL COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
payments due to and due from Nextel Partners are settled in accordance with customary commercial terms for comparable transactions.
      As of December 31, 2004, Mr. Donahue was a director of Nextel Partners.
      SpectraSite. In 1999, we received an ownership interest in SpectraSite Holdings, Inc. in connection with a sale and leaseback transaction of certain of our telecommunication towers. The ownership interest constituted continuing involvement and, accordingly, these transactions were accounted for by the financing method. In the exchange, we also received $560 million in cash, which we reflected as a finance obligation on our balance sheet.
      During 2002, we recognized a $37 million other-than temporary reduction in the fair value of our investment in SpectraSite and we sold all of our equity investment in SpectraSite for a de minimis amount. The sale of our equity investment ended our continuing involvement in SpectraSite for substantially all of our tower leases and we recorded a $291 million deferred gain, which we began amortizing over the original remaining lease terms through 2007. Payments under the leases are accounted for as operating leases and are included in rent expense in cost of service. As of December 31, 2004, we had a remaining deferred gain of $93 million.

4.	Significant Transactions
      Acquisitions. In May 2004, we purchased certain multichannel multipoint distribution system, or MMDS, FCC licenses, interests in certain MMDS FCC licenses and other immaterial network assets of WorldCom, Inc. We paid an aggregate cash purchase price of $144 million, of which $137 million was paid in 2004 and the remainder was paid prior to 2004. Also, in June 2004, we purchased certain MMDS FCC licenses, interests in certain MMDS FCC licenses and other immaterial network assets of Nucentrix Broadband Networks, Inc. We paid an aggregate cash purchase price of $51 million, of which $49 million was paid in 2004 and the remainder was paid prior to 2004. Both of these transactions were accounted for as asset purchases. These licenses relate to spectrum that we may use in connection with the deployment of certain broadband or other wireless services.
      In January 2003, we purchased the 900 MHz FCC licenses of NeoWorld Communications, Inc. through the acquisition of all of its stock. Pursuant to our agreements, we paid an aggregate cash purchase price of $280 million, of which $201 million was paid in 2003 and the remainder was paid prior to 2003. We accounted for this transaction as an asset purchase because we purchased FCC licenses that were not being used to generate revenues and we did not acquire any employees or customers.
      In February 2002, we purchased from Chadmoore Wireless Group, Inc. 800 MHz and 900 MHz FCC licenses for an aggregate cash purchase price of $142 million, including $6 million of accrued acquisition and transaction costs, $111 million of which was paid to Chadmoore in 2002. We accounted for this acquisition as a business combination and substantially all of the purchase price was allocated to licenses.
      No significant business combinations were completed during 2004 or 2003.
      Restructuring and Impairment Charges. In January 2002, we announced a five-year information technology outsourcing agreement with Electronic Data Systems Corp., or EDS, under which EDS manages our corporate data center, database administration, helpdesk, desktop services and other technical functions. Additionally, in January 2002, we announced an eight-year customer relationship management agreement with International Business Machines Corporation and TeleTech Holdings, Inc. to manage our customer care centers. In connection with these outsourcing agreements, we recorded a $35 million restructuring and impairment charge in the first quarter 2002, which primarily represents the future lease payments related to facilities we planned to vacate net of estimated sublease income. The restructuring

NEXTEL COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
charge also includes employee separation costs associated with the involuntary termination of about 700 employees throughout the organization and the write-off of impaired assets. The employee separations were completed by the end of 2002. As of December 31, 2004, our restructuring liability was $6 million relating to lease cancellation costs.

5.	Intangible Assets

		December 31, 2004			December 31, 2003

		Gross		Net	Gross		Net
	Useful	Carrying	Accumulated	Carrying	Carrying	Accumulated	Carrying
	Lives	Value	Amortization	Value	Value	Amortization	Value

	(In millions)
Amortized intangible assets
Customer lists	3 years	$40	$38	$2	$98	$75	$23
Spectrum sharing and noncompete agreements and other	Up to 10 years	77	24	53	82	17	65

		117	62	55	180	92	88

Unamortized intangible assets
FCC licenses	Indefinite	7,140		7,140	6,922		6,922
Goodwill	Indefinite	28		28	28		28

		7,168		7,168	6,950		6,950

Total intangible assets		$7,285	$62	$7,223	$7,130	$92	$7,038

      FCC licenses, our most significant intangible assets, authorize wireless carriers to use radio frequency spectrum, and are issued on both a site-specific and wide-area basis, enabling wireless carriers to provide service either in specific 800 MHz economic areas or 900 MHz metropolitan trading areas in the United States. Currently, our 800 MHz and 900 MHz licenses are issued for periods of 10 years and our 700 MHz licenses are issued for a period of 15 years. All of our FCC licenses are subject to construction and/or operational and technical requirements. The FCC has routinely granted license renewals if the licensees provide substantial services in their licensed area and have complied with applicable rules and policies and the Communications Act of 1934, as amended. We believe that we have met and will continue to meet all requirements necessary to retain and secure renewal of our FCC licenses. Our book value in our FCC licenses are at cost or if acquired in a business combination at an allocated amount based on the fair value.
      During the year ended December 31, 2004, we acquired FCC licenses for an aggregate purchase price of $225 million, which included deposits for licenses paid prior to 2004 that were recorded in other assets until we acquired the relevant licenses. These acquisitions consisted primarily of two transactions. In May 2004, we purchased certain MMDS FCC licenses, interests in certain MMDS FCC licenses and other immaterial network assets of WorldCom. We paid an aggregate cash purchase price of $144 million, of which $137 million was paid in 2004 and the remainder was paid prior to 2004. Also, in June 2004, we purchased certain MMDS FCC licenses, interests in certain MMDS FCC licenses and other immaterial network assets of Nucentrix Broadband Networks. We paid an aggregate cash purchase price of $51 million, of which $49 million was paid in 2004 and the remainder was paid prior to 2004. Both of these transactions were accounted for as asset purchases. These licenses relate to spectrum that we may use in connection with the deployment of certain broadband or other wireless services. During the year ended December 31, 2004, we also wrote off $58 million of fully amortized customer lists, which did not have an impact on our results of operations or financial condition.
      During the year ended December 31, 2003, we acquired FCC licenses for an aggregate purchase price of $366 million, which included both the licenses of NeoWorld Communications and deposits for other licenses paid prior to 2003 that were recorded in other assets until we acquired the relevant licenses. In

NEXTEL COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
connection with the acquisition of stock of NeoWorld Communications, we recorded an additional deferred tax liability of $86 million, in accordance with the provisions of SFAS No. 109, “Accounting for Income Taxes.” The offsetting increase related to recognizing this deferred tax liability was recorded to FCC licenses.
      For intangible assets with finite lives, we recorded aggregate amortization expense of $34 million and $51 million for the years ended December 31, 2004 and 2003, respectively. Based only on the amortized intangible assets existing at December 31, 2004, we estimate the amortization expense to be $9 million during 2005, $5 million during 2006, $4 million during 2007, $3 million during 2008 and $3 million during 2009. Actual amortization expense to be reported in future periods could differ from these estimates as a result of new intangible asset acquisitions, changes in useful lives and other relevant factors.
      We performed our annual impairment test of FCC licenses and goodwill as of October 1, 2004 and concluded that there was no impairment as the fair values of these intangible assets were greater than their carrying values. We concluded, based on the guidance in EITF Issue No. 02-7, “Unit of Accounting for Testing Impairment of Indefinite-Lived Intangible Assets,” that the unit of accounting for our 800 MHz and 900 MHz FCC licenses is our nationwide footprint. Using a residual value approach, we measured the fair value of our 800 MHz and 900 MHz FCC licenses by deducting the fair values of our net assets as well as the fair values of certain unrecorded identified intangible assets, other than these FCC licenses, from our reporting unit’s fair value, which was determined using a discounted cash flow analysis that was based on our long-term cash flow projections, discounted at our corporate weighted average cost of capital. Under the new accounting guidance announced by the SEC staff at the September 2004 EITF meeting, we must perform an impairment test to measure the fair value of our 800 and 900 MHz licenses as of January 1, 2005 using the direct value method, see note 1. We will reflect an impairment charge, if any, resulting from the change to a direct value method as a cumulative effect of a change in accounting principle in our first quarter 2005 results.
      We have invested about $350 million in 700 MHz licenses that are currently not used in our network. The FCC, as part of its resolution of the problem of interference with public safety systems operating in the 800 MHz band, as described in note 15, gave us minimal credit for our 700 MHz licenses against our total obligation under the FCC’s process to resolve the interference problem. In the third quarter of 2004, we performed a direct method valuation of our 700 MHz licenses and determined that the 700 MHz licenses were not impaired.
      Adoption of SFAS No. 142. In connection with the adoption of SFAS No. 142 in 2002, we ceased amortizing FCC license costs, as we believe that our portfolio of FCC licenses represents an intangible asset with an indefinite useful life. As a result, in the first quarter of 2002, we incurred a one-time cumulative non-cash charge to the income tax provision of $335 million to increase the valuation allowance related to our net operating losses. This cumulative charge was required because we had significant deferred tax liabilities related to our FCC licenses that have a significantly lower tax basis than book basis. Historically, we did not need a valuation allowance for the portion of our net operating loss equal to deferred tax liabilities related to FCC licenses expected to reverse during our net operating loss carryforward period. Because we ceased amortizing FCC licenses in connection with the adoption of SFAS No. 142, we can no longer estimate the amount, if any, of deferred tax liabilities related to our FCC licenses that will reverse during the carryforward period. Accordingly, we increased our valuation allowance. We have recorded an incremental non-cash charge of $33 million during 2004, $62 million during 2003, and $51 million during 2002 to the income tax provision related to FCC licenses for which we have a tax basis. As these FCC licenses are no longer amortized for book purposes but are amortized for tax purposes, we are recording additional deferred tax liabilities as amortization occurs for tax purposes. In 2004 we released our net operating loss valuation allowance, which reversed all of the previous

NEXTEL COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
incremental charges recorded to the income tax provision related to FCC licenses for which we have a tax basis.

6.	Long-Term Debt, Capital Lease and Mandatorily Redeemable Preferred Stock

		Retirements	Borrowings,
	Balance	and	Debt-for-Debt	Balance
	December 31,	Repayments	Exchange and	December 31,
	2003	of Principal	Other	2004

	(Dollars in millions)
9.375% senior serial redeemable notes due 2009	$1,599	$(567)	$(1,032)	$—
5.25% convertible senior notes due 2010	607	—	—	607
9.5% senior serial redeemable notes due 2011, including a deferred premium of $36 and $7	895	(171)	(510)	214
6% convertible senior notes due 2011	608	(608)	—	—
6.875% senior serial redeemable notes due 2013, including a deferred premium of $0 and $5 and net of an unamortized discount of $0 and $58	500	—	864	1,364
5.95% senior serial redeemable notes due 2014, including a deferred premium of $0 and $12 and net of an unamortized discount of $0 and $59	—	—	1,046	1,046
7.375% senior serial redeemable notes due 2015, net of unamortized premium of $8 and unamortized discount of $3	2,008	—	126	2,134
Bank credit facility, interest payable quarterly at an adjusted rate calculated based either on the U.S. prime rate or London Interbank Offered Rate, or LIBOR (2.4% to 4.7% — 2004; 2.4% to 6.9% — 2003)	3,804	(1,626)	1,000	3,178
Capital lease obligation	165	(165)	—	—
Other	26	(16)	(4)	6

Total long-term debt	10,212	$(3,153)	$1,490	8,549

Less current portion	(487)			(22)

	$9,725			$8,527

Zero coupon convertible preferred stock mandatorily redeemable 2013, no dividend; convertible into 4,779,386 shares of class A common stock; 245,245 shares issued and outstanding; stated at accreted liquidation preference value at 9.25% compounded quarterly	$99	$—	$9	$108

      9.375% Senior Notes. Cash interest on the 9.375% senior serial redeemable notes due 2009 began to accrue May 15, 2000, at an annual rate of 9.375%. These notes were senior unsecured indebtedness and

NEXTEL COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
ranked equal in right of payment with all of our other unsubordinated, unsecured indebtedness. These senior notes were partially exchanged through debt-for-debt exchange transactions in 2004 and were fully retired later in 2004. See “— 2004 Debt-for-Debt Exchanges” and “— 2004 Debt Retirements.”
      5.25% Convertible Senior Notes. Cash interest on the 5.25% convertible senior notes due 2010 is payable semiannually in arrears on January 15 and July 15, at an annual rate of 5.25%. We may choose to redeem some or all of these notes at a redemption price that currently is 102.333% of the aggregate principal amount of these notes, plus accrued and unpaid interest. These notes are convertible at the option of the holders into our class A common stock at any time prior to redemption, repurchase or maturity at a conversion price of $74.40 per share, subject to adjustment. These notes are senior unsecured indebtedness and rank equal in right of payment with all of our other unsubordinated, unsecured indebtedness.
      9.5% Senior Notes. Cash interest on these notes is payable semiannually in arrears on February 1 and August 1, at an annual rate of 9.5%. We may choose to redeem some or all of these notes commencing on February 1, 2006 at an initial redemption price of 104.75% of the aggregate principal amount of these notes, plus accrued and unpaid interest. These notes are senior unsecured indebtedness and rank equal in right of payment with all our other unsubordinated, unsecured indebtedness. In July 2001, we entered into three interest rate swap agreements to hedge the risk of changes in fair value attributable to changes in market interest rates associated with $500 million of our 9.5% senior serial redeemable notes. As a result of this hedge and in accordance with SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” we recognized an increase to the carrying value of these notes. During the third quarter 2003, we terminated all three swap agreements in exchange for cash received of about $38 million. As a result of the terminations, we recorded a premium of about $38 million, which is recognized as an adjustment to interest expense in our statement of operations over the remaining life of the hedged debt. Additional information regarding our hedging activities can be found in note 8. These senior notes were partially exchanged through debt-for-debt exchange transactions in 2004. See “— 2004 Debt-for-Debt Exchanges.”
      6% Convertible Senior Notes. Cash interest on these notes began to accrue on June 1, 2001, at an annual rate of 6%. These notes were senior unsecured indebtedness and ranked equal in right of payment with all our other unsubordinated, unsecured indebtedness. These senior notes were retired in 2004. See “— 2004 Debt Retirements.”
      6.875% Senior Notes. In October 2003, we completed the sale of $500 million in principal amount of our 6.875% senior serial redeemable notes due 2013, which we refer to as the 6.875% senior notes, in a transaction that generated about $500 million in net cash proceeds to us. Cash interest on these notes is payable semiannually in arrears on April 30 and October 31 commencing April 30, 2004, at an annual rate of 6.875%. We may choose to redeem some or all of these notes commencing on October 31, 2008 at an initial redemption price of 103.438% of the aggregate principal amount of these notes, plus accrued and unpaid interest. On or before October 31, 2006, we may choose to redeem a portion of the principal amount of the outstanding notes using the proceeds of one or more sales of qualified equity securities at a redemption price of 106.875% of the notes’ principal amount, plus accrued and unpaid interest to the date of redemption, so long as a specified principal amount of notes remains outstanding immediately following the redemption. These notes are senior unsecured indebtedness and rank equal in right of payment with all our other unsubordinated, unsecured indebtedness. Additional 6.875% senior notes were issued through debt-for-debt exchange transactions in 2004. See “— 2004 Debt-for-Debt Exchanges.”
      5.95% Senior Notes. In March 2004, we completed the sale of $500 million in principal amount of our 5.95% senior serial redeemable notes due 2014, which we refer to as the 5.95% senior notes, in a transaction that generated about $494 million in net cash proceeds to us. Cash interest on these notes is payable semiannually in arrears on March 15 and September 15 commencing September 15, 2004, at an

NEXTEL COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
annual rate of 5.95%. We may choose to redeem some or all of these notes commencing on March 15, 2009 at an initial redemption price of 102.975% of the aggregate principal amount of these notes, plus accrued and unpaid interest. On or before March 15, 2007, we may choose to redeem a portion of the principal amount of the outstanding notes using the proceeds of one or more sales of qualified equity securities at a redemption price of 105.95% of the notes’ principal amount, plus accrued and unpaid interest to the date of redemption, so long as a specified principal amount of notes remains outstanding immediately following the redemption. These notes are senior unsecured indebtedness and rank equal in right of payment with all our other unsubordinated, unsecured indebtedness. Additional 5.95% senior notes were issued through debt-for-debt exchange transactions in 2004. See “— 2004 Debt-for-Debt Exchanges.”
      7.375% Senior Notes. In July 2003, we completed the sale of $1,000 million in principal amount of our 7.375% senior serial redeemable notes due 2015, which we refer to as the 7.375% senior notes, in a transaction that generated about $983 million in net cash proceeds to us. In September 2003, we completed the sale of an additional $1,000 million in principal amount of our 7.375% senior notes due 2015, which generated about $1,000 million in net cash proceeds to us. The senior notes issued in July 2003 and September 2003 are a single series of notes. Cash interest on these notes is payable semiannually in arrears on February 1 and August 1, at an annual rate of 7.375%. We may choose to redeem some or all of these notes commencing on August 1, 2008 at an initial redemption price of 103.688% of the aggregate principal amount of these notes, plus accrued and unpaid interest. On or before August 1, 2006, we may choose to redeem a portion of the principal amount of the outstanding notes using the proceeds of one or more sales of qualified equity securities at a redemption price of 107.375% of the notes’ principal amount, plus accrued and unpaid interest to the date of redemption, so long as a specified principal amount of notes remains outstanding immediately following the redemption. These notes are senior unsecured indebtedness and rank equal in right of payment with all our other unsubordinated, unsecured indebtedness. Additional 7.375% senior notes were issued through debt-for-debt exchange transactions in 2004. See “— 2004 Debt-for-Debt Exchanges.”
      Zero Coupon Preferred Stock. No dividends are payable with respect to the zero coupon convertible preferred stock due 2013; however, the liquidation preference accretes from the initial liquidation preference of $253.675 per share at issuance date at an annual rate of 9.25% compounded quarterly to a liquidation preference of $1,000 per share at maturity in 2013. The zero coupon preferred stock is convertible at the option of the holders prior to redemption or maturity into our class A common stock at a conversion rate of 19.4882 shares of our class A common stock for each share of zero coupon preferred stock, subject to adjustment upon the occurrence of specified events. Generally, holders of our zero coupon convertible preferred stock are not entitled to vote on any matter required or permitted to be voted on by the holders of our class A common stock. We may choose to redeem some or all of the preferred stock starting December 23, 2005, and the preferred stock may be tendered by the holders for acquisition by us on December 23, 2005 and 2008, in each case at a redemption price equal to the liquidation preference on the redemption date. The zero coupon preferred stock is mandatorily redeemable on December 23, 2013 at the fully accreted liquidation preference of $1,000 per share. We may elect, subject to the satisfaction of specified requirements, to pay any redemption or tender price with our class A common stock.
      Series D Preferred Stock. Shares of our series D exchangeable preferred stock due 2009 had a liquidation preference of $1,000 per share. Dividends on the series D preferred stock accrued at an annual rate of 13% of the liquidation preference, were cumulative from the date of issuance and were payable quarterly in cash. These shares of preferred stock were retired in 2003.
      Series E Preferred Stock. Shares of our series E exchangeable preferred stock due 2010 had a liquidation preference of $1,000 per share. Dividends on the series E preferred stock accrued at an annual rate of 11.125% of the liquidation preference, were cumulative from the date of issuance and were payable

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
quarterly in cash or, on or prior to February 15, 2003 at our option, in additional shares of series E preferred stock. These shares of preferred stock were retired in 2003.
      2004 Debt Retirements. For the year ended December 31, 2004, we purchased and retired a total of $1,346 million in aggregate principal amount at maturity of our outstanding senior notes and convertible senior notes in exchange for $1,421 million in cash. As a result, we recognized an $83 million loss in other income (expense) in the statements of operations, representing the excess of the purchase price over the carrying value of the purchased and retired notes and the write-off of unamortized debt financing costs, net of the recognition of a portion of the deferred premium associated with the termination of some of our interest rate swaps. Additional information regarding out interest rate swaps and the deferred premium can be found in note 8.
      2004 Debt-for-Debt Exchanges. For the year ended December 31, 2004, we entered into several non-cash debt-for-debt exchange transactions with holders of our securities. As a result, we exchanged $1,032 million in principal amount of the 9.375% senior notes and $481 million in principal amount of our 9.5% senior notes for a total of $1,647 million in principal amount of new senior notes. The new senior notes consist of $918 million in principal amount of 6.875% senior notes issued at a $61 million discount to their principal amount, $592 million in principal amount of 5.95% senior notes issued at a $54 million discount to their principal amount, and $137 million in principal amount of 7.375% senior notes issued at an $11 million discount to their principal amount. These transactions were accounted for as debt modifications. As a result, the $17 million of the deferred premium resulting from the settlement of a fair value hedge associated with the 9.5% senior notes is now associated with the 5.95% and 6.875% senior notes and will be recognized as an adjustment to interest expense over the remaining life of the 5.95% and 6.875% senior notes. Additional information regarding our interest rate swaps and the related deferred premium can be found in note 8.
      2003 and 2002 Debt and Preferred Stock Retirements. For the year ended December 31, 2003, we purchased and retired a total of $4,049 million in aggregate principal amount at maturity of our outstanding senior notes and convertible senior notes in exchange for 30.6 million shares of class A common stock valued at $588 million and $3,626 million in cash. As a result, we recognized a $204 million loss in other income (expense) in the accompanying consolidated statements of operations, representing the excess of the purchase price over the carrying value of the purchased and retired notes and the write-off of unamortized debt financing costs. During the same period, we also purchased and retired a total of $932 million in aggregate face amount of our outstanding mandatorily redeemable preferred stock in exchange for about $972 million in cash. As a part of these transactions, we recognized a $48 million loss in the accompanying consolidated statements of operations, representing the excess of the purchase price over the carrying value of the purchased and retired preferred stock and the write-off of unamortized financing costs. In connection with the implementation of SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity” effective July 1, 2003 the losses associated with our third quarter 2003 preferred stock retirements are included in other income (expense) in the accompanying consolidated statements of operations.
      For the year ended December 31, 2002, we purchased and retired a total of $1,928 million in aggregate principal amount at maturity of our outstanding senior notes and convertible senior notes in exchange for 97.7 million shares of class A common stock valued at $596 million and about $666 million in cash. As a result, we recognized a $514 million gain in other income (expense) in the statement of operations, representing the excess of the carrying value over the purchase price of the purchased and retired notes and the write-off of unamortized debt financing costs. In accordance with SFAS No. 84, “Induced Conversions of Convertible Debt,” the shares of our class A common stock issued in excess of the shares that the holders would have been entitled to had they converted under the original terms of the convertible notes are multiplied by the fair value of the shares on the transaction date and the result is

NEXTEL COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
recorded as debt conversion expense of $160 million in other income (expense) in the statement of operations.
      Bank Credit Facility. As of December 31, 2004, our bank credit facility provided for total secured financing capacity of $6,178 million, subject to the satisfaction or waiver of applicable borrowing conditions. This facility consisted of a $4,000 million revolving loan commitment, of which $1,000 million has been borrowed, and a term loan outstanding of $2,178 million, all of which has been borrowed.
      In 2004, we amended our bank credit facility to create a new $4,000 million revolving credit facility that replaced our then-existing revolving credit facility and one of our then-existing term loans. In connection with the amendment, we borrowed $1,000 million of this new facility and used $476 million of cash on hand to repay the entire outstanding balance of one of our then-existing term loans in the amount of $1,360 million and our then-outstanding revolving loan in the amount of $116 million. This transaction was accounted for as an extinguishment of debt in accordance with SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities.” Thus, we recognized a $34 million loss in other income (expense) in the accompanying consolidated statements of operations, representing the write-off of unamortized debt financing costs associated with the old credit facility. The new revolving credit facility can be used to secure letters of credit for the full amount available under the facility.
      In 2005, we entered into a secured term loan agreement of $2,200 million, the proceeds of which were used to refinance our outstanding term loan of $2,178 million. Under the terms of the new loan, the initial interest rate will be the London Interbank Offered Rate, or LIBOR plus 75 basis points, reflecting a reduction of 150 basis points from the rate on the then-existing term loan. The interest rate automatically will adjust to the applicable rate of our existing $4,000 million revolving credit facility, currently LIBOR plus 100 basis points, on December 31, 2005 or earlier, if the merger agreement between Nextel and Sprint is terminated. The new term loan matures on February 1, 2010, at which time we will be obligated to pay the principal of the new term loan in one installment, and is subject to the terms and conditions of our existing revolving credit facility, which will remain unchanged, including provisions that allow the lenders to declare borrowings due immediately in the event of default.
      Our credit facility requires compliance with two financial ratio tests: total indebtedness to operating cash flow and operating cash flow to interest expense, each as defined under the credit agreement. The maturity dates of the loans may accelerate if we do not comply with the financial ratio tests, which could have a material adverse effect on our financial condition. As of December 31, 2004, we were in compliance with all financial ratio tests under our credit facility. We are also obligated to repay the loans if certain change of control events occur. Borrowings under the facility are currently secured by liens on substantially all of our assets, and are guaranteed by us and by substantially all of our subsidiaries. Our credit facility provides for the termination of these liens and subsidiary guarantees upon satisfaction of certain conditions, including improvements in debt ratings and the repayment of our remaining outstanding term loan. There is no provision under any of our indebtedness that requires repayment in the event of a downgrade by any ratings service.
      Our ability to borrow additional amounts under the credit facility may be restricted by provisions included in some of our public notes that limit the incurrence of additional indebtedness in certain circumstances. The availability of borrowings under this facility also is subject to the satisfaction or waiver of specified borrowing conditions. As of December 31, 2004, we have satisfied the conditions under this facility and the applicable provisions of our senior note indentures did not restrict our ability to borrow the remaining amount available under the revolving credit commitment. In February 2005, we accepted the terms of the Report and Order, which requires us to establish a letter of credit in the amount of $2,500 million to provide assurance that funds will be available to pay the relocation costs of the incumbent users of the 800 MHz spectrum.

NEXTEL COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The credit facility also contains covenants which limit our ability and the ability of some of our subsidiaries to incur additional indebtedness; create liens; pay dividends or make distributions in respect of our or their capital stock or make specified other restricted payments; consolidate, merge or sell all or substantially all of our or their assets; guarantee obligations of other entities; enter into hedging agreements; enter into transactions with affiliates or related persons or engage in any business other than the telecommunications business. Although these covenants are similar to those contained in our previous credit facility, they have been revised under the amended credit facility to provide us with greater operating flexibility. In addition, in February 2005, we amended our credit facility primarily to modify the facility’s definition of “change in control” to exclude the proposed merger with Sprint.
      Capital Lease Obligation. In February 2004, we exercised the early buy-out option for our capital lease in which we paid $191 million in cash, $156 million of which related to the reduction of the capital lease obligation, and recorded the $35 million difference as an adjustment to the book basis of the switch assets that were being leased.
      In March 2003, we exercised the early buy-out option on another capital lease in which we paid $69 million in cash, $54 million of which related to the reduction of the capital lease obligation, and recorded the $15 million difference as an adjustment to the book basis of the switch assets that were being leased.
Future Maturities of Long-Term Debt
      For the years subsequent to December 31, 2004, scheduled annual maturities of long-term debt, including our bank credit facility and finance obligation outstanding, as of December 31, 2004 are as follows:

December 31,
2004

(In millions)
2005	$22
2006	22
2007	22
2008	22
2009	1,028
Thereafter	7,529

8,645
Add deferred premium	24
Less unamortized discount	(120)

$8,549

      We may, from time to time as we deem appropriate, enter into additional refinancing and similar transactions, including exchanges of our common stock or other securities for our debt and other long-term obligations and redemption, repurchase or retirement transactions involving our outstanding debt and equity securities, that in the aggregate may be material.

NEXTEL COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

7.	Fair Value of Financial Instruments
      We have determined the estimated fair values of financial instruments using available market information and appropriate valuation methodologies. However, considerable judgment is required in interpreting market data to develop fair value estimates. As a result, the estimates presented below are not necessarily indicative of the amounts that we could realize or be required to pay in a current market exchange. The use of different market assumptions, as well as estimation methodologies, may have a material effect on the estimated fair value amounts.

	December 31,

	2004		2003

	Carrying	Estimated	Carrying	Estimated
	Amount	Fair Value	Amount	Fair Value

	(In millions)
Marketable equity securities, NII Holdings (including current portion of $293)	$586	$586	$307	$307
Marketable debt securities, NII Holdings	—	—	67	67
Long-term debt, including current portion	8,549	9,084	10,047	10,565
Mandatorily redeemable preferred stock	108	150	99	146
      Cash and Cash Equivalents, Short-Term Investments, Accounts and Notes Receivable, Accounts Payable, Accrued Expenses and Due to Related Parties. The carrying amounts of these items are reasonable estimates of their fair values.
      Marketable Debt and Equity Securities. We estimate the fair value of these securities based on quoted market prices. At December 31, 2004 and 2003, marketable debt and equity securities included within prepaid expenses and other current assets and investments consist of the following:

		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gain	Loss	Value

	(In millions)
2004
Available-for-sale equity securities	$33	$553	$—	$586
2003
Available-for-sale equity securities	$33	$274	$—	$307
Available-for-sale debt securities	47	20	—	67
      Long-Term Debt. We estimate the fair value of these securities based on quoted market prices of our senior notes and loans under our bank credit facility.
      Derivative Instruments. The fair value of these instruments is based on estimates obtained from bankers to settle the agreements. See note 8.
      Mandatorily Redeemable Preferred Stock. We estimate the fair value of these securities based on quoted market prices.
      Finance Obligation. We estimate the fair value of our finance obligation based on the present value of future cash flows using a discount rate available for similar obligations.
      Letters of Credit. We use letters of credit to back some lease guarantees. Outstanding letters of credit totaled $8 million at December 31, 2004 and $24 million at December 31, 2003. Pursuant to the terms of the Report and Order described in note 15 below, we are required to establish a letter of credit in the amount of $2,500 million to provide assurance that funds will be available to pay the relocation costs of the incumbent users of the 800 MHz spectrum in connection with the band reconfiguration process. We

NEXTEL COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
obtained the letter of credit using borrowing capacity under our existing revolving credit facility. The letters of credit reflect fair value as a condition of their underlying purpose and are subject to fees competitively determined in the market place.

8.	Derivative Instruments and Hedging Activities
      We use derivative instruments, consisting primarily of interest rate swap agreements, to manage our exposure to changes in the fair values or future cash flows of some of our long-term debt, which are caused by interest rate fluctuations. We do not use derivative instruments for trading or other speculative purposes. The use of derivative instruments exposes us to market risk and credit risk. Market risk is the adverse effect that a change in interest rates has on the value of a financial instrument. We manage market risk associated with our derivative instruments by establishing and monitoring limits on the degree of risk that may be undertaken. This risk is also monitored through regular communication with senior management. While derivative instruments are subject to fluctuations in values, these fluctuations are generally offset by fluctuations in fair values or cash flows of the underlying hedged items. Credit risk is the risk that the counterparty exposes us to loss in the event of nonperformance. We mitigate credit risk by dealing only with counterparties that have at least an “A” rating from either Moody’s or Standard & Poor’s, and by setting exposure limits with each approved counterparty. We currently do not hedge assets or liabilities denominated in foreign currencies or foreign currency transactions.
      From time to time, we hedge the cash flows and fair values of some of our long-term debt using interest rate swaps. We enter into these derivative contracts to manage our exposure to interest rate changes by achieving a desired proportion of fixed rate versus variable rate debt. In an interest rate swap, we agree to exchange the difference between a variable interest rate and either a fixed or another variable interest rate, multiplied by a notional principal amount.
      In 2001, we entered into three interest rate swap agreements to hedge the risk of changes in fair value of a portion of our long-term fixed rate debt, which were attributable to changes in the LIBOR, as the benchmark interest rate. These fair value hedges qualified for hedge accounting using the short-cut method since the swap terms matched the critical terms of the hedged debt. Accordingly, there was no net effect on our results of operations for the year ended December 31, 2003 relating to the ineffectiveness of these fair value hedges. During 2003, we terminated all three swap agreements. As a result of the terminations, we recorded a deferred premium of $38 million, which we recognize as an adjustment to interest expense over the remaining life of the hedged debt. As described in note 6, a portion of this deferred premium associated with our purchase and retirement of a portion of the hedged debt was recognized as an offset to the loss on early retirement of the related senior notes. Additionally, a portion of this deferred premium has been transferred from one series of senior notes to two other series of senior notes as a result of debt-for-debt exchanges entered into during 2004. As a result, the portion of the deferred premium that was transferred to the different series of notes will now be recognized as an adjustment to the interest expense over the remaining life of those series.
      Additionally, from time to time, we use interest rate swaps to hedge the variability of future cash flows, which are caused by changes in LIBOR, as the benchmark interest rate, associated with some of our long-term variable rate debt. In February 2003, we terminated a variable-to-variable interest rate swap in the notional amount of $400 million in accordance with its original terms. There was no realized gain or loss associated with this termination. Since this swap did not qualify for cash flow hedge accounting, we recognized changes in its fair value up to the termination date in our statement of operations in the period of the change. Interest expense includes a gain of $2 million in 2003 and a gain of $10 million in 2002, representing changes in the fair value of this swap. During 2003, we terminated our remaining cash flow hedge, which was recorded at its fair value, and paid $91 million in cash to satisfy our obligations under it. As a result of the termination, unrealized losses of about $10 million, representing the effective portion of

NEXTEL COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
the change in fair value reported in accumulated other comprehensive loss, were recognized in our statement of operations. The ineffective portion of the change in fair value of our swap qualifying for cash flow hedge accounting was recognized as interest expense in our statement of operations up to the termination date in the period of the change. Interest expense includes a loss of $8 million for the year ended December 31, 2003, related to the ineffective portion of the change in the fair value, offset by a gain of $3 million relating to the termination of the swap. Interest expense includes a loss of $22 million for the year ended December 31, 2002 related to the ineffective portion of the change in the fair value of this swap.
      Interest expense related to the periodic net cash settlements on all swaps was $12 million in 2003 and $26 million in 2002. As of December 31, 2004, we did not have any significant derivative instruments.

9.	Income Taxes
      The components of the income tax benefit (provision) were as follows:

	Year Ended December 31,

	2004	2003	2002

	(In millions)
Current
State	$(107)	$(51)	$(5)
Deferred
Federal	452	(51)	(325)
State	10	(11)	(61)

	462	(62)	(386)

Income tax benefit (provision)	$355	$(113)	$(391)

      Our income tax benefit (provision) reconciles to the amount computed by applying the U.S. statutory rate to loss before extraordinary item as follows:

	Year Ended December 31,

	2004	2003	2002

	(In millions)
Income tax provision at statutory rate	$(926)	$(568)	$(613)
State tax provision, net	(123)	(59)	(83)
Tax contingencies	(142)	—	—
Gain on deconsolidation of NII Holdings	—	—	482
Gain on retirement of debt	—	—	(109)
Decrease in valuation allowance	1,546	531	34
Equity in losses of unconsolidated affiliates	—	(16)	(86)
Other	—	(1)	(16)

	$355	$(113)	$(391)

NEXTEL COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      As further discussed below, during 2004 we released substantially all our net operating loss valuation allowance and a portion of our capital loss carryforward valuation allowance which had the effect of changing the balance sheet presentation of our deferred tax assets and liabilities beginning in 2004.

	December 31, 2004

	Current	Long-term

	(In millions)
Deferred tax assets
Net operating loss carryforwards	$925	$1,452
Capital loss carryforward	—	713
Accruals and other liabilities	70	64
Federal AMT	—	30
Research credit	—	3
Investments	—	85

	995	2,347
Valuation allowance	(1)	(657)

	994	1,690

Deferred tax liabilities
Property, plant and equipment	—	1,596
Intangibles	—	1,735
Investments	112	112
Other	—	28

	112	3,471

Current deferred tax asset	$882

Long-term deferred tax liability		$1,781

NEXTEL COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      Deferred tax assets and liabilities as of December 31, 2003 consisted of the following:

December 31,
2003

(In millions)
Deferred tax assets
Net operating loss carryforwards	$2,805
Capital loss carryforward	723
Accruals and other liabilities	176
Federal AMT	14
Research credit	3
Investments	64

3,785
Valuation allowance	(2,544)

1,241

Deferred tax liabilities
Property, plant and equipment	1,320
Intangibles	1,665
Investments	129

3,114

Net deferred tax liability	$1,873

      At December 31, 2004, we had $6,376 million of consolidated net operating loss carryforwards for federal income tax that expire in varying amounts through 2023. The net operating loss carryforwards include additional deductions for depreciation and amortization that were reported on our most recently filed tax returns. At the end of 2003, we believed that our cumulative losses, when evaluated in connection with other qualitative factors and uncertainties concerning our business and industry, provided substantial negative evidence regarding the likelihood of our eventual realization of the tax benefit of our net operating and capital loss carryforwards, which outweighed the positive evidence available. Therefore, we maintained a valuation allowance of $2,544 million as of December 31, 2003 including reserves primarily for the tax benefit of net operating loss carryforwards, as well as for capital loss carryforwards and transactions associated with the tax benefit of stock option deductions.
      Based on our cumulative operating results through June 30, 2004, and an assessment of our expected future operations, we concluded that it was more likely than not that we would be able to realize the tax benefits of our federal net operating loss carryforwards. Therefore in 2004, we decreased the valuation allowance attributable to our net operating loss carryforwards by $901 million as a credit to tax expense. Additionally, we released the valuation allowance attributable to the tax benefit of stock option deductions and credited stockholders’ equity by $389 million. We have established a $142 million liability for probable tax exposures relating to the potential non-deductibility of certain federal and state income tax benefits.
      During 2004, we determined that it was more likely than not that we would utilize a portion of our capital loss carryforwards before their expiration. Accordingly, we decreased the valuation allowance primarily attributable to capital loss carryforwards by $212 million as a credit to tax expense during 2004. Significant changes in our assessment of the future realization of our capital loss carryforwards would require us to reconsider the need for a valuation allowance associated with the capital loss deferred tax asset.

NEXTEL COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      In connection with our adoption of SFAS No. 142 in the first quarter of 2002, we incurred a one-time cumulative non-cash charge to the income tax provision of $335 million to increase the valuation allowance related to our net operating losses and other deferred tax assets. For additional information regarding the adoption of SFAS No. 142, see note 5.
      As a result of NII Holdings’ bankruptcy reorganization in the fourth quarter 2002, we incurred a capital loss for tax purposes of $1,938 million, and accordingly, we increased our valuation allowance by $766 million.

10.	Commitments and Contingencies
      Operating Lease Commitments. We lease various equipment, office facilities, retail outlets and kiosks, switching facilities, and transmitter and receiver sites under operating leases. The non-cancelable portion of these leases ranges from monthly up to 10 years. These leases, with few exceptions, provide for automatic renewal options and escalations that are either fixed or based on the consumer price index. Any rent abatements, along with rent escalations, are included in the computation of rent expense calculated on a straight-line basis over the lease term. Our lease term for most leases includes the initial non-cancelable term plus one renewal period, as the exercise of the related renewal option is reasonably assured (see note 1). Our cell site leases generally provide for an initial non-cancelable term of 5 to 7 years with 5 renewal options for 5 years each.
      For years subsequent to December 31, 2004, minimum lease payments for all operating lease obligations that have lease terms exceeding one year, net of rental income, are as follows (in millions):

2005	$515
2006	532
2007	497
2008	442
2009	373
Thereafter	726

$3,085

      Total rental expense, net of rental income, was $548 million during 2004, $500 million during 2003 and $390 million during 2002.
      Other Commitments. We are a party to service and other contracts in connection with conducting our business. Minimum amounts due under some of the more significant agreements are $864 million in 2005, $707 million in 2006, $504 million in 2007, $288 million in 2008, $263 million in 2009 and $507 million thereafter. Amounts actually paid under some of these agreements will likely be higher due to variable components of these agreements. The more significant variable components that determine the ultimate obligation owed include such items as hours contracted, subscribers and other factors. In addition, we are party to various arrangements that are conditional in nature and obligate us to make payments only upon the occurrence of certain events, such as the delivery of functioning software or a product. In addition, significant amounts expected to be paid to Motorola for infrastructure, handsets and related services are not included in the figures above due to the uncertainty surrounding the timing and extent of these payments; however, the figures above do include the minimum contractual amounts. See note 13 with respect to amounts paid to Motorola in 2004, 2003 and 2002.
      Contingencies. In April 2001, a purported class action lawsuit was filed in the Circuit Court in Baltimore, Maryland by the Law Offices of Peter Angelos, and subsequently in other state courts in Pennsylvania, New York and Georgia by Mr. Angelos and other firms, alleging that wireless telephones

NEXTEL COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
pose a health risk to users of those telephones and that the defendants failed to disclose these risks. We, along with numerous other companies, were named as defendants in these cases. The cases, together with a similar case filed earlier in Louisiana state court, were ultimately transferred to federal court in Baltimore, Maryland. On March 5, 2003, the court granted the defendants’ motions to dismiss. The plaintiffs have appealed this decision.
      A number of lawsuits have been filed against us in several state and federal courts around the United States, challenging the manner by which we recover the costs to us of federally mandated universal service, Telecommunications Relay Service payment requirements imposed by the FCC, and the costs (including costs to implement changes to our network) to comply with federal regulatory requirements to provide E911, telephone number pooling and telephone number portability. In general, these plaintiffs claim that our rate structure that breaks out and assesses federal program cost recovery fees on monthly customer bills is misleading and unlawful. The plaintiffs generally seek injunctive relief and damages on behalf of a class of customers, including a refund of amounts collected under these regulatory line item assessments. We have reached a settlement with the plaintiff, who purports to represent a nationwide class of affected customers, in one of the lawsuits that challenged the manner by which we recover the costs to comply with federal regulatory requirements to provide E911, telephone number pooling and telephone number portability. The settlement was found to be fair and was approved by the court, which approval recently was affirmed by the appellate court, and a motion for rehearing was filed by one of the objectors. Assuming no further appeal is sought, the settlement renders moot a majority of these lawsuits and would not have a material effect on our business or results of operations.
      We are subject to other claims and legal actions that arise in the ordinary course of business. We do not believe that any of these other pending claims or legal actions will have a material effect on our business or results of operation.
      On December 15, 2004, we entered into a definitive agreement for a merger of equals with Sprint. The merger agreement contains certain termination rights for each of us and Sprint and further provides for the payment of a termination fee of $1,000 million upon termination of the merger agreement under specified circumstances involving an alternative transaction.

11.	Capital Stock and Stock Rights
      Under our certificate of incorporation, we have the authority to issue 2,180,000,000 shares of capital stock as follows:

•	2,060,000,000 shares of class A voting common stock, par value $0.001 per share;

•	100,000,000 shares of class B nonvoting common stock, par value $0.001 per share; and

•	20,000,000 shares of preferred stock, par value $0.01 per share, 800,000 shares of which have been designated as zero coupon convertible preferred stock due 2013 described in note 6.
      The following is a summary description of our common stock.

Common Stock
      Holders of common stock are entitled to share equally, share for share, if dividends are declared on the common stock, whether payable in cash, property or securities. There is no provision for cumulative voting with respect to the election of directors.
      Class A Common Stock. The holders of our class A common stock are entitled to one vote per share on all matters submitted for action by the stockholders.

NEXTEL COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      Class B Common Stock. Motorola is currently the only holder of our outstanding class B nonvoting common stock. During 2004, we purchased 6 million shares of our class B common stock from Motorola. We accounted for this transaction under the cost method and currently hold these shares in treasury. A holder of our class B common stock has no right to vote on any matters submitted for action by the stockholders. However, a holder of the class B common stock does have the right to vote as a separate class, with each share having one vote, on:

•	any merger, consolidation, reorganization or reclassification of our company or our shares of capital stock;

•	any amendment to the certificate of incorporation; or

•	any liquidation, dissolution or winding up of our company;
in which the class B common stock would be treated differently from the class A common stock.
      Shares of class B common stock are convertible at any time at the option of the holder into an equal number of shares of class A common stock upon the actual or expected occurrence of any “voting conversion event” as defined in our certificate of incorporation.

Ranking
      In the event of any liquidation, dissolution or winding up of our company or upon the distribution of our assets, all assets and funds remaining after payment in full of our debts and liabilities, and after the payment to the holders of the then outstanding preferred stock of the full preferential amounts to which they were entitled, would be divided and distributed among the holders of the class A common stock and nonvoting class B common stock ratably.

Common Stock Reserved for Issuance
      As of December 31, 2004, we had reserved class A common stock for future issuance as detailed below (in millions).

5.25% convertible debt conversion rights	8.1
Zero coupon preferred stock conversion rights	4.8
Class B common stock conversion rights	29.7
Incentive equity and employee stock purchase plan and other options outstanding	114.3
Acquisitions and other	39.5

196.4

      An additional $1,000 million in aggregate dollar amount of shares of our class A common stock is available for issuance and sale under our Direct Stock Purchase Plan.

12.	Stock and Employee Benefit Plans
      Incentive Equity Plan. Our incentive equity plan provides for the issuance to our directors, officers, employees and consultants of up to 180.0 million shares of class A common stock upon the exercise or issuance of a variety of forms of equity rights, including grants of options to purchase stock and deferred shares. Typically, we grant nonqualified stock options to purchase stock under our equity incentive plan, and such options that currently are outstanding generally:

•	have been granted at prices equal to or exceeding the market value of the stock on the grant date;

•	vest over periods up to four years; and

•	expire ten years subsequent to award.

NEXTEL COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      If an option holder’s employment is involuntarily terminated within one year after the effective date of a change of control of Nextel, then that holder’s unvested options will immediately vest or otherwise become payable, subject to some limits. Stock options are nontransferable, except to family members or by will, as provided for in the incentive equity plan, and the actual value of the stock options that an employee may realize, if any, will depend on the excess of the market price on the date of exercise over the exercise price.
      A summary of the Incentive Equity Plan stock option activity for employees and directors is as follows (shares in millions):

		Weighted Average
	Shares	Exercise Price

Outstanding, December 31, 2001	78.8	$27.14
Granted	28.6	5.37
Exercised	(4.8)	7.12
Canceled	(14.4)	25.40

Outstanding, December 31, 2002	88.2	21.45
Granted	20.9	16.87
Exercised	(16.9)	11.23
Canceled	(6.1)	30.02

Outstanding, December 31, 2003	86.1	21.70
Granted	24.4	26.02
Exercised	(17.5)	13.07
Canceled	(3.7)	24.94

Outstanding, December 31, 2004	89.3	24.45

Exercisable, December 31, 2002	46.2	23.51

Exercisable, December 31, 2003	46.0	25.73

Exercisable, December 31, 2004	48.9	28.46

      The following is a summary of the status of employees’ stock options outstanding and exercisable at December 31, 2004 (shares in millions):

	Options Outstanding			Options Exercisable

Exercise		Weighted Average	Weighted Average		Weighted Average
Price Range	Shares	Life Remaining	Exercise Price	Shares	Exercise Price

$ 2.91 - $ 6.99	13.0	7.24 years	$5.24	6.3	$5.24
7.01 - 12.98	11.0	6.98 years	10.99	5.8	10.29
13.08 - 18.97	11.5	5.68 years	15.23	8.9	15.18
19.00 - 22.97	12.0	6.88 years	21.46	9.1	21.97
23.00 - 26.66	13.0	9.16 years	23.85	2.7	24.18
27.33 - 30.94	14.9	9.28 years	27.72	2.2	27.53
31.25 - 49.16	0.9	5.30 years	39.74	0.9	39.75
50.00 - 79.59	13.0	5.15 years	61.78	13.0	61.78

	89.3			48.9

NEXTEL COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The Incentive Equity Plan also provides for the grant of deferred shares at no cost to selected employees generally in consideration of future services. These deferred shares generally vest over a service period ranging from several months to four years. An accelerated vesting schedule may be triggered in the event of a change in control of our company. We granted deferred shares during the following years with the weighted average fair values per share at grant date as indicated: 2004 — 1.2 million shares at $24.40, 2003 — 1.1 million shares at $17.37; and 2002 — 0.2 million shares at $6.59.
      Associate Stock Purchase Plan. Under our associate stock purchase plan, eligible employees may subscribe to purchase shares of class A common stock through payroll deductions of up to 10% of eligible compensation. The purchase price is the lower of 85% of market value on the last trading day preceding the first or last day of each quarter. The aggregate number of shares purchased by an employee may not exceed $25,000 of fair market value annually, subject to limitations imposed by Section 423 of the Internal Revenue Code. A total of 20.0 million shares are authorized for purchase under the plan. The Employee Stock Purchase Plan will terminate on the tenth anniversary of its adoption. Employees purchased shares under this plan during the following years at the weighted average prices per share as indicated: 2004 — 0.7 million shares at $19.62, 2003 — 1.3 million shares at $11.06 and 2002 — 3.9 million shares at $3.79.
      Fair Value Disclosures. The fair value of each option, deferred share and employee stock purchase plan grant is estimated on the measurement date using the Black-Scholes option-pricing model as prescribed by SFAS No. 123 using the following assumptions:

	2004	2003	2002

Expected stock price volatility	78% - 82%	82% - 84%	69% - 83%
Risk-free interest rates	2.8% - 4.2%	2.2% - 3.6%	2.5% - 5.1%
Expected life of option and deferred share grants in years	3 - 5	3 - 5	3 - 5
Expected life of stock purchase plan grants in years	0.25	0.25	0.25
Expected dividend yield	—	—	—
      The Black-Scholes option-pricing model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option-pricing models require the input of highly subjective assumptions including the expected stock price volatility, which we estimate based on five years of our historical stock price in accordance with the provisions of SFAS No. 123. Because our stock options issued under our incentive equity plan have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, we believe that the existing models do not necessarily provide a reliable single measure of the fair value of those stock options. See note 1 for the effect on our income (loss) available to common stockholders and earnings (loss) per common share had we recorded compensation costs determined based on the fair value of the awards granted using the foregoing valuation methodology. The weighted average estimated fair value of our stock options granted during 2004 was $17.25, during 2003 was $11.35 and during 2002 was $3.40.
      Employee Benefit Plans. We maintain a defined contribution plan pursuant to Section 401(k) of the Internal Revenue Code covering all eligible officers and employees. Participants may contribute up to 80% of their base salary compensation. We provide a matching contribution of 100% of the first 4% of salary contribution by employees that, prior to 2005, vested over four years. Effective January 1, 2005, the matching contribution will vest immediately, including any unvested portion of matching contributions made prior to 2005. Our contributions were $25 million during 2004, $22 million during 2003 and $18 million during 2002.
      Under our Cash Compensation Deferral Plan, we provide specified eligible employees and directors the opportunity to defer cash compensation in excess of amounts permitted under our 401(k) defined contribution plan. Eligible employees may defer up to 90% of base salary and 100% of annual bonus. We

NEXTEL COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
may, but are not obligated to, make discretionary contributions, but have made no such contributions to date. Distribution payments are made at retirement, death, disability, termination of employment or a specific future year designated by the employee at the time of deferral. The Cash Compensation Deferral Plan is unfunded and all benefits will be paid from our general assets. Other liabilities includes $9 million as of December 31, 2004 and $6 million as of December 31, 2003, representing deferrals made by participating employees and investment earnings based on hypothetical investment elections.
      Long-Term Incentive Plan. In 2003, we adopted a long-term incentive plan designed to reward key members of our management for achieving specific performance goals over a two-year period commencing January 1, 2004. This plan offers management the opportunity to receive a cash-based payment, or a combination of cash and stock-based payments at the discretion of the compensation committee of the board of directors. We recorded compensation expense related to the long-term incentive plan of $15 million in 2004. In 2002, we had a similar long-term incentive plan designed to reward key members of our management for achieving specific performance goals over a two-year period commencing January 1, 2002. We recorded compensation expense related to this long-term incentive plan of $26 million in 2003 and $22 million in 2002.

13.	Related Party Transactions
      We have a number of strategic and commercial relationships with third parties that have had a significant impact on our business, operations and financial results and have the potential to have a similar impact in the future. Of these, we believe that our material relationships are with Motorola, Nextel Partners, NII Holdings and Craig O. McCaw, all of which are or have been related parties of ours. See note 3 for discussions of our transactions with NII Holdings and Nextel Partners.
      Motorola. We have a number of important strategic and commercial relationships with Motorola. Motorola is the sole supplier of the iDEN infrastructure equipment and substantially all of the handsets used throughout our network. We work closely with Motorola to improve existing products and develop new technologies and enhancements to existing technologies for use in our network. We also rely on Motorola for network maintenance and enhancement.
      In July 1995, we acquired all of Motorola’s 800 MHz SMR FCC licenses in the continental United States in exchange for shares of our class A common stock and nonvoting class B common stock. As described in note 1, in September 2004, we purchased 6 million shares of our nonvoting class B common stock from Motorola for $141 million in cash which was based on the then-current market value of the shares. As of February 28, 2005, Motorola owned 47.5 million shares of our class A common stock and 29.7 million shares of our nonvoting class B common stock, all of which can be converted into shares of class A common stock in specified circumstances at Motorola’s election, representing about 7% of our outstanding class A common stock, assuming that conversion. As a result of the reduction in Motorola’s ownership of our common stock, Motorola is no longer entitled to nominate any persons for election as members of our board of directors. In September 2004, we also purchased about 5.6 million shares of Nextel Partners class A common stock from Motorola for an aggregate cash purchase price of $77 million, which was based on the then-current market value of the shares.
      On December 14, 2004, in contemplation of our merger agreement with Sprint, and to help facilitate a tax-free spin off of Sprint’s local wireline business following the merger, we entered into an agreement with Motorola under which Motorola agreed, subject to the terms and conditions of the agreement, not to enter into a transaction that constitutes a disposition of its class B common stock of Nextel or shares of non-voting common stock issued to Motorola in connection with the transactions contemplated by the merger agreement. In consideration of Motorola’s compliance with the terms of this agreement, upon the occurrence of certain events, we have agreed to pay Motorola a consent fee of $50 million, which Motorola

NEXTEL COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
must return to us upon the occurrence of certain events, including, specifically, if the merger with Sprint is not completed.
      Our equipment purchase agreements with Motorola govern our rights and obligations regarding purchases of network equipment manufactured by Motorola. Motorola and we have also agreed to warranty and maintenance programs and specified indemnity arrangements. We also pay Motorola for handset service and repair, transmitter and receiver site rent and training. We entered into a new funding model for the purchase of handset models that we introduced in late 2003 and for other new models to be introduced throughout 2004 and 2005. Under this model, we prepay a certain quantity of handsets in exchange for discounts on all future handset purchases. We are also reimbursed by Motorola for co-op advertising and various marketing and promotional agreements.
      Net payables to Motorola were $169 million at December 31, 2004 and $230 million at December 31, 2003. Net amounts paid to Motorola by us during the years ended December 31, 2004, 2003 and 2002 consisted of the following:

Total
Payments

(In millions)
2004
Handsets and accessory inventory	$2,356
Network equipment and software	814
Warranty, maintenance, training and other	93

$3,263

2003
Handsets and accessory inventory	$1,461
Network equipment and software	528
Warranty, maintenance, training and other	166

$2,155

2002
Handsets and accessory inventory	$1,444
Network equipment and software	776
Warranty, maintenance, training and other	94

$2,314

      All payments due to and due from Motorola are settled in accordance with customary commercial terms for comparable transactions.
      McCaw Affiliates. In December 2003, Mr. McCaw resigned from our board, on which he had served since 1995. In 1995, Mr. McCaw acquired significant equity interests in Nextel, and we agreed to certain arrangements related to our corporate governance, including terms relating to the election of directors selected by Digital Radio, L.L.C., an affiliate of Mr. McCaw, and the approval of specified transactions and corporate actions and the formulation of specified aspects of our business strategy. In connection with these equity investments, we also reached an agreement with Mr. McCaw and Digital Radio on a number of matters relating to the ownership, acquisition and disposition of our securities and limitations on Mr. McCaw and Digital Radio’s participation in two-way terrestrial-based mobile wireless systems in North America and South America. Concurrently with the execution of the securities purchase agreement with Digital Radio and Mr. McCaw, we entered into a management support agreement with Eagle River,

NEXTEL COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Inc., a controlled affiliate of Digital Radio, pursuant to which Eagle River would provide management and consulting services to us, our board of directors and the operations committee of the board from time to time as requested. In consideration of the services to be provided to us under the management support agreement, we entered into an incentive option agreement granting to Eagle River the option to purchase an aggregate of 2.0 million shares of our class A common stock at an exercise price of $6.13 per share. In November 2004, Eagle River exercised its option to purchase 1.2 million shares and has an option to purchase an additional 0.8 million shares. The remaining option is fully exercisable and expires in April 2005.
      In March 2003, we, Digital Radio and Mr. McCaw entered into an agreement revising these arrangements and terminated substantially all corporate governance and other rights originally granted to Digital Radio. As a result, all of the outstanding shares of the class A preferred stock and class B preferred stock held by Digital Radio converted into shares of our class A common stock in March 2003. In October 2003, we further amended these arrangements to clarify the scope of the restrictions on Mr. McCaw’s participation in specified wireless businesses to allow Mr. McCaw to acquire interests in MMDS spectrum licenses subject to his granting us certain options to purchase any such interests in excess of specified minimum amounts.
      Other Related Party Transactions. One of our directors is chairman of the board and chief executive officer of CommScope, Inc. We paid CommScope $6 million during 2004, $4 million during 2003 and $1 million during 2002 for coaxial cables and related equipment for our transmitter and receiver sites. We had amounts payable to CommScope outstanding of $1 million at December 31, 2004 and less than $1 million at December 31, 2003. One of our executive officers was a member of the board of directors of RadioFrame Networks, Inc. through December 31, 2003. We paid RadioFrame $9 million during 2003 and $6 million during 2002 for network equipment and software. We had amounts payable to RadioFrame outstanding of about $1 million as of December 31, 2003. All payments due to and due from other related parties are settled in accordance with customary commercial terms for comparable transactions.

14.	Quarterly Financial Data (Unaudited)

	First	Second	Third	Fourth

	(1)	(1)	(1)
	(In millions, except per share amounts)
2004
Operating revenues	$3,103	$3,289	$3,398	$3,578
Operating income	764	807	855	857
Income tax benefit (provision)	(33)	717	(98)	(231)
Net income	595	1,342	590	473
Income available to common stockholders	593	1,340	588	470
Earnings per common share(2)
Basic	$0.54	$1.21	$0.53	$0.42

Diluted	$0.52	$1.16	$0.52	$0.42

NEXTEL COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	First	Second	Third	Fourth

	(1)	(1)	(1)	(As restated)(1)
	(In millions, except per share amounts)
2003
Operating revenues	$2,371	$2,556	$2,887	$3,006
Operating income	488	578	695	743
Income tax provision	(22)	(27)	(21)	(43)
Net income	235	294	340	642
Income available to common stockholders	203	266	338	639
Earnings per common share(2)
Basic	$0.20	$0.26	$0.32	$0.58

Diluted	$0.19	$0.25	$0.31	$0.56

      As described in note 9, we released certain income tax valuation allowances and recorded a tax benefit of $901 million in the second quarter and $175 million in the third quarter of 2004 associated with these releases.
      As described in note 3, in November 2003, we sold 3.0 million shares of NII Holdings common stock, which generated $209 million in net proceeds and a gain of $184 million.

(1)	The fourth quarter 2003 results presented above have been restated for the effects of correcting the errors described in note 1 to the consolidated financial statements. Management believes the effects of these restatements on the quarterly amounts presented are not material. The results for the first three quarters of 2003 and 2004 will be restated in our respective 2004 10-Q/A’s filed separately.

(2)	The sum of the quarterly earnings per share amounts may not equal the annual amounts because of the changes in the weighted-average number of shares outstanding during the year.

15.	Subsequent Events
      Report and Order. As part of an ongoing FCC proceeding to eliminate interference with public safety operators in the 800 MHz band, in August 2004, the FCC released the Report and Order, as supplemented by an errata and by a Supplemental Order released on December 22, 2004, which together we refer to as the Report and Order, which provides for the exchange of a portion of our FCC licenses of spectrum, which the FCC is effecting through modifications to these licenses. Related rules would be implemented in order to realign spectrum in the 800 MHz band to resolve the problem of interference with public safety systems operating in that band. The Report and Order calls for a band reconfiguration plan similar to the joint proposals submitted by the leading public safety associations and us during the course of the proceeding. In February 2005, we accepted the Report and Order and the related rights, obligations and responsibilities, which obligate us to surrender all of our holdings in the 700 MHz spectrum band and certain portions of our holdings in the 800 MHz spectrum band, and to fund the cost to public safety systems and other incumbent licensees to reconfigure the 800 MHz spectrum band through a 36-month phased transition process. Under the Report and Order, we received licenses for 10 MHz of nationwide spectrum in the 1.9 gigahertz, or GHz, band, but we are required to relocate and reimburse the incumbent licensees in the 1.9 GHz band for their costs of relocation to another band designated by the FCC.
      The Report and Order requires us to make a payment to the United States Department of the Treasury at the conclusion of the band reconfiguration process to the extent that the value of the 1.9 GHz spectrum we received exceeds the total of the value of licenses for spectrum positions in the 700 MHz and 800 MHz bands that we surrendered under the decision, plus the actual costs that we will incur to retune incumbents and our own facilities under the Report and Order. The FCC determined under the Report

NEXTEL COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
and Order that, for purposes of calculating that payment amount, the value of this 1.9 GHz spectrum is about $4,860 million and the aggregate value of this 700 MHz spectrum and the 800 MHz spectrum surrendered, net of 800 MHz spectrum received as part of the exchange, is about $2,059 million, which, because of the potential payment to the U.S. Treasury, results in minimum cash expenditures by us of about $2,801 million by us under the Report and Order. We may incur certain costs as part of the reconfiguration process for which we will not receive credit against the potential payment to the U.S. Treasury. In addition, under the Report and Order, we are obligated to pay the full amount of the costs relating to the reconfiguration plan, even if those costs exceed $2,801 million.
      Pursuant to the terms of the Report and Order, to ensure that the band reconfiguration process will be completed, we are required to establish a letter of credit in the amount of $2,500 million to provide assurance that funds will be available to pay the relocation costs of the incumbent users of the 800 MHz spectrum. We obtained the letter of credit using borrowing capacity under our existing revolving credit facility. See “— K. Regulation — 2. 800 MHz band spectrum reconfiguration.”
      Term loan refinancing. In January 2005, we entered into a new $2,200 million secured term loan agreement, the proceeds of which were used to refinance the existing $2,178 million Term Loan E under our credit facility. Under the terms of the new term loan, the initial interest rate will be LIBOR plus 75 basis points, reflecting a reduction of 150 basis points from the rate on the existing term loan. The interest rate automatically will adjust to the applicable rate of our existing $4,000 million revolving credit facility, currently LIBOR plus 100 basis points, on December 31, 2005 or earlier, if the merger agreement between Nextel and Sprint is terminated. The new term loan matures on February 1, 2010, at which time we will be obligated to pay the principal of the new term loan in one installment, and is subject to the terms and conditions of our existing revolving credit facility, which will remain unchanged, including provisions that allow the lenders to declare borrowings due immediately in the event of default.

NEXTEL COMMUNICATIONS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
As of June 30, 2005 and December 31, 2004
(In millions)
Unaudited

	2005	2004

ASSETS
Current assets
Cash and cash equivalents	$2,286	$1,479
Short-term investments	488	335
Accounts receivable, less allowance for doubtful accounts of $65 and $64	1,613	1,452
Due from related parties	243	132
Handset and accessory inventory	380	322
Deferred tax assets	911	882
Prepaid expenses and other current assets	700	605

Total current assets	6,621	5,207
Investments	509	360
Property, plant and equipment, net of accumulated depreciation of $8,314 and $7,340	10,279	9,613
Intangible assets, net of accumulated amortization of $20 and $62	7,728	7,223
Other assets	289	341

	$25,426	$22,744

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$1,004	$986
Accrued expenses and other	1,453	1,304
Due to related parties	660	297
Current portion of long-term debt	—	22

Total current liabilities	3,117	2,609
Long-term debt	8,576	8,527
Deferred income taxes	2,028	1,781
Other liabilities	687	311

Total liabilities	14,408	13,228

Commitments and contingencies (note 6)
Mandatorily redeemable preferred stock	7	108
Stockholders’ equity
Common stock, class A, 1,114 and 1,088 shares issued; 1,108 and 1,088 shares outstanding	1	1
Common stock, class B, nonvoting convertible, 30 and 36 shares issued; 30 shares outstanding	—	—
Paid-in capital	12,966	12,610
Accumulated deficit	(2,234)	(3,363)
Treasury stock, at cost	(141)	(141)
Deferred compensation, net	(40)	(33)
Accumulated other comprehensive income	459	334

Total stockholders’ equity	11,011	9,408

	$25,426	$22,744

The accompanying notes, including note 5 “— Related Party Transactions,” are an integral part of these condensed consolidated financial statements.

NEXTEL COMMUNICATIONS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
AND COMPREHENSIVE INCOME
For the Six and Three Months Ended June 30, 2005 and 2004
(In millions, except per share amounts)
Unaudited

	Six Months Ended		Three Months Ended
	June 30,		June 30,

	2005	2004	2005	2004

Operating revenues
Service revenues	$6,695	$5,715	$3,439	$2,939
Handset and accessory revenues	732	677	380	350

	7,427	6,392	3,819	3,289

Operating expenses
Cost of service (exclusive of depreciation included below)	1,150	891	598	455
Cost of handset and accessory revenues	1,093	985	561	496
Selling, general and administrative	2,451	2,049	1,251	1,078
Depreciation	1,020	874	517	442
Amortization	6	22	2	11

	5,720	4,821	2,929	2,482

Operating income	1,707	1,571	890	807

Other (expense) income
Interest expense	(256)	(309)	(128)	(155)
Interest income	31	15	18	7
Loss on retirement of debt	(37)	(51)	—	(34)
Equity in earnings (losses) of unconsolidated affiliates, net	39	(2)	22	(2)
Realized gain on sale of investment	—	26	—	—
Other, net	6	3	4	2

	(217)	(318)	(84)	(182)

Income before income tax (provision) benefit	1,490	1,253	806	625
Income tax (provision) benefit	(361)	684	(272)	717

Net income	1,129	1,937	534	1,342
Mandatorily redeemable preferred stock dividends and accretion	(16)	(4)	(10)	(2)

Income available to common stockholders	$1,113	$1,933	$524	$1,340

Earnings per common share
Basic	$0.99	$1.74	$0.46	$1.21

Diluted	$0.97	$1.67	$0.46	$1.16

Weighted average number of common shares outstanding
Basic	1,125	1,108	1,129	1,110

Diluted	1,143	1,168	1,146	1,173

Comprehensive income, net of income tax
Unrealized gains (losses) on available-for-sale securities
Net unrealized holding gains (losses) arising during the period	$125	$67	$49	$(10)
Reclassification adjustment for gain included in net income	—	(12)	—	—
Foreign currency translation adjustment	—	2	—	—

Other comprehensive income (loss)	125	57	49	(10)
Net income	1,129	1,937	534	1,342

Comprehensive income, net of income tax	$1,254	$1,994	$583	$1,332

The accompanying notes, including note 5 “— Related Party Transactions,” are an integral part of these condensed consolidated financial statements.

NEXTEL COMMUNICATIONS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY
For the Six Months Ended June 30, 2005
(In millions)
Unaudited

										Accumulated Other
										Comprehensive Income
	Class A		Class B
	Common Stock		Common Stock				Treasury Stock			Unrealized	Cumulative
					Paid-in	Accumulated			Deferred	Gain on	Translation
	Shares	Amount	Shares	Amount	Capital	Deficit	Shares	Amount	Compensation	Investments	Adjustment	Total

Balance, January 1, 2005	1,088	$1	30	$—	$12,610	$(3,363)	6	$(141)	$(33)	$337	$(3)	$9,408
Net income						1,129						1,129
Other comprehensive income										125		125
Common stock issued under equity plans and other	15	—			201							201
Conversion of mandatorily redeemable preferred stock into common stock	5	—			105							105
Deferred compensation					17				(7)			10
Release of valuation allowance attributable to stock options					49							49
Mandatorily redeemable preferred stock dividends and accretion					(16)							(16)

Balance, June 30, 2005	1,108	$1	30	$—	$12,966	$(2,234)	6	$(141)	$(40)	$462	$(3)	$11,011

The accompanying notes, including note 5 “— Related Party Transactions,” are an integral part of these condensed consolidated financial statements.

NEXTEL COMMUNICATIONS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Six Months Ended June 30, 2005 and 2004
(In millions)
Unaudited

	2005	2004

Cash flows from operating activities
Net income	$1,129	$1,937
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization of debt financing costs and accretion of senior notes	12	11
Provision for losses on accounts receivable	80	68
Amortization of deferred gain from sale of towers	(28)	(53)
Depreciation and amortization	1,026	896
Loss on retirement of debt	37	51
Equity in (earnings) losses of unconsolidated affiliates, net	(39)	2
Realized gain on investment	—	(26)
Net tax benefit from the release of valuation allowance	(203)	(761)
Deferred income tax provision	469	30
Other, net	24	19
Change in assets and liabilities, net of effects from acquisitions:
Accounts receivable	(240)	(173)
Handset and accessory inventory	(60)	(246)
Prepaid expenses and other assets	(117)	(237)
Accounts payable, accrued expenses and other	261	487

Net cash provided by operating activities	2,351	2,005

Cash flows from investing activities
Capital expenditures	(1,520)	(1,188)
Purchases of short-term investments	(594)	(1,116)
Proceeds from maturities and sales of short-term investments	442	1,275
Payments for purchases of licenses, investments and other	(72)	(243)
Proceeds from sale of investment	—	77

Net cash used in investing activities	(1,744)	(1,195)

Cash flows from financing activities
Borrowings under long-term credit facility	2,200	—
Repayments under long-term credit facility	(2,178)	(139)
Proceeds from issuance of debt securities	—	494
Purchase and retirement of debt securities	—	(827)
Proceeds from issuance of stock	190	104
Payment for capital lease buy-out	—	(156)
Repayments under capital lease obligation	—	(9)
Preferred stock dividends and other	(12)	(1)

Net cash provided by (used in) financing activities	200	(534)

Net increase in cash and cash equivalents	807	276
Cash and cash equivalents, beginning of period	1,479	806

Cash and cash equivalents, end of period	$2,286	$1,082

The accompanying notes, including note 5 “— Related Party Transactions,” are an integral part of these condensed consolidated financial statements.

NEXTEL COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
Unaudited

Note 1.	Basis of Presentation
      Our unaudited condensed consolidated financial statements have been prepared in accordance with the rules and regulations of the Securities and Exchange Commission, or SEC, and reflect all adjustments that are necessary for a fair presentation of the results for interim periods. All adjustments made were of a normal recurring nature, except as described in the notes below. You should not expect the results of operations for interim periods to be an indication of the results for a full year. You should read the condensed consolidated financial statements in conjunction with the consolidated financial statements and notes contained in our annual report on Form 10-K for the year ended December 31, 2004 and our subsequent quarterly report on Form 10-Q for the quarter ended March 31, 2005.
      Earnings Per Common Share. Basic earnings per common share is calculated by dividing income available to common stockholders by the weighted average number of common shares outstanding during the period. Diluted earnings per common share adjusts basic earnings per common share for the effects of potentially dilutive common shares. Potentially dilutive common shares primarily include the dilutive effects of shares issuable under our equity plans computed using the treasury stock method, and the dilutive effects of shares issuable upon the conversion of our convertible senior notes and convertible preferred stock computed using the if-converted method.

	Six Months Ended		Three Months Ended
	June 30,		June 30,

	2005	2004	2005	2004

	(In millions, except per share amounts)
Income available to common stockholders — basic	$1,113	$1,933	$524	$1,340
Interest expense and preferred stock accretion eliminated upon the assumed conversion of:
5.25% convertible senior notes due 2010	—	—	—	8
6% convertible senior notes due 2011	—	16	—	7
Zero coupon convertible preferred stock mandatorily redeemable 2013	—	5	—	3

Income available to common stockholders — diluted	$1,113	$1,954	$524	$1,358

Weighted average number of common shares outstanding — basic	1,125	1,108	1,129	1,110
Effect of dilutive securities:
Equity plans	18	33	17	31
5.25% convertible senior notes due 2010	—	—	—	8
6% convertible senior notes due 2011	—	22	—	19
Zero coupon convertible preferred stock mandatorily redeemable 2013	—	5	—	5

Weighted average number of common shares outstanding — diluted	1,143	1,168	1,146	1,173

Earnings per common share
Basic	$0.99	$1.74	$0.46	$1.21

Diluted	$0.97	$1.67	$0.46	$1.16

      About 12 million shares issuable upon the assumed conversion of our convertible senior notes and zero coupon convertible preferred stock could potentially dilute earnings per share in the future but were excluded from the calculation of diluted earnings per common share for the six and three months ended June 30, 2005 due to their antidilutive effects. Additionally, about 14 million shares issuable under our equity plans that could also potentially dilute earnings per share in the future were excluded from the

NEXTEL COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
calculation of diluted earnings per common share for the six and three months ended June 30, 2005 as the exercise prices exceeded the average market price of our class A common stock during these periods.
      About 8 million shares issuable upon the assumed conversion of certain of our convertible senior notes could potentially dilute earnings per share in the future but were excluded from the calculation of diluted earnings per common share for the six months ended June 30, 2004 due to their antidilutive effects. All shares issuable upon the assumed conversion of our convertible senior notes were included in the calculation of diluted earnings per common share for the three months ended June 30, 2004 due to their dilutive effects. Additionally, about 29 million shares issuable under our equity plans that could also potentially dilute earnings per share in the future were excluded from the calculation of diluted earnings per common share for the six and three months ended June 30, 2004 as the exercise prices exceeded the average market price of our class A common stock during these periods.
      Stock-Based Compensation. We account for stock-based compensation for employees and non-employee members of our board of directors in accordance with Accounting Principles Board, or APB, Opinion No. 25, “Accounting for Stock Issued to Employees.” Under APB Opinion No. 25, compensation expense is recognized on a straight-line basis over the vesting period and is based on the intrinsic value on the measurement date, calculated as the difference between the fair value of the class A common stock and the relevant exercise price. We account for stock-based compensation for non-employees, who are not members of our board of directors, at fair value using a Black-Scholes option-pricing model in accordance with the provisions of Statement of Financial Accounting Standards, or SFAS, No. 123, “Accounting for Stock-Based Compensation” and other applicable accounting principles. We recorded stock-based compensation expense of $11 million and $5 million for the six months ended June 30, 2005 and 2004, and $6 million and $4 million for the three months ended June 30, 2005 and 2004.
      We comply with the disclosure provisions of SFAS No. 123 and SFAS No. 148, “Accounting for Stock-Based Compensation — Transition and Disclosure.” Consistent with the provisions of SFAS No. 123 as amended, had compensation costs been determined based on the fair value of the awards granted since 1995, our income available to common stockholders and earnings per common share would have been as follows:

	Six Months Ended		Three Months Ended
	June 30,		June 30,

	2005	2004	2005	2004

	(In millions, except per share amounts)
Income available to common stockholders, as reported	$1,113	$1,933	$524	$1,340
Stock-based compensation expense included in reported net income, net of income tax of $4, $0, $2 and $0	6	5	3	4
Stock-based compensation expense determined under fair value based method, net of income tax of $57, $0, $29 and $0	(89)	(118)	(45)	(63)

Income available to common stockholders, pro forma	$1,030	$1,820	$482	$1,281

Earnings per common share
As reported
Basic	$0.99	$1.74	$0.46	$1.21

Diluted	$0.97	$1.67	$0.46	$1.16

Pro forma
Basic	$0.92	$1.64	$0.43	$1.15

Diluted	$0.90	$1.58	$0.42	$1.11

NEXTEL COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
     Supplemental Cash Flow Information

	Six Months Ended
	June 30,

	2005	2004

	(In millions)
Capital expenditures, including capitalized interest
Cash paid for capital expenditures	$1,520	$1,188
Changes in capital expenditures accrued, unpaid or financed	166	(65)

	$1,686	$1,123

Interest costs
Interest expense	$256	$309
Interest capitalized	4	5

	$260	$314

Cash paid for interest, net of amounts capitalized	$238	$310

Cash received for interest	$31	$13

Cash paid for income taxes	$134	$38

      New Accounting Pronouncements. In September 2004, the Emerging Issues Task Force, or EITF, issued Topic D-108, “Use of the Direct Method to Value Intangible Assets.” In EITF Topic D-108, the SEC staff announced that companies must use the direct value method to determine the fair value of their intangible assets acquired in business combinations completed after September 29, 2004. The SEC staff also announced that companies that currently apply the residual value approach for valuing intangible assets with indefinite useful lives for purposes of impairment testing must use the direct value method by no later than the beginning of their first fiscal year after December 15, 2004. Under this new accounting guidance, we performed an impairment test to measure the fair value of our 800 and 900 megahertz, or MHz, and 2.5 gigahertz, or GHz, licenses in the first quarter 2005 using the direct value method and concluded that there was no impairment as the fair values of these intangible assets were greater than their carrying values. In October 2005, we will perform our annual impairment test of these Federal Communications Commission, or FCC, licenses and goodwill.
      In December 2004, the Financial Accounting Standards Board, or FASB, issued SFAS No. 123R (revised 2004), “Share-Based Payment.” The statement is a revision of SFAS No. 123, and supercedes APB Opinion No. 25. The statement focuses primarily on accounting for transactions in which we obtain employee services in share-based payment transactions. This statement requires a public company to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award and contemplates a number of alternative transition methods for implementing the statement in the period in which it is adopted. In April 2005, the SEC delayed the effective date of this statement for most public companies. This statement is now effective for annual periods that begin after June 15, 2005. We are still in the process of determining the amount of the impact that the adoption of SFAS No. 123R will have on our consolidated statements of operations in the reporting period in which it is adopted and for the periods following its adoption and the transition method we will use.
      In December 2004, the FASB issued SFAS No. 153, “Exchanges of Nonmonetary Assets,” to address the measurement of exchanges of nonmonetary assets. It eliminates the exception from fair value measurement for nonmonetary exchanges of similar productive assets in APB Opinion No. 29, “Accounting for Nonmonetary Transactions,” and replaces it with an exception for nonmonetary exchanges that do not have commercial substance. This statement specifies that a nonmonetary exchange has

NEXTEL COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. This statement is effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. We are in the process of determining the impact of the adoption of SFAS No. 153. However, we do not expect that the adoption of this statement will have a material impact on our consolidated statements of operations or consolidated balance sheets in the reporting period in which it is adopted or for the periods following its adoption.
      In June 2005, the EITF issued EITF Issue No. 05-6, “Determining the Amortization Period for Leasehold Improvements Purchased after Lease Inception or Acquired in a Business Combination.” This accounting guidance states that leasehold improvements that are placed in service significantly after, and not contemplated at or near, the beginning of the lease term should be amortized over the shorter of the useful life of the assets or a term that includes required lease periods and renewals that are deemed to be reasonably assured at the date the leasehold improvements are purchased. Leasehold improvements acquired in a business combination should be amortized over the shorter of the useful life of the assets or a term that includes required lease periods and renewals that are deemed to be reasonably assured at the date of acquisition. We are required to apply EITF Issue No. 05-6 to leasehold improvements that are purchased or acquired in reporting periods beginning after June 29, 2005. We are in the process of determining the impact of the adoption of EITF Issue No. 05-6. However, we do not expect that the adoption of this issue will have a material impact on our consolidated statements of operations or consolidated balance sheets in the reporting period in which adopted or for those periods following adoption.

Note 2.	Intangible Assets

		June 30, 2005			December 31, 2004

		Gross		Net	Gross		Net
		Carrying	Accumulated	Carrying	Carrying	Accumulated	Carrying
	Useful Lives	Value	Amortization	Value	Value	Amortization	Value

		(In millions)
Amortized intangible assets
Customer lists	3 years	$3	$3	$—	$40	$38	$2
Spectrum sharing and noncompete agreements and other	Up to 10 years	66	17	49	77	24	53

		69	20	49	117	62	55

Unamortized intangible assets
FCC licenses	Indefinite	7,651		7,651	7,140		7,140
Goodwill	Indefinite	28		28	28		28

		7,679		7,679	7,168		7,168

Total intangible assets		$7,748	$20	$7,728	$7,285	$62	$7,223

      On February 7, 2005, we accepted the terms and conditions of the FCC’s Report and Order, which implemented a spectrum reconfiguration plan designed to eliminate interference with public safety operators in the 800 MHz band. Under the terms of the Report and Order, we surrendered our spectrum rights in the 700 MHz spectrum band and certain portions of our spectrum rights in the 800 MHz band, and received spectrum rights in the 1.9 GHz band and spectrum rights in a different part of the 800 MHz band and undertook to pay the costs incurred by us and third parties in connection with the reconfiguration plan. Based on the FCC’s determination of the values of the spectrum rights we received and relinquished, the minimum obligation incurred by us under the Report and Order will be $2,801 million. The Report and Order also provides that qualifying costs we incur as part of the reconfiguration plan, including costs to reconfigure our own infrastructure and spectrum positions, can be

NEXTEL COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
used to offset the minimum obligation of $2,801 million; however, we are obligated to pay the full amount of the costs relating to the reconfiguration plan, even if those costs exceed that amount.
      The Report and Order requires us to complete the reconfiguration plan within a 36-month period. In addition, a financial reconciliation is required to be completed in 2008 at the end of the reconfiguration implementation at which time we would be required to make a payment to the United States Department of the Treasury to the extent that the value of the spectrum rights that we received exceeds the total of (i) the value of spectrum rights that we surrendered and (ii) the qualifying costs referred to above.
      We have accounted for this transaction as a nonmonetary exchange in accordance with APB Opinion No. 29. Accordingly, upon our acceptance of the Report and Order, we recorded the spectrum rights for the 1.9 GHz and the 800 MHz spectrum that we received under the Report and Order as FCC licenses at a value equal to the book value of the spectrum rights for the 800 MHz and 700 MHz spectrum that we surrendered under the Report and Order plus an amount equal to the portion (preliminarily estimated at $430 million) of the reconfiguration costs that represents our current estimate of amounts to be paid under the Report and Order that will not benefit our infrastructure or spectrum positions. We have recorded no gain or loss as this transaction did not represent the culmination of an earnings process. We account for all other costs incurred pursuant to the Report and Order that relate to our spectrum and infrastructure, when expended, either as fixed assets or as additions to the FCC license intangible asset, consistent with our accounting and capitalization policy. The following table presents the activities related to the Report and Order during the six months ended June 30, 2005:

	December 31,	Acceptance of		June 30,
	2004	Report and	Costs	2005
	Balance	Order	Incurred	Balance

	(In millions)
Property, plant and equipment	$—	$—	$193	$193
FCC licenses	—	430	18	448
Recorded liabilities under the Report and Order, including current portion	—	(430)	24	(406)

	$—	$—	$235	$235

      As of June 30, 2005, we had submitted $9 million in costs to the Transition Administrator under the Report and Order, all of which had been approved for credit against the $2,801 million obligation. We will seek credit against the $2,801 million minimum obligation for substantially all of the remaining $226 million of reconfiguration-related costs incurred through June 30, 2005. As of June 30, 2005, assuming full credit for expenditures made to date, our remaining minimum obligation would have been $2,566 million.
      During the six months ended June 30, 2005, we also wrote-off $48 million of fully amortized customer lists, non-compete agreements and other intangible assets with finite lives. For intangible assets with finite lives, we recorded aggregate amortization expense of $6 million and $2 million for the six months and three months ended June 30, 2005. We recorded aggregate amortization expense of $22 million and $11 million for the six months and three months ended June 30, 2004.

NEXTEL COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 3.	Long-Term Debt and Mandatorily Redeemable Preferred Stock

			Borrowings,
	December 31,		Debt-for-Debt	June 30,
	2004		Exchanges	2005
	Balance	Retirements	and Other	Balance

	(Dollars in millions)
5.25% convertible senior notes due 2010	$607	$—	$—	$607
9.5% senior serial redeemable notes due 2011, including a deferred premium of $7 and $3	214	—	(126)	88
6.875% senior serial redeemable notes due 2013, including a deferred premium of $5 and $7 and net of an unamortized discount of $58 and $60	1,364	—	56	1,420
5.95% senior serial redeemable notes due 2014, including a deferred premium of $12 and $14 and net of unamortized discount of $59 and $63	1,046	—	75	1,121
7.375% senior serial redeemable notes due 2015, net of unamortized discount of $3 and $3	2,134	—	—	2,134
Bank credit facility	3,178	(2,178)	2,200	3,200
Other	6	—	—	6

Total long-term debt	8,549	$(2,178)	$2,205	8,576

Less current portion	(22)			—

	$8,527			$8,576

	December 31,		Preferred Stock	June 30,
	2004		Exchange and	2005
	Balance	Accretion	Conversion	Balance

	(In millions)
Zero coupon convertible preferred stock mandatorily redeemable 2013, no dividend; stated at accreted liquidation preference value at 9.25% compounded quarterly; 245,245 and 0 shares issued and outstanding	$108	$3	$(111)	$—
Series B zero coupon convertible preferred stock mandatorily redeemable 2013, no dividend; stated at accreted liquidation preference value at 9.25% compounded quarterly; 0 and 15,695 shares issued and outstanding	—	1	6	7

Total mandatorily redeemable preferred stock	$108	$4	$(105)	$7

      Debt-for-Debt Exchanges. During the six months ended June 30, 2005, we entered into several non-cash debt-for-debt exchange transactions with holders of our securities. As a result, we exchanged $122 million in principal amount of the 9.5% senior notes for a total of $133 million in principal amount of new senior notes. The new senior notes consist of $77 million in principal amount of 5.95% senior notes issued at a $7 million discount to their principal amount, and $56 million in principal amount of 6.875% senior notes issued at a $4 million discount to their principal amount. As a result, the $4 million of the deferred premium resulting from the settlement of a fair value hedge associated with the 9.5% senior notes is now associated with the 5.95% and 6.875% senior notes and will be recognized as an adjustment to interest expense over the remaining lives of the 5.95% and 6.875% senior notes. During the three months ended June 30, 2005, we did not enter into any non-cash debt-for-debt exchange transactions with holders of our securities.

NEXTEL COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      During the three months ended June 30, 2004, we entered into several non-cash debt-for-debt exchange transactions with holders of our securities. As a result, we exchanged $326 million in principal amount of our 9.375% senior notes for a total of $350 million in principal amount of new senior notes. The new senior notes consisted of $213 million in principal amount of 6.875% senior notes issued at a $16 million discount to their principal amount, and $137 million in principal amount of 7.375% senior notes issued at an $11 million discount to their principal amount.
      In July 2005, we commenced an offer to exchange our 7.375%, 6.875% and 5.95% senior notes for an equal aggregate principal amount of new senior notes. Additional information regarding the offer can be found in note 7 below.
      Debt Retirements. During the six months ended June 30, 2004, we purchased and retired a total of $779 million in aggregate principal amount at maturity of our outstanding senior notes and convertible senior notes in exchange for $827 million in cash. As part of these transactions, we recognized a $51 million loss in other income (expense) in the accompanying condensed consolidated statements of operations, representing the excess of the purchase price over the carrying value of the purchased and retired notes and the write-off of unamortized debt financing costs, net of the recognition of a portion of the deferred premium associated with the termination of some of our interest rate swaps.
      During the three months ended June 30, 2004, we purchased and retired a total of $612 million in aggregate principal amount at maturity of our outstanding senior notes and convertible senior notes in exchange for $636 million in cash. As part of these transactions, we recognized a $34 million loss in other income (expense) in the accompanying condensed consolidated statements of operations, representing the excess of the purchase price over the carrying value of the purchased and retired notes and the write-off of unamortized debt financing costs, net of the recognition of a portion of the deferred premium associated with the termination of some of our interest rate swaps.
      Bank Credit Facility. In January 2005, we entered into a new $2,200 million secured term loan agreement, the proceeds of which were used to refinance the existing $2,178 million Term Loan E under our credit facility. The new loan provides for an initial interest rate equal to the London Interbank Offered Rate, or LIBOR, plus 75 basis points, reflecting a reduction of 150 basis points from the rate on the refinanced term loan. The interest rate on the new term loan automatically will adjust to the applicable rate of the existing $4,000 million revolving credit facility, currently LIBOR, plus 100 basis points, on December 31, 2005 or earlier if the merger agreement between us and Sprint Corporation is terminated. The new term loan matures on February 1, 2010, at which time we will be obligated to pay the principal of the new term loan in one installment, and is subject to the terms and conditions of our existing revolving credit facility, which remains unchanged, including provisions that allow the lenders to declare borrowings due immediately in the event of default. This transaction was accounted for as an extinguishment of debt in accordance with SFAS No. 140, “Accounting for the Transfers and Servicing of Financial Assets and Extinguishments of Liabilities.” Thus, we recognized a $37 million loss in other income (expense) in the accompanying condensed consolidated statements of operations, representing the write-off of unamortized debt financing costs associated with the old term loan.
      In February 2005, we amended our credit facility primarily to modify the facility’s definition of “change in control” to exclude our proposed merger with Sprint.
      In June 2005, we delivered a $2,500 million letter of credit as required under the terms of the Report and Order to provide assurance that funds will be available to pay the relocation costs of the incumbent users of the 800 MHz spectrum. The letter of credit was issued pursuant to our bank credit facility and results in a corresponding reduction in the amount available under our revolving credit facility. The Report and Order provides for periodic reductions in the amount of the letter of credit, which would result in a corresponding increase in the amount of available revolving loan commitments.

NEXTEL COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      Mandatorily Redeemable Preferred Stock. In March 2005, we commenced a consent solicitation with respect to our outstanding zero coupon convertible preferred stock, or zero coupon preferred stock, to effect certain proposed amendments to the terms of the zero coupon preferred stock and to the related certificate of designation, primarily to provide incentives to holders of the zero coupon preferred stock to convert their shares into shares of our class A common stock. We received consents from holders of all of the outstanding zero coupon preferred stock and, pursuant to the terms of the consent solicitation, made a cash consent payment of $15.00 per share, or a total of $4 million, to those holders during the three months ended March 31, 2005, which has been recorded as preferred stock dividends in the accompanying condensed consolidated statement of changes in stockholders’ equity.
      During the three months ended June 30, 2005, we completed an offer to exchange any and all outstanding shares of the zero coupon preferred stock for an equal number of shares of our newly issued series B zero coupon preferred stock, or series B preferred stock, the terms of which are substantially identical to the terms of the zero coupon preferred stock after giving effect to the proposed amendments, including the right to receive the special dividend of $30.00 per share payable upon conversion of the series B preferred stock into shares of our class A common stock and the acceleration of the date on which the series B preferred stock may be redeemed. The exchange offer was made to give all holders of series B preferred stock an opportunity to realize the benefits of the proposed amendments without having to wait for the amendments to be approved by the holders of our common stock. All of the shares of outstanding zero coupon preferred stock were properly tendered and accepted, and during the three months ended June 30, 2005, we issued shares of our series B preferred stock in the exchange at the liquidation preference value of $111 million.
      The series B preferred stock is convertible, at the option of the holder, at any time prior to the close of business on December 23, 2013 into shares of our class A common stock at an initial conversion rate of 19.4882 shares of class A common stock for every share of series B preferred stock. As of June 30, 2005, holders of the series B preferred stock have converted 229,550 of their shares into 4.5 million shares of our class A common stock at the liquidation preference value of $105 million. As a result of these transactions, we recorded the related special dividend of $7 million as preferred stock dividends in the accompanying condensed consolidated statement of changes in stockholders’ equity and the write-off of unamortized debt financing costs related to the zero coupon preferred stock. In July 2005, all of the remaining shares of the series B preferred stock were converted to our class A common stock.
      We may, from time to time, as we deem appropriate, enter into additional refinancing and similar transactions, including exchanges of our common stock or other securities for our debt and other long-term obligations, and redemption, repurchase or retirement transactions that in the aggregate may be material.

Note 4.	Income Taxes
      We maintain a valuation allowance against certain of our deferred tax asset amounts in instances where we determine that it is more likely than not that a tax benefit will not be realized. Historically, our valuation allowance has included amounts primarily for the benefit of net operating loss carryforwards, as well as for capital loss carryforwards, separate return net operating loss carryforwards and the tax benefit of stock option deductions relating to employee compensation. Prior to June 30, 2004, we had recorded a full valuation allowance against the tax benefits relating to our net operating loss carryforwards because, at that time, we did not have a sufficient history of taxable income to conclude that it was more likely than not that we would be able to realize the tax benefits of the net operating loss carryforwards. Accordingly, we recorded in our income statement only a small provision for income taxes, as our net operating loss carryforwards resulting from losses generated in prior years offset virtually all of the taxes that we would have otherwise incurred. Based on our cumulative operating results through June 30, 2004, and an

NEXTEL COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
assessment of our expected future operations at that time, we concluded that it was more likely than not that we would be able to realize the tax benefits of our federal net operating loss carryforwards. Therefore, we decreased the valuation allowance attributable to our net operating loss carryforwards during the quarter ended June 30, 2004 and began recording an income tax provision based on applicable federal and state statutory rates.
      Income tax provisions for interim periods are based on estimated effective annual tax rates. Income tax expense varies from federal statutory rates primarily because of state taxes. Additionally, we establish reserves when, despite our belief that our tax return positions are fully supportable, certain positions could be challenged and the positions may not be probable of being fully sustained.

	Six Months Ended		Three Months Ended
	June 30,		June 30,

	2005	2004	2005	2004

	(In millions)
Federal and state current and deferred income tax expense	$(564)	$(217)	$(297)	$(184)
Valuation allowance release	203	901	25	901

Income tax (provision) benefit	$(361)	$684	$(272)	$717

      For the six and three months ended June 30, 2005, our income tax provision was based on the combined federal and state estimated statutory rate of about 39%. The net benefit for these periods is derived primarily from the release of the portion of valuation allowance attributable to the tax impact of recognized capital gains on completed transactions, including the transaction described in the Report and Order during first quarter 2005, and capital gains that are more likely than not to be recognized on anticipated transactions. The benefit was partially offset by an increase in our tax reserves of $46 million during the first quarter 2005.
      During the six months ended June 30, 2004, we decreased the valuation allowance attributable to our net operating loss carryforwards by $901 million as a credit to tax expense. Additionally, we released the valuation allowance attributable to the tax benefit of stock option deductions and credited stockholders’ equity by $389 million. For the three months ended June 30, 2004, we recorded a $717 million tax benefit that includes the valuation allowance reversal discussed above, net of accrued amounts for current and prior years’ federal and state income taxes.
      As of June 30, 2005, our valuation allowance of $409 million was comprised primarily of the tax effect of capital losses incurred in prior years for which an allowance is still required.

Note 5.	Related Party Transactions
      We have a number of strategic and commercial relationships with third parties that have had a significant impact on our business, operations and financial results and have the potential to have such an impact in the future. Of these, we believe that our relationships with Motorola, Inc., Nextel Partners, Inc., and NII Holdings, Inc., all of which are deemed to be related parties of ours for purposes of financial reporting under generally accepted accounting principles, are the most significant.
      In December 2004, in contemplation of our merger agreement with Sprint, and to help facilitate a tax-free spin off of Sprint’s local wireline business following the merger, we entered into an agreement with Motorola under which Motorola agreed, subject to the terms and conditions of the agreement, not to enter into a transaction that constitutes a disposition of its class B common stock of Nextel or shares of nonvoting common stock to be issued to Motorola in connection with the merger of Sprint and Nextel. In

NEXTEL COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
consideration of Motorola’s compliance with the terms of this agreement, upon the occurrence of certain events, we agreed to pay Motorola a consent fee of $50 million, which Motorola must return to us upon the occurrence of certain events, including, specifically, if the merger with Sprint is not completed. In July 2005, we paid the consent fee to Motorola.
      During the second quarter 2005, Motorola sold about 12 million shares of its class A common stock of Nextel. As a result, as of June 30, 2005, Motorola owned less than 5% of our outstanding class A common stock, assuming the conversion of its class B common stock of Nextel.
      As of June 30, 2005, we owned about 31% of the outstanding common stock of Nextel Partners. Nextel Partners recently filed preliminary proxy materials with the SEC regarding a potential exercise of certain “put rights” that may arise upon completion of the currently pending Sprint/ Nextel merger, the closing of which will entitle Nextel Partners stockholders to trigger a process that would lead to the purchase of all outstanding Nextel Partners common shares that we do not own. The put process can be initiated at the request of the holders of at least 20% of the Nextel Partners shares. Nextel Partners’ certificate of incorporation specifies steps for this process and for determining “fair market value,” which would be the price at which we could be required to purchase the Nextel Partners shares. These put rights do not arise if the merger with Sprint is not completed.
      As of June 30, 2005, we owned about 16% of the outstanding common stock of NII Holdings.
      We paid a total of $1,635 million during the six months ended June 30, 2005 and $1,563 million during the six months ended June 30, 2004 to these related parties, net of discounts and rebates, for infrastructure, handsets and related costs, net roaming charges and other costs. We received a total of $34 million during the six months ended June 30, 2005 and $33 million during the six months ended June 30, 2004 from these related parties for providing telecommunication switch, engineering and technology, marketing and administrative services. As of June 30, 2005, we had $243 million due from these related parties and $657 million due to these related parties. We also had a $170 million prepayment recorded in prepaid expenses and other assets on our condensed consolidated balance sheet related to handset and network infrastructure to be provided by Motorola in the future. As of December 31, 2004, we had $132 million due from these related parties and $294 million due to these related parties.

Note 6.	Commitments and Contingencies
      In April 2001, a purported class action lawsuit was filed in the Circuit Court in Baltimore, Maryland by the Law Offices of Peter Angelos, and subsequently in other state courts in Pennsylvania, New York and Georgia by Mr. Angelos and other firms, alleging that wireless telephones pose a health risk to users of those telephones and that the defendants failed to disclose these risks. We, along with numerous other companies, were named as defendants in these cases. The cases, together with a similar case filed earlier in Louisiana state court, were ultimately transferred to federal court in Baltimore, Maryland. In March 2003, the court granted the defendants’ motions to dismiss. In April 2004, the United States Court of Appeals for the Fourth Circuit reversed that dismissal and reinstated the cases, and a motion for rehearing was denied.
      A number of lawsuits have been filed against us in several state and federal courts around the United States, challenging the manner by which we recover the costs to us of federally mandated universal service, Telecommunications Relay Service payment requirements imposed by the FCC, and the costs (including costs to implement changes to our network) to comply with federal regulatory requirements to provide enhanced 911, or E911, telephone number pooling and telephone number portability. In general, these plaintiffs claim that our rate structure that breaks out and assesses federal program cost recovery fees on monthly customer bills is misleading and unlawful. The plaintiffs generally seek injunctive relief

NEXTEL COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
and damages on behalf of a class of customers, including a refund of amounts collected under these regulatory line item assessments. We have reached a preliminary settlement with the plaintiff, who represents a nationwide class of affected customers, in one of the lawsuits that challenged the manner by which we recover the costs to comply with federal regulatory requirements to provide E911, telephone number pooling and telephone number portability. The settlement has been approved by the court and affirmed by the United States Court of Appeals for the Seventh Circuit, but a petition for certiorari was filed with the U.S. Supreme Court. If not appealed successfully, the settlement would render moot a majority of these lawsuits, and would not have a material effect on our business or results of operations.
      We are subject to other claims and legal actions that arise in the ordinary course of business. We do not believe that any of these other pending claims or legal actions will have a material effect on our business or results of operations.
      On December 15, 2004, we entered into a definitive agreement for a merger of equals with Sprint. The merger agreement contains certain termination rights for both Sprint and us and further provides for the payment of a termination fee of $1,000 million upon termination of the merger agreement under specified circumstances involving an alternative transaction.
      See note 2 for information regarding our obligations under the FCC’s Report and Order.

Note 7.	Subsequent Events
      Exchange Offer and Consent Solicitations. In July 2005, we commenced an offer to exchange any and all of our outstanding 7.375%, 6.875% and 5.95% senior notes, which we refer to as the original series of senior notes, for an equal aggregate principal amount of newly issued series of 7.375%, 6.875% and 5.95% senior notes, which we refer to as the exchange series of senior notes. We are also soliciting consents from the holders of all of the original series of senior notes to effect certain proposed amendments to the terms of the original series of senior notes and the related indenture.
      The exchange series of senior notes to be issued in the exchange offer will be substantially identical to the corresponding original series of senior notes with the exception that, among other items, the exchange series of senior notes will have the benefit of a new covenant under which we will undertake to seek from Sprint, following consummation of the proposed merger between us and a subsidiary of Sprint, a guarantee of our payment obligations with respect to the exchange series of senior notes. The proposed amendments to the indenture being sought in the consent solicitation provide, among other items, that certain of the restrictive covenants relating to the original series of senior notes will terminate upon the earlier of (i) the consummation of the proposed merger between us and Sprint or (ii) the original series of senior notes achieving a rating of investment grade. Under the terms of the consent solicitation, to effect the amendments, we must receive consents from holders of not less than a majority in aggregate principal amount at stated maturity of all outstanding original series of senior notes, with the holders of all such series of notes voting together as a single class on or prior to the expiration date of August 5, 2005.

ANNEX A — PROPOSED AMENDMENTS

I.	The following provisions of each of the indentures which are identical would be amended as follows (capitalized terms used but not defined herein have the meanings given to them in each indenture, as amended by the proposed amendments; amended provisions shown in strikethrough and underlined text):

A.	Section 1.01 (Definition of “Asset Sale”)
      “Asset Sale” means:

(1) the sale, lease, conveyance or other disposition of any assets or rights; provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole will be governed by the provisions of Section 4.15 and/or Section 5.01 hereof and not by the provisions of Section 4.10 hereof; and

(2) the issuance of Equity Interests in any of the Company’s Restricted Subsidiaries or the sale of Equity Interests in any of its Subsidiaries.
      Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:

(1) any single transaction or series of related transactions that involves assets having a Fair Market Value of less than $2.0 million;

(2) a transfer of assets between or among the Company and its Restricted Subsidiaries;

(3) an issuance of Equity Interests by a Restricted Subsidiary of the Company to the Company or to a Restricted Subsidiary of the Company;

(4) the sale or lease of products, services or accounts receivable in the ordinary course of business and any sale or other disposition of damaged, worn-out or obsolete assets in the ordinary course of business;

(5) the sale or other disposition of cash or Cash Equivalents; ~~and~~

(6) a Restricted Payment that does not violate the covenant described under Section 4.07 hereof or a Permitted Investment~~.~~; and

(7) any transfer or sale of assets to the Parent or any direct or indirect Subsidiary of the Parent.

B.	Section 4.03 (Reports)
      (a) Whether or not required by the rules and regulations of the SEC, so long as any Notes are outstanding, the Company will furnish to the holders of the Notes or cause the Trustee to furnish to the holders of the Notes, within the time periods specified in the SEC’s rules and regulations:

(1) all quarterly and annual reports that would be required to be filed with the SEC on Forms 10-Q and 10-K if the Company were required to file such reports; and

(2) all current reports that would be required to be filed with the SEC on Form 8-K if the Company were required to file such reports.
      All such reports will be prepared in all material respects in accordance with all of the rules and regulations applicable to such reports. Each annual report on Form 10-K will include a report on the Company’s consolidated financial statements by the Company’s certified independent accountants. In addition, following the consummation of the Exchange Offer contemplated by the Registration Rights Agreement, the Company will file a copy of each of the reports referred to in clauses (1) and (2) above with the SEC for public availability within the time periods specified in the rules and regulations applicable to such reports (unless the SEC will not accept such a filing) and will post the reports on its website within those time periods.
      If, at any time after consummation of the Exchange Offer contemplated by the Registration Rights Agreement, the Company is no longer subject to the periodic reporting requirements of the Exchange Act for any reason, the Company will nevertheless continue filing the reports specified in the preceding paragraphs of this covenant with the SEC within the time periods specified above unless the SEC will not accept such a filing. The Company will not take any action for the purpose of causing the SEC not to accept any such filings. If, notwithstanding the foregoing, the SEC will not accept the Company’s filings for any reason, the Company will post the reports referred to in the preceding paragraphs on its website within the time periods that would apply if the Company were required to file those reports with the SEC.
      Delivery of reports and information to the Trustee under this Section 4.03 is for informational purposes only and the Trustee’s receipt of the foregoing shall not constitute actual or constructive notice of any of the information therein or determinable from the information contained therein. The Trustee shall have no obligation to review or analyze such information.
      (b) If the Company has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraphs will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in Management’s Discussion and Analysis of Financial Condition and Results of Operations, of the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company.
      (c) In addition, the Company and the Guarantors agree that, for so long as any Notes remain outstanding, they will furnish to the holders of the Notes and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.
      (d) Notwithstanding the foregoing, if the Parent executes and delivers a Parent Guarantee, the reports and other information required by this Section 4.03 may instead be those filed with the SEC by the Parent and furnished with respect to the Parent without including the condensed consolidating footnote contemplated by Rule 3-10 of Regulation S-X promulgated under the Securities Act.

C.	Section 4.11 (Transactions with Affiliates)
      (a) The Company will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Company (each, an “Affiliate Transaction”), unless:

(1) the Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person; and

(2) the Company delivers to the Trustee~~:~~,

~~(a)~~ with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of~~$1.0 million~~ $10,000,000, a ~~resolution of~~ determination by the Board of Directors of the Company set forth in an Officers’ Certificate certifying that such Affiliate Transaction complies with clause (1) above ~~this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors of the Company; and~~

~~(b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million, an opinion from an independent nationally recognized accounting or investment banking firm, or a firm experienced in the appraisal or similar review of similartypes of transactions, that the financial terms of such transaction are fair to the Company or such Restricted Subsidiary from a financial point of view.~~
      (b) The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1) any employment agreement, employee benefit plan, officer or director indemnification agreement or any similar arrangement entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business and payments pursuant thereto;

(2) transactions between or among the Company and/or its Restricted Subsidiaries;

(3) transactions with a Person (other than an Unrestricted Subsidiary of the Company) that is an Affiliate of the Company solely because the Company owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person;

(4) payment of reasonable directors’ fees;

(5) any issuance of Equity Interests (other than Disqualified Stock) of the Company to Affiliates of the Company;

(6) Restricted Payments and Permitted Investments that do not violate the provisions of Section 4.07 hereof;

(7) loans or advances to employees in the ordinary course of business not to exceed $1.0 million in the aggregate at any one time outstanding; and

(8) consummation of the Reorganization, including the Merger.

II.	The following definitions would be added to Section 1.01 of each indenture in their proper alphabetical location (capitalized terms used but not defined herein have the meanings given to them in each indenture):
      “Parent” means any person (as such term is used in Sections 13(d) and 14(d) of the Exchange Act and the regulations thereunder) who is or becomes the Beneficial Owner, directly or indirectly, of more than 50% of the total voting stock or total common equity of the Company.
      “Parent Guarantee” means an unconditional Guarantee by a Parent, on a senior unsecured basis, of all monetary obligations of the Company under the Indenture and any outstanding Notes.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.
      The table below sets forth the various expenses and costs to be incurred by Sprint Nextel Corporation (“Sprint Nextel”) in connection with the sale and distribution of the securities offered hereby. All the amounts shown are estimated except the Securities and Exchange commission registration fee.

Securities and Exchange commission registration fee	$31,030
Trustee’s fees	5,000
Printing and engraving expenses	50,000
Accounting fees and expenses	95,000
Legal fees and expenses	150,000
Miscellaneous expenses	7,970
Total expenses	$339,000

Item 15.	Indemnification of Directors and Officers.
      The following summary is qualified in its entirety by reference to the complete text of the statutes referred to below and the amended and restated articles of incorporation and amended and restated bylaws of Sprint Nextel Corporation (“Sprint Nextel”).
      Under Section 17-6305 of the Kansas General Corporation Code, or KGCC, a corporation may indemnify a director, officer, employee, or agent of the corporation (or other entity if such person is serving in such capacity at the corporation’s request) against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by him if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. In the case of an action brought by or in the right of a corporation, the corporation may indemnify a director, officer, employee, or agent of the corporation (or other entity if such person is serving in such capacity at the corporation’s request) against expenses (including attorneys’ fees) actually and reasonably incurred by him if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable to the corporation unless a court determines that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnification for such expenses as the court shall deem proper. Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil or criminal action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation.
      Consistent with Section 17-6305 of the KGCC, Article IV, Section 10 of the bylaws of Sprint Nextel provides that the corporation will indemnify its directors and officers against expenses, judgments, fines and amounts paid in settlement in connection with any action, suit, or proceeding if the director or officer acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation. With respect to a criminal action or proceeding, the director or officer must also have had no reasonable cause to believe his conduct was unlawful.
      In accordance with Section 17-6002(b)(8) of the KGCC, Sprint Nextel’s articles of incorporation provide that directors shall not be personally liable for monetary damages for breaches of their fiduciary duty as directors except for (i) breaches of their duty of loyalty to Sprint Nextel or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or knowing violations of law, (iii) certain transactions under Section 17-6424 of the KGCC (unlawful payment of dividends) or (iv) transactions from which a director derives an improper personal benefit.
      Under Article IV, Section 10 of the bylaws of Sprint Nextel, Sprint Nextel may purchase and maintain insurance on behalf of any person who is or was a director, officer or employee of the corporation, or who is or was serving at the request of the corporation as a director, officer or employee of any other enterprise, against any liability arising out of his status as such, whether or not the corporation would have the power to indemnify such persons against liability. Sprint Nextel carries standard directors and officers liability coverage for its directors and officers and the directors and officers of its subsidiaries. Subject to certain limitations and exclusions, the policies reimburse the corporation for liabilities indemnified under the bylaws.
      Sprint Nextel has entered into indemnification agreements with its directors and officers. These agreements provide for the indemnification, to the full extent permitted by law, of expenses, judgments, fines, penalties and amounts paid in settlement incurred by the director or officer in connection with any threatened, pending or completed action, suit or proceeding on account of service as a director, officer, employee or agent of Sprint Nextel.

Item 16.	Exhibits.
      All references to documents filed pursuant to the Securities Exchange Act of 1934, including Forms 10-K, 10-Q and 8-K, were filed by IWO Holdings, Inc., file no. 333-39746, Sprint Corporation or Sprint Nextel Corporation, file no. 1-04721, or Nextel Communications, Inc., file no. 0-19656, unless otherwise indicated.

Exhibit
Number

4	.1.1	Indenture, dated as of January 6, 2005, between IWO Escrow Company and U.S. Bank National Association, as trustee for the Senior Secured Floating Rate Notes due 2012 (filed as Exhibit 4.1 to the current report on Form 8-K filed by IWO Holdings, Inc. on February 14, 2005 (the “IWO Holdings February 14, 2005 8-K”) and incorporated herein by reference).
4	.1.2	Supplemental Indenture, dated as of February 10, 2005, among Independent Wireless One Corporation, Independent Wireless One Leased Realty Corporation, IWO Holdings, Inc. and U.S. Bank National Association, as trustee for the Senior Secured Floating Rate Notes due 2012 (filed as Exhibit 4.2 to the IWO Holdings February 14, 2005 8-K and incorporated herein by reference).
*4	.1.3	Form of Second Supplemental Indenture for Senior Secured Floating Rate Notes due 2012.
*4	.1.4	Form of Sprint Nextel Corporation Guarantee of Senior Secured Floating Rate Notes due 2012.
4	.2.1	Indenture, dated as of January 6, 2005, between IWO Escrow Company and U.S. Bank National Association, as trustee for the 10.75% Senior Discount Notes due 2015 (filed as Exhibit 4.3 to the IWO Holdings February 14, 2005 8-K and incorporated herein by reference).
4	.2.2	Supplemental Indenture, dated as of February 10, 2005, among Independent Wireless One Corporation, Independent Wireless One Leased Realty Corporation, IWO Holdings, Inc. and U.S. Bank National Association, as trustee for the 10.75% Senior Discount Notes due 2015 (filed as Exhibit 4.4 to the IWO Holdings February 14, 2005 8-K and incorporated herein by reference).
*4	.2.3	Form of Second Supplemental Indenture for 10.75% Senior Discount Notes due 2015.
*4	.2.4	Form of Sprint Nextel Corporation Guarantee of 10.75% Senior Discount Notes due 2015.
4.3		Assumption Agreement, dated as of February 10, 2005, among IWO Holdings, Inc., Independent Wireless One Corporation and Independent Wireless One Leased Realty Corporation (filed as Exhibit 4.6 to the IWO Holdings February 14, 2005 8-K and incorporated herein by reference).

Exhibit
Number

4.4		Pledge and Security Agreement, dated as of January 6, 2005 among IWO Escrow Company, the other Grantors party thereto and The Bank of New York, as collateral trustee, and Joinder Agreement in connection with Pledge and Security Agreement, dated February 10, 2005, among IWO Holdings, Inc., Independent Wireless One Corporation and Independent Wireless One Leased Realty Corporation (filed as Exhibit 4.7 to the IWO Holdings February 14, 2005 8-K and incorporated herein by reference).
4.5		Collateral Trust Agreement, dated as of January 6, 2005, among IWO Escrow Company, the other Grantors party thereto, U.S. Bank National Association, as trustee for the Senior Secured Floating Rate Notes due 2012, and The Bank of New York, as collateral trustee, and Collateral Trust Joinder, dated as of February 10, 2005, among IWO Holdings, Inc., Independent Wireless One Corporation and Independent Wireless One Leased Realty Corporation (filed as Exhibit 4.8 to the IWO Holdings February 14, 2005 8-K and incorporated herein by reference).
4	.6.1	Indenture, dated January 26, 2000, between Nextel Communications, Inc. and BNY Midwest Trust Company, as Trustee, relating to Nextel Communications, Inc.’s 5.25% Convertible Senior Redeemable Notes due 2010 (filed as Exhibit 4.1 to Nextel Communications, Inc.’s current report on Form 8-K filed on January 26, 2000 and incorporated herein by reference).
4	.6.2	First Supplemental Indenture, dated August 12, 2005, between Nextel Communications, Inc. (f/k/a S-N Merger Corp.) and BNY Midwest Trust Company (filed as Exhibit 4.2 to Nextel Communications, Inc.’s current report on Form 8-K filed on August 18, 2005 (the “Nextel August 18, 2005 8-K”) and incorporated herein by reference).
4	.7.1	Indenture, dated January 26, 2001, between Nextel Communications, Inc. and BNY Midwest Trust Company, as Trustee, relating to Nextel Communications, Inc.’s 9.5% Senior Serial Redeemable Notes due 2011 (filed as Exhibit 4.1 to Nextel Communications, Inc.’s current report on Form 8-K filed on January 29, 2001 and incorporated herein by reference).
4	.7.2	First Supplemental Indenture, dated August 12, 2005, between Nextel Communications, Inc. (f/k/a S-N Merger Corp.) and BNY Midwest Trust Company (filed as Exhibit 4.1 to the Nextel August 18, 2005 8-K and incorporated herein by reference).
4	.8.1	Indenture, dated as of July 31, 2003, between Nextel Communications, Inc. and BNY Midwest Trust Company, as Trustee (filed August 8, 2003 as Exhibit 4.1 to Nextel Communications, Inc.’s quarterly report on Form 10-Q for the quarter ended June 30, 2003 and incorporated herein by reference).
4	.8.2	First Supplemental Indenture, dated August 8, 2005, between Nextel Communications, Inc. (f/k/a S-N Merger Corp.) and BNY Midwest Trust Company (filed as Exhibit 4.1 to Nextel Communications, Inc.’s current report on Form 8-K filed on August 9, 2005 (the “Nextel August 9, 2005 8-K”) and incorporated herein by reference).
4	.8.3	Second Supplemental Indenture, dated August 8, 2005, between Nextel Communications, Inc. and BNY Midwest Trust Company (filed as Exhibit 4.2 to the Nextel August 9, 2005 8-K and incorporated herein by reference).
4	.8.4	Third Supplemental Indenture, dated August 12, 2005, between Nextel Communications, Inc. (f/k/a S-N Merger Corp.), Sprint Nextel Corporation and BNY Midwest Trust Company (filed as Exhibit 4.3 to the Nextel August 18, 2005 8-K and incorporated herein by reference).
4	.8.5	Fourth Supplemental Indenture, dated August 12, 2005, between Nextel Communications, Inc. (f/k/a S-N Merger Corp.) , Sprint Nextel Corporation and BNY Midwest Trust Company (filed as Exhibit 4.3.5 to the Sprint Nextel August 18, 2005 8-K and incorporated herein by reference).
4.9		Form of Nextel Communications, Inc.’s Series A 7.375% senior serial redeemable note due 2015 (filed as Exhibit 4.3 to the Nextel August 9, 2005 8-K and incorporated herein by reference).
4.10		Form of Nextel Communications, Inc.’s Series B 6.875% senior serial redeemable note due 2013 (filed as Exhibit 4.4 to the Nextel August 9, 2005 8-K and incorporated herein by reference).

Exhibit
Number

4.11		Form of Nextel Communications, Inc.’s Series C 5.95% senior serial redeemable note due 2014 (filed as Exhibit 4.5 to the Nextel August 9, 2005 8-K and incorporated herein by reference).
4.12		Form of Nextel Communications, Inc.’s Series D 7.375% senior serial redeemable Note due 2015 (filed as Exhibit 4.6 to the Nextel August 9, 2005 8-K and incorporated herein by reference).
4.13		Form of Nextel Communications, Inc.’s Series E 6.875% senior serial redeemable Note due 2013 (filed as Exhibit 4.7 to the Nextel August 9, 2005 8-K and incorporated herein by reference).
4.14		Form of Nextel Communications, Inc.’s Series F 5.95% senior serial redeemable Note due 2014, Series F (filed as Exhibit 4.8 to the Nextel August 9, 2005 8-K and incorporated herein by reference).
4	.15.1	Indenture, dated as of October 1, 1998, among Sprint Capital Corporation, Sprint Corporation and Bank One, N.A., as Trustee (filed as Exhibit 4(b) to Sprint Corporation’s quarterly report on Form 10-Q for the quarter ended September 30, 1998, and incorporated herein by reference).
4	.15.2	First Supplemental Indenture, dated as of January 15, 1999, among Sprint Capital Corporation, Sprint Corporation and Bank One, N.A., as Trustee (filed as Exhibit 4(b) to Sprint Corporation’s current report on Form 8-K dated February 2, 1999 and incorporated herein by reference).
4	.15.3	Second Supplemental Indenture dated as of October 15, 2001, among Sprint Capital Corporation, Sprint Corporation and Bank One, N.A. as Trustee (filed as Exhibit 99 to Sprint Corporation’s current report on Form 8-K/ A dated October 17, 2001 and incorporated herein by reference).
4	.16.1	Indenture, dated as October 1, 1998, between Sprint Corporation and Bank One, N.A., as Trustee (filed as Exhibit 4(a) to Sprint Corporation’s quarterly report on Form 10-Q for the quarter ended September 30, 1998, and incorporated herein by reference).
4	.16.2	First Supplemental Indenture, dated as of January 15, 1999, between Sprint Corporation and Bank One, N.A., as Trustee (filed as Exhibit 4(a) to Sprint Corporation’s current report on Form 8-K dated February 2, 1999 and incorporated herein by reference).
*5	.1	Opinion of Jones Day regarding validity.
*5	.2	Opinion of Michael T. Hyde, Esq. regarding validity.
*8		Opinion of Jones Day regarding United States federal income tax considerations.
*12		Statement regarding computation of earnings to combined fixed charges and preferred stock dividends.
*15		Letter re Unaudited Interim Financial Information.
*23	.1	Consent of KPMG LLP.
*23	.2	Consent of Ernst & Young LLP.
*23	.3	Consent of Deloitte & Touche LLP.
23.4		Consent of Jones Day (included in Exhibit 5.1).
23.5		Consent of Michael T. Hyde, Esq. (included in Exhibit 5.2).
*24		Powers of Attorney.
*99		Letter of Consent.

*	Filed herewith

Item 17.	Undertakings.
      (a) The undersigned registrant hereby undertakes:
      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
      Provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) (§ 230.424(b) of this chapter) that is part of the registration statement.
      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
      (4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
      (5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:
      The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
      (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
      (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Reston, State of Virginia, on the 14th day of February 2006.

SPRINT NEXTEL CORPORATION

By:	/s/ Gary D. Begeman

Gary D. Begeman
Vice President
      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Gary D. Forsee	President and Chief Executive Officer and Director (Principal Executive Officer)

* Paul N. Saleh	Chief Financial Officer (Principal Financial Officer)

* William G. Arendt	Senior Vice President and Controller (Principal Accounting Officer)

* Timothy M. Donahue	Chairman of the Board

* Keith J. Bane	Director

* Gordon M. Bethune	Director

* William E. Conway	Director

* Frank M. Drendel	Director

* James J. Hance, Jr.	Director

Signature		Title	Date

* V. Janet Hill		Director

* Irvine O. Hockaday, Jr.		Director

* Linda Koch Lorimer		Director

* William E. Kennard		Director

* Stephanie M. Shern		Director

* William H. Swanson		Director

*By:	/s/ Gary D. Begeman Gary D. Begeman as Attorney-in-Fact		February 14, 2006

EXHIBITS

Exhibit
Number	Description of Exhibits

*4.1.3	Form of Second Supplemental Indenture for Senior Secured Floating Rate Notes due 2012.
*4.1.4	Form of Sprint Nextel Corporation Guarantee of Senior Secured Floating Rate Notes due 2012.
*4.2.3	Form of Second Supplemental Indenture for 10.75% Senior Discount Notes due 2015.
*4.2.4	Form of Sprint Nextel Corporation Guarantee of 10.75% Senior Discount Notes due 2015.
*5.1	Opinion of Jones Day regarding validity.
*5.2	Opinion of Michael T. Hyde, Esq. regarding validity.
*8	Opinion of Jones Day regarding United States federal income tax considerations.
*12	Statement regarding computation of earnings to combined fixed charges and preferred stock dividends.
*15	Letter re Unaudited Interim Financial Information.
*23.1	Consent of KPMG LLP.
*23.2	Consent of Ernst & Young LLP.
*23.3	Consent of Deloitte & Touche LLP.
23.4	Consent of Jones Day (included in Exhibit 5.1).
23.5	Consent of Michael T. Hyde, Esq. (included in Exhibit 5.2).
*24	Powers of Attorney.
*99	Letter of Consent.

*	Filed herewith